As filed with the Securities and Exchange Commission on March 12, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TANGOE, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	06-1571143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

35 Executive Boulevard
Orange, Connecticut 06477
(203) 859-9300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Albert R. Subbloie, Jr.
President and Chief Executive Officer
35 Executive Boulevard
Orange, Connecticut 06477
(203) 859-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Burgess, Esq. David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Mark L. Johnson, Esq. Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116 (617) 937-2300

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement is declared effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share	9,200,000	$17.785	$163,622,000	$18,751.08

(1)
Includes 1,200,000 shares of common stock that may be purchased by the underwriters pursuant to the underwriters' option.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, and is based on the average high and low prices of the registrant's common stock on March 6, 2012.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 12, 2012

Filed Pursuant to Rule 424(b)(1)
Registration No. 333-166123

Tangoe, Inc.

8,000,000 Shares

Common Stock

We are offering 2,200,000 shares of our common stock. Selling stockholders are offering an additional 5,800,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. Our common stock is listed on The NASDAQ Global Market under the symbol "TNGO."

On March 8, 2012, the last reported sale price of our common stock as reported on The NASDAQ Global Market was $18.74 per share.

Investing in our common stock involves risk. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Tangoe, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The selling stockholders have granted the underwriters an option to purchase up to 1,200,000 additional shares of common stock.

Deutsche Bank Securities	Barclays Capital	Stifel Nicolaus Weisel
Lazard Capital Markets		Raymond James

The date of this prospectus is                           , 2012.

Tangoe Communications Lifecycle Management

Technology-enabled solutions that empower global enterprises to manage their fixed and mobile communications.

Tangoe's **Usage Management Solutions** provide visibility and control over the operation of communications assets through usage tracking and policy enforcement.

Tangoe's **Asset Management Solutions** provide full asset procurement, provisioning, tracking, maintenance and disposal capabilities for communications assets.

USAGE MANAGEMENT
ASSET MANAGEMENT
CUSTOMER
EXPENSE MANAGEMENT

Tangoe's **Expense Management Solutions** provide automated processing and services to manage every aspect of the fixed and mobile communications billing function — from receipt to payment.

Tangoe, Inc. 35 Executive Boulevard, Orange, CT 06477 **T** 203.859.9300 www.tangoe.com

Copyright 2012

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and the risk factors beginning on page 10, before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, we use the terms "Tangoe," "our company," we," "us" and "our" in this prospectus to refer to Tangoe, Inc. and its subsidiaries.

 Our Business

        Tangoe is a leading global provider of communications lifecycle management, or CLM, software and services to a wide range of enterprises, including large and medium-sized businesses and other organizations. CLM encompasses the entire lifecycle of an enterprise's communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, mobile device management, invoice processing, expense allocation and accounting, and asset decommissioning and disposal. Our on-demand Communications Management Platform is a suite of software designed to manage and optimize the complex processes and expenses associated with this lifecycle for both fixed and mobile communications assets and services. Our customers can engage us through our client services group to manage their communications assets and services using our Communications Management Platform.

        Our solution can provide a significant return on investment by enabling an enterprise to identify and resolve billing errors, to optimize communications service plans for its usage patterns and needs, to manage used and unused communications assets and services and to proactively monitor and prevent mobile bill overages. Our solution allows enterprises to improve the productivity of their employees by automating the provisioning of communications assets and services, and to reduce costs by controlling and allocating communications expenses. It also allows enterprises to enforce regulatory requirements and internal policies governing the use of communications assets and services.

        In the year ended December 31, 2011, our total revenue increased 53% to $104.9 million over the prior year and revenue from our recurring technology and services increased 62% to $93.7 million over the same period. We sell our on-demand software and related services primarily on a subscription basis under contracts that typically have terms ranging from 24 to 60 months. We also provide strategic consulting services. As of December 31, 2011, we had more than 750 end customers.

Industry Background and Trends

        An enterprise's communications infrastructure can be critical to nearly every aspect of its operations. In the past, communications infrastructures were largely fixed, consisting of telephones, lines, circuits, switches and fixed networks. These infrastructures have expanded to encompass a growing number of diverse technologies and assets, including Voice over IP, virtual networking, converged voice and data communications, mobile computing, video conferencing, text messaging and mobile devices. These advances in communications technologies and the proliferation of mobile devices have greatly increased the financial and personnel resources required for an enterprise to operate and manage its communications environment. We estimate that enterprises globally spend approximately $425 billion annually on their fixed and mobile communications services.

        The communications industry has also undergone significant competitive and regulatory changes that have resulted in the expansion of the number of service providers and offerings.

Enterprises need to manage an increasing number of service options and a growing volume and complexity of communications contracts and billing arrangements. Inefficient management of these expenses, including overpayments as a result of billing errors, often results in enterprises incurring significant avoidable expenses.

        Enterprises are increasingly seeking solutions to manage their expanding communications assets, services, expenses and usage, and the CLM market provides solutions to help meet this demand. CLM solutions also seek to enable enterprises to utilize the data gained from each step of the communications lifecycle to more efficiently manage and optimize their communications assets and services. A number of trends have increased the demand for CLM solutions:

  •
  Growing complexity of communications service plans.    Service plans and pricing have grown in complexity as carrier offerings have expanded to include wireless, data, virtual networking and Voice over IP.

  •
  Large volume and complexity of communications bills.    Carriers maintain a large number of disparate billing systems that result in thousands of invoice formats in many different currencies and languages, making it difficult for global enterprises to normalize, aggregate and analyze their overall communications expenses.

  •
  Pervasive adoption of mobile devices.    Increasing use of advanced mobile devices and operating systems to conduct business and the increasing prevalence of corporate applications on employees' personal mobile devices is imposing significant financial, support and administrative burdens on enterprises.

  •
  Increasing corporate risk and regulation.    The communication, dissemination and storage of data across thousands of mobile devices increase enterprises' need to implement policies in order to comply with applicable laws and to monitor devices remotely in order to avoid inappropriate usage and disclosures.

  •
  Globalization of business.    As enterprises become more global, they must manage their communications assets and services in a centralized fashion across carriers, countries of origin and languages while providing high levels of service at the local level.

        A number of these trends manifest themselves in a phenomenon commonly referred to as "bill shock," where individuals and organizations are surprised by large mobile service bills that reflect unexpected usage and plan overages.

        A variety of homegrown and third-party software products and services have been developed to manage communications assets and services, but have proven inadequate to address the growing complexity of communications technologies, devices, service offerings and billing arrangements. Enterprises increasingly are seeking a comprehensive CLM solution that can manage both fixed and mobile communications assets and services, provide global capabilities and integrate with third-party enterprise systems.

Our Solution

        We are a leading global provider of CLM software and services. Our on-demand software and related services enable enterprises to manage and optimize the complex processes and expenses associated with the complete lifecycle of an enterprise's fixed and mobile communications assets and services. Key benefits of our solution include:

  •
  Comprehensive capabilities.    Our solution manages the complete lifecycle of an enterprise's fixed and mobile communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, mobile device management, invoice processing, expense allocation and accounting, and asset decommissioning and disposal.

  •
  Reduced expenses.    Our solution is designed to provide a significant return on investment by enabling an enterprise to identify and resolve billing errors, to manage used and unused communications assets and services, to proactively monitor and prevent wireless bill overages and to optimize service plans and asset use.

  •
  Increased productivity.    Our solution enables continuous enterprise connectivity through the rapid provisioning of communications assets and services to new and existing end users. Our solution helps ensure that these assets and services operate at optimal levels, increasing workforce productivity. Our support of customer help desks can alleviate the internal information technology constraints of our customers and can provide more efficient support to end users.

  •
  Optimized service agreements.    Our extensive experience, knowledge of current trends and familiarity with regulatory requirements enable us to assist enterprises in optimizing their service arrangements and configuring the appropriate service capabilities, rate structures and business terms to meet their overall corporate objectives and needs.

  •
  Improved control and visibility.    Our on-demand software allows our customers to access, query and analyze their normalized billing and usage data. Improved control of the billing process helps enterprises ensure they pay their bills on time, avoiding late payments and associated service interruptions.

  •
  Stronger risk and policy management.    Our solution allows our customers to manage the financial, legal and reputational risks associated with unauthorized or unintended use of their communications assets and services. It provides our customers with enhanced device security capabilities, allowing additional control of sensitive data amidst the evolving dynamics of the modern communications environment.

  •
  Ease of adoption and use.    Our on-demand model allows for rapid implementation and adoption of our software. Our software directly interfaces with carrier systems to enable enterprises to quickly transfer billing and order information to and from their service providers without the burden of costly and time-consuming customizations.

Our Strategy

        Our strategy is to maintain and enhance our position as a leading global provider of CLM solutions. In order to build upon our market and technology leadership, we intend to:

  •
  Extend solution leadership by continuing to enhance our services offerings, develop additional capabilities of our software, localize our applications for new geographies and integrate acquired technology;

  •
  Broaden existing customer relationships by leveraging our historical customer satisfaction to increase the communications assets, expenses and services managed by our solution and to cross-sell additional functionality;

  •
  Acquire new customers by marketing our solution to enterprises that either do not currently have a CLM solution or have an inadequate communications asset and service management solution;

  •
  Expand international presence by hiring additional international sales and operations personnel and targeting new customers in foreign markets and global operations of existing customers;

  •
  Leverage strategic alliances to complement our direct selling efforts and extend our market reach; and

  •
  Pursue strategic acquisitions to expand the functionality of our solution, provide access to new markets or customers, and otherwise complement our existing operations.

 Recent Developments

Recent Acquisitions

        As part of our strategy to build upon our market and technology leadership through select acquisitions, we recently completed two acquisitions:

        On January 10, 2012 we acquired all of the outstanding equity of Anomalous Networks Inc., or Anomalous, a leading provider of real-time telecommunications expense management software solutions, for aggregate consideration of (i) approximately $3.5 million in cash paid at the closing, (ii) approximately $1.0 million in cash payable on the first anniversary of the closing, (iii) 165,775 unregistered shares of our common stock and (iv) 132,617 unvested and unregistered shares of our common stock with vesting based on achievement of revenue targets relating to sales of Anomalous products and services for periods through January 31, 2013. The objectives of our acquisition of Anomalous were the addition to our solution of capabilities for real-time telecommunications expense management as well as machine-to-machine expense management. The acquisition also has provided us with established strategic carrier alliance relationships through which to expand our sales channels for our existing solution capabilities.

        On February 21, 2012, we acquired all of the issued share capital of ttMobiles Limited, or ttMobiles, a provider of mobile communications management solutions and services based in the United Kingdom, for an aggregate purchase price of 5.5 million pounds sterling, which consisted of 4.0 million pounds sterling in cash paid at the closing and 1.5 million pounds sterling of deferred consideration, payable in cash on the first anniversary of the closing. The objectives of our acquisition of ttMobiles were the acceleration of our European expansion and enhancement of our ability to implement and service global programs by leveraging ttMobiles' industry experience and local expertise in Europe and the potential to cross-sell to the customers of ttMobiles the capabilities of our existing solution that were not encompassed by ttMobiles' prior solution.

Risks Associated with Our Business

        Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully in the section entitled "Risk Factors" following this prospectus summary. Some of these risks are:

  •
  we have had a history of losses since our incorporation in February 2000;

  •
  if the market for CLM services does not grow as we expect, our business will be harmed;

  •
  our quarterly operating results may fluctuate in the future, which could cause our stock price to decline;

  •
  we may experience difficulties in completing the integration of recent acquisitions or acquisitions we may conduct in the future and we may not realize the anticipated benefits of these acquisitions;

  •
  if we are unable to retain existing customers, our revenue and results of operations would grow more slowly than expected or decline and results of operations would be impaired; and

  •
  we face intense competition, which may intensify as a result of increasing consolidation.

 Corporate Information

        We were incorporated in Delaware under the name TelecomRFQ, Inc. in February 2000 and changed our name to Tangoe, Inc. in December 2001. Our principal executive offices are located at 35 Executive Boulevard, Orange, Connecticut 06477, and our telephone number is (203) 859-9300. Our website address is www.tangoe.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

        "Tangoe" and the Tangoe logo are registered trademarks of Tangoe, Inc. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

The Offering

Common stock offered by us	2,200,000 shares
Common stock offered by the selling stockholders	5,800,000 shares
Common stock to be outstanding after this offering	36,430,959 shares
Use of proceeds

We intend to use our net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of our proceeds for the acquisition of, or investment in, businesses, services or technologies that complement our business. We will not receive any proceeds from the shares sold by the selling stockholders. See "Use of Proceeds" for more information.

Risk Factors	You should read the "Risk Factors" section and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
NASDAQ Global Market symbol	"TNGO"

        The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of February 29, 2012, which includes 1,473,900 shares of common stock issued on the exercise of stock options following the December 31, 2011 date of our most recent balance sheet and excludes:

  •
  73,113 shares of common stock issuable upon the exercise of warrants outstanding as of February 29, 2012 at a weighted-average exercise price of $1.95 per share,

  •
  7,837,372 shares of common stock issuable upon the exercise of stock options outstanding as of February 29, 2012 at a weighted-average exercise price of $5.96 per share;

  •
  130,500 shares of common stock issuable upon vesting of restricted stock units outstanding as of February 29, 2012; and

  •
  1,730,409 shares of common stock available for future issuance under our equity incentive plans as of February 29, 2012.

        Except as otherwise noted, all information in this prospectus:

  •
  assumes no exercise by the underwriters of their option to purchase up to 1,200,000 additional shares of common stock from the selling stockholders;

  •
  assumes that the additional 651,626 shares of common stock that may become exercisable in the future under the warrant that we issued to IBM in October 2009, as amended in June 2011, if certain thresholds based on contractually committed annual recurring revenue are met are not currently issuable; and

  •
  assumes that the 1,282,789 shares of common stock that may become exercisable in the future under the warrant that we issued to Dell Products L.P. in March 2011 if certain thresholds based on annual recurring revenue are met are not currently exercisable.

Summary Consolidated Financial Data

        The following tables summarize our consolidated financial data. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

        As adjusted information in the following table reflects the issuance of 2,200,000 shares of common stock to be sold by us in this offering, the proceeds of which will be used for working capital and other general corporate purposes. See Note 10 to our consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to determine the number of shares used in computing historical net income (loss) per share.

	Years Ended December 31,
	2009	2010	2011
	(dollars in thousands, except per share amounts)
Statement of operations data:
Revenue:
Recurring technology and services	$46,005	$57,703	$93,671
Strategic consulting, software licenses and other	9,912	10,771	11,270

Total revenue	55,917	68,474	104,941

Cost of revenue:
Recurring technology and services	20,538	26,349	44,814
Strategic consulting, software licenses and other	4,360	3,874	5,165

Total cost of revenue (1)	24,898	30,223	49,979

Gross profit	31,019	38,251	54,962
Operating expense:
Sales and marketing (1)	9,793	12,281	16,648
General and administrative (1)	9,547	11,709	17,777
Research and development (1)	8,070	9,321	11,860
Depreciation and amortization	3,537	3,529	4,551
Restructuring charge	—	—	1,549

Income from operations	72	1,411	2,577
Other income (expense), net
Interest expense	(2,224)	(2,007)	(3,047)
Interest income	46	19	45
Other income	—	3	—
Increase in fair value of warrants for redeemable convertible preferred stock	(184)	(884)	(1,996)

Loss before income tax provision	(2,290)	(1,458)	(2,421)
Income tax provision	264	294	534

Net loss	(2,554)	(1,752)	(2,955)
Preferred dividends	(3,714)	(3,715)	(2,168)
Accretion of redeemable convertible preferred stock	(64)	(64)	(37)

Loss applicable to common stockholders	$(6,332)	$(5,531)	$(5,160)

Basic and diluted loss per common share	$(1.47)	$(1.26)	$(0.31)

Basic and diluted weighted-average common shares outstanding	4,311	4,399	16,412

	Years Ended December 31,
	2009	2010	2011
	(dollars in thousands, except per share amounts)
Other financial data:
Adjusted EBITDA (2)	$4,358	$6,868	$12,657

(1) Includes stock-based compensation as follows:
Cost of revenue	$115	$323	$669
Sales and marketing	216	425	1,201
General and administrative	329	1,032	1,934
Research and development	89	148	176

	$749	$1,928	$3,980

(2)
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax provision (benefit), depreciation and amortization, stock-based compensation expense, (increase) decrease in fair value of warrants for redeemable convertible preferred stock and restructuring charge less interest income and other income. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. The table below provides a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe that Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•
Adjusted EBITDA is widely used by investors to measure a company's operating performance without regard to items, such as interest expense, interest income, income tax provision (benefit), depreciation and amortization, and stock-based compensation expense, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•
securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies; and

•
we adopted the authoritative guidance for stock-based payments on January 1, 2006 and recorded stock-based compensation expense of approximately $749,000, $1,928,000 and $3,980,000 for the years ended December 31, 2009, 2010 and 2011, respectively. Prior to January 1, 2006, we accounted for stock-based compensation expense using the intrinsic value method under previously authorized guidance, which did not result in any stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations.

Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it does not include the impact of items not directly resulting from our core business;

•
for planning purposes, including the preparation of our annual operating budget;

•
to evaluate the effectiveness of our business strategies; and

•
in communications with our board of directors concerning our financial performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•
Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect interest expense or interest income;

  •
  Adjusted EBITDA does not reflect cash requirements for income taxes; and

  •
  Adjusted EBITDA may not be calculated similarly from company to company.

  The following table represents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated.

	Years Ended December 31,
Reconciliation of Adjusted EBITDA to Net Loss	2009	2010	2011
	(dollars in thousands)
Net loss	$(2,554)	$(1,752)	$(2,955)
Interest expense	2,224	2,007	3,047
Interest income	(46)	(19)	(45)
Income tax provision	264	294	534
Depreciation and amortization	3,537	3,529	4,551
Stock-based compensation expense	749	1,928	3,980
Other income	—	(3)	—
Restructuring charge	—	—	1,549
Increase in fair value of warrants for redeemable convertible preferred stock	184	884	1,996

Adjusted EBITDA	$4,358	$6,868	$12,657

        The as adjusted data as of December 31, 2011 shown below assume the sale of the shares of common stock that we are offering under this prospectus at an assumed public offering price of $18.74 per share (the closing price of our common stock on The NASDAQ Global Market on March 8, 2012) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	December 31, 2011
	Actual	As Adjusted
	(dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$43,407	$81,812
Accounts receivable, net	25,311	25,311
Working capital (excluding deferred revenue—current portion) (1)	48,572	86,977
Intangible assets—net	28,800	28,800
Goodwill	36,266	36,266
Total assets	140,862	179,267
Accounts payable and accrued expenses	13,666	13,666
Deferred revenue—current portion	9,051	9,051
Notes payable, including current portion	16,194	16,194
Stockholders' equity	96,589	134,995

(1)
This amount is derived by taking working capital of $39.5 million and excluding deferred revenue—current portion, which is a non-cash obligation.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

 Risks Related to Our Business and Our Industry

We have had a history of losses since our incorporation in February 2000.

        We were incorporated in February 2000 and have not been profitable in any fiscal period since we were formed. We experienced net losses of $2.6 million in 2009, $1.8 million in 2010 and $3.0 million in 2011. We cannot predict if we will be able to attain profitability in the near future or at all. We expect to continue making significant future expenditures to develop and expand our business. In addition, as a public company, we incur additional significant legal, accounting and other expenses that we did not incur as a private company. As a result of these increased expenditures, we will have to generate and sustain substantially increased revenue to achieve and maintain profitability, which we may never do. We may also encounter unforeseen difficulties, complications, product delays and other unknown factors that require additional expenditures. In addition, the percentage growth rates we achieved in prior periods may not be sustainable and we may not be able to increase our revenue sufficiently in absolute dollars to ever reach or maintain profitability and we may incur significant losses for the foreseeable future.

If the market for communications lifecycle management services does not grow as we expect, our business will be harmed.

        The market for communications lifecycle management, or CLM, services is developing, and it is not certain whether these services will achieve market acceptance and sustain high demand. Some businesses have invested substantial personnel and financial resources into developing internal solutions for CLM, so they may not perceive the benefit of our external solution. If businesses do not perceive the benefits of outsourced CLM services, the CLM market may not continue to develop or may develop more slowly than we expect, either of which would reduce our revenue and profitability.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline.

        Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly operating results or guidance fall below the expectations of research analysts or investors, the price of our common stock could decline substantially. Fluctuations in our quarterly operating results or guidance may be due to a number of factors, including, but not limited to:

  •
  our ability to attract new customers, obtain renewals from existing customers and increase sales to existing customers;

  •
  the purchasing and budgeting cycles of our customers;

  •
  changes in our pricing policies or those of our competitors;

  •
  the amount and timing of operating costs and capital expenditures related to the operation, maintenance and expansion of our business;

  •
  service outages or security breaches;

  •
  the timing and success of new service introductions and upgrades by us or our competitors;

  •
  the timing of costs related to the development or acquisition of technologies, services or businesses;

  •
  the financial condition of our customers; and

  •
  general economic, industry and market conditions.

        In addition, the accounting treatment of the warrant shares that may become issuable to IBM and Dell and of the unvested earn-out shares issued in connection with our acquisition of Anomalous Networks in January 2012 could have an impact on our quarterly operating results. We currently value the warrant shares that are deemed probable of becoming exercisable on a mark-to-market basis until they are earned, and will value the unvested earn-out shares that are deemed probable of becoming vested and earned on a mark-to-market basis until they are vested and earned. Increases or decreases in our stock price will affect the mark-to-market adjustments of the common stock warrant shares and unvested earn-out shares, which will increase or decrease contra-revenue charges. The value of the warrant shares and unvested earn-out shares will fluctuate until the warrant shares are deemed exercisable or the unvested earn-out shares are deemed vested and earned, as the case may be, and the value is fixed. This accounting treatment is applicable whether or not our IBM, Dell or Anomalous related revenue actually increases or decreases in line with the market value of our common stock, and thus could cause significant fluctuations in our quarterly operating results.

Because we collect and recognize revenue over the terms of our customer agreements, the lack of customer renewals or new customer agreements may not be immediately reflected in our operating results.

        We collect and recognize revenue from our customers over the terms of their customer agreements with us. As a result, the aggregate effect of a decline in new or renewed customer agreements in any one quarter would not be fully recognized in our revenue for that quarter and would negatively affect our revenue in future quarters. Consequently, the aggregate effect of significant downturns in sales of our solution would not be fully reflected in our results of operations until future periods. For instance, as a result of the financial crisis in the second half of 2008, we experienced a higher-than-normal cancellation rate in the first three months of 2009, much of which was attributable to customers that had gone out of business. As a result of such cancellations, our total revenue for the following periods was negatively affected. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers is generally collected and recognized over the applicable contract term.

If we are unable to retain our existing customers, our revenue and results of operations would grow more slowly than expected or decline and results of operations would be impaired.

        We sell our software products pursuant to agreements that are generally two to five years in duration. Our customers have no obligation to renew their agreements after their terms expire and some of our customers may terminate their agreements for convenience. These agreements may not be maintained or renewed on the same or on more profitable terms. As a result, our ability to both maintain and grow our revenue depends in part on customer renewals. We may not be able to accurately predict future trends in customer renewals, and our customers' renewal rates may decline or fluctuate because of several factors, including their satisfaction or dissatisfaction with our software products, the prices of our software products, the prices of products and services offered by our competitors or reductions in our customers' spending levels. If our customers do not renew their agreements for our software products, renew on less favorable terms, or do not purchase additional functionality, our revenue may grow more slowly than expected or decline.

We face intense competition, and our failure to compete successfully would make it difficult for us to add and retain customers and would impede the growth of our business.

        The CLM market is highly fragmented, competitive and rapidly evolving. We compete with other technology and outsourced service providers selling telecommunications expense management and/or mobile device management solutions as well as with solutions developed internally by enterprises seeking to manage their communications expenses and assets. We compete with other technology and outsourced service providers primarily on the basis of customer references, ability to deliver, breadth of solution and pricing. We and other technology and outsourced service providers compete with internally developed CLM solutions primarily on the basis of the relative cost of implementing a third-party solution as compared to inefficiencies or lack of functionality in internally developed CLM solutions.

        The intensity of competition in the CLM market has resulted in pricing pressure as the market has developed. We expect the intensity of competition to increase in the future as existing competitors develop their capabilities and as new companies, which could include one or more large communications carriers, enter our market. Some of these competitors, such as large communications carriers, may offer telecommunications expense management and/or mobile device management solutions as part of a broad outsource offering for mobile communications services. Increased competition could result in additional pricing pressure, reduced sales, shorter term lengths for customer contracts, lower margins or the failure of our solution to achieve or maintain broad market acceptance. If we are unable to compete effectively, it will be difficult for us to maintain our pricing rates and add and retain customers, and our business, financial condition and results of operations will be harmed.

        Some of our actual and potential competitors may enjoy competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements or devote greater resources to the promotion and sale of their products and services than we can.

Industry consolidation may result in increased competition.

        The CLM market is highly fragmented, and we believe that it is likely that some of our existing competitors will consolidate or will be acquired. Some of our competitors have made or may make acquisitions or may enter into partnerships or other strategic relationships to offer a more comprehensive solution than they individually had offered. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships or strategic relationships, such as with Vodafone's acquisitions of TnT Expense Management and Quickcomm in October 2010, Emptoris' acquisition of Rivermine in January 2011 and the subsequent acquisition of Emptoris/Rivermine by IBM in February 2012. We expect these trends to continue as companies attempt to strengthen or maintain their market positions. The companies resulting from such combinations may create more compelling service offerings and may offer greater pricing flexibility than we can or may engage in business practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or service functionality. In addition, combinations such as IBM's acquisition of Emptoris/Rivermine may result in situations in which we may begin to compete in some CLM offerings with companies with which we have partnerships or strategic relationships. Any of the competitive pressures described above could result in a substantial loss of customers or a reduction in our revenue.

We are currently integrating the operations of several businesses that we recently acquired and may in the future expand by acquiring or investing in other businesses, which may divert our management's attention and consume resources that are necessary to sustain our business.

        We are currently integrating the operations of five businesses that we acquired during 2011 and the first quarter of 2012. With respect to three of these businesses, we are migrating their former customers to our platform. If we encounter unforeseen technical or other challenges in the migration of these customers or the integration of these acquired businesses, our business and results of operations could be harmed. For example, with respect to one of the acquisitions during the first quarter of 2011, we have entered into an agreement for the provision of CLM services by a third party to certain of these customers during their migration and we are obligated to maintain a firewall with respect to the service provider's software. If the availability of these outsourced services were disrupted during the customer migration process, or if we were unable to maintain the firewall required under this agreement, we could incur substantial costs in arranging for alternative services or substantial liabilities arising out the breach of our obligations.

        Our business strategy includes the potential future acquisition of, or investment in, complementary businesses, services or technologies. These acquisitions, investments or new business relationships may result in unforeseen difficulties and expenditures. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel or operations of companies we have acquired or companies that we may in the future acquire. These difficulties may arise if the key personnel of the acquired company choose not to work for us, the company's technology or services do not easily integrate with ours or we have difficulty retaining the acquired company's customers due to changes in its management or for other reasons. These acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities. In addition, any future acquisition may require us to:

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  issue additional equity securities that would dilute our stockholders;

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  use cash that we may need in the future to operate our business;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  incur large charges or substantial liabilities; or

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  become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

        If any of these risks materializes, our business and operating results would be harmed.

Our sales cycles can be long, unpredictable and require considerable time and expense, which may cause our operating results to fluctuate.

        Our sales cycle, which is the time between initial contact with a potential customer and the ultimate sale, is often lengthy and unpredictable. Some of our potential customers already have partial CLM solutions in place under fixed-term contracts, which limits their ability to commit to purchase our solution in a timely fashion. In addition, our potential customers typically undertake a significant evaluation process that can last six to nine months or more, and which requires us to expend substantial time, effort and money educating them about the capabilities of our offerings and the potential cost savings they can bring to an organization. Furthermore, the purchase of our solution typically also requires coordination and agreement across many departments within a potential customer's organization, which further contributes to our lengthy sales cycle. As a result, we have limited ability to forecast the timing and size of specific sales. Any delay in completing, or failure to complete, sales in a particular quarter or year could harm our business and could cause our operating results to vary significantly.

If a communications carrier prohibits customer disclosure of communications billing and usage data to us, the value of our solution to customers of that carrier would be impaired, which may limit our ability to compete for their business.

        Certain of the software functionality and services we offer depend on our ability to access a customer's communications billing and usage data. For example, our ability to offer outsourced or automated communications bill auditing, billing dispute resolution, bill payment, cost allocation and expense optimization depends on our ability to access this data. If a communications carrier were to prohibit its customers from disclosing this information to us, those enterprises would only be able to use these billing-related aspects of our solution on a self-serve basis, which would impair the value of our solution to those enterprises. This in turn could limit our ability to compete with the internally developed CLM solutions of those enterprises, require us to incur additional expenses to license access to that billing and usage data from the communications carrier, if such a license is made available to us at all, or put us at a competitive disadvantage against any third-party CLM service provider that licenses access to that data.

Our long-term success depends, in part, on our ability to expand the sales of our solution to customers located outside of the United States, and thus our business is susceptible to risks associated with international sales and operations.

        We are currently expanding our international sales and operations, including through the acquisition of Anomalous Networks, based in Canada, and ttMobiles, based in the United Kingdom. This international expansion will subject us to new risks that we have not faced in the United States and the countries in which we currently conduct business. These risks include:

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  continued geographic localization of our software products, including translation into foreign languages and adaptation for local practices and regulatory requirements;

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  lack of familiarity with and unexpected changes in foreign regulatory requirements;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  difficulties in managing and staffing international implementations and operations;

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  challenges in integrating our software with multiple country-specific billing or communications support systems for international customers;

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  challenges in providing procurement, help desk and fulfillment capabilities for our international customers;

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  fluctuations in currency exchange rates;

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  potentially adverse tax consequences, including the complexities of foreign value added or other tax systems and restrictions on the repatriation of earnings;

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  the burdens of complying with a wide variety of foreign laws and legal standards;

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  increased financial accounting and reporting burdens and complexities;

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  potentially slower adoption rates of CLM services internationally;

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  political, social and economic instability abroad, terrorist attacks and security concerns in general; and

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  reduced or varied protection for intellectual property rights in some countries.

        Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Further expansion into international markets could require us to comply with additional billing, invoicing, communications, data privacy and similar regulations, which could make it costly or difficult to operate in these markets.

        Many international regulatory agencies have adopted regulations related to where and how communications bills may be sent and how the data on such bills must be handled and protected. For instance, certain countries, such as Germany, restrict communications bills from being sent outside of the country, either physically or electronically, and certain countries, such as Brazil, Germany, Italy and Spain, require that certain information be encrypted or redacted before bills may be transmitted electronically. These regulations vary from jurisdiction to jurisdiction and international expansion of our business could subject us to additional similar regulations. Failure to comply with these regulations could result in significant monetary penalties and compliance with these regulations could require expenditure of significant financial and administrative resources.

        In addition, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Our failure to comply with applicable privacy laws and regulations or any security breakdown that results in the unauthorized release of personally identifiable information or other customer data could result in fines or proceedings by governmental agencies or private individuals, which could harm our results of operations.

If we fail to effectively manage and develop our strategic relationships with our channel partners, or if those third parties choose not to market and sell our solution, our operating results would suffer.

        The successful implementation of our strategic goals is dependent in part on strategic relationships with our channel partners to offer our solution to a larger customer base than we can reach through our current direct sales and marketing efforts. Some of our strategic relationships, such as our relationships with IBM and Dell Products L.P., are relatively new and, therefore, it is uncertain whether these third parties will be able to market and sell our solution successfully or provide the volume and quality of customers that we currently expect.

        Our success depends in part on the ultimate success of our channel partners and their ability to market and sell our solution. Some of these third parties have previously entered, and may in the future enter, into strategic relationships with our competitors. For example, IBM acquired Emptoris in February 2012, and Rivermine is a subsidiary of Emptoris. Further, many of our channel partners have multiple strategic relationships and they may not regard us as significant to their businesses. Our channel partners may terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our solution. Our channel partners also may interfere with our ability to enter into other desirable strategic relationships.

        If we are unable to manage and develop our strategic relationships, our potential customer base may grow more slowly than we anticipate and we may have to devote substantially more resources to the distribution, sales and marketing of our solution, which would increase our costs and decrease our earnings.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

        We increased our number of full-time employees from 184 at December 31, 2007, to 347 at December 31, 2008, to 439 at December 31, 2009, to 541 at December 31, 2010 and to 1,004 at December 31, 2011, and our total revenue from $21.0 million in 2007, to $37.5 million in 2008, to $55.9 million in 2009, to $68.5 million in 2010 and to $104.9 million in 2011. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business, customer base, headcount and operations both domestically and internationally. Growing and managing a global organization and a geographically dispersed workforce will require substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively.

The loss of key personnel or an inability to attract and retain additional personnel may impair our ability to grow our business.

        We are highly dependent upon the continued service and performance of our senior management team and key technical and sales personnel, including our founder, President and Chief Executive Officer, and none of these individuals is party to an employment agreement with us. The replacement of these individuals likely would involve expenditure of significant time and financial resources, and their loss might significantly delay or prevent the achievement of our business objectives.

        We plan to continue to expand our work force both domestically and internationally to increase our customer base and revenue. We face intense competition for qualified individuals from numerous technology, software and communications companies. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of personnel to support our growth. New hires may require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If our recruiting, training and retention efforts are not successful or do not generate a corresponding increase in revenue, our business will be harmed.

Our software manages and interfaces with our customers' mission-critical networks and systems. Disruptions in the functioning of these networks and systems caused by our software could subject us to substantial liability and damage our reputation.

        We assist our customers in the management of their mission-critical communications networks and systems and our software directly interfaces with these networks and systems as well as with enterprise resource planning and other enterprise software and systems. Failures of software could result in significant interruptions in our customers' communications capabilities and enterprise operations. For example, unknown defects in our mobile device management software, or unknown incompatibilities of this software with our customers' mobile devices, could result in losses of functionality of these devices. If such interruptions occur, we may not be able to remedy them in a timely fashion and our customers' ability to operate their enterprises could be severely compromised. Such interruptions could cause our customers to lose revenue and could damage their reputations. In turn, these disruptions could subject us to substantial liabilities and result in irreparable damage to our reputation, delays in payments from our customers or refusals by our customers to make such payments, any of which could harm our business, financial condition or results of operations.

The emergence of one or more widely used, standardized communications devices or billing or operational support systems could limit the value and operability of our solution and our ability to compete with the manufacturers of such devices or the carriers using such systems in providing CLM services.

        Our solution derives its value in significant part from our software's ability to interface with and support the interoperation of diverse communications devices, billing systems and operational support systems. The emergence of a single or a small number of widely used communications devices, billing systems or operational support systems using consolidated, consistent sets of standardized interfaces for the interaction between communications service providers and their enterprise customers could significantly reduce the value of our solution to our customers and potential customers. Furthermore, any such communications device, billing system or operational support system could make use of proprietary software or technology standards that our software might not be able to support. In addition, the manufacturer of such device, or the carrier using such billing system or operational support system, might actively seek to limit the interoperability of such device, billing system or operational support system with our software products for competitive or other reasons. The resulting lack of compatibility of our software products would put us at a significant competitive disadvantage, or entirely prevent us from competing, in that segment of the potential CLM market if such manufacturer or carrier, or its authorized licensees, were to develop one or more CLM solutions competitive with our solution.

A continued proliferation and diversification of communications technologies or devices could increase the costs of providing our software products or limit our ability to provide our software products to potential customers.

        Our ability to provide our software products is dependent on the technological compatibility of our systems with the communications infrastructures and devices of our customers and their communications service providers. The development and introduction of new communications technologies and devices requires us to expend significant personnel and financial resources to develop and maintain interoperability of our software products with these technologies and devices. The communications industry has recently been characterized by rapid change and diversification in both product and service offerings. Continued proliferation of communications products and services could significantly increase our research and development costs and increase the lag time between the initial release of new technologies and products and our ability to provide support for them in our software products, which would limit the potential market of customers that we have the ability to serve.

We may not successfully develop or introduce new and enhanced software and service offerings, and as a result we may lose existing customers or fail to attract new customers and our revenue may suffer.

        Our future financial performance and revenue growth depend upon the successful development, introduction and customer acceptance of new and enhanced versions of our software and service offerings. We are continually seeking to develop and acquire enhancements to our solution as well as new offerings to supplement our existing solution and we are subject to all of the risks inherent in the development and integration of new technologies, including unanticipated performance, stability, and compatibility problems, any of which could result in material delays in introduction and acceptance, significantly increased costs, adverse publicity and loss of sales. If we are unable to deliver new solutions or upgrades or other enhancements to our existing solution on a timely and cost-effective basis, our business will be harmed.

We may not be able to respond to rapid technological changes with new software products and services, which could harm our sales and profitability.

        The CLM market is characterized by rapid technological change and frequent new product and service introductions, driven in part by frequent introductions of new technologies and devices in the communications industry, frequent changes in, and resulting inconsistencies between, the billing platforms utilized by major communications carriers and the changing demands of customers regarding the means of delivery of CLM solutions. To achieve and maintain market acceptance for our solution, we must effectively anticipate these changes and offer software products and services that respond to them in a timely manner. Customers may require features and capabilities that our current solution does not have. If we fail to develop software products and services that satisfy customer preferences in a timely and cost-effective manner, our ability to renew our agreements with existing customers and our ability to create or increase demand for our solution will be harmed.

Actual or perceived breaches of our security measures could diminish demand for our solution and subject us to substantial liability.

        In the processing of communications transactions, we receive, transmit and store a large volume of sensitive customer information, including call records, billing records, contractual terms, and financial and payment information, including credit card information, and we have entered into contractual obligations to maintain the confidentiality of certain of this information. Any person who circumvents our security measures could steal proprietary or confidential customer information or cause interruptions in our operations and any such lapse in security could expose us to litigation, substantial contractual liabilities, loss of customers or damage to our reputation or could otherwise harm our business. We incur significant costs to protect against security breaches and may incur significant additional costs to alleviate problems caused by any breaches.

        If customers believe that our systems and software products do not provide adequate security for the storage of confidential information or its transmission over the Internet or corporate extranets, or are otherwise inadequate for Internet or extranet use, our business will be harmed. Customers' concerns about security could deter them from using the Internet to conduct transactions that involve confidential information, including transactions of the types included in our solution, so our failure to prevent security breaches, or the occurrence of well-publicized security breaches affecting the Internet in general, could significantly harm our business and financial results.

If we are unable to protect our intellectual property rights and other proprietary information, it will reduce our ability to compete for business.

        If we are unable to protect our intellectual property rights and other proprietary information, our competitors could use our intellectual property to market software products similar to our own, which could decrease demand for our solution. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our intellectual property rights and proprietary information, all of which provide only limited protection. We have twelve issued patents and seven patent applications pending. We cannot assure you that our issued patents, any patents that may issue from our patent applications pending or any other intellectual property rights that we currently hold or may in the future acquire will prove to be enforceable in actions against alleged infringers or otherwise provide sufficient protection of any competitive advantages that we may have. In addition, any action that we take to enforce our patents or other intellectual property rights may be costly, time-consuming and a significant diversion of management attention from the continued growth and development of our business.

        We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or infringe our intellectual property. Enforcement of our intellectual property rights also depends on our successful legal actions against these infringers, but these actions may not be successful, even when our rights have been infringed.

        Furthermore, effective patent, copyright, trademark, service mark and trade secret protection may not be available in every country in which we offer our software products.

Assertions by a third party that our software products or technology infringes its intellectual property, whether or not correct, could subject us to costly and time-consuming litigation or expensive licenses.

        There is frequent litigation in the communications and technology industries based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and become increasingly visible as a publicly traded company, the possibility of intellectual property rights claims against us may grow. These claims, whether or not successful, could:

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  divert management's attention;

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  result in costly and time-consuming litigation;

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  require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all; or

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  require us to redesign our software products to avoid infringement.

        As a result, any third-party intellectual property claims against us could increase our expenses and impair our business.

        In addition, although we have licensed proprietary technology, we cannot be certain that the owners' rights in such technology will not be challenged, invalidated or circumvented. Furthermore, many of our customer agreements require us to indemnify our customers for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our customers, may deter future customers from purchasing our software products or could expose us to litigation for these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

We outsource certain of our research and development activities to third-party contractors, and a loss of or deterioration in these relationships could adversely affect our ability to introduce new software products or enhancements in a timely fashion.

        Certain of our research and development activities are carried out by third-party contractors, located both in the United States and abroad. The loss of or deterioration in any of these relationships for any reason could require us to establish alternative relationships or to complete these research and development activities using our internal research and development staff, either of which could result in increased costs to us and impair our ability to introduce new software products or enhancements in a timely fashion. Our use of such third-party contractors also increases the risk that our intellectual property could be misappropriated or otherwise disclosed to our competitors, either of which could harm our competitiveness and harm our future revenue.

Defects or errors in our software products could harm our reputation, impair our ability to sell our products and result in significant costs to us.

        Our software products are highly complex and may contain undetected defects or errors, including defects and errors arising from the work of our outsourced development teams, that may result in product failures or otherwise cause our software products to fail to perform in accordance with customer expectations. Because our customers use our software products for important aspects of their businesses, any defects or errors in, or other performance problems with, our software products could hurt our reputation and may damage our customers' businesses. If that occurs, we could lose future sales or our existing customers could elect to not renew their customer agreements with us. Product performance problems could result in loss of market share, failure to achieve market acceptance and the diversion of development resources from software enhancements. If our software products fail to perform or contain a technical defect, a customer might assert a claim against us for damages. We may not have contractual limitations on damages claims that could be asserted against us. Whether or not we are responsible for our software's failure or defect, we could be required to spend significant time and money in litigation, arbitration or other dispute resolution, and potentially pay significant settlements or damages.

We use a limited number of data centers to deliver our software products. Disruption of service at these facilities could harm our business.

        We host our software products and serve all of our customers from eight third-party data center facilities. We do not control the operation of these facilities. American Internet Services operates our data center in San Diego, California; AT&T operates our data center in Secaucus, New Jersey; Data Foundry operates our data center in Austin, Texas; iWeb Technologies operates our data center in Montreal, Canada; NTT Communications operates our data centers in London and Slough, United Kingdom; Savvis operates our data center in Piscataway, New Jersey; and Verizon Business operates our data center in Billerica, Massachusetts. Our agreements for the use of these data center facilities vary in term length, some being month-to-month and others expiring during 2013, 2014 and 2015. The owners of these facilities have no obligation to continue such arrangements beyond their current terms, which are as short as the current month in the case of month-to-month arrangements, nor are they obligated to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to continue such arrangements or renew these agreements on commercially reasonable terms, we may be required to transfer to new data center facilities and we may incur significant costs in connection with doing so. Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our software products could harm our reputation and damage our business. Interruptions in the availability of our software products might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, cause customers to terminate their subscriptions or harm our renewal rates.

        While we take precautions such as data redundancy, back-up and disaster recovery plans to prevent service interruptions, our data centers are vulnerable to damage or interruption from human error, intentional bad acts, pandemics, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, communications failures and similar events. The occurrence of a natural disaster or an act of terrorism, or vandalism or other misconduct, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the availability of our software products.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be evaluated frequently. Our internal control over financial reporting constitutes a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States of America. We are in the preliminary stages of the process of documenting, reviewing and improving our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which will require an annual management assessment of and report on the effectiveness of our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the Securities and Exchange Commission, or the SEC. In addition, if we become an accelerated filer or a large accelerated filer under the rules of the SEC, our independent registered public accounting firm will be required to audit and report on the effectiveness of our internal control over financial reporting in connection with each such report. As part of our process of documenting and testing our internal control over financial reporting, we may identify areas for further attention and improvement.

The technologies in our software products may be subject to open source licenses, which may restrict how we can use or distribute our software products or require that we release the source code of our software products subject to those licenses.

        Certain of our software products incorporate so-called "open source" software, and we may incorporate further open source software into our software products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. If we fail to comply with these licenses, we may be subject to certain conditions, including requirements that we offer our software products that incorporate the open source software for no cost, that we make available the source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our software products that contain the open source software and required to comply with the foregoing conditions.

We provide minimum service-level commitments to many of our customers, and our inability to meet those commitments could result in significant loss of customers, harm to our reputation and costs to us.

        Many of our customer agreements currently, and may in the future, require that we meet minimum service level commitments regarding items such as platform availability, invoice processing speed and order processing speed. If we are unable to meet the stated service level commitments under these agreements many of our customers will have the right to terminate their agreements with us and we may be contractually obligated to provide our customers with credits or pay other penalties. If our software products are unavailable for significant periods of time we may lose a substantial number of our customers as a result of these contractual rights, we may suffer harm to our reputation and we may be required to provide our customers with significant credits or pay our customers significant contractual penalties, any of which could harm our business, financial condition, results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

We have incurred and will incur further increased costs as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

        As a public company, we have begun to incur, and will in the future incur, significant additional legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and directors' and officers' liability insurance. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NASDAQ stock market. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty.

Insiders will continue to have substantial control over us after this offering and will be able to influence corporate matters.

        Upon the closing of this offering, our directors and executive officers and their affiliates will beneficially own, in the aggregate, approximately           of our outstanding common stock compared to approximately           represented by the shares sold in this offering, in each case assuming no exercise of the underwriters' option to purchase up to 1,200,000 additional shares of common stock from the selling stockholders. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us. For information regarding the beneficial ownership of our outstanding stock by our directors and executive officers, see the "Principal and Selling Stockholders" section of this prospectus.

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our software products could reduce our ability to compete successfully.

        We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per-share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  •
  develop or enhance our software products;

  •
  continue to expand our research and development and sales and marketing efforts;

  •
  acquire complementary technologies, products or businesses;

  •
  expand our operations, in the United States or internationally;

  •
  hire, train and retain employees; or

  •
  respond to competitive pressures or unanticipated working capital requirements.

An active trading market for our common stock may not develop, and you may not be able to resell your shares at or above the public offering price.

        Although we have listed our common stock on The NASDAQ Global Market, an active trading market for our shares may never develop or be sustained. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the public offering price or at the time that they would like to sell.

Our stock price is volatile, and the market price of our common stock after this offering may drop below the price you pay.

        The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the public offering price. Our stock price is volatile,

and from July 27, 2011, the first day of trading of our common stock, to March 8, 2012, the trading prices of our stock have ranged from $8.01 to $19.90 per share. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

  •
  changes in estimates of our financial results or recommendations by securities analysts;

  •
  failure of any of our software products to achieve or maintain market acceptance;

  •
  changes in market valuations of similar companies;

  •
  success of competitive products or services;

  •
  changes in our capital structure, such as future issuances of securities or the incurrence of debt;

  •
  announcements by us or our competitors of significant products, services, contracts, acquisitions or strategic alliances;

  •
  regulatory developments in the United States, foreign countries or both;

  •
  litigation involving our company, our general industry or both;

  •
  additions or departures of key personnel;

  •
  general perception of the future of the CLM market or our software products;

  •
  investors' general perception of us; and

  •
  changes in general economic, industry and market conditions.

        In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements described in the "Underwriting" section of this prospectus. These sales, or the market perception that the holders of large numbers of our shares intend to sell shares, could reduce the market price of our common stock.

        Of the 34,230,959 shares of our common stock outstanding on February 29, 2012,                  shares are subject to a 90-day contractual lock-up (which began on the date of this prospectus) with the underwriters for this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding shares of common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act of 1933, as amended.

        In addition, as of February 29, 2012, there were 7,837,732 shares subject to outstanding options and 130,500 shares subject to issuance on vesting of outstanding restricted stock units, all of which we have registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8. These shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the lock-up agreements, to the extent applicable. Furthermore, as of February 29, 2012, there were 73,113 shares subject to outstanding warrants. These shares will become eligible for sale in the public market to the extent such warrants are exercised as permitted by any applicable vesting requirements, and to the extent permitted by the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended. Moreover, holders of a substantial portion of our outstanding common stock and warrants to purchase common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendations regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may in the future include acquisitions of, or investments in, complementary businesses, services or technologies. Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds from this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

We do not expect to declare any dividends in the foreseeable future.

        We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

        Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

  •
  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

  •
  limiting the liability of, and providing indemnification to, our directors and officers;

  •
  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

  •
  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

  •
  controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

  •
  limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and

  •
  providing that directors may be removed by stockholders only for cause.

        These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

  •
  our estimates regarding expenses and future revenue;

  •
  our plans to develop, improve and market our products and services;

  •
  the advantages of our products and services as compared to those of others;

  •
  our ability to attract and retain customers;

  •
  our financial performance;

  •
  our ability to establish and maintain intellectual property rights;

  •
  our ability to retain and hire necessary employees and appropriately staff our operations; and

  •
  our estimates regarding capital requirements and needs for additional financing.

        We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the "Risk Factors" section, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

        You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Other than as required by applicable securities laws, we are under no obligation to update any forward-looking statement, whether as result of new information, future events or otherwise.

        This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

        This prospectus includes statistical data, estimates and forecasts that we obtained from industry publications and reports generated by third-party market research firms, including Gartner Inc., or Gartner, and International Data Corporation, or IDC. While we are not aware of any misstatements regarding any third-party data presented in this prospectus, their estimates, in particular as they relate to projections, involve numerous assumptions and are subject to risks and uncertainties as well as change based on various factors, including those discussed under the "Risk Factors" section of this prospectus.

        The Gartner report described herein, "Competitive Landscape: Telecom Expense Management," Eric Goodness, December 29, 2010, or the Gartner Report, represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, and is not a representation of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $38.4 million, based on an assumed public offering price of $18.74 per share, which is the closing price of our common stock on The NASDAQ Global Market on March 8, 2012, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

        We intend to use our net proceeds from this offering for working capital and other general corporate purposes, which may include financing our growth, developing new solutions and funding capital expenditures, acquisitions and investments.

        We have not yet determined with any certainty the manner in which we will allocate these net proceeds. Our management will retain broad discretion in the allocation and use of our net proceeds from this offering. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. For example, if we were to expand our operations more rapidly than anticipated by our current plans, a greater portion of the proceeds would likely be used for working capital and other capital expenditures. Alternatively, if we were to engage in an acquisition that contained a significant cash component, some or all of the proceeds might be used for that purpose.

        Although we may use a portion of the proceeds for the acquisition of, or investment in, businesses, services or technologies that will help us expand the features and services of our solution, provide us with access to new markets or customers, or otherwise complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

        Pending specific use of the net proceeds as described above, we intend to invest the net proceeds to us from the offering in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

 PRICE RANGE OF COMMON STOCK

        Our common stock has been listed on The NASDAQ Global Market under the symbol "TNGO" since July 27, 2011. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low intraday sales prices of our common stock as reported by The NASDAQ Global Market:

	High	Low
Third Quarter 2011 (beginning July 27, 2011)	$14.43	$8.01
Fourth Quarter 2011	$16.41	$10.51
First Quarter 2012 (through March 8, 2012)	$19.90	$14.03

        On March 8, 2012, the closing price of our common stock as reported on The NASDAQ Global Market was $18.74 per share. As of February 29, 2012, we had 168 holders of record of our common stock.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our capital stock since our inception. We currently intend to retain earnings, if any, to finance the growth and development of our business, and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors our board deems relevant.

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2011:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect our issuance and sale of 2,200,000 shares of common stock in this offering at an assumed public offering price of $18.74 per share, which was the closing price of our common stock on The NASDAQ Global Market on March 8, 2012, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial information contained in this prospectus.

	December 31, 2011
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$43,407	$81,812

Long-term obligations, including current portion (excluding deferred rent)	$16,194	$16,194

Stockholders' equity:
Undesignated preferred stock, par value $0.0001 per share: 5,000,000 shares authorized and no shares issued or outstanding, as adjusted	—	—
Common stock, par value $0.0001 per share: 150,000,000 shares authorized and 33,152,592 shares issued and outstanding, actual; 150,000,000 shares authorized and 35,352,592 shares issued and outstanding, as adjusted	3	4
Additional paid-in capital	142,905	181,310
Warrants for common stock	10,610	10,610
Less: notes receivable for purchase of common stock	(93)	(93)
Accumulated deficit	(56,795)	(56,795)
Accumulated other comprehensive income (loss)	(41)	(41)

Total stockholders' equity	96,589	134,995

Total capitalization	$112,783	$151,189

        The table above does not include:

  •
  73,113 shares of common stock issuable upon the exercise of warrants outstanding as of February 29, 2012 at a weighted-average exercise price of $1.95 per share

  •
  7,837,372 shares of common stock issuable upon the exercise of stock options outstanding as of February 29, 2012 at a weighted-average exercise price of $5.96 per share;

  •
  130,500 shares of common stock issuable upon vesting of restricted stock units outstanding as of February 29, 2012; and

  •
  1,730,409 shares of common stock available for future issuance under our equity incentive plans as of February 29, 2012.

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of December 31, 2011 was $31.5 million, or $0.95 per share of common stock. Our net tangible book value per share set forth below represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding on December 31, 2011.

        After giving effect to our issuance and sale of 2,200,000 shares of common stock in this offering at an assumed public offering price of $18.74 per share, which was the closing price of our common stock on The NASDAQ Global Market on March 8, 2012, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2011 would have been $69.9 million, or $1.98 per share. This amount represents an immediate increase in net tangible book value to existing stockholders of $1.03 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares of common stock in this offering will suffer an immediate dilution of their investment of $16.76 per share. The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering:

Assumed public offering price per share		$18.74
Net tangible book value per share as of December 31, 2011	$0.95
Increase per share attributable to sale of shares of common stock in this offering	$1.03

Pro forma as adjusted net tangible book value per share after this offering		1.98

Dilution per share to new investors		$16.76

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables summarize our consolidated financial data for the periods presented. You should read the following selected consolidated financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial information contained in this prospectus. We have derived the statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements, which are included in this prospectus. We have derived the statement of operations data for the years ended December 31, 2007 and 2008 and balance sheet data as of December 31, 2007, 2008 and 2009 from our audited financial statements not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,
	2007	2008	2009	2010	2011
	(dollars in thousands, except per share amounts)
Statement of operations data:
Revenue:
Recurring technology and services	$14,174	$27,839	$46,005	$57,703	$93,671
Strategic consulting, software licenses and other	6,873	9,687	9,912	10,771	11,270

Total revenue	21,047	37,526	55,917	68,474	104,941

Cost of revenue:
Recurring technology and services	6,982	14,720	20,538	26,349	44,814
Strategic consulting, software licenses and other	2,821	3,043	4,360	3,874	5,165

Total cost of revenue (1)	9,803	17,763	24,898	30,223	49,979

Gross profit	11,244	19,763	31,019	38,251	54,962
Operating expense:
Sales and marketing (1)	5,954	7,824	9,793	12,281	16,648
General and administrative (1)	5,668	9,134	9,547	11,709	17,777
Research and development (1)	7,021	5,849	8,070	9,321	11,860
Depreciation and amortization	1,911	2,709	3,537	3,529	4,551
Restructuring charge	—	—	—	—	1,549

(Loss) income from operations	(9,310)	(5,753)	72	1,411	2,577
Other income (expense), net
Interest expense	(577)	(1,163)	(2,224)	(2,007)	(3,047)
Interest income	37	46	46	19	45
Other income	—	—	—	3	—
Decrease (increase) in fair value of warrants for redeemable convertible preferred stock	39	(66)	(184)	(884)	(1,996)

Loss before income tax (benefit) provision	(9,811)	(6,936)	(2,290)	(1,458)	(2,421)
Income tax (benefit) provision	(76)	23	264	294	534

Net loss	(9,735)	(6,959)	(2,554)	(1,752)	(2,955)
Preferred dividends	(2,491)	(3,162)	(3,714)	(3,715)	(2,168)
Deemed dividend for redemption of stock	—	(1,526)	—	—	—
Accretion of redeemable convertible preferred stock	(60)	(62)	(64)	(64)	(37)

Loss applicable to common stockholders	$(12,286)	$(11,709)	$(6,332)	$(5,531)	$(5,160)

Basic and diluted loss per common share	$(3.98)	$(2.89)	$(1.47)	$(1.26)	$(0.31)

Basic and diluted weighted-average common shares outstanding	3,088	4,046	4,311	4,399	16,412

Other financial data:
Adjusted EBITDA (2)	$(7,120)	$(1,116)	$4,358	$6,868	$12,657

(1)
Includes stock-based compensation as follows:

	Years Ended December 31,
	2007	2008		2009	2010	2011
	(dollars in thousands)
Cost of revenue:
Stock-based compensation	$—	$51		$115	$323	$669
Sales and marketing:
Stock-based compensation	—	141		216	425	1,201
General and administrative:
Stock-based compensation	279	1,695	(a)	329	1,032	1,934
Research and development:
Stock-based compensation	—	41		89	148	176

Total stock-based compensation	$279	$1,928		$749	$1,928	$3,980

Amortization of intangibles:
Acquisition-related intangible amortization	1,181	1,767		2,316	2,276	$2,960

(a) Includes $1.4 million related to the repurchase of certain shares of common stock from several employees.

(2)
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax provision (benefit), depreciation and amortization, stock-based compensation expense, (increase) decrease in fair value of warrants for redeemable convertible preferred stock and restructuring charge less interest income and other income. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. The table below provides a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe that Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•
Adjusted EBITDA is widely used by investors to measure a company's operating performance without regard to items, such as interest expense, interest income, income tax provision (benefit), depreciation and amortization, and stock-based compensation expense, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•
securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies; and

•
we adopted the authoritative guidance for stock-based payments on January 1, 2006 and recorded stock-based compensation expense of approximately $279,000, $1,928,000, $749,000, $1,928,000 and $3,980,000 for the years ended December 31, 2007, 2008, 2009 2010 and 2011, respectively. Included in the year ended December 31, 2008 is $1,388,000 of stock-based compensation expense related to the repurchase of certain shares of common stock from several employees. Prior to January 1, 2006, we accounted for stock-based compensation expense using the intrinsic value method under previously authorized guidance, which did not result in any stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations.

Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it does not include the impact of items not directly resulting from our core business;

•
for planning purposes, including the preparation of our annual operating budget;

•
to evaluate the effectiveness of our business strategies; and

•
in communications with our board of directors concerning our financial performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•
Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect interest expense or interest income;

•
Adjusted EBITDA does not reflect cash requirements for income taxes; and

•
Adjusted EBITDA may not be calculated similarly from company to company.

The following table represents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated.

	Years Ended December 31,
Reconciliation of Adjusted EBITDA to Net Loss	2007	2008	2009	2010	2011
	(dollars in thousands)
Net loss	$(9,735)	$(6,959)	$(2,554)	$(1,752)	$(2,955)
Interest expense	577	1,163	2,224	2,007	3,047
Interest income	(37)	(46)	(46)	(19)	(45)
Income tax (benefit) provision	(76)	23	264	294	534
Depreciation and amortization	1,911	2,709	3,537	3,529	4,551
Stock-based compensation expense	279	1,928	749	1,928	3,980
Other income	—	—	—	(3)	—
Restructuring charge	—	—	—	—	1,549
Decrease (increase) in fair value of warrants for redeemable convertible preferred stock	(39)	66	184	884	1,996

Adjusted EBITDA	$(7,120)	$(1,116)	$4,358	$6,868	$12,657

	At December 31,
	2007	2008	2009	2010	2011
	(dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$1,381	$6,554	$6,163	$5,913	$43,407
Accounts receivable, net	6,878	11,384	11,517	14,295	25,311
Working capital (excluding deferred revenue—current portion) (1)	4,330	6,452	4,524	8,591	48,572
Intangible assets	10,274	16,422	16,843	15,785	28,800
Goodwill	8,332	16,191	17,636	17,636	36,266
Total assets	29,019	54,874	56,078	58,744	140,862
Accounts payable and accrued expenses	3,497	5,547	5,143	6,667	13,666
Deferred revenue—current portion	5,281	6,228	6,881	8,304	9,051
Notes payable, including current portion	6,463	22,016	21,331	18,122	16,194
Redeemable convertible preferred stock	38,739	53,826	57,604	61,441	—
Stockholders' deficit (equity)	$(24,920)	$(35,482)	$(39,032)	$(42,022)	$96,589

(1)
These amounts are derived by taking the working capital (deficit) of $(951) for 2007, $224 for 2008, $(2,357) for 2009, $287 for 2010 and $39,521 for 2011, and excluding deferred revenue—current portion, which is a non-cash obligation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, include forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" and "Forward-Looking Statements" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        Tangoe is a leading global provider of communications lifecycle management, or CLM, software and services to a wide range of enterprises, including large and medium-sized businesses and other organizations. CLM encompasses the entire lifecycle of an enterprise's communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, mobile device management, invoice processing, expense allocation and accounting, and asset decommissioning and disposal. Our on-demand Communications Management Platform is a suite of software designed to manage and optimize the complex processes and expenses associated with this lifecycle for both fixed and mobile communications assets and services. Our customers can engage us through our client services group to manage their communications assets and services using our Communications Management Platform.

        Our solution can provide a significant return on investment by enabling an enterprise to identify and resolve billing errors, to optimize communications service plans for its usage patterns and needs, and to manage used and unused communications assets and services. Our solution allows enterprises to improve the productivity of their employees by automating the provisioning of communications assets and services, and to reduce costs by controlling and allocating communications expenses. It also allows enterprises to enforce regulatory requirements and internal policies governing the use of communications assets and services.

        We designed our business model to sell recurring technology and services leveraging our Communications Management Platform. We review three key business metrics to help us monitor the performance of our business model and to identify trends affecting our business. The measures that we believe are the primary indicators of our quarterly and annual performance are as follows:

        Adjusted EBITDA.    Our management uses Adjusted EBITDA to measure our operating performance because it does not include the impact of items not directly resulting from our core business and certain non-cash expenses such as depreciation and amortization and stock-based compensation. We believe that this measure provides us with additional useful information to measure and understand our performance on a consistent basis, particularly with respect to changes in performance from period to period. We use Adjusted EBITDA in the preparation of our annual operating budgets and to measure and evaluate the effectiveness of our business strategies. Adjusted EBITDA is not calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP, and is not a substitute for or superior to financial measures determined in accordance with GAAP. For further discussion regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see footnote 2 to the "Selected Consolidated Financial Data" section of this prospectus.

        Recurring technology and services revenue growth.    In 2006, we began a strategic initiative to transition our business model from selling transactional software licenses to providing recurring technology-enabled services leveraging both our technology and communications industry experience. We further implemented this initiative with the acquisition of Traq Wireless, Inc., or Traq, as discussed below. Traq's revenue base was primarily recurring, which substantially increased our 2007 recurring revenue. We regularly review our recurring revenue growth to measure our success.

        We intend to continue to focus our sales and marketing efforts on increasing our recurring technology and services-related customer base, and we expect that our recurring technology and services revenue will increase in absolute dollars and as a percentage of total revenue over the next 12 months due to our expectation that we will be able to:

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  retain a high percentage of the revenue we currently derive from our existing customers;

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  sell additional product and service offerings to our existing customers; and

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  add a significant number of new customers.

        We believe that we will be able to retain a high percentage of our existing recurring technology and services revenue due to our revenue retention rates, and the current levels of customer usage of our products and services, which we review on a monthly basis to provide an indication of impending increases or decreases in billed revenue for future periods.

        We believe that we will be able to sell additional product and service offerings to our existing customers in the next year based on our analysis of revenue on a per-customer basis for the last 12 months, which indicates that our customers on an aggregate basis have generally increased their usage of our solution on a quarterly basis.

        We believe that we will be able to add a significant number of new customers over the next 12 months as we continue to expand internationally and increase our share of the domestic market.

        Deferred revenue.    Our deferred revenue consists of the amounts that have been invoiced but that have not yet been recognized as revenue, including advanced billed and undelivered portions of our Communication Management Platform subscriptions and related services, maintenance on our software licenses and implementation fees. We invoice our services to many of our customers in advance, with the intervals ranging from 1 to 12 months. We monitor our deferred revenue balance as this balance represents revenue to be recognized over the next 12 months except for implementation fees which are recognized ratably over twice the term of the contract, which we estimate to be the expected life of the customer relationship. As of December 31, 2011, implementation fees represented $2.1 million of the $11.7 million deferred revenue balance.

        Revenue retention rates.    In addition, we consider our revenue retention rates. Since we began to fully realize the benefits of our recurring revenue model in 2009, our revenue retention rates have been higher than 90%. We measure revenue retention rates by assessing on a dollar basis the recurring technology and services revenue we retain for the same customer and product set in a given period versus the prior year period. We cannot predict our revenue retention rates in future periods. Our use of a revenue retention rate has limitations as an analytical tool, and you should not consider it in isolation. Other companies in our industry may calculate revenue retention rates differently, which reduces its usefulness as a comparative measure.

        We also review a number of other quantitative and qualitative trends in monitoring our performance, including our share of the CLM market, our customer satisfaction rates, our ability to attract, hire and retain a sufficient number of talented employees to staff our growing business and the development and performance of our solutions. Our review of these factors can affect aspects of our business and operations on an on-going basis, including potential acquisition strategies and investment in specific areas of product development or service support.

        We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include financing our growth, developing new solutions and funding capital expenditures, acquisitions and investments. By using the net proceeds to invest in the growth of our business, both internally and externally, we believe that we will provide ourselves with greater opportunities to improve our overall operating results.

Certain Trends and Uncertainties

        The following represents a summary of certain trends and uncertainties, which could have a significant impact on our financial condition and results of operations. This summary is not intended to be a complete list of potential trends and uncertainties that could impact our business in the long or short term. This summary, however, should be considered along with the factors identified in the "Risk Factors" section of this prospectus.

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  The CLM market is characterized by rapid technological change and frequent new product and service introductions, including frequent introductions of new technologies and devices. To achieve and maintain market acceptance for our solution, we must effectively anticipate these changes and offer software products and services that respond to them in a timely manner. If we fail to develop software products and services that satisfy customer preferences in a timely and cost-effective manner, our ability to renew our agreements with existing customers and our ability to create or increase demand for our solution will be harmed.

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  We believe that competition will continue to increase. Increased competition could result from existing competitors or new competitors that enter the market because of the potential opportunity. We will continue to closely monitor competitive activity and respond accordingly. Increased competition could have an adverse effect on our financial condition and results of operations.

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  We continue to closely monitor current economic conditions, as any decline in the general economic environment that negatively affects the financial condition of our customers could have an adverse effect on our financial condition and results of operations. For example, during the most recent economic downturn, our customer cancellation rate during the first quarter of 2009 increased to a quarterly rate of over three times the average of the prior four quarters, partly as a result of customer bankruptcies. Although economic conditions have generally improved, there has not been a full recovery to the levels that generally existed prior to the downturn. If economic conditions in the United States and other countries do not continue to improve, we may face greater risks in operating our business.

Acquisitions

        On March 9, 2007, we acquired the outstanding capital stock of Traq, a provider of software and services that focuses on wireless expense management for enterprises. The aggregate purchase price was $20.7 million, which consisted of our common stock, series 1 preferred stock, series 2 preferred stock and warrants collectively valued at $20.4 million and transaction costs of $361,000.

        On July 28, 2008, we acquired substantially all of the assets of Information Strategies Group, Inc., or ISG, a provider of communications and information technology expense processing services and technologies for $11.9 million in cash, which included transaction costs of $137,000.

        On December 23, 2008, we acquired substantially all of the assets of InterNoded, Inc., or InterNoded, a provider of mobile device management solutions, for consideration valued at $3.3 million, which included transaction costs of $104,000.

        On January 25, 2011, we acquired substantially all of the assets of HCL Expense Management Services Inc., or HCL, a provider of telecommunications expense management, invoice processing and mobility management solutions, for $3.0 million in cash plus potential earnout payments, which we currently estimate will amount to approximately $3.4 million, based on revenues derived from providing selected services to former HCL customers over the two years following the acquisition as well as transaction costs of approximately $140,000. These transaction costs were expensed as incurred.

        On March 16, 2011, we acquired substantially all of the assets of the telecommunications expense management division of Telwares, Inc. and its subsidiary Vercuity Solutions, Inc., or Telwares, for $4.5 million in cash (excluding working capital adjustments) plus deferred cash of up to an additional $2.5 million payable in installments of $1.25 million each on March 16, 2012 and March 16, 2013. The deferred cash is subject to set-off rights that we hold with respect to indemnities given by Telwares under the purchase agreement for the acquisition. Among other things, these indemnity obligations relate to representations and warranties given by Telwares under the purchase agreement. Certain of these indemnities are subject to limitations, including certain caps and limited survival periods. In addition, the installment payable on March 16, 2013 is subject to a potential reduction of up to $500,000 relating to the achievement of certain recurring revenue goals during the three months ending June 30, 2012. In addition, we incurred transaction costs of approximately $200,000 in connection with the transaction. These transaction costs were expensed as incurred.

        On December 19, 2011, we acquired ProfitLine, Inc., or ProfitLine, a provider of telecommunications expense management, invoice processing and mobility management solutions, through a merger with one of our subsidiaries for $14.5 million in cash paid at the closing plus deferred cash of an additional $9.0 million payable in cash installments of $4.5 million on each of December 19, 2012 and June 19, 2013, subject to set-off rights that we and ProfitLine, as our wholly owned subsidiary following the acquisition, hold with respect to indemnities given by the former stockholders of ProfitLine under the merger agreement for the acquisition. Among other things, these indemnity obligations relate to representations and warranties given by ProfitLine under the merger agreement. Certain of these indemnities are subject to limitations, including a threshold, certain caps and a limited survival period. Under the merger agreement, we are required to make an advance deposit into escrow of the deferred consideration under certain circumstances, including in the event that our cash and cash equivalents, less bank and equivalent debt (which excludes capital lease obligations and deferred consideration payable in connection with acquisitions) is below $20.0 million at any time prior to payment of the first $4.5 million installment of deferred consideration, or

$15.0 million at any time after payment of the first and before the payment of the second $4.5 million installment of deferred consideration. The transaction costs were immaterial and were expensed as incurred.

        On January 10, 2012, we acquired all of the outstanding equity of Anomalous Networks, Inc., or Anomalous, a provider of real-time telecommunications expense management solutions. The aggregate purchase was approximately $9.0 million, which consisted of approximately $3.5 million in cash paid at the closing, approximately $1.0 million in cash payable on the first anniversary of the closing, 165,775 unregistered shares of our common stock and 132,617 unvested and unregistered shares of our common stock with vesting based on achievement of revenue targets relating to sales of Anomalous products and services for periods through January 31, 2013. With the exception of the cash paid at the closing, substantially all of the consideration paid and payable by us remains subject to set-off rights that we hold with respect to indemnities given by the former shareholders of Anomalous under the purchase agreement for the acquisition. Among other things, these indemnity obligations relate to representations and warranties given by Anomalous under the purchase agreement. The indemnities are subject to limitations, including a threshold, certain caps and limited survival periods. The vested shares that we issued at closing are subject to a one-year lock-up period, the unvested shares are also subject to a lock-up unless and until they become vested following January 31, 2013 and substantially all of the shares are subject to the set-off rights described above. Under the Anomalous purchase agreement, we are required to make an advance deposit into escrow of $1.0 million of deferred consideration in the event that our cash and cash equivalents is below $15.0 million at any time before payment of the $1.0 million of deferred consideration. The transaction costs were immaterial and were expensed as incurred.

        On February 21, 2012, we acquired all of the issued share capital of ttMobiles Limited, or ttMobiles, a provider of mobile communications management solutions and services based in the United Kingdom. The purchase price was 5.5 million pounds sterling, which consisted of 4.0 million pounds sterling in cash paid at the closing and 1.5 million pounds sterling in cash payable on the first anniversary of the closing. The purchase price is subject to a net asset adjustment pursuant to which the purchase price will be increased or decreased to the extent that the net asset position of ttMobiles is more or less than a specified target by an amount that exceeds 5% of the target. The deferred consideration in the transaction remains subject to set-off rights that we hold with respect to claims for breach of warranties and certain indemnities given under the purchase agreement for the transaction by the former holders of the issued share capital of ttMobiles. The breach claims and indemnities are subject to limitations, including a threshold, certain baskets, caps and limited survival periods. The transaction costs were immaterial and were expensed as incurred.

        We are currently integrating the operations of the five businesses that we acquired during 2011 and the first quarter of 2012. With respect to three of these businesses, we are migrating the acquired customers to our platform. To date we have successfully migrated a number of these customers, however there can be no assurance that we will complete this integration and migration in a timely manner or at all and the cost of such integration and migration may be more significant than we have estimated.

        We intend to pursue additional acquisitions of, or investments in, businesses, services and technologies that will expand the functionality of our solution, provide access to new markets or customers, or otherwise complement our existing operations.

Sources of Revenue

        Recurring technology and services revenue.    We derive our recurring technology and services revenue primarily from subscriptions and services related to our Communications Management Platform. We recognize revenue for software and related services when all of the following conditions are met: (a) there is persuasive evidence of an arrangement; (b) the service has been provided to the customer; (c) the collection of the contracted fee is probable; and (d) the amount of the fees to be paid by the customer is fixed and determinable. These services include help desk, asset procurement and provisioning, and carrier dispute resolution. The recurring technology and services revenue is recognized ratably over the contract term.

        In 2006, we began a strategic initiative to transition our business model from selling non-recurring transactional software licenses to providing recurring technology and services leveraging both our technology and communications industry experience.

        We license our on-demand software and sell related services primarily on a subscription basis under agreements that typically have terms ranging from 24 to 60 months. Our recurring technology and services revenue is driven primarily by the amount of communications spend that we manage for fixed line contracts and by the number of mobile devices that we manage for mobile device contracts. Our customers are typically subject to a minimum charge for up to a specified threshold amount of communications spend or number of mobile devices under management and additional charges to the extent those specified thresholds are exceeded. Prior to 2010, as a result of limited history regarding customer renewals, implementation fees related to subscription agreements for our Communications Management Platform with terms equal to or less than 36 months were recognized over 36 months and implementation fees related to subscription agreements with terms exceeding 36 months were recognized over the life of the agreement. In 2010, due to having greater evidence regarding customer renewals, we believed it was appropriate to extend the estimated expected life of the customer relationship to be equal to twice the contract life calculated on a per-customer basis and to recognize implementation fees ratably over this period. This change did not have a material impact on our consolidated financial statements. Our subscription contracts are typically non-cancelable, although customers have the right to terminate for cause if we materially fail to perform.

        In 2010, we began to amortize the value of a warrant to purchase common stock issued to IBM as part of a strategic relationship agreement. This related charge will be recorded as contra-revenue in proportion to total expected revenue from the agreement. We recorded $26,086 and $91,806 of amortization as a contra-revenue charge during the years ended December 31, 2010 and 2011, respectively.

        Strategic consulting, software licenses and other revenue.    In addition to our subscription fees, revenue is generated to a lesser extent by strategic consulting, software licenses and mobile device activation fees. Strategic consulting consists primarily of fees charged for contract negotiations and bill audits. Contract negotiation fees include both fixed project fees and incentive fees driven by the amount of savings that we are able to generate over the customer's existing communications rates. These fees are recognized when fixed and determinable, usually when the customer and carrier execute the contract. Bill audit fees are driven by the amount of savings that we are able to generate by reviewing current and prior communications invoices against the customer's existing contracts. These fees are recognized when fixed and determinable, usually when the carrier agrees to issue a credit or refund to our customer.

        On occasion, we license our Communications Management Platform to our customers on a perpetual basis. If we are able to derive vendor-specific objective evidence on the undelivered elements, the software portion is recognized when the revenue recognition criteria is met; otherwise the contract is recognized ratably over the contract life. Other professional services are recognized as the services are performed. We have an agreement with a carrier whereby we receive an activation fee for procuring a mobile device. The activation revenue is recognized upon confirmation from the carrier that the device has been procured.

        We expect our strategic consulting, software licenses and other revenue to remain relatively constant in absolute dollars, but to decrease as a percentage of total revenue, as we continue to focus our sales and marketing efforts on our recurring technology and services revenue model.

        We historically have derived substantially all of our revenue from United States-based customers. We intend to build our international sales operations by increasing our direct sales force abroad. We expect our international revenue to increase in absolute dollars and as a percentage of total revenue.

Cost of Revenue and Gross Profit

        Cost of recurring technology and services revenue.    Cost of recurring technology and services revenue consists primarily of costs associated with our data center operations, customer product support centers and client services group. This includes personnel-related costs such as salary, stock-based compensation and other compensation-related costs, subcontractor fees, hosting fees, communications costs and royalties related to third-party software included in our solution when our solution is licensed on a non-perpetual basis.

        Cost of strategic consulting, software licenses and other revenue.    Cost of strategic consulting, software licenses and other revenue consists primarily of personnel-related costs, including salary, stock-based compensation and other compensation-related costs and subcontractor fees directly related to delivering the service.

        As our customer base continues to grow, we expect our cost of revenue to increase in absolute dollars as we expand our data center and customer support operations to support our continued growth. Our cost of revenue could fluctuate as a percentage of revenue on a quarterly basis but remain relatively stable on an annual basis based on the mix of software and services sold and average contractual selling price.

        Gross profit.    Gross profit as a percentage of revenue is affected by two main factors—the mix of software and services sold and the average contractual selling price. We expect our gross profit in absolute dollars to increase, but that our gross profit as a percentage of revenue will be affected as we integrate the businesses of our recent acquisitions, which have historically operated with lower margins than our business. We believe that over time we will achieve improvements in those margins as we integrate the acquired operations and capture the operating efficiencies of the overall business.

Operating Expense

        Operating expense consists of sales and marketing, general and administrative, research and development and depreciation and amortization. Other than for depreciation and amortization expense, personnel-related costs are the most significant component of all of these operating expenses. We expect to continue to hire a significant number of new employees in order to support our overall growth. In any particular period, the timing of additional hires could materially affect our operating results, both in absolute dollars and as a percentage of revenue.

        Sales and marketing.    Sales and marketing expense consists primarily of personnel-related costs, including salary, stock-based compensation and other compensation-related costs for our sales, marketing and business development employees, the cost of marketing programs such as on-line lead generation, promotional events, such as trade shows, seminars and webinars, the cost of business development programs and sales commissions. Sales commission rates are calculated at the time a contract is signed. The sales commission rate is applied to the contract's first year of revenue to calculate sales commission expense. Sales commission expense is accrued and expensed at the time we invoice the customer and is paid to the salesperson when the invoice is collected. Generally, new sales personnel require time to become familiar with our software and services and do not begin to generate sales immediately, which can result in increased sales and marketing expense without any immediate increase in revenue. We expect sales and marketing expense to increase in absolute dollars, but remain relatively constant as a percentage of revenue in the near term, as we continue to hire sales and marketing personnel in the United States and internationally to expand our solution globally.

        General and administrative.    General and administrative expense consists of personnel-related costs, including salary, stock-based compensation and other compensation-related costs for finance and accounting, executive, human resources and information technology personnel, rent and facility costs, legal and other professional fees, and other corporate expenses. We anticipate that we will incur additional costs associated with being a public company, including higher personnel costs, corporate insurance and professional fees, including legal and accounting as it relates to financial reporting and achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act.

        Research and development.    Research and development expense primarily consists of personnel-related costs, including salary, stock-based compensation and other compensation-related costs for development personnel, and fees to our outside contract development vendors. We anticipate that our research and development team will continue to focus on expanding our software and services and increasing the functionality of our current offerings. We expect research and development expense to increase in absolute dollars, but that the investment will likely be lower than the rate of growth in our revenue in the near term.

        Depreciation and amortization.    Depreciation and amortization expense primarily consists of the non-cash write-down of tangible and intangible assets over their expected economic lives. We expect this expense to continue to grow in absolute dollars and potentially as a percentage of revenue as we continue to grow and incur capital expenditures to improve our technological infrastructure and acquire assets through potential future acquisitions.

        Restructuring Charge.    Restructuring charge consists of the fair value of the remaining rent payments for office space we ceased using, net of estimated sublease income, plus real estate commissions and office relocation costs. This charge results from our consolidating office space in New Jersey to eliminate redundant office space acquired in our acquisitions of HCL and Telwares. We expect to record an adjustment to this charge based on the timing, terms and our ability to sublet this office space.

Other Income (Expense), Net

        Other income (expense), net, consists primarily of interest expense on our short and long-term debt, interest income on our cash and cash equivalents balance and changes in fair value of warrant to purchase redeemable convertible preferred stock. We have historically invested our cash in money market investments. We expect our interest income to vary in each reporting period depending on our average cash balances and interest rates.

Income Tax Provision (Benefit)

        Income tax provision (benefit) consists of federal and state corporate income taxes resulting from our operations in the United States. We expect income tax expense to vary each reporting period depending upon taxable income fluctuations and our availability of tax benefits from net loss carryforwards.

        As of December 31, 2011, we had U.S. federal net operating loss carryforwards of approximately $81.0 million, which, if unused, expire from 2020 to 2031, and U.S. federal research and development tax credit carryforwards of approximately $3.0 million, which expire through 2029. We have engaged in several transactions since our inception that have resulted in a change in control as defined by Section 382 of the Internal Revenue Code, which limits our ability to utilize these net operating loss and tax credit carryforwards in the future. As of December 31, 2011, $38.0 million of our net operating loss and tax credit carryforwards were so limited. At December 31 2011, we recorded a valuation allowance against the full amount of our deferred tax assets, as our management believes it is uncertain that they will be fully realized. If we determine in the future that we will be able to realize all or a portion of our net operating loss or tax credit carryforwards, an adjustment to our net operating loss or tax credit carryforwards would increase net income in the period in which we make such a determination.

Critical Accounting Policies

        Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. Our most critical accounting policies are summarized below. See Note 2 to our financial statements included elsewhere in this prospectus for additional information about these critical accounting policies, as well as a description of our other significant accounting policies.

        Revenue recognition.    Recurring technology and services revenue consists of subscription-based fees, software subscription license fees, software maintenance fees and hosting fees related to the use of our solution to manage our customers' communications expenses. Strategic consulting, software licenses and other revenue consists of fees for perpetual software licenses, professional services, contract negotiations and bill audits.

        We recognize revenue when persuasive evidence of an arrangement exists, pricing is fixed and determinable, collection is reasonably assured and delivery or performance of service has occurred. Recurring technology and services subscription-based fees, software subscription license fees, software maintenance fees and hosting fees are recognized ratably over the term of the period of service. The subscription-based services we provide include help desk, asset procurement and provisioning, and carrier dispute resolution services. Implementation fees associated with recurring technology and services engagements are recognized ratably over the estimated expected life of the customer relationship which is estimated to be equal to twice the contract life.

        Software license fees consist of fees paid for a perpetual license agreement for our technology, which are recognized in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 605 (previously American Institute of Certified Public Accountants, or AICPA, Statement of Position 97-2), Software Revenue Recognition, as amended. When contracts contain multiple elements and vendor specific objective evidence of fair value exists for all undelivered elements, we account for the delivered elements in accordance with the residual method prescribed by the authoritative guidance. Vendor specific objective evidence of fair value for maintenance and support is established by a stated renewal rate included in the license arrangement or rates charged for stand-alone sales of maintenance and support. If software maintenance fees are provided for in the license fee or at a discount pursuant to a license agreement, a portion of the license fee equal to the fair market value of these amounts is allocated to software maintenance revenue based on the value established by independent sales of such maintenance services to customers.

        Professional services related to the implementation of our software products, which we refer to as consulting services, are generally performed on a fixed fee basis under separate service arrangements. Consulting services revenue is recognized as the services are performed by measuring progress towards completion based upon either costs or the achievement of certain milestones. We also provide contract negotiation and bill audit services, which we refer to as strategic sourcing services, on behalf of our customers, which are generally performed on a contingency fee basis, with our fees being based on a percentage of the savings we achieve for the customer. Revenue from strategic sourcing services engagements is recognized as savings are secured for the customer, based upon the amount of savings secured multiplied by the contingency fee percentage to which we are entitled.

        In accordance with ASC 605 (previously Emerging Issues Task Force Issue No. 01-14), Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses, we classify reimbursed expenses as revenue and the related expense within cost of revenue in the accompanying consolidated statements of operations. For the years ended December 31, 2009, 2010 and 2011 reimbursed expenses of $30,702, $148,407 and $272,100, respectively, were included in revenue.

        Purchase accounting.    We accounted for the acquisitions of Traq, ISG, InterNoded, HCL, Telwares and ProfitLine, using the purchase method of accounting for acquisitions and we will also account for the acquisitions of Anomalous and ttMobiles using the purchase method. As a result, the purchase price for each of the transactions, including expenses for the Traq, ISG and InterNoded acquisitions only, has been or will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. We applied significant judgment and estimates in determining the fair values of the assets acquired and their useful lives. The excess of the purchase price over the fair value of assets and liabilities was assigned to goodwill, which is not amortized for accounting purposes, but is subject to testing for impairment annually and more frequently if certain events occur. In the process of our annual impairment review, we use the income approach methodology of valuation that includes the discounted cash flow method to determine the fair value of our intangible assets. Significant management judgment is required in the forecasts of future operating results that are used in the discounted cash flow method of valuation.

        The estimates that we have used are consistent with the plans and estimates that we use to manage our business. If our actual results, or the plans and estimates used in future impairment analyses, are lower than the original estimates used to assess the recoverability of these assets, we could incur impairment charges.

        Software development costs.    We expense research and development costs as incurred. We evaluate the establishment of technological feasibility of our software in accordance with ASC 985, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. We have concluded that technological feasibility is not established until the development stage of the software is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general release is very short and, consequently, the amounts that could be capitalized are not material to our consolidated financial statements. Therefore, we charge all such costs to research and development in the period incurred.

        Impairment of goodwill.    We test goodwill for impairment. Goodwill is not amortized for accounting purposes, but instead tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events. We have one reporting unit. The annual goodwill impairment test is a two-step process. First, we determine if the carrying value of our related reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If we determine that goodwill may be impaired, we compare the implied fair value of the goodwill to our carrying amount to determine if there is an impairment loss. Any write-down could have a material adverse effect on our consolidated financial statements. As of December 31, 2011, we had goodwill of $36.3 million. We have determined that there were no indicators of impairment of goodwill as of December 31, 2011.

        Impairment of other long-lived assets.    We periodically review long-lived assets to determine if there is any impairment of these assets. We assess the impairment of these assets, or the need to accelerate amortization, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of our long-lived assets and other intangibles. Future events could cause us to conclude that impairment indicators exist and that the assets should be reviewed to determine their fair value. We assess the assets for impairment based on the estimated future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset's carrying amount over its fair value. Fair value is generally determined based on a valuation process that provides an estimate of a fair value of these assets using a discounted cash flow model, which includes many assumptions and estimates. Once the valuation is determined, we will write-down these assets to their determined fair value, if necessary. Any write-down could have a material adverse effect on our consolidated financial statements.

        Stock-based compensation.    Prior to January 1, 2006, we accounted for stock-based compensation for stock options awarded to employees and directors under ASC 718 (previously Accounting Principles Board, or APB, No. 25), Accounting for Stock Issued to Employees, and had elected the disclosure only alternative under ASC 718 (previously

Statement of Financial Accounting Standards, or SFAS, No. 123), Accounting for Stock-Based Compensation.

        Effective January 1, 2006, we adopted ASC 718 (previously SFAS No. 123(R)), Share-based Payment. ASC 718 supersedes APB No. 25 and related interpretations. ASC 718 requires all stock-based compensation to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable service period. We adopted this statement using the prospective transition method, which does not result in restatement of our previously issued financial statements and requires only new awards or awards that are modified, repurchased or canceled after the effective date to be accounted for under the provisions of ASC 718. These costs will be recognized on a straight-line basis over the requisite service period for all time-based vested awards. We continue to account for stock-based awards granted prior to January 1, 2006 following the provisions of ASC 718.

        For stock-based awards subsequent to January 1, 2006, we estimate the fair value of the stock-based awards, including stock options, using the Black-Scholes valuation model. Determining the fair value of stock-based awards requires the use of highly subjective assumptions, including the expected term of the award and expected stock price volatility. The assumptions used in calculating the fair value of stock-based awards granted in 2009, 2010 and 2011 are set forth below:

	2009	2010	2011
Expected dividend yield	0%	0%	0%
Risk-free interest rate	2.06% - 2.52%	1.80% - 2.87%	1.25% - 2.60%
Expected term (in years)	6.1 years	5.5 to 6.1 years	5.5 to 6.2 years
Volatility	65.98% - 70.63%	62.51% - 64.67%	59.74% - 60.88%

        The assumptions used in determining the fair value of stock-based awards represent management's best estimates, but these estimates involve inherent uncertainties and the application of management's judgment. As a result, if factors change and we use different assumptions, our stock-based compensation could be materially different in the future. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the stock-based award. The expected term of options has been estimated utilizing the vesting period of the option, the contractual life of the option and our option exercise history. Because there had been no public market for our common stock prior to our initial public offering, we believe that we have insufficient data from our limited public trading history to appropriately utilize company-specific historical and implied volatility information. Therefore, we estimate our expected stock volatility based on that of publicly traded peer companies, and we expect to continue to use this methodology until such time as we have adequate historical data regarding the volatility of our publicly traded stock price. Also, ASC 718 requires that we recognize compensation expense for only the portion of options that are expected to vest. Accordingly, we have estimated expected forfeitures of stock options upon the adoption of ASC 718 based on our historical forfeiture rate and used these rates in developing a future forfeiture rate. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

        The following table summarizes by grant date the number of shares of common stock subject to stock options granted during the year ended December 31, 2011, the per share exercise price of those options and the per share estimated fair value of those options on each grant date:

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options (1)	Per Share Estimated Fair Value of Options (2)
January 28, 2011	1,684,741	$5.99	$3.45
April 1, 2011	132,267	7.01	4.05
April 27, 2011	26,240	7.26	4.17
July 11, 2011	134,866	10.00	5.66
October 25, 2011	83,263	12.56	6.98

(1)
The Per Share Exercise Price of Options column represents the determination by our board of directors of the market value of our common stock on the date of grant, which was determined prior to our initial public offering by taking into account our most recently available valuation of our common stock and which has been determined since our initial public offering by reference to the closing price of our common stock on The NASDAQ Global Market on the applicable date of grant.

(2)
The Per Share Estimated Fair Value of Options column was estimated for the date of grant using the Black-Scholes valuation model. This model estimates the fair value by applying a series of factors, including the exercise price of the option, a risk free interest rate, the expected term of the option, expected share price volatility of the underlying common stock and expected dividends on the underlying common stock.

        Our board of directors engaged Shasta Partners, LLC, or Shasta, an independent valuation specialist, to prepare third-party valuations of our common stock as of January 28, 2011, April 1, 2011 and April 27, 2011 in connection with our stock option grants. We believe that the valuation methodologies used in Shasta's contemporaneous valuations are reasonable and consistent with the AICPA Technical Practice Aid, "Valuation of Privately-Held-Company Equity Securities Issued as Compensation," which we refer to as the AICPA Practice Aid.

January 28, 2011 valuation

        In January 2011, we engaged Shasta to prepare a fair market valuation of our common stock as of January 28, 2011. Shasta used the probability-weighted expected return method, which we refer to as the PWER method, as outlined in the AICPA Practice Aid, as it had for previous valuations of our company. Under the PWER method, shares of preferred stock and common stock are valued separately based on the probability-weighted average expected future returns, considering various future outcomes of our operations and liquidity events. Shasta analyzed this in two scenarios: a Continuing Operations Scenario and an IPO Scenario, and the results of these two scenarios were weighted to arrive at the final valuation, as described further below.

        Under the Continuing Operations Scenario, Shasta considered three different approaches to determine fair value and then applied a weighting to each approach to determine its estimate of fair value. The three approaches were the market approach, income approach and company-specific approach, each of which is discussed in more detail below.

        The market approach deployed by Shasta was based on comparable public company analysis, as well as analysis of comparable merger and acquisition transactions. Shasta researched a set of 17 public companies that it deemed to be comparable, which were the same companies Shasta researched as part of a comparable public company analysis for its previous December 31, 2010 valuation of our company, and, based on a review of their collective financial information, derived several different multiples of total enterprise value to revenue of this group of companies, and applied those ratios to our revenue to create an estimate of total enterprise value based on the comparable public companies. Additionally, Shasta analyzed 56 then-recently announced acquisitions of comparable companies, which were the same acquisitions that Shasta researched in analyzing comparable acquisition transactions for its December 31, 2010 valuation, to calculate acquisition multiples and applied those ratios to our revenue to create an estimate of total enterprise value based on the comparable acquisition transactions. The market approach was given a 75% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The income approach was based on a discounted cash flow analysis, using a five-year model of future cash flows based on our financial projections at the time and an assumed terminal value at the end of the fifth year. The projected cash flow was discounted to present value using a discount rate of approximately 20%, with the discount rate based on the typical average rates of return required for venture capital investors for private companies at a similar stage of development to us. The income approach was given a 20% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The company-specific approach was based on the valuation of our company at our most recent equity financing event, which was the sale of series F redeemable convertible preferred stock in July 2008 at a post-money valuation of $114.9 million. The company-specific approach was given a 5% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The results of these approaches were weighted as indicated above to determine the estimated enterprise value of our company as of January 28, 2011 under the Continuing Operations Scenario. From that, our net debt was substracted, and the fair value of the preferred stock was estimated by analyzing the liquidation preferences applicable to the preferred stockholders. The remaining value was then allocated to the common stock and, from that value, a lack of marketability discount of approximately 15% was applied, resulting in a value of approximately $5.39 per share as January 28, 2011 under the Continuing Operations Scenario.

        Under the IPO Scenario, Shasta assumed a range of valuations for our company based on our projected revenues for 2011 using prevailing market multiples at that time. Shasta subtracted from this an initial public offering discount which was estimated at 15%, and deducted the value of our indebtedness (net of cash). Shasta then attributed value to the initial public offering investors and existing preferred and common stockholders, and divided the value attributable to our existing preferred and common stockholders by the number of fully diluted common share equivalents outstanding as of the valuation date to arrive at an implied price per common share. Shasta averaged the results of the range of valuations for our company based on our projected revenues, which resulted in a valuation under the IPO Scenario of approximately $6.59 per share as of January 28, 2011.

        The results of the Continuing Operations Scenario and the IPO Scenario were weighted equally, resulting in a value of approximately $5.99 per share as of January 28, 2011.

     Stock option grants on January 28, 2011

        Our board of directors granted stock options on January 28, 2011, with each option having an exercise price of $5.99 per share. In line with the AICPA Practice Aid, our board referenced Shasta's contemporaneous January 28, 2011 valuation and, following a review of then-current market conditions and our then-current business metrics, used the value determined by Shasta as of January 28, 2011 of $5.99 as the estimated fair value of our common stock.

April 1, 2011 valuation

        In March through April of 2011, we engaged Shasta to update its fair market valuation of our common stock as of April 1, 2011. Shasta used the PWER method, as outlined in the AICPA Practice Aid, as it had for its January 28, 2011 valuation. Under the PWER method, shares of preferred stock and common stock are valued separately based on the probability-weighted average expected future returns, considering various future outcomes of our operations and liquidity events. Shasta analyzed this in two scenarios: a Continuing Operations Scenario and an IPO Scenario, and the results of these two scenarios were weighted to arrive at the final valuation, as described further below.

        Under the Continuing Operations Scenario, Shasta considered the same three different approaches to determine fair value as used in the January 28, 2011 valuation and then applied a weighting to each approach to determine its estimate of fair value. The three approaches were the market approach, income approach and company-specific approach, each of which is discussed in more detail below.

        The market approach deployed by Shasta was based on comparable public company analysis, as well as analysis of comparable merger and acquisition transactions. Shasta researched a set of 17 public companies that it deemed to be comparable, which were the same companies Shasta researched for its comparable public company analysis for its January 28, 2011 valuation, and, based on a review of their collective financial information, derived several different multiples of total enterprise value to revenue of this group of companies, and applied those ratios to our revenue to create an estimate of total enterprise value based on the comparable public companies. Additionally, Shasta analyzed 62 then-recently announced acquisitions of comparable companies, to calculate acquisition multiples and applied those ratios to our revenue and EBITDA to create an estimate of total enterprise value based on the comparable acquisition transactions. The market approach was given a 75% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The income approach was based on a discounted cash flow analysis, using a five-year model of future cash flows based on our financial projections at the time and an assumed terminal value at the end of the fifth year. The projected cash flow was discounted to present value using a discount rate of approximately 20%, with the discount rate based on the typical average rates of return required for venture capital investors for private companies at a similar stage of development to us. The income approach, which yielded a higher estimate of total enterprise value than the same approach as of January 28, 2011, was given a 20% weighting in the final determination of enterprise value for the Continuing Operations Scenario. The increase from the estimate of total enterprise value equal determined under the income approach as of January 28, 2011 was primarily due to an increase in our projected future cash flows as a result of our improved financial results and anticipated future cash flows resulting from our Telwares acquisition, which we had completed on March 16, 2011.

        The company-specific approach was based on the valuation of our company at our most recent equity financing event, which was the sale of series F redeemable convertible preferred stock in July 2008 at a post-money valuation of $114.9 million. The company-specific approach was given a 5% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The results of these approaches were weighted as indicated above to determine the estimated enterprise value of our company as of April 1, 2011 under the Continuing Operations Scenario. From that, our net debt was subtracted, and the fair value of the preferred stock was estimated by analyzing the liquidation preferences applicable to the preferred stockholders. The remaining value was then allocated to the common stock and, from that value, a lack of marketability discount of approximately 15% was applied, resulting in a fair value of approximately $6.06 per share as April 1, 2011 under the Continuing Operations Scenario.

        Under the IPO Scenario, Shasta assumed a range of valuations for our company based on our projected revenues for 2011 using prevailing market multiples at that time. Shasta subtracted from this an initial public offering discount which was estimated at 15%, and deducted the value of our indebtedness (net of cash). Shasta then attributed value to the initial public offering investors and existing preferred and common stockholders, and divided the value attributable to our existing preferred and common stockholders by the number of fully-diluted common share equivalents outstanding as of the valuation date to arrive at an implied price per common share. Shasta averaged the results of the range of valuations for our company based on our projected revenues, which resulted in a valuation under the IPO Scenario of approximately $7.99 per share as of April 1, 2011. The valuation determined by Shasta under the IPO Scenario as of April 1, 2011 was higher than the valuation determined by Shasta under the IPO Scenario as of January 28, 2011 primarily because of the increase in our estimated enterprise value and the utilization of higher multiples.

        The results of the Continuing Operations Scenario and the IPO Scenario were weighted equally, resulting in a value of approximately $7.01 per share as of April 1, 2011 compared to a value of approximately $5.99 per share as of January 28, 2011. In light of the increased strength in the public markets during the first quarter of 2011 and our intention to complete our initial public offering during the second quarter of 2011, our board of directors determined that this increase in the estimated fair value of our common stock as compared to January 28, 2011 was appropriate.

     Stock option grants on April 1, 2011

        Our board of directors granted stock options on April 1, 2011, with each option having an exercise price of $7.01 per share. In line with the AICPA Practice Aid, our board referenced Shasta's contemporaneous April 1, 2011 valuation and, following a review of then-current market conditions and our then-current business metrics, used the value determined by Shasta as of April 1, 2011 of $7.01 as the estimated fair value of our common stock.

April 27, 2011 valuation

        In April 2011, we engaged Shasta to update its fair market valuation of our common stock as of April 27, 2011. Shasta used the PWER method, as outlined in the AICPA Practice Aid, as it had for its April 1, 2011 valuation. Under the PWER method, shares of preferred stock and common stock are valued separately based on the probability-weighted average expected future returns, considering various future outcomes of our operations and liquidity events. Shasta analyzed this in two scenarios: a Continuing Operations Scenario and an IPO Scenario, and the results of these two scenarios were weighted to arrive at the final valuation, as described further below.

        Under the Continuing Operations Scenario, Shasta considered the same three different approaches to determine fair value as used in the April 1, 2011 valuation and then applied a weighting to each approach to determine its estimate of fair value. The three approaches were the market approach, income approach and company-specific approach, each of which is discussed in more detail below.

        The market approach deployed by Shasta was based on an analysis of comparable public companies and comparable merger and acquisition transactions. Shasta researched a set of

17 public companies that it deemed to be comparable, which were the same companies Shasta researched for its comparable public company analysis for its April 1, 2011 valuation, and, based on a review of their collective financial information, derived several different multiples of total enterprise value to revenue of this group of companies, and applied those ratios to our revenue to create an estimate of total enterprise value based on the comparable public companies. Additionally, Shasta analyzed 62 then-recently announced acquisitions of comparable companies, to calculate acquisition multiples and applied those ratios to our revenue and EBITDA to create an estimate of total enterprise value based on the comparable acquisition transactions equal to $190.4 million as of April 27, 2011. The market approach was given a 75% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The income approach was based on a discounted cash flow analysis, using a five-year model of future cash flows based on our financial projections at the time and an assumed terminal value at the end of the fifth year. The projected cash flow was discounted to present value using a discount rate of approximately 20%, with the discount rate based on the typical average rates of return required for venture capital investors for private companies at a similar stage of development to us. The income approach was given a 20% weighting in the final determination of enterprise value for the Continuing Operations Scenario. The estimate of total enterprise value equal determined under the income approach as of April 27, 2011 was unchanged from April 1, 2011.

        The company-specific approach was based on the valuation of our company at our most recent equity financing event, which was the sale of series F redeemable convertible preferred stock in July 2008. The company-specific approach was given a 5% weighting in the final determination of enterprise value for the Continuing Operations Scenario.

        The results of these approaches were weighted as indicated above to determine the estimated enterprise value of our company as of April 27, 2011 under the Continuing Operations Scenario. From that, our net debt was subtracted, and the fair value of the preferred stock was estimated by analyzing the liquidation preferences applicable to the preferred stockholders. The remaining value was then allocated to the common stock and, from that value, a lack of marketability discount of approximately 15% was applied, resulting in a value of approximately $5.56 per share as April 27, 2011 under the Continuing Operations Scenario.

        Under the IPO Scenario, Shasta assumed a range of valuations for our company based on our projected revenues for 2011 using prevailing market multiples at that time. Shasta subtracted from this an initial public offering discount which was estimated at 15%, and deducted the value of our indebtedness (net of cash). Shasta then attributed value to the initial public offering investors and existing preferred and common stockholders, and divided the value attributable to our existing preferred and common stockholders by the number of fully-diluted common share equivalents outstanding as of the valuation date to arrive at an implied price per common share. Shasta averaged the results of the range of valuations for our company based on our projected revenues, which resulted in a valuation under the IPO Scenario of approximately $7.99 per share as of April 27, 2011. The valuation determined by Shasta under the IPO Scenario as of April 27, 2011 was unchanged from April 1, 2011.

        Because of the increased likelihood that we would be able to complete our initial public offering during the second quarter of 2011, the results of the Continuing Operations Scenario and the IPO Scenario were not weighted equally, as previously done, and instead were weighted 30% for the Continuing Operations Scenario and 70% for the IPO Scenario, resulting in a value of approximately $7.26 per share as of April 27, 2011 compared to a value of approximately $7.01 per share as of April 1, 2011. In light of the continuing strength in the public markets and our intention to complete our initial public offering during the summer of 2011, our board of directors believed that this increase in the estimated fair value of our common stock as compared to April 1, 2011 was appropriate.

     Stock option grants on April 27, 2011

        Our board of directors granted stock options on April 27, 2011, with each option having an exercise price of $7.26 per share. In line with the AICPA Practice Aid, our board referenced Shasta's contemporaneous April 27, 2011 valuation and, following a review of then-current market conditions and our then-current business metrics, used the value determined by Shasta as of April 27, 2011 of $7.26 as the estimated fair value of our common stock.

        On July 11, 2011, we and the underwriters for our initial public offering determined an estimated price range for such offering of $9.00 to $11.00 per share. The midpoint of the price range, $10.00, was an increase of $2.74, or approximately 38%, as compared to our board of directors' determination of fair value per common share on April 27, 2011 of $7.26; the $9.00 low end of the price range was an increase of $1.74. The increase from the April 27, 2011 valuation was primarily the result of the following factors:

  •
  Our and the underwriters' perceptions of significantly increased optimism regarding the market for initial public offerings as well as our and the underwriters' increased expectations that we would complete our initial public offering in the summer of 2011. For example, the number of initial public offerings in the United States increased from 25 in the first quarter of 2011 to 45 in the second quarter, and the number of offerings by technology issuers more than doubled, from 7 in the first quarter of 2011 to 18 in the second quarter, including several initial public offerings that performed extremely well in the aftermarket.

  •
  Under the IPO Scenario used by Shasta in its April 27, 2011 valuation, Shasta assumed a range of valuations for our company based on our projected revenues for 2011. In contrast, the valuation methodologies used in determining the estimated price range for our initial public offering were based on our projected financial results over the period of 2011 to 2012. In addition, as the result of differences in the identities of the comparable public companies identified by Shasta and the underwriters, Shasta used a lower revenue multiple under the IPO Scenario than was used in determining the estimated price range for our initial public offering.

        Under the methodology applied by the board, the board gave a 30% chance that the Company would not go forward with the IPO Scenario used by Shasta in its April 27, 2011 valuation. The Continuing Operations Scenario used by Shasta in its April 27, 2011 valuation generated a lower number than the IPO Scenario, in part because the company-specific approach of the Continuing Operations Scenario considered the valuation of our company at our most recent equity financing event, which was the sale of series F redeemable convertible preferred stock in July 2008. The valuation in our series F financing was not considered as part of the valuation methodologies used in determining the estimated price range for our initial public offering because we and the underwriters did not consider it relevant to the valuation of our company in the public marketplace.

     Stock option grant on July 11, 2011

        Our board of directors granted a stock option on July 11, 2011 at an exercise price of $10.00, the midpoint of the estimated price range for our initial public offering determined by us and the underwriters on that date, which our board determined to be the estimated fair value of our common stock on the date of grant.

        Since our initial public offering, the exercise price per share of all option grants has been set at the closing price of our common stock on The NASDAQ Global Market on the applicable date of grant, which our board of directors believes represents the fair value of our common stock.

        Common Stock Warrant.    We accounted for the shares of common stock issuable upon exercise of a warrant that we issued to IBM in accordance with ASC 505, Equity-Based Payments to Non-Employee. We issued the warrant to IBM in connection with the entry into a five-year strategic relationship agreement. Under the terms of the agreement, certain shares of common stock underlying the warrant vested at the time the agreement was signed, which we valued using the Black-Scholes valuation model at the time of the signing of the agreement and recorded the amount to equity and to intangible assets. Additional shares of common stock underlying the warrant will vest based on the achievement of specified contractual billing thresholds over a three-year period. In June 2011, we amended the terms of the warrant to change the number of shares that are subject to vesting and the thresholds for achieving vesting. Under the terms of the amendment, certain shares of common stock underlying the warrant vested at the time the amendment was signed. These shares were valued using the Black-Scholes valuation model based on inputs as of the time of the signing of the amendment. Additional shares of common stock underlying the warrant will vest based on the achievement of specified contractual annual recurring revenue thresholds over a period from June 8, 2011 to June 30, 2012. We will evaluate on a quarterly basis the probability of IBM vesting in any additional warrant shares and to the extent we deem it probable that additional shares will vest, we will record the fair value of the additional shares to intangible assets and non-current liabilities using a Black-Scholes valuation model and mark to market each quarter thereafter until such time as those warrants shares are actually earned and vest. In the first quarter of 2010, we began to amortize the asset, with the related charge recorded as contra-revenue. The related charge to revenue was in proportion to expected revenue from the agreement.

        Preferred Stock Warrants.    In connection with our acquisition of Traq and various financing arrangements, we issued warrants to purchase redeemable convertible preferred stock. In accordance with ASC 480, Distinguishing Liabilities from Equity, we classified these warrants as a liability on our consolidated balance sheet, and each reporting period the carrying value of the warrants was adjusted to its then-current fair value, with any resulting gain or loss reflected in the consolidated statement of operations as a component of "(Increase) decrease in fair value of warrants for redeemable convertible preferred stock". As a result of our initial public offering, all warrants to purchase redeemable convertible preferred stock became exercisable for shares of common stock.

        Income Taxes.    We are subject to income taxes in the United States, and we use estimates in determining our income tax provisions. We account for income taxes in accordance with ASC 740, Income Taxes, which is the asset and liability method for accounting and reporting for income taxes. Under ASC 740, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates.

        We assess the likelihood that deferred tax assets will be realized, and we recognize a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. At December 31, 2011, we had a full valuation allowance against substantially all our deferred tax assets. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business.

        Effective January 1, 2009, we adopted ASC 740, Accounting for Uncertainty in Income Taxes. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

        We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position's sustainability and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and we will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

        Allowances for Bad Debt.    We estimate and record allowances for potential bad debts and customer credits based on factors such as the write-off percentages, the current business environment and known concerns within our accounts receivable balances.

        The allowance for bad debts is our estimate of bad debt expense that could result from the inability or refusal of our customers to pay for our services. Additions to the estimated allowance for bad debts are recorded as an increase in general and administrative expense and are based on factors such as historical write-off percentages, the current business environment and the known concerns within the current aging of accounts receivable. Reductions in the estimated allowance for bad debts due to subsequent cash recoveries are recorded as a decrease in general and administrative expenses. As specific bad debts are identified, they are written-off against the previously established estimated allowance for bad debts and have no impact on operating expenses. This allowance also includes our estimate of adjustments for services that do not meet our customers' requirements. Additions to the estimated allowance for customer credits are recorded as a reduction in revenue and are based on a customer by customer basis of known concerns within the current aging. Reductions in the estimated allowance for customer credits are recorded as an increase in revenue. As specific customer credits are identified, they are written-off against the previously established estimated allowance for customer credits and have no impact on revenue.

        If there is a decline in the general economic environment that negatively affects the financial condition of our customers or an increase in the number of customers that are dissatisfied with our software or services, additional estimated allowances for bad debts and customer credits may be required and the impact on our consolidated financial statements could be material.

Results of Operations

        The following table sets forth selected statements of operations data for the periods indicated. These results of operations are not necessarily indicative of the consolidated results of operations that will be achieved in any future period.

	Years Ended December 31,
	2009	2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Recurring technology and services	$46,005	$57,703	$93,671
Strategic consulting, software licenses and other	9,912	10,771	11,270

Total revenue	55,917	68,474	104,941

Cost of revenue:
Recurring technology and services	20,538	26,349	44,814
Strategic consulting, software licenses and other	4,360	3,874	5,165

Total cost of revenue (1)	24,898	30,223	49,979

Gross profit	31,019	38,251	54,962
Operating expense:
Sales and marketing (1)	9,793	12,281	16,648
General and administrative (1)	9,547	11,709	17,777
Research and development (1)	8,070	9,321	11,860
Depreciation and amortization	3,537	3,529	4,551
Restructuring charge	—	—	1,549

Income from operations	72	1,411	2,577
Other income (expense), net
Interest expense	(2,224)	(2,007)	(3,047)
Interest income	46	19	45
Increase in fair value of warrants for redeemable convertible preferred stock	(184)	(884)	(1,996)
Other income	—	3	—

Loss before income tax provision	(2,290)	(1,458)	(2,421)
Income tax provision	264	294	534

Net loss	$(2,554)	$(1,752)	$(2,955)

(1)
Includes stock-based compensation as follows:

Cost of revenue	$115	$323	$669
Sales and marketing	216	425	1,201
General and administrative	329	1,032	1,934
Research and development	89	148	176

	$749	$1,928	$3,980

        The following table sets forth selected statements of operations data for each of the periods indicated as a percentage of total revenue.

	Years Ended December 31,
	2009	2010	2011
Statement of Operations Data:
Revenue:
Recurring technology and services	82%	84%	89%
Strategic consulting, software licenses and other	18%	16%	11%

Total revenue	100%	100%	100%

Cost of revenue:
Recurring technology and services	37%	38%	43%
Strategic consulting, software licenses and other	8%	6%	5%

Total cost of revenue	45%	44%	48%

Gross profit	55%	56%	52%
Operating expense:
Sales and marketing	18%	18%	16%
General and administrative	17%	17%	17%
Research and development	14%	14%	11%
Depreciation and amortization	6%	5%	4%
Restructuring charge	—	—	1%

Income from operations	0%	2%	2%
Other income (expense), net
Interest expense	(4)%	(3)%	(3)%
Interest income	0%	0%	0%
Increase in fair value of warrants for redeemable convertible preferred stock	0%	(1)%	(2)%
Other income	0%	0%	0%

Loss before income tax provision	(4)%	(2)%	(2)%
Income tax provision	0%	0%	1%

Net loss	(5)%	(3)%	(3)%

Years Ended December 31, 2010 and 2011

        The following table presents our components of revenue for the periods presented:

     Revenue

	Years Ended December 31,		Change
(in thousands, except percentages)	2010	2011	$	%
Recurring technology and services	$57,703	$93,671	$35,968	62%
Strategic consulting, software licenses and other	10,771	11,270	499	5%

Total revenue	$68,474	$104,941	$36,467	53%

        The increase in recurring technology and services revenue resulted from the acquisitions of HCL, Telwares and ProfitLine, which accounted for $19.9 million of the increase, and a $16.0 million increase in customer revenue unrelated to these acquisitions, which was principally attributable to revenues from 107 new customers added between October 2010 and

September 2011, in addition to increased revenues from existing customers in our fixed and mobile businesses. As of December 31, 2011, we had more than 750 end customers.

        The increase in strategic consulting, software licenses and other revenue was primarily due to increases of $1.0 million in strategic sourcing revenue (which is net of a $0.8 million increase in strategic sourcing revenue attributable to customers acquired in the HCL acquisition). These increases were partially offset by a decrease in software licenses revenue of $0.5 million.

     Cost of Revenue and Gross Profit

        The following table presents our cost of revenue and gross profit for the periods presented:

	Years Ended December 31,		Change
(in thousands, except percentages)	2010	2011	$	%
Recurring technology and services	$26,349	$44,814	$18,465	70%
Strategic consulting, software licenses and other	3,874	5,165	1,291	33%

Total cost of revenue	$30,223	$49,979	$19,756	65%

Gross profit	$38,251	$54,962	$16,711	44%

Gross margin	56%	52%

        As a percentage of recurring technology and services revenue, recurring technology and services cost of revenue increased to 48% for the year ended December 31, 2011 as compared to 46% for the prior year. This increase as a percentage of revenue was primarily due to increased costs associated with implementing new customers with revenue being recognized later and due to the HCL and Telwares acquisitions, as those businesses operate with higher cost of revenues than our other businesses. We expect recurring technology and services cost of revenue to decrease as a percentage of recurring technology and services revenue as we integrate these businesses and subsequently acquired businesses to our platform. The $18.5 million increase in absolute dollars was primarily due to an increase in personnel-related costs, including salary and other compensation-related costs, of $12.9 million (of which $7.7 million was attributable to the HCL, Telwares and ProfitLine acquisitions), an increase of $4.1 million in outside contractor costs (of which $3.8 million was attributable to the acquisitions), and an increase of $1.3 million in travel and other infrastructure costs (of which $0.8 million was attributable to the acquisitions). The increases in personnel-related, outside contractor, travel and other infrastructure costs excluding the effects of the three acquisitions were primarily attributable to providing support for customer growth in our recurring technology and services business.

        On an absolute dollars basis, strategic consulting, software licenses and other cost of revenue for the year ended December 31, 2011 increased $1.3 million to $5.2 million as compared to $3.9 million for the same period in 2010 primarily as a result of an increase in personnel-related costs, including salary and other compensation-related costs, of $1.0 million (of which $0.3 million was attributable to the HCL acquisition) and increased consulting costs of $0.3 million, as a result of the increase in consulting revenue and the cost of implementing new software license customers with revenue being recognized later, and $0.2 million of third party contractor costs in 2011 related to a strategic consulting engagement.

        As a percentage of revenue, gross profit decreased to 52% for the year ended December 31, 2011 from 56% for the prior year. The decrease in gross margin was primarily due to the HCL and Telwares acquisitions, as those businesses operate with lower gross margins than our other businesses. We expect gross margins to continue to be lower than the gross margins in 2010 until we integrate these businesses and subsequently acquired businesses to our platform. Gross profit increased in absolute dollars to $55.0 million for the year ended December 31, 2011 as compared to $38.3 million for the same period in 2010. The increase in gross profit in absolute dollars was primarily due to increased revenue.

     Operating Expense

        The following table presents our components of operating expense for the periods presented:

	Years Ended December 31,
	2010		2011
					Change
		% of Revenue		% of Revenue
(in thousands, except percentages)	Amount		Amount		$	%
Sales and marketing	$12,281	18%	$16,648	16%	$4,367	36%
General and administrative	11,709	17	17,777	17	6,068	52%
Research and development	9,321	14	11,860	11	2,539	27%
Depreciation and amortization	3,529	5	4,551	4	1,022	29%
Restructuring charge	—	—	1,549	1	1,549	*

Total operating expense	$36,840	54%	$52,385	50%	$15,545	42%

*
Not meaningful

        Sales and marketing expense.    The increase in sales and marketing expense was primarily due to increases of $4.5 million in personnel-related costs (of which $0.6 million was attributable to the HCL, Telwares and ProfitLine acquisitions), including salary and other compensation-related costs, as we increased the number of direct and indirect sales force employees to accommodate growth in sales opportunities, $0.3 million in travel expense and $0.2 million in marketing expense primarily attributable to attending several trade shows in an effort to increase lead generation. These increases were partially offset by lower contractor costs of $0.8 million.

        General and administrative expense.    The increase in general and administrative expense was primarily attributable to an increase in facility, equipment and communications costs of $2.7 million (of which $1.3 million was attributable to the HCL, Telwares and ProfitLine acquisitions) and an increase in personnel-related costs, including salary and other compensation-related costs, of $2.6 million (of which $0.5 million was attributable to the acquisitions), consisting of increased employee compensation and benefits of $1.7 million and increased stock-based compensation expense of $0.9 million as a result of increased headcount. In addition, we incurred an increase in accounting fees and other professional fees of $0.2 million primarily attributable to the HCL, Telwares and ProfitLine acquisitions and operating as a public company.

        Research and development expense.    The increase in research and development expense was primarily attributable to an increase in personnel-related costs, including salary and other compensation-related costs, of $1.7 million (of which $0.8 million was attributable to the HCL, Telwares and ProfitLine acquisitions) primarily arising from increased headcount, consisting of increased employee compensation and benefits of $2.2 million partially offset by a $0.5 million increase in the allocation of technology personnel and information technology expenses to cost of revenue. In addition, we incurred a $0.8 million increase in third-party consultant expenses. The higher costs were primarily the result of an initiative to enhance the functionality of our products and improve our ability to scale to increased demand.

        Depreciation and amortization expense.    The increase in depreciation and amortization expense was due to an increase in amortization expense of $0.7 million and an increase in depreciation expense of $0.3 million. The increase in amortization expense was a result of higher intangible assets as result of the HCL, Telwares and ProfitLine acquisitions. The increase in depreciation expense was primarily due to an increase in capital expenditures to support our overall growth.

        Restructuring charge.    The restructuring charge recorded during the year ended December 31, 2011 was a result of consolidation of office space in New Jersey. The consolidation of office space eliminated redundant office space acquired in the HCL and Telwares acquisitions. This charge reflects the fair value of the remaining rent payments for the office space we ceased using, net of estimated sublease income, plus real estate commissions and office relocation costs. While we have started the process of subletting the office space, we do not know how long it will take to locate a subtenant or to come to terms on a sublease agreement or the terms on which we may be able to sublease the office space, which might not be favorable to us. Any differences between the estimated sublease income and the actual agreement will be recorded monthly over the then-remaining term of the original lease.

     Other Income (Expense), Net

	Years Ended December 31,		Change
(in thousands, except percentages)	2010	2011	$	%
Interest expense	$(2,007)	$(3,047)	$(1,040)	52%
Interest income	19	45	26	137%
Increase in fair value of warrants for redeemable convertible preferred stock	(884)	(1,996)	(1,112)	126%
Other income	3	—	(3)	(100)

        Interest Expense.    The increase in interest expense was due to higher average debt balances, increased amortization of debt discounts as a result of the debt related to the HCL, Telwares and ProfitLine acquisitions and loan prepayment fees.

        Interest Income.    The increase in interest income was primarily as a result of higher average cash balances due to holding the net proceeds from our initial public offering in interest bearing bank accounts.

        Increase in fair value of warrants to purchase redeemable convertible preferred stock.    The net increase in the fair value of warrants to purchase redeemable convertible preferred stock for the year ended December 31, 2011 was $2.0 million as compared to a $0.9 million increase in the fair value of warrants for the year ended December 31, 2010. The increase was the result of a larger increase in the fair value of the underlying shares of preferred stock during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Upon completion of our initial public offering in August 2011, all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock.

        Income tax provision.    Our income tax provision increased $0.2 million to $0.5 million for the year ended December 31, 2011 as compared to $0.3 million for the year ended

December 31, 2010. The increase was due to increases in state income taxes as a result of increased state taxable income and an increase in our deferred income taxes related to our acquisitions of HCL and Telwares.

Years Ended December 31, 2009 and 2010

        The following table presents our components of revenue for the periods presented:

     Revenue

	Years Ended December 31,		Change
(in thousands, except percentages)	2009	2010	$	%
Recurring technology and services	$46,005	$57,703	$11,698	25%
Strategic consulting, software licenses and other	9,912	10,771	859	9%

Total revenue	$55,917	$68,474	$12,557	22%

        The increase in recurring technology and services revenue was primarily related to a $11.7 million increase in customer revenue, principally attributable to adding 99 new customers during the year ended December 31, 2010, as well as increased revenues from our existing customers in our fixed and mobile businesses. As of December 31, 2010, we had more than 495 end customers.

        The increase in strategic consulting, software licenses and other revenue was primarily due to growth in consulting services revenue of $978,000, software license fees of $327,000, activation fees of $265,000 and other revenue of $118,000, partially offset by a decrease in strategic sourcing revenue of $712,000.

     Cost of Revenue and Gross Profit

        The following table presents our cost of revenue and gross profit for the periods presented:

	Years Ended December 31,		Change
(in thousands, except percentages)	2009	2010	$	%
Recurring technology and services	$20,538	$26,349	$5,811	28%
Strategic consulting, software licenses and other	4,360	3,874	(486)	(11)%

Total cost of revenue	$24,898	$30,223	$5,325	21%

Gross profit	$31,019	$38,251	$7,232	23%

Gross margin	55%	56%

        As a percentage of recurring technology and services revenue, recurring technology and services cost of revenue increased to 46% for 2010 as compared to 45% for 2009. This increase as a percentage of revenue was primarily due to increased costs associated with implementing new customers with the associated revenue being recognized later. The $5.8 million increase in absolute dollars was primarily due to an increase in personnel-related costs, including salary and other compensation-related costs of $5.5 million, an increase in travel-related costs of $245,000 and an increase in other infrastructure costs of $290,000, partially offset by lower hosting costs of $225,000. The increase in personnel-related costs and travel-related costs was directly attributable to supporting customer growth in our existing recurring technology and services business. The decrease in hosting costs was directly attributable to the consolidation of multiple hosting facilities.

        As a percentage of strategic consulting, software licenses and other revenue, strategic consulting, software licenses and other cost of revenue decreased to 36%, or by $486,000, for 2010 as compared to 44% for 2009. This decrease as a percentage of revenue was primarily due to increased software license fee and activation fee revenue with no incremental cost increase as a result of these costs being relatively fixed. The decrease in absolute dollars for 2010 as compared to 2009 was primarily due to a decrease in strategic sourcing personnel-related costs, including salary and other compensation-related costs of $543,000. This decrease was primarily due to audit personnel being transferred to recurring technology and service roles as a result of a decrease in audit revenue.

        Gross profit increased to $38.3 million, or 56%, for 2010 as compared to $31.0 million, or 55%, for 2009, primarily due to increased revenue.

     Operating Expense

        The following table presents our components of operating expense for the periods presented:

	Years Ended December 31,
	2009		2010
					Change
		% of Revenue		% of Revenue
(in thousands, except percentages)	Amount		Amount		$	%
Sales and marketing	$9,793	18%	$12,281	18%	$2,488	25%
General and administrative	9,547	17	11,709	17	2,162	23%
Research and development	8,070	14	9,321	14	1,251	16%
Depreciation and amortization	3,537	6	3,529	5	(8)	0%

Total operating expense	$30,947	55%	$36,840	54%	$5,893	19%

        Sales and marketing expense.    The increase in absolute dollars was primarily due to an increase in personnel-related costs, including salary and other compensation-related costs of $1.7 million, as we increased the number of direct and indirect sales force employees to accommodate the growth in sales opportunities and an increase in contractor costs of $706,000, which was primarily attributable to charges pursuant to an agreement with a strategic partner, and an increase in trade show costs of $134,000, slightly offset by lower lead generation fees of $151,000, as we are developing leads internally as opposed to contracting with an outside firm.

        General and administrative expense.    The increase in absolute dollars was primarily due to an increase in personnel-related costs, including salary and other compensation-related costs of $1.6 million attributable to increased general and administrative employees to support our overall growth, higher facility, communications and equipment costs of $283,000 and an increase in professional fees, including legal and accounting fees of $238,000.

        Research and development expense.    The increase in absolute dollars was primarily due to higher personnel-related costs, including salary and other compensation-related costs of $1.1 million, and increased outside contractor costs of $64,000. The higher costs were part of an initiative to enhance the functionality of our products and to further document the current processes and improve our ability to scale to increased demand.

        Depreciation and amortization expense.    Depreciation and amortization expense for 2010 was comparable to depreciation and amortization expense for 2009.

     Other Income (Expense), Net

	Years Ended December 31,		Change
(in thousands, except percentages)	2009	2010	$	%
Interest expense	$(2,224)	$(2,007)	$217	(10)%
Interest income	46	19	(27)	(59)%
Increase in fair value of warrants for redeemable convertible preferred stock	(184)	(884)	(700)	380%
Other income	—	3	3	*

*
Not meaningful

        Interest expense.    The decrease in interest expense was primarily due to a decrease in average debt balance in 2010.

        Interest income.    The decrease in interest income was the result of the repayment in April 2010 of a promissory note previously issued to us by one of our executive officers upon that executive's payment in full of all amounts outstanding under the note.

        Increase in fair value of warrants to purchase redeemable convertible preferred stock.    The net increase in the fair value of warrants to purchase redeemable convertible preferred stock for 2010 was $884,000, an increase of $0.77 (equivalent to $2.71 per common share on a post-split, as-converted basis) per warrant over the net increase in the fair value of warrants to purchase redeemable convertible preferred stock for 2009. The increase was primarily due to the increase in the value of the underlying shares of preferred stock. Upon the completion of our initial public offering, all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock.

     Income Tax Provision

        Our income tax provision increased to $294,000 in 2010 due primarily to our incurring the federal Alternative Minimum Tax during 2010 as a result of using a portion of our net operating loss carryforwards to offset taxable income. We expect to continue to incur the federal Alternative Minimum Tax in future years until we have exhausted our available net operating loss carryforwards.

Quarterly Results of Operations

        The following table sets forth our unaudited operating results for each of the eight quarters in the period from January 1, 2010 to December 31, 2011. This information is derived from our financial statements, which in the opinion of management contain all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair statement of such financial data. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of results to be expected in future periods. You should read this data together with our financial statements and the related notes included elsewhere in this prospectus.

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(dollars in thousands)
Operations Data:
Revenue:
Recurring technology and services	$13,260	$13,891	$14,570	$15,982	$19,927	$23,510	$24,456	$25,778
Strategic consulting, software licenses and other	2,695	2,814	2,568	2,694	2,414	2,537	2,856	3,463

Total revenue	15,955	16,705	17,138	18,676	22,341	26,047	27,312	29,241

Cost of revenue:
Recurring technology and services	5,782	6,675	6,720	7,172	9,057	11,408	11,926	12,423
Strategic consulting, software licenses and other	1,301	687	892	994	1,272	1,245	1,142	1,506

Total cost of revenue (1)	7,083	7,362	7,612	8,166	10,329	12,653	13,068	13,929

Gross profit	8,872	9,343	9,526	10,510	12,012	13,394	14,244	15,312
Operating expense:
Sales and marketing (1)	2,779	3,046	3,041	3,415	3,698	3,963	4,113	4,874
General and administartive (1)	2,588	2,811	2,849	3,461	3,736	4,436	4,683	4,922
Research and development (1)	2,265	2,307	2,330	2,419	2,862	2,833	3,023	3,142
Depreciation and amortization	871	879	860	919	1,008	1,123	1,249	1,171
Restructuring charge	—	—	—	—	—	—	1,549	—

Income (loss) from operations	369	300	446	296	708	1,039	(373)	1,203
Other income (expense), net
Interest expense	(543)	(533)	(525)	(406)	(659)	(777)	(1,427)	(184)
Interest income	11	2	2	4	4	3	14	24
Decrease (increase) in fair value of warrants for redeemable convertible preferred stock	(648)	45	42	(323)	(540)	(1,475)	19	—
Other income	—	—	—	3	—	—	—	—

(Loss) income before income tax provision	(811)	(186)	(35)	(426)	(487)	(1,210)	(1,767)	1,043
Income tax provision	64	49	68	113	126	180	88	140

Net (loss) income	$(875)	$(235)	$(103)	$(539)	$(613)	$(1,390)	$(1,855)	$903

Other financial data:
Adjusted EBITDA (2)	$1,449	$1,629	$1,815	$1,975	$2,551	$3,094	$3,322	$3,690

(1)
Amounts in table above include stock-based compensation expense, as follows:

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(dollars in thousands)
Cost of revenue	$31	$76	$88	$128	$149	$172	178	$170
Sales and marketing	56	98	106	165	173	209	207	612
General and administrative	97	244	279	412	472	509	466	487
Research and development	25	32	36	55	41	42	46	47

	$209	$450	$509	$760	$835	$932	$897	$1,316

(2)
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax provision (benefit), depreciation and amortization, stock-based compensation expense, (increase) decrease in fair value of warrants for redeemable convertible preferred stock and restructuring charge less interest income and other income. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. The table below provides a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe that Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•
Adjusted EBITDA is widely used by investors to measure a company's operating performance without regard to items, such as interest expense, interest income, income tax provision (benefit), depreciation and amortization, and stock-based compensation expense, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•
securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies; and

•
we adopted the authoritative guidance for stock-based payments on January 1, 2006 and recorded stock-based compensation expense of approximately $209,000, $450,000, $509,000, $760,000, $835,000, $932,000, $897,000 and $1.3 million for the three months ended March 31, June 30, September 30 and December 31, 2010 and March 31, June 30, September 30 and December 31, 2011, respectively. Prior to January 1, 2006, we accounted for stock-based compensation expense using the intrinsic value method under previously authorized guidance, which did not result in any stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations.

  Our management uses Adjusted EBITDA:

  •
  as a measure of operating performance because it does not include the impact of items not directly resulting from our core business;

  •
  for planning purposes, including the preparation of our annual operating budget;

  •
  to evaluate the effectiveness of our business strategies; and

  •
  in communications with our board of directors concerning our financial performance.

  We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect interest expense or interest income;

  •
  Adjusted EBITDA does not reflect cash requirements for income taxes; and

  •
  Adjusted EBITDA may not be calculated similarly from company to company.

	Three Months Ended
Reconciliation of Adjusted EBITDA to net (loss) income	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(dollars in thousands)
Net (loss) income	$(875)	$(235)	$(103)	$(539)	$(613)	$(1,390)	$(1,855)	$903
Interest expense	543	533	525	406	659	777	1,427	184
Interest income	(11)	(2)	(2)	(4)	(4)	(3)	(14)	(24)
Income tax provision	64	49	68	113	126	180	88	140
Depreciation and amortization	871	879	860	919	1,008	1,123	1,249	1,171
Stock-based compensation expense	209	450	509	760	835	932	897	1,316
Restructuring charge						—	1,549
(Decrease) increase in fair value of warrants for redeemable convertible preferred stock	648	(45)	(42)	323	540	1,475	(19)	—
Other income	—	—	—	(3)	—	—	—	—

Adjusted EBITDA	$1,449	$1,629	$1,815	$1,975	$2,551	$3,094	$3,322	$3,690

As a percentage of revenue:

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Operations Data:
Revenue:
Recurring technology and services	83%	83%	85%	86%	89%	90%	90%	88%
Strategic consulting, software licenses and other	17%	17%	15%	14%	11%	10%	10%	12%

Total revenue	100%	100%	100%	100%	100%	100%	100%	100%

Cost of revenue:
Recurring technology and services	36%	40%	39%	38%	41%	44%	44%	42%
Strategic consulting, software licenses and other	8%	4%	5%	6%	5%	5%	4%	6%

Total cost of revenue	44%	44%	44%	44%	46%	49%	48%	48%

Gross profit	56%	56%	56%	56%	54%	51%	52%	52%
Operating expense:
Sales and marketing	17%	18%	18%	18%	17%	15%	15%	17%
General and administrative	16%	17%	17%	18%	17%	17%	17%	17%
Research and development	14%	14%	14%	13%	13%	11%	11%	11%
Depreciation and amortization	5%	5%	5%	5%	5%	4%	5%	4%
Restructuring charge	—	—	—	—	—	—	6%	—

Income loss from operations	2%	2%	2%	2%	3%	4%	(1)%	4%
Other income (expense), net
Interest expense	(3)%	(3)%	(3)%	(2)%	(3)%	(3)%	(5)%	(1)%
Interest income	0%	0%	0%	0%	0%	0%	0%	0%
Decrease (increase) in fair value of warrants for redeemable convertible preferred stock	(4)%	0%	0%	(2)%	(2)%	(6)%	0%	0%
Other income	0%	0%	0%	0%	0%	0%	0%	0%

(Loss) income before income tax provision	(5)%	(1)%	0%	(2)%	(2)%	(5)%	(6)%	4%
Income tax provision	0%	0%	0%	1%	0%	1%	0%	0%

Net (loss) income	(5)%	(1)%	(1)%	(3)%	(3)%	(5)%	(7)%	3%

Adjusted EBITDA	9%	10%	11%	11%	11%	12%	12%	13%

     Quarterly Trends

        Total revenue increased sequentially for all quarters presented primarily due to increases in the number of total customers (attributable in part to our acquisitions), subscription and maintenance renewals by existing customers and service offerings.

        Revenue from strategic consulting, software licenses and other can vary from quarter to quarter as a result of new customer acquisition as well as revenue recognition attainment on existing customer contracts. We expect our revenue from strategic consulting, software licenses and other to remain relatively constant in absolute dollars, but to decrease as a percentage of total revenue, as we continue to focus our sales and marketing efforts on our recurring technology and services revenue model.

        Gross profit, in absolute dollars, also increased sequentially for all quarters presented primarily due to the growth in revenue.

        Total operating expense in absolute dollars generally increased over the period presented primarily due to higher personnel-related costs in sales and marketing, general and administrative and research and development.

Liquidity and Capital Resources

     Sources of Liquidity

        Since our inception, we have funded our operations primarily from cash from operations, private placements of preferred stock, subordinated notes, term loans and revolving credit facilities. In addition, in August 2011 we raised approximately $66.0 million in net proceeds through an initial public offering of our common stock. As of December 31, 2011, we had cash and cash equivalents of $43.4 million and accounts receivable of $25.3 million and amounts due under various debt arrangements and capital leases of $16.2 million.

        We believe that our existing cash and cash equivalents, cash flow from operating activities and net proceeds from this offering will be sufficient to meet our anticipated cash needs for at least the next twelve months. To the extent our cash and cash equivalents, cash flow from operating activities, and net proceeds from this offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements or public or private equity or debt financings. We also may need to raise additional funds in the event we determine in the future to effect one or more acquisitions of, or investments in, businesses, services or technologies. If additional funding is required, we may not be able to obtain bank credit arrangements or to effect an equity or debt financing on terms acceptable to us or at all.

        The following table sets forth our cash and cash equivalents and the major sources and uses of cash for each of the periods set forth below:

	As of December 31,
(dollars in thousands)	2009	2010	2011
Cash and cash equivalents	$6,163	$5,913	$43,407

	Years Ended December 31,
(dollars in thousands)	2009	2010	2011
Net cash provided by operating activities	$2,431	$3,400	$10,147
Net cash used in investing activities	(730)	(367)	(23,047)
Net cash (used in) provided by financing activities	(2,092)	(3,283)	50,394

Net (decrease) increase in cash and cash equivalents	$(391)	$(250)	$37,494

     Cash Flows from Operating Activities

        Operating activities provided $10.1 million of net cash during the year ended December 31, 2011. We incurred a net loss of $3.0 million for the year ended December 31, 2011 that was offset by a $3.1 million increase in accounts payable and a $1.2 million increase in deferred revenue, which was attributable primarily to increased sales of our software products and related services, and non-cash charges of depreciation and amortization of $4.6 million, stock-based compensation of $4.0 million, an increase in fair value of warrants for redeemable convertible preferred stock of $2.0 million, restructuring charge of $1.5 million and amortization of debt discount of $1.3 million. Cash provided by operating activities was adversely impacted by a $4.4 million increase in accounts receivable during the year ended December 31, 2011.

        Operating activities provided $3.4 million of net cash during the year ended December 31, 2010. We incurred a net loss of $1.8 million for the year ended December 31, 2010 that was offset by a $2.3 million increase in deferred revenue, which was attributable primarily to increased sales of our software products and related services, and non-cash charges of depreciation and amortization of $3.5 million, stock-based compensation of $1.9 million and an increase in fair value of warrants for redeemable convertible preferred stock of $884,000. Cash provided by operating activities was adversely impacted by a $3.0 million increase in accounts receivable during the year ended December 31, 2010.

        Operating activities provided $2.4 million of net cash during the year ended December 31, 2009. We incurred a net loss of $2.6 million for the year ended December 31, 2009 that was offset by a $882,000 increase in deferred revenue, which was attributable primarily to increased sales of our software products and related services and non-cash charges of depreciation and amortization of $3.5 million and stock-based compensation of $749,000. Changes in the remaining asset and liability accounts used $384,000 of net cash during the year ended December 31, 2009.

     Cash Flows from Investing Activities

        Cash used in investing activities totaled $23.0 million during the year ended December 31, 2011 and consisted of $22.2 million paid in connection with the HCL, Telwares and ProfitLine acquisitions, net of cash received, and capital expenditures of $0.9 million primarily related to the purchase of computer equipment and software.

        Cash used in investing activities totaled $367,000 during the year ended December 31, 2010 and consisted solely of cash paid for capital expenditures primarily related to the purchase of computer equipment and software.

        Cash used in investing activities totaled $730,000 during the year ended December 31, 2009 and consisted primarily of capital expenditures of $660,000 primarily related to the purchase of computer equipment.

     Cash Flows from Financing Activities

        Cash flows provided by financing activities totaled $50.4 million during the year ended December 31, 2011 primarily due to $67.0 million of net proceeds from our initial public offering, net of underwriting discounts and commissions and offering costs, and $1.6 million in proceeds from the exercise of stock options and stock warrants. Cash provided by financing activities was adversely impacted by net repayments under our credit facilities of $18.0 million.

        Cash flows used in financing activities totaled $3.3 million during the year ended December 31, 2010 primarily consisting of principal payments under our credit and subordinated debt facilities, capital lease obligations and the payment of $1.0 million of debt related to our acquisition of InterNoded in 2008.

        Cash flows used in financing activities totaled $2.1 million during the year ended December 31, 2009 primarily consisting of $895,000 of debt paid in connection with an acquisition, principal payments under our credit facility, settlement liability and capital lease obligations of $780,000 and a $408,000 payment to repurchase securities as part of a litigation settlement.

Contractual Obligations

        The following table summarizes our material contractual obligations at December 31, 2011 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

Contractual Obligations	Payments due by period
(dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years
Operating lease obligations	$22,277	$5,891	$14,948	$1,438
Capital lease and other obligations	1,443	852	591	—
Interest on capital lease obligations	113	77	36	—
ProfitLine deferred purchase price	8,682	4,244	4,438	—
HCL contingent consideration	3,731	1,696	2,035	—
Telwares deferred purchase price	2,338	1,112	1,226

Total	$38,584	$13,872	$23,274	$1,438

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  Operating lease obligations include minimum lease obligations with remaining terms in excess of one year primarily related to office space as well as certain equipment.

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  Capital lease and other obligations include minimum lease obligations with remaining terms in excess of one year related to computer hardware and software.

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  ProfitLine deferred purchase price includes installments of $4.5 million payable on December 19, 2012 and June 19, 2013.

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  HCL contingent consideration includes payments following the first and second anniversary of the HCL closing date of January 25, 2011.

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  Telwares deferred purchase price includes installments of $1.25 million payable on March 16, 2012 and 2013.

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  This table does not include payment obligations related to our 2012 acquisitions.

Off-Balance Sheet Arrangements

        We do not engage in any off-balance sheet financing activities, nor do we have any interest in entities referred to as variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates as well as, to a lesser extent, inflation. We may also face exchange rate risk in the future, as we expand our business internationally.

     Interest Rate Risk

        At December 31, 2011, we had unrestricted cash and cash equivalents totaling $40.3 million. These amounts were held for working capital purposes and were invested primarily in deposits and money market funds. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

     Foreign Exchange Risk

        We sell our solution worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets and our accounts receivable more difficult to collect. We do not currently hedge our exposure to foreign currency exchange rate fluctuations. We may, however, hedge such exposure to foreign currency exchange rate fluctuations in the future.

     Inflation Risk

        Inflation and changing prices have not had a material effect on our business, and we do not expect that they will materially affect our business in the foreseeable future. However, the impact of inflation on replacement costs of equipment, cost of revenue and operating expenses, especially employee compensation costs, may not be readily recoverable in the pricing of our offerings.

Recent Accounting Pronouncements

        In October 2009, the FASB issued Accounting Standards Update, or ASU, 2009-13, which amends ASC 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element's estimated selling price if vendor-specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011 and the adoption of ASU 2009-13 did not have a material impact on our consolidated financial statements.

        In October 2009, the FASB issued ASU 2009-14, which amends ASC 985-605, Software-Revenue Recognition, to exclude from its requirements (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product's essential functionality. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and the adoption of ASU 2009-14 has not had a material impact on our consolidated financial statements.

        In September 2006 and February 2009, the FASB issued guidelines under ASC 820, Fair Value Measurements, related to fair value measurements that define fair value, to establish a framework in GAAP for measuring fair value and to expand disclosures about fair value measurements. The guidelines do not increase the use of fair value measurement and only apply when other guidelines require or permit the fair value measurement of assets and liabilities. The implementation of the guidelines for financial assets and financial liabilities did not have a material impact on our consolidated financial statements.

        ASC 820 also establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs that are observable for an asset or liability, either directly or indirectly, through corroboration with observable market data; and Level 3 inputs are unobservable inputs based on a reporting entity's own assumptions used to measure assets and liabilities at fair value. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        In December 2010, the FASB issued ASU 2010-29, which amends ASC 805, Business Combinations, relating to the disclosure of supplementary pro forma information for business combinations. ASU 2010-29 is applied prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of ASU 2010-29 has not had a material impact on our consolidated financial statements.

        In September 2011, the FASB issued ASU 2011-08, which amends the accounting guidance on goodwill impairment testing. This update was intended to reduce complexity and costs by allowing a company the option to make a qualitative evaluation about the likelihood of a goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The update also expanded upon the examples of events and circumstances provided by previous guidance that a company should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The update is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this update has not had a material impact on our consolidated financial statements.

BUSINESS

Overview

        Tangoe is a leading global provider of communications lifecycle management, or CLM, software and services to a wide range of enterprises, including large and medium-sized businesses and other organizations. CLM encompasses the entire lifecycle of an enterprise's communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, mobile device management, or MDM, invoice processing, expense allocation and accounting, and asset decommissioning and disposal. Our on-demand Communications Management Platform is a suite of software designed to manage and optimize the complex processes and expenses associated with this lifecycle for both fixed and mobile communications assets and services. Our customers can engage us through our client services group to manage their communications assets and services using our Communications Management Platform.

        Our solution can provide a significant return on investment by enabling an enterprise to identify and resolve billing errors, to optimize communications service plans for its usage patterns and needs, to manage used and unused communications assets and services, to proactively monitor mobile device usage and to prevent mobile bill overages to avoid what is commonly referred to as "bill shock." Our solution allows enterprises to improve the productivity of their employees by automating the provisioning of communications assets and services, and to reduce costs by controlling and allocating communications expenses. It also allows enterprises to enforce regulatory requirements and internal policies governing the use of communications assets and services.

        Our total revenue increased from $37.5 million in 2008 to $55.9 million in 2009 to $68.5 million in 2010 to $104.9 million in 2011, which is the result of organic growth as well as two acquisitions that we made during 2008, which contributed to revenue growth from 2008 to 2009, and three acquisitions that we made in 2011, which contributed to revenue growth from 2010 to 2011. We sell our on-demand software and related services primarily on a subscription basis under contracts that typically have terms ranging from 24 to 60 months. Since we began to fully realize the benefits of our recurring revenue model in 2009, our revenue retention rates have been higher than 90%. We measure revenue retention rates by assessing on a dollar basis the recurring technology and services revenue we retain for the same customer and product set in a given period versus the prior year period. We also provide strategic consulting services. As of December 31, 2011, we had more than 750 end customers.

Industry Background and Trends

        An enterprise's communications infrastructure can be critical to nearly every aspect of its operations. In the past, communications infrastructures were largely fixed, consisting of telephones, lines, circuits, switches and fixed networks. These infrastructures have expanded to encompass a growing number of diverse technologies and assets, including Voice over IP, virtual networking, converged voice and data communications, mobile computing, video conferencing, text messaging and mobile devices. These advances in communications technologies and the proliferation of mobile devices have greatly increased the financial and personnel resources required for an enterprise to operate and manage its communications environment. We estimate that enterprises globally spend approximately $425 billion annually on their fixed and mobile communications services.

        The communications industry has also undergone significant competitive and regulatory changes that have resulted in the expansion of the number of service providers and offerings.

Enterprises need to manage an increasing number of service options and a growing volume and complexity of communications contracts and billing arrangements. Inefficient management of these expenses, including overpayments as a result of billing errors, often results in enterprises incurring significant avoidable expenses.

        Enterprises are increasingly seeking solutions to effectively and efficiently manage, control and optimize their expanding communications assets, services, usage and associated expenses. The CLM market provides solutions to help meet this demand. The CLM market consists of the telecommunications expense management, or TEM, market and the MDM market, which is an emerging market related to TEM. There is currently a large and growing market for CLM. Gartner, Inc., a market research firm, estimates that the worldwide TEM market will grow from $894 million in 2010 to $2.0 billion in 2014, reflecting a 21.5% compound annual growth rate.(1)

        A number of trends have increased the demand for CLM solutions as enterprises increasingly seek to control their communications expenses:

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  Growing complexity of communications service plans.    As communications carriers' offerings have expanded from traditional fixed services to include wireless, data, virtual networking and Voice over IP, service plans and pricing have grown in complexity. The thousands of available service plans are further complicated by the myriad of available options and corresponding choices in technologies, features, device types and accessories, resulting in almost limitless combinations.

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  Large volume and complexity of communications bills.    Carriers maintain a large number of disparate billing systems that result in thousands of invoice formats in many different currencies and languages, making it difficult for global enterprises to normalize, aggregate and analyze their overall communications expenses. Carriers typically bill their enterprise customers on a monthly basis, often sending hundreds to thousands of invoices to many locations within an enterprise. These bills must be routed to the appropriate person, reviewed, validated and processed quickly in order for payment to be remitted on time to avoid penalties, service interruptions or terminations. Further, the proper allocation of those costs is often difficult due to the limitations and complexity of the billing data.

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  Pervasive adoption of mobile devices.    Mobile devices such as the RIM BlackBerry, Apple iPhone, Apple iPad and operating systems such as Google Android have become an increasingly significant channel for conducting business. In September 2011, IDC estimated that worldwide shipments of business-use mobile devices would experience a four-year compound annual growth rate of 30.2% to reach 333.3 million units shipped in 2015.(2) While enterprises are deploying an ever increasing number of mobile devices, employees are also increasingly using corporate applications on their personal mobile devices, a capability commonly referred to as "bring your own device," or BYOD, and the number of business applications that enterprises are providing to both company-owned and employee-owned mobile devices is growing. Furthermore, the proliferation of machine-to-machine wireless communications endpoints is creating the need for enterprises to secure, track and manage mobile devices such as oil rig status regulators, vending machines and delivery truck monitoring devices that have infrequent or no human communications interface. These developments are imposing significant financial, support and administrative burdens on enterprises.

(1)
Gartner, Inc., "Competitive Landscape: Telecom Expense Management," Eric Goodness, December 29, 2010.
(2)
IDC Worldwide Business Use Smartphone 2011-2015 Forecast and Analysis, Doc. #230311, Sept. 2011.

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  Increasing corporate risk and regulation.    The communication, dissemination and storage of data across thousands of mobile devices raise critical issues relating to the protection of sensitive corporation information, compliance with data privacy regulations and the prevention of dissemination of inappropriate or confidential information. Consumerization of information technology and the increasing prevalence of BYOD are acute trends that require enterprises to provide data and network access controls and capabilities that extend beyond traditional corporate network firewalls further exposing enterprises to such risks and regulations. Enterprises need to implement usage policies and access security compliance gateways efficiently across systems and devices in order to comply with applicable laws and need to monitor devices remotely in order to avoid inappropriate usage and disclosures.

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  Globalization of business.    As enterprises become more global, they need to manage their communications assets and services in a centralized fashion across carriers, countries of origin and languages. Employees traveling internationally expect to continue to use their mobile devices, potentially creating significant roaming charges and complicating enterprises' ability to optimize their mobile coverage plans to minimize costs. Moreover, many international agencies have adopted regulations, resulting in the need for in-depth understanding of local rules, policies and practices, in addition to multi-lingual billing support.

        A number of these trends manifest themselves in a phenomenon commonly referred to as "bill shock," where individuals and organizations are surprised by large mobile service bills that reflect unexpected usage and plan overages.

        A variety of homegrown and third-party software products and services have been developed to manage communications assets and services. Many of these existing solutions lack the necessary functionality, reliability and scalability. Homegrown services are labor-intensive and have limited functionality. Third-party point solutions address only limited aspects of the communications lifecycle and general resource management software is not specialized for communications assets and services. All of these traditional solutions have proven inadequate to address the growing complexity of communications technologies, devices, service offerings and billing arrangements. As a result, enterprises increasingly are seeking a comprehensive CLM solution that can manage both fixed and mobile communications assets and services, provide global capabilities and integrate with third-party enterprise systems, including accounts payable, general ledger and human resources software applications.

Our Solution

        We are a leading global provider of CLM software and services. Our on-demand software and related services enable enterprises to manage and optimize the complex processes, expenses and usage policies associated with the complete lifecycle of an enterprise's fixed and mobile communications assets and services.

        As of December 31, 2011, we managed a total of $16.8 billion in annual communications expense, of which $4.6 billion is internationally generated and processed through our 97 global invoice processing centers. Our solution is implemented worldwide, currently providing service coverage in over 180 countries and territories in over 125 currencies with support for approximately 1,700 different communications carriers and 1,900 different billing formats. Our user interface is translated into 16 different languages and our solution supports compliance with the requirements of 63 regulatory committees around the world. We currently process billing and order transactions from communications carriers that represent over 80% of the global communications marketplace.

        Key benefits of our solution include:

        Comprehensive capabilities.    Our solution manages the complete lifecycle of an enterprise's fixed and mobile communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, MDM, invoice processing, expense allocation and accounting and asset decommissioning and disposal.

        Reduced expenses.    Our solution is designed to provide a significant return on investment by enabling an enterprise to identify and resolve billing errors, to proactively monitor mobile device usage and prevent mobile bill overages, and to manage used and unused communications assets and services. Our solution provides additional savings through service plan optimization and pooling, by preventing unauthorized use of fee-based services and by tracking inventory and usage to identify opportunities to consolidate and replace assets and services with more cost-effective alternatives.

        Increased productivity.    Our solution enables continuous enterprise connectivity through the rapid provisioning of communications assets and services to new and existing end users. Our solution helps ensure that these assets and services operate at optimal levels, increasing workforce productivity. Our support of customer help desks can alleviate the internal information technology constraints of our customers and can provide more efficient support to end users.

        Optimized service agreements.    We are able to assist our customers in optimizing their service arrangements and configuring the appropriate service capabilities, rate structures and business terms to meet their overall corporate objectives and needs. To do so, we draw on our extensive experience, our technology, our knowledge of current trends in communications service contracts and our familiarity with specific regulatory requirements. We provide these capabilities to customers looking to source new services, negotiate new or existing contracts, or optimize costs and services within existing contracts.

        Improved control and visibility.    Our on-demand software organizes disparate billing, ordering, asset and usage data into a uniform format, allowing our customers to access, query and analyze their communications expense and asset profile information. Improved control of the billing process helps enterprises ensure they pay their bills on time, avoiding late payments and associated service interruptions. Our software provides our customers with improved visibility to allocate costs among their internal business units as well as to analyze communications usage patterns and costs. Our software also provides customers proactive and predictive mobile usage alerts allowing them to avoid significant mobile bill overages.

        Stronger risk and policy management.    Our solution allows our customers to manage the financial, legal and reputational risks associated with unauthorized or unintended use of their communications assets and services. It provides our customers with enhanced device security capabilities, allowing additional control of sensitive data amidst the evolving dynamics of the modern communications environment. Our customers can administer user-specific policies, allowing or restricting access to certain applications or websites for designated classes of employees. Our software also permits enterprises to modify security policies wirelessly, including remotely erasing all data and information from a lost, stolen or unreturned mobile device.

        Ease of adoption and use.    Our on-demand model allows for rapid implementation and adoption of our software. Our software directly interfaces with carrier systems to enable enterprises to quickly transfer billing and order information to and from their service providers without the burden of costly and time-consuming customizations. Our streamlined self-service tools deliver comprehensive capabilities through intuitive, easy-to-use end-user portals. In addition, our software is highly scalable to accommodate the requirements of our customers as they add communications assets and services and is designed to satisfy strict security requirements.

Our Strategy

        Our strategy is to maintain and enhance our position as a leading global provider of CLM solutions. In order to build upon our market and technology leadership, we intend to:

        Extend solution leadership.    We believe that the depth and breadth of our on-demand CLM solution provides us with significant competitive advantages, particularly in addressing the requirements of large enterprises deploying both fixed and mobile communications assets and services. We intend to further enhance our service offerings and improve the functionality and performance of our software by continuing to develop and implement additional capabilities, localize our applications for new geographies and integrate acquired technology.

        Broaden existing customer relationships.    We plan to leverage our historically high levels of customer satisfaction to increase the communications assets, expenses and services managed by our solution and to cross-sell additional functionality. For example, as its communications infrastructure grows, a customer may increase the scope of its use of our solution to cover an increased volume and variety of mobile devices and service contracts and also license our MDM technology to obtain additional control over its mobile communications infrastructure.

        Acquire new customers.    We intend to acquire new customers by marketing our solution to enterprises that either do not currently have a CLM solution or have an inadequate communications asset and service management solution. In addition, many of our customers are divisions or subsidiaries of large enterprises, which provides us with the opportunity to market our solution to the rest of the enterprise. We intend to continue to expand our customer base, particularly among large enterprises, by hiring additional sales and marketing personnel and by developing and expanding strategic relationships with indirect channel partners.

        Expand international presence.    The global market for outsourced CLM solutions is at a relatively early stage of development, particularly in Europe, the Asia-Pacific region and Latin America. We intend to leverage the global capabilities of our software to increase our international sales. In addition, we intend to continue to build our global operations by further localizing our software, hiring additional international sales and operations personnel, and targeting new customers in foreign markets and global operations of existing customers.

        Leverage strategic alliances.    We are developing strategic alliances that we believe will improve our access to additional markets and customers. For example, we have developed relationships with major global business process outsourcing companies such as Dell, IBM and Xerox (ACS). We also have relationships with mobile service providers such as Bell Canada, SingTel, StarHub and Telefonica. We intend to invest in and leverage our existing strategic relationships, package specific alliance solution offerings and build new relationships in order to complement our direct selling efforts and extend our market reach.

        Pursue strategic acquisitions.    Since 2007, we have acquired eight companies and through these acquisitions we have integrated leading technologies for mobile communications management, fixed communications management, MDM, real-time telecommunications expense management, or rTEM, and machine-to-machine expense management into our solution and have expanded our customer base and operations. To accelerate our growth, we plan to continue to identify and selectively pursue acquisitions of, or investments in, businesses, services and technologies that will expand the functionality of our solution, provide access to new markets or customers, and otherwise complement our existing operations.

Software and Services

     Communications Management Platform

        The core of our solution is our Communications Management Platform, or CMP, which is an on-demand suite of software designed to manage and optimize the complex processes and expenses associated with the complete lifecycle of an enterprise's fixed and mobile communications assets and services. In addition to offering our suite of software on an on-demand basis, our customers can also engage us through our client service group to manage their communications assets and services using a combination of CMP and our client services. The services we offer include help desk, asset procurement and provisioning and carrier dispute resolution.

        A critical component of CMP is our Communications Data Management technology, which provides the key process automation and integration capabilities necessary for efficient, consolidated data management in the CLM environment. Our Communications Data Management technology processes and normalizes service- provider billing and order-related information for our customers. CMP also integrates with our customers' critical third-party enterprise systems, including enterprise resource planning, accounts payable, general ledger and human resources systems, which enables automated, real-time access to and synchronization with employee, accounting, user access authentication and security policy information. CMP enables previously disparate, yet highly related, processes and information to be both unified and centralized, resulting in significant operational benefits and cost savings.

        CMP implements the baseline policies that govern internal and external enterprise communications interactions. Internal policy, service provider contracts, security and business processing rules provide the basis for enterprises to enforce system and user behavior so that they remain in compliance with enterprise standards and regulations. CMP also provides our customers with comprehensive business intelligence, including historical, trend and predictive analytics, dashboards and reporting capabilities. Information is provided in real-time with flexible views of activity for all aspects and stages of the communications lifecycle.

        We sell CMP in three standard bundles:

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  Asset Management;

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  Expense Management; and

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  Usage Management.

        Each bundle contains baseline capabilities specific to the business function that it addresses, as well as optional capabilities and services that may be selected as a-la-carte extensions to meet specific customer requirements. Each bundle can be sold independently or in combination with others. The three bundles share key capabilities provided in our core technology platform, including third-party system integration, compliance management, security and policy enforcement, status monitoring, configurable business process rules and business intelligence delivered via standard and ad hoc inquiries, dashboards and reports. Our pricing is based on the bundles and additional functions and services that our customers use, as well as the amount of expenses and the number of devices to be managed.

  Asset Management

        The Asset Management bundle of CMP provides full asset procurement, provisioning, tracking and disposal capabilities for fixed and mobile communications assets and services. The Asset Management bundle tracks and audits all add, move, change or disconnect service transaction orders and manages all customer assets and services by location, business unit and employee. Our MDM software allows our customers to manage and maintain their mobile inventory with wireless, real-time monitoring and remote update functions. Key capabilities of the Asset Management bundle of CMP include:

Capability	Description
Catalog Management	Customer-configurable catalog of over 51,500 services, devices, features and plans with dynamic access and presentation based on corporate policy and user profile.
Procure
Capture, validation, approval, submission and tracking of fixed and mobile service and equipment orders. Multiple methods of order capture with full policy, authorization and security enforcement are provided based on customer's needs.
Provision	Establishment of mobile device enterprise connectivity with installation of corporate applications, usage and security policies utilizing wireless provisioning capabilities.
Track	Tracking of fixed and mobile assets, including information regarding characteristics, configurations, ownership and operational and connectivity status.
Maintain
Centralized management of mobile devices enabled through on-device software providing security and usage policy enforcement as well as automated mobile policy and mobile application deployments and updates.
Dispose
Collection, data cleansing and disposal of mobile devices. This service secures corporate data assets and completes the lifecycle of individual communications devices in an environmentally responsible manner.

  Expense Management

        The Expense Management bundle of CMP provides automated processing and services to manage every aspect of the fixed and mobile communications billing function, from receipt to payment. Key capabilities of the Expense Management bundle of CMP include:

Capability	Description
Contract Management	Standardized service contract repository for all communication provider agreements, enabling compliance checks of performance and billing against contracted expectations and corporate policies.
Billing
Loading of disparate service and equipment provider invoices into a centralized, normalized billing data repository of all vendor activity. As the billing data is loaded, multiple assurance processes verify all core information has been received and cross-checked for completeness.
Audit
Comparison of billing data against contracted rates, terms and asset inventories to identify potential discrepancies in actual versus expected charges. The audits are conducted at multiple levels of detail as well as varying degrees of precision based on customer requirements.
Dispute	Non-compliant communication billing, service and asset exceptions are disputed with the associated provider and tracked through resolution.
Allocate	Expense allocation to the appropriate business units, cost centers and employees, with optional accrual of bills not received by the cut-off dates for the accounting period.
Payment
Predefined business rules automate the invoice approval process to ensure that appropriate corporate controls are applied. Compliant, approved invoices are submitted for automated direct payment or to the customers' accounting systems for allocation and payment.
Optimize
Optimization of contracts and plans by matching the most efficient rate and term structures to actual usage patterns and trends, creating an optimal expense environment for our customers' unique business circumstances.

  Usage Management

        The Usage Management bundle of CMP provides enterprises with visibility and control over how communications assets and services are being used in fixed and mobile environments through a combination of real-time and historical usage tracking as well as corporate communications and security policy enforcement. These capabilities allow our customers to reduce usage costs and risks while increasing corporate communications governance. Key capabilities of the Usage Management bundle of CMP include:

Capability	Description
Secure	Disabling mobile devices and the deletion of corporate data from those devices executed by central administrators or the individual end user through a self-service portal. Enables control over lost or stolen devices.
Policy Management	Rules-based, multi-level information technology security and asset usage policies deployed and managed from a centralized console.
Monitor
Real-time monitoring of multiple device characteristics for efficient planning and support as well as proactive problem identification and alerting. Our call accounting function monitors the usage of fixed voice assets for fraud detection and misuse of services.
Real-Time	Device-specific, real-time management of usage costs, including expenses relating to international roaming, non-contracted services and use of services not compliant with corporate policies.
Compliance	Enforcement of corporate communications assets and services usage policies through the prevention of user actions and the tracking of non-compliant behavior based on customer requirements.
Performance	Monitoring and managing wireless server infrastructure performance and mobile device deployment configurations, profiles and policies.
Support	Multiple-level mobile device assistance available as a full service or in conjunction with existing enterprise help desks.

  Real-time Telecommunications Expense Management

        We offer Real-time Telecommunications Expense Management (rTEM) bundled or as a point solution. Our standalone rTEM implementations are generally intended to establish an initial customer relationship, providing potential cross-sell opportunities for our complete CLM solutions. Our rTEM solution serves the enterprise, medium and small business and carrier deployment markets.

        Our rTEM solution provides businesses and carriers of all sizes the ability to monitor, report and analyze data, voice, SMS and roaming consumption of their mobile devices in real-time. Our rTEM solution utilizes predictive algorithms designed to proactively identify and help prevent costly, unexpected overages from occurring. Usage is monitored, analyzed and compared to service plans with the capability for threshold-based alerts for notifying the user of the potential for overage or automatically stopping the event prior to the expense being incurred. User acknowledgement of notifications can also be tracked and reported. These capabilities are designed to allow our customers to reduce usage costs and help eliminate mobile bill shock. Our rTEM solution also provides device location monitoring services to help find lost or stolen devices as well as device geo-fencing features to alert appropriate individuals that an asset is leaving or entering pre-defined geographic tracking areas, providing additional device security tracking. Our rTEM solution supports implementation on smartphones, tablets and machine-to-machine communication devices.

     Strategic Consulting and Other Services

        We offer a comprehensive set of strategic consulting services that address all areas of CLM for fixed and mobile environments. These services can be contracted separately or in conjunction with CMP.

        Our strategic consulting services offerings include:

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  Sourcing.  We assist our customers with reviewing and negotiating contracts with communications carriers. Many of our consultants have past employment experience with major communications carriers and a broad and deep knowledge of the various communications service plans and contracts currently available.

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  Strategic Advisory Service.  We provide our clients with peer comparison analysis and benchmarking, market insight into best practices and trends and key performance indictors aligned with long term performance measurements customized to meet their strategic business initiatives.

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  Bill auditing.  We work with our customers to identify billing errors and other issues related to usage and contract activity.

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  Inventory optimization.  We advise our customers on how to align their current asset and service inventories with their business objectives.

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  Mobile optimization.  We aid our customers in aligning their mobile policies, assets, contracts and requirements.

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  Policy administration.  We work with our customers to formulate policies concerning the appropriate use of communications assets and services. In addition, we help our customers develop best-practice policies regarding risk mitigation, entitlements, cost management, liability models, cost allocation methodologies and positive behavioral management.

        We also offer standard implementation services, including data conversion, system configuration, process review and corporate system integration, to assist our customers in the setup and deployment of CMP.

Technology

        Our on-demand CMP is designed to be accessible, scalable and secure. Our customers access our software through a standard web browser without requiring any changes in their network or information technology infrastructures. Our applications are highly scalable to accommodate the requirements of our customers as they grow or add communications assets, services and users. CMP is also designed to satisfy strict security requirements. We use advanced security technologies and protocols to provide security for the data that is transmitted and transactions that are processed through our software. In addition, our technology segregates each customer's data to ensure that there is no comingling of confidential information. We also provide our customers with the ability to set extensive rules and permissions within their enterprises. CMP is also deployable on a customer's premises or as a dedicated hosted solution in our data centers to meet their specific information technology or business requirements. Currently a small minority of fixed telecom expense management customers and all MDM customers use our solutions as either a dedicated hosted or on-premise solution.Our Communications Data Management middleware technology provides the key process automation and integration capabilities necessary for efficient consolidated data management in the CLM environment. Using our Communications Data Management technology, CMP processes and normalizes the high volumes of disparate billing and ordering data from the legacy systems of hundreds of communications service providers globally into standardized, actionable information. Our flexible and scalable Communications Data Management technology allows us to provide highly leveraged services to manage this information, removing significant processing complexity and maintenance responsibilities from our customers. Our Communications Data Management technology and standard system interfaces provide bi-directional data processing transfer and integration with third-party service and equipment providers. The technology also integrates with third-party enterprise accounting and human resource systems to provide a closed-looped environment within existing enterprise systems.

Data Centers

        We host our solutions in eight data centers, all of which are Tier 3 or Tier 4 certified and either SAS70/SSAE16 or ISO 27001 certified. American Internet Services operates our data center in San Diego, California; AT&T operates our data center in Secaucus, New Jersey; Data Foundry operates our data center in Austin, Texas; iWeb Technologies operates our data center in Montreal, Canada; NTT Communications operates our data centers in London, England and Slough, England; Savvis operates our data center in Piscataway, New Jersey; and Verizon Business operates our data center in Billerica, Massachusetts.

        We operate all of the servers, systems and networks at the six hosting facilities in the United States and Canada and leverage data center personnel to help operate servers, systems and networks at our fully managed data centers in England. We utilize monitoring technology that continuously checks the servers and key underlying components at regular intervals for availability and performance, ensuring availability to our customers. We also have a site operations team for each data center that provides system management, maintenance, monitoring and back-up. Our agreements with our customers contain guarantees regarding specified levels of system availability, and we regularly provide our customers with performance reports against those standards.

        Each data center provides security measures, redundant environmental controls, sophisticated fire suppression systems and redundant electrical generators. To facilitate data loss recovery, we operate a multi-tiered system configuration with load-balanced web server pools, replicated database servers and fault-tolerant storage devices. The architecture is designed to ensure near real-time data recovery in the event of a malfunction of a primary server. Based on customer requirements, we can also provide near real-time asynchronous data replication between operational and disaster recovery backup sites.

Acquisitions and General Development of Business

        In addition to developing and growing our business internally, we have selectively acquired businesses to address key emerging trends in our marketplace, expand our solution, increase our operational efficiencies and gain access to additional markets and customers. In 2005 and 2006, our solution focused primarily on fixed communications management, and we were in the initial stages of developing capabilities related to wireless communications management.

        On March 9, 2007, we acquired the outstanding capital stock of Traq Wireless, Inc., or Traq, a provider of software and services focused on wireless expense management for enterprises. The objective of our acquisition of Traq was the addition of wireless functionality to our existing fixed communications products. Our integration of Traq has allowed us to provide an integrated fixed and mobile solution to the CLM market to address the demand for a single-source solution.

        On July 28, 2008, we acquired substantially all of the assets of Information Strategies Group, Inc., or ISG, a provider of communications and information technology expense processing services and technologies. The objectives of our acquisition of ISG were the addition of international capabilities to our solution, enhancement of our product functionality and enlargement of our customer base. Our integration of ISG has allowed us to expand our international expense and asset processing capabilities to address the trend toward globalization in communications management.

        On December 23, 2008, we acquired substantially all of the assets of InterNoded, Inc., or InterNoded, a provider of mobile device management solutions. The objective of our acquisition of InterNoded was the addition of MDM capabilities to our solution. Our integration of InterNoded has allowed us to expand our solution to include communications lifecycle management capabilities for mobile communications devices to address the market opportunity created by their increasingly pervasive adoption.

        On January 25, 2011, we acquired substantially all of the assets of HCL Expense Management Services Inc., or HCL, a provider of telecommunications expense management, invoice processing and mobility management solutions. On March 16, 2011, we acquired substantially all of the assets of the telecommunications expense management division of Telwares, Inc. and its subsidiary Vercuity Solutions, Inc., or Telwares. The objectives of these acquisitions were the strategic expansion of our operations and enlargement of our customer base, with the potential to cross-sell to the customers of HCL and Telwares the capabilities of our existing solution that were not encompassed by the product offerings of HCL and Telwares, respectively, and through these acquisitions we added more than 100 customers with aggregate annual telecommunications expense under management in excess of $3.0 billion as of March 31, 2011. We continue to integrate and migrate the operations of customers of HCL and Telewares into our business.

        On December 19, 2011, we acquired ProfitLine, Inc., or ProfitLine, a provider of telecommunications expense management, invoice processing and mobility management solutions. The objectives of our acquisition of ProfitLine were the strategic expansion of our operations and enlargement of our customer base, with the potential to cross-sell to the customers of ProfitLine the capabilities of our existing solution that were not encompassed by the product offerings of ProfitLine. Through this acquisition we added more than 50 customers. We are in the early stages of integrating and migrating the operations and customers of ProfitLine into our business.

        On January 10, 2012, we acquired all of the outstanding equity of Anomalous Networks, Inc., or Anomalous, a provider of rTEM solutions. The objectives of our acquisition of Anomalous were the addition of rTEM and machine-to-machine expense management capabilities to our solution, as well as the establishment of strategic carrier alliance relationships through which to expand our sales channels for our existing solution capabilities. Our ongoing integration of Anomalous allows us to cross-sell its capabilities to our existing customers as well as expand our CLM solution to include predictive cost intelligence, bill shock prevention, machine-to-machine and geo-fencing (GPS device tracking) capabilities. Anomalous also provides a rapid deployment, end-user configurable mobile cost management capability for businesses and carriers of all sizes. Through this acquisition we added more than 55 enterprise customers. We are in the early stages of integrating the operations and customers of Anomalous into our business.

        On February 21, 2012, we acquired all of the issued share capital of ttMobiles Limited, or ttMobiles, a provider of mobile communications management solutions and services based in the United Kingdom. The objectives of our acquisition of ttMobiles were the acceleration of our European expansion and enhancement of our ability to implement and service global programs by leveraging ttMobiles' industry experience and local expertise in Europe and the potential to cross-sell to the customers of ttMobiles the capabilities of our existing solution that were not encompassed by ttMobiles' prior solution. Through this acquisition we added more than 50 enterprise customers. We are in the early stages of integrating the operations and customers of ttMobiles into our business.

        Since 2005, we have also developed internally such capabilities as provisioning, auditing and dispute resolution and enhanced many of our other capabilities. We intend to pursue additional acquisitions of, or investments in, businesses, services and technologies that will expand the functionality of our solution, provide access to new markets or customers, or otherwise complement our existing operations.

Sales and Marketing

        We market and sell our solution worldwide primarily through our direct sales force and through indirect distribution channel partners. Our direct sales efforts involve contact with multiple decision makers, frequently including the prospective customer's chief financial officer, chief information officer and chief technology officer.

        Our marketing strategy is to generate qualified sales leads, build our brand and increase market awareness of Tangoe as a leading provider of CLM solutions. These efforts are specifically targeted to information technology and finance executives.

        We engage in a variety of marketing activities, including e-mail and direct mail campaigns, co-marketing strategies designed to leverage existing strategic relationships, website marketing, topical webcasts, public relations campaigns, speaking engagements and forums and industry analyst visibility initiatives. We participate in and sponsor conferences and demonstrate and promote our software and services at trade shows targeted to information technology and finance executives. We also publish white papers relating to CLM issues and develop customer reference programs, such as customer case studies.

        We actively communicate with our existing customers to enhance customer satisfaction, gain input for future product strategy and promote the adoption of additional software and services.

Strategic Alliances

        In addition to our direct sales force, we have an indirect distribution channel consisting of strategic alliances. We currently have 27 strategic alliance partners, including companies such as Bell Canada, Dell, HCL, HP Enterprise Services, IBM, SingTel and Xerox (ACS). By taking advantage of the existing relationships, customer bases and geographic proximities of our strategic alliance partners, we are able to market our solution to additional prospective customers. Some of our strategic alliance partners also market our solution to the SMB (small and medium business) market segment.

        Our strategic alliance partners are typically responsible for lead generation, sales cycle execution and ongoing management of the end customer accounts. In some case, our strategic alliance partners also provide implementation, operational and value-added consulting services related to our solution, which are typically branded as being provided by the specific partner.

Customers

        As of December 31, 2011, more than 750 end customers were using our software or services. We consider each independent division or subsidiary of a larger enterprise to be a separate end customer due to the fact that each division or subsidiary typically involves a separate sales cycle and contractual relationship. Our end customers range from large global, multi-location companies with more than 350,000 employees to single-location companies with as few as 150 employees. No single end customer accounted for more than 10% of our total revenue for 2009, 2010 or 2011. In 2009 and 2010, IBM, one of our strategic alliance partners, accounted for 11.8% and 10.6%, respectively, of our total revenue. In 2011, no single strategic alliance partner accounted for more than 10% of our total revenue.

Case Studies

        Some representative customer experiences with our solution include:

  •
  A domestic benefit management company with over 2,200 mobile devices was spending over $1.8 million annually for its mobile communications and was experiencing plan overages on a monthly basis. The company desired to reduce communication spend, improve asset and expense visibility, and implement new mobile communication processes throughout the organization. The company implemented our Asset Management and Expense Management solution bundles. The company reduced its per minute usage cost by over 25% while improving its control and visibility over expense accounting and asset acquisition processes. Using our solution, the company achieved additional savings and asset control by identifying and disconnecting nearly 200 phone numbers that were no longer used. The company experienced a return on investment of over 461% in the first year.

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  A global medical technology company with over 3,300 mobile devices and operations in 32 countries was spending over $4.5 million annually for mobile communications with 4 major carriers. The company had no centralization of data, inconsistent policies and enforcement, and payment processing challenges. The company also had very limited internal resources to manage its mobile environment. The company desired to reduce communication expenses, centralize invoice processing, improve mobile policy controls and gain visibility and control of its communications-related spend and assets. The company implemented our Asset Management, Expense Management and Usage Management solution bundles to improve operational efficiencies of its expense processing and asset acquisition activities, reduce carrier expenses, implement consistent mobile usage policies and consolidate business intelligence of its mobile communications environment. The company experienced a return on investment of over 200% in the first year.

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  A global information and analytics management company had a decentralized communications environment with limited volume procurement negotiation capabilities. The company had 23 service contracts across 18 countries and did not have the resources to gather the required information to make coordinated communication purchasing decisions. The company utilized our strategic consulting services for global data collection, contract review and negotiation, bill audit and inventory optimization. Using our services, the company successfully rationalized and renegotiated its carrier contract portfolio, which consolidated its European, Middle East and African mobile carriers and provided $3.1 million in annual savings over the life of the contract. Additional audits and inventory reviews delivered over $575,000 in expense recovery savings during the first year.

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  A global high-technology instrument company with locations in 30 countries was receiving over 2,400 monthly telecommunications invoices from over 185 carriers in 14 different languages involving multiple financial systems. It required a global, scalable solution to provide centralized bill processing, visibility and audit controls for its telecommunications spend. By implementing our Expense Management solution bundle in 27 countries, the company was able to consolidate its processing activities into one location. Utilizing our call accounting, rating and chargeback functions, the company's internal cost allocation has improved. Our direct pay function, which was implemented in 18 different countries, has significantly reduced the company's internal administration of payment processing and the late fees incurred by the company. With our solution, the company has substantially increased visibility and control over its global communications spend.

Research and Development

        Our current research and development activities focus on enhancements to CMP for both our fixed and mobile customers. Our planned enhancements include:

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  additional localized versions of CMP for foreign countries;

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  expansion of MDM capabilities and device coverage;

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  substantial user experience and user interface updates;

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  a highly configurable and extensible end user portal;

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  interactive business intelligence functions;

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  actionable heat map information displays providing real-time environmental status;

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  key performance indicator and benchmarking functions;

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  an enhanced device procurement portal;

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  enhanced expense handling for corporate, individual and hybrid liable models;

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  further machine-to-machine device coverage;

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  CMP mobile applications for smart devices; and

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  enhanced integration middleware architecture.

        We work closely with our customers while developing our software and services and are responsive to their feedback throughout the process. Our customers, including their employees and other end users, provide extensive input regarding a wide variety of user experiences, which we then incorporate into our software and services. Our research and development personnel regularly assist our service and support personnel to address customer inquiries, which creates another mechanism for feedback into the development process.

        We utilize small development teams dedicated to specific applications that apply a standard architecture with centralized technology oversight to ensure standardization, efficiency and interoperability. Our development teams are comprised of both domestic employees and domestic and international contractors. We have built CMP utilizing commercially available software, including Microsoft, Oracle and Red Hat.

        Our research and development expenses were $8.1 million, $9.3 million and $11.9 million for 2009, 2010 and 2011, respectively.

Competition

        The CLM market is fragmented, competitive and rapidly evolving. We expect to encounter new and evolving competition as this market consolidates and matures and as enterprises become more aware of the advantages and efficiencies that can be attained from the use of specialized software and other technology solutions.

        We believe that the principal factors that generally determine a company's competitive advantage in the CLM market include the following:

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  ability to deliver asset, expense and usage management both in the United States and internationally;

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  easily demonstrable cost-effective benefits for customers;

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  broad product functionality, vision and ability to provide additional solutions over time;

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  rapid deployment and adoption capabilities;

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  scalability of systems, business processes and company to handle large volumes of transactions and data effectively and efficiently;

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  ability to support large, complex global customer implementations;

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  solution bundling and option flexibility during customer purchases;

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  ease of use;

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  system performance, speed and reliability;

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  flexibility and configurability to meet multifaceted customer requirements;

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  financial stability and ongoing viability;

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  data and process security;

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  availability and quality of consulting, training and help-desk services;

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  ease of integration with existing applications and data; and

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  competitive sales and marketing capabilities.

We believe that we are able to compete effectively in all of these respects.

        Currently, we categorize our competition as primarily coming from five sources:

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  technology providers of TEM solutions, including Emptoris/Rivermine (IBM companies), MDSL, Symphony SMS, Vodafone and XIGO (a Dimension Data company);

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  technology providers of MDM point solutions, including AirWatch, BoxTone, Good Technology, MobileIron, Sybase (an SAP company) and Zenprise;

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  outsourced service providers selling TEM solutions, including CSC, Orange and Vodafone;

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  other enterprise software providers, including Ariba and PAETEC; and

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  solutions developed internally by enterprises.

        We compete with technology providers and outsourced service providers selling TEM and/or MDM solutions. Many of our competitors focus on limited or specialized capabilities in one or more aspects of our overall solution such as either fixed or mobile communications, single devices or operating systems, mobile device monitoring, invoice processing, asset procurement, inventory management, bill auditing or contract sourcing. We believe that we are able to compete successfully with these vendors due to our comprehensive, integrated solution, our proven ability to successfully manage large, complex implementations, our scalable software that effectively and efficiently handles large volumes of complex transactions, our ability to rapidly deliver cost-effective benefits to our customers, our ability to innovate and continuously provide additional value-add solutions and our flexibility to meet our customers' complex CLM business challenges.

        We also compete with resource management solutions and solutions developed internally by enterprises. Resource management solutions often do not have the functionality or tracking capabilities necessary to meet the requirements of the complex and dynamic communications lifecycle. Similarly, many enterprise legacy databases and software systems were not designed to support the communications lifecycle, and building and maintaining a custom solution often requires extensive financial and technical resources that may not be available or cost-effective for most enterprises.

        Some of our actual and potential competitors may enjoy greater name recognition, longer operating histories, more varied products and services and larger marketing budgets, as well as substantially greater financial, technical and other resources than we do. In addition, we may also face future competition from new market entrants. For instance, a large communications carrier may develop an MDM solution that is competitive with ours. We believe that our large customer base and our comprehensive and integrated solution position us well to compete effectively in the future.

Intellectual Property

        Our intellectual property rights are important to our business. We rely on a combination of patent, copyright, trademark, servicemark, trade secret and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We have twelve issued U.S. patents with expiration dates ranging from 2020 to 2029, have filed applications for an additional seven U.S. patents and have filed four additional patent applications in foreign jurisdictions and under the Patent Cooperation Treaty.

        We enter into confidentiality and other written agreements with our employees, customers, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop software or services with the same functionality as our software and services. In addition, U.S. patent filings are intended to provide the holder with a right to exclude others from making, using, selling or importing in the United States the inventions covered by the claims of granted patents. Our patents, including our pending patents, if granted, may be contested, circumvented or invalidated. Moreover, the rights that may be granted in those issued and pending patents may not provide us with proprietary protection or competitive advantages, and we may not be able to prevent third parties from infringing those patents. Therefore, the exact benefits of our issued patents and, if issued, our pending patents and the other steps that we have taken to protect our intellectual property cannot be predicted with certainty.

        Although the protection afforded by patent, copyright, trademark, servicemark and trade secret law, written agreements and common law may provide some advantages, we believe that the following factors help us maintain a competitive advantage:

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  the technological skills of our research and development personnel;

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  frequent enhancements to our software and services;

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  continued expansion of our proprietary technology; and

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  high levels of customer service.

        "Tangoe" is a registered trademark in the United States and is the subject of a trademark application in the European Union.

Employees

        As of December 31, 2011, we had 1,004 full-time employees, of which 88 were in sales and marketing, 141 were in account management and help desk services, 94 were in implementation and data management services, 50 were in strategic consulting, 464 were in client services, 102 were in research and development and 65 were in general and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

        Our corporate headquarters are located in Orange, Connecticut, where we lease approximately 66,000 square feet. We use this facility for administration, sales and marketing, research and development and customer operations. We lease other facilities throughout the United States as well as in Canada, China, the Netherlands and the United Kingdom for administration, sales and marketing, research and development and operations and support. We believe that our current facilities are sufficient for our current needs. We intend to add new facilities and expand our existing facilities as we add employees and expand our markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

        We are from time to time subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these other legal matters will have a material adverse effect on our consolidated financial statements.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors, their current positions and their ages as of February 29, 2012 are set forth below:

Name	Age	Position(s)
Albert R. Subbloie, Jr.	51	President, Chief Executive Officer and Chairman of the Board
Gary R. Martino	51	Chief Financial Officer
Charles D. Gamble	51	Senior Vice President, Customer Account Management
Scott E. Snyder	47	Senior Vice President, Corporate Development
David M. Coit (1)	64	Director
Gary P. Golding (2)	55	Director
Ronald W. Kaiser (1)(2)	58	Director
Jackie R. Kimzey (3)	59	Director
Gerald G. Kokos (1)(3)	62	Director
Richard S. Pontin	58	Director
Noah J. Walley (2)(3)	48	Director

(1)
Member of audit committee.

(2)
Member of compensation committee.

(3)
Member of nominating and corporate governance committee.

        Albert R. Subbloie, Jr. co-founded Tangoe and has served as President and Chief Executive Officer since October 2000. Mr. Subbloie has also been a member of our board of directors since February 2000 and became Chairman of the Board in March 2010. Mr. Subbloie served as President and Chief Executive Officer of FreeFire, Inc., a provider of an internet software customer relationship management solution, from April 2000 until its sale in July 2000 to TeleTech Holdings, Inc., a business process outsourcing company, following which he served as Executive Vice President of Business Development of TeleTech Holdings, Inc. until October 2000. From 1990 to April 2000, Mr. Subbloie served as President and Chief Executive Officer of Information Management Associates, Inc., or IMA, a global provider of enterprise call center software solutions. Mr. Subbloie also served on the board of directors of buyingedge.com, Inc., a reverse auction website and a subsidiary of IMA from August 1999 until its sale in May 2000. Since March 2006, Mr. Subbloie has served on the board of directors of Operative, Inc., a provider of on-demand internet advertising software management solutions. Mr. Subbloie also served on the board of directors of Acsis, Inc., a provider of radio-frequency identification device management solutions, from March 1998 until its sale in October 2005, including as Chairman of the Board beginning in June 2004. Mr. Subbloie serves on the board of directors of the Connecticut Technology Council and has previously served as its Chairman. Mr. Subbloie holds a degree in Economics from Trinity College. As our founder, President and Chief Executive Officer, as well as a principal stockholder, we believe that Mr. Subbloie's detailed knowledge of our company provides a critical contribution to our board of directors.

        Gary R. Martino has served as our Chief Financial Officer since July 2007. Mr. Martino was also a member of our board of directors from February 2000 to March 2007. From 2001 to July 2007, Mr. Martino was a Managing Director of Riverside Advisors, LLC, a corporate development, financial and mergers and acquisitions advisory firm. From 2000 to 2001,

Mr. Martino served as a financial consultant to 6FigureJobs.com, Inc., a career website. Mr. Martino served as Chief Financial Officer of IMA from 1990 to 1999, Executive Chairman of IMA from 1990 to April 2000, President of IMA's buyingedge.com, Inc. subsidiary from 1999 to April 2000 and a non-employee director of IMA from April 2000 to July 2000. Prior to IMA, Mr. Martino worked with Arthur Anderson and Company as a senior consultant responsible for software programming and project management for accounting and decision support software. Mr. Martino received his B.S.B.A. from Georgetown University where he majored in accounting and computer science.

        Charles D. Gamble co-founded Tangoe and has served as Senior Vice President since February 2000, most recently as Senior Vice President, Customer Account Management since December 2010. Prior to Tangoe, Mr. Gamble served as President and Chief Operating Officer of a large consumer electronics internet retailer, selling satellite television systems and telecommunications equipment over the internet. Earlier, Mr. Gamble launched the ISP division for Progressive Concepts, Inc., a cellular reseller. Mr. Gamble holds an M.B.A. from the Wharton Business School and a B.A. from Georgetown University.

        Scott E. Snyder has served as our Senior Vice President, Corporate Development since October 2008. From March 2007 to October 2008, Mr. Snyder served as our Senior Vice President, Managed Services. Mr. Snyder served as Chief Operating Officer of Traq from August 2006 until its acquisition by us in March 2007. From April 2005 to August 2006, Mr. Snyder served as Vice President, Engineering and Operations of Traq. Prior to his tenure at Traq, Mr. Snyder was employed by Trilogy Software, Inc., where he led product direction and development. Mr. Snyder holds M.S. and B.S. degrees from the University of Michigan.

        David M. Coit has been a member of our board of directors since August 2006. Mr. Coit founded North Atlantic Capital Corporation, a venture capital firm, and has served as its President since May 1986. Prior to founding North Atlantic Capital Corporation, Mr. Coit served as President of Maine Capital Corporation. Mr. Coit earned a B.A. from Yale University and an M.B.A. from Harvard Business School. He is a past Chairman of the Board of Governors of the National Association of Small Business Investment Companies and has served on the Board of the New England Venture Capital Association. He is a former U.S. Naval Officer. In addition to representing one of our principal stockholders, we believe that Mr. Coit's experience serving on numerous boards of directors, more than 20 years of experience as a venture capital investor and experience in commercial banking allows him to be a key contributor to our board of directors, particularly with respect to addressing our lending and secured financing needs.

        Gary P. Golding has been a member of our board of directors since September 2002. Since September 1997, Mr. Golding has served as a General Partner and Investment Manager of Edison Venture Fund, a venture capital firm. Prior to joining Edison, Mr. Golding co-founded the CEO Venture Fund, a venture capital firm, and served as General Partner and Chief Operating Officer of CEO Venture Fund II. Mr. Golding serves on the board of directors of Vocus, Inc., a publicly traded provider of software for public relations management. Mr. Golding received a B.A. in Management Science from Boston College and an M.A. in Urban and Regional Planning from the University of Pittsburgh. In addition to representing one of our principal stockholders, we believe that Mr. Golding's service on over 20 boards of directors over his career allows him to bring extensive experience regarding the management of private and public companies, and particularly software as a service companies, to our board of directors.

        Ronald W. Kaiser has been a member of our board of directors since January 2009. From November 2009 to March 2011, Mr. Kaiser served as Chief Executive Officer and Chairman of the Board of MobileAccess Networks, Inc., a provider of in-building wireless communications equipment. From January 2008 to October 2009 and since March 2011, Mr. Kaiser has served as an independent consultant. From January 2007 to January 2008, Mr. Kaiser served as Chief Financial Officer of Sucampo Pharmaceuticals, Inc., a pharmaceutical research and development company. From March 2005 to December 2006, Mr. Kaiser served as Chief Financial Officer of PharmAthene, Inc., a provider of medical products to counter biological and chemical weapons. From April 2003 to January 2005, Mr. Kaiser served as Chief Financial Officer of Air Cargo, Inc., a freight logistics and bill processing provider. In December 2004, Air Cargo, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Mr. Kaiser also serves on the boards of directors of Vocus, Inc., a publicly traded provider of software for public relations management, and OPNET Technologies, Inc., a publicly traded provider of solutions for managing applications and networks. We believe that Mr. Kaiser's detailed knowledge of accounting issues faced by software companies, his experience in corporate finance and executive management and his service as Chief Financial Officer for nine different technology companies allows him to be a key contributor to our board of directors.

        Jackie R. Kimzey has been a member of our board of directors since March 2008. Since October 1999, Mr. Kimzey has served as a General Partner of Sevin Rosen Funds, a venture capital firm. Prior to joining Sevin Rosen, Mr. Kimzey held management positions at the semiconductor manufacturer Mostek Corporation and was also co-founder and Chief Executive Officer of wireless provider ProNet Inc. Mr. Kimzey graduated from Abilene Christian University and holds an M.B.A. from the University of Dallas. In addition to representing one of our principal stockholders, we believe that Mr. Kimzey's previous experience as a chief executive officer and his service on numerous boards of directors allows him to be a key contributor to our board of directors.

        Gerald G. Kokos has been a member of our board of directors since September 2002. Since January 2000, Mr. Kokos has served as President, Chief Executive Officer and a director of VFA, Inc., a provider of solutions for facilities capital planning and spend management. Prior to his tenure at VFA, Mr. Kokos served as President and Chief Executive Officer of Empirical Software, Inc., a software start-up company focusing on service level management solutions, from 1998 to 2000. From 1996 to 1998, Mr. Kokos served as Executive Vice President of the Investors Services Group at First Data Corporation, a payment processing company. Mr. Kokos holds a B.S. from the United States Coast Guard Academy and an M.B.A. from Yale University. Prior to his business career, Mr. Kokos served in the U.S. Coast Guard for nine years, achieving the rank of lieutenant commander. We believe that Mr. Kokos' qualifications to sit on our board of directors include a detailed understanding of enterprise solution providers, which is directly relevant to our business, and expertise in the management of complex technology companies.

        Richard S. Pontin has been a member of our board of directors since March 2007. Mr. Pontin served as Chief Executive Officer of Traq from December 2004 until its acquisition by us in March 2007, following which Mr. Pontin served as our Executive Chairman until May 2009. Prior to joining Traq, Mr. Pontin served as President and Chief Operating Officer of Broadwing Corporation (now Level 3 Communications, LLC) and as President and Chief Operating Officer of Cincinnati Bell Inc. From May 2009 to January 2010, Mr. Pontin served as Chief Executive Officer of Airband Communications, Inc., a provider of fixed-wireless broadband for businesses. From January 2010 to April 2011, Mr. Pontin served as Chief Executive Officer of AirClic, Inc., a provider of mobile solutions for tracking and managing data. Mr. Pontin received his B.S. and M.B.A. degrees from Drexel University. As the Chief Executive Officer of multiple companies, including Traq, we believe that Mr. Pontin's detailed knowledge of our business and his ability to manage complex technology companies allows him to be a key contributor to our board of directors.

        Noah J. Walley has been a member of our board of directors since July 2008. Since April 2003, Mr. Walley has served as Head of North American Technology Investing of Investor Growth Capital, Inc., a venture capital firm. Prior to his tenure at Investor Growth Capital, Mr. Walley served as a General Partner with Morgan Stanley Venture Partners and, prior to joining Morgan Stanley, he worked for the venture capital firms of Bachow & Associates and Desai Capital Management, as well as the management consulting firm McKinsey & Company. Mr. Walley holds a J.D. degree from Stanford Law School and as well as M.A. and B.A. degrees from Oxford University. In addition to representing one of our principal stockholders, we believe that Mr. Walley's experience serving on numerous boards of directors and as a venture capital investor and management consultant allows him to be a key contributor to our board of directors, particularly with respect to addressing our equity financing needs and mergers and acquisitions.

        Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board Composition

        Our board of directors currently consists of eight members, all of whom were elected as directors pursuant to a stockholders' voting agreement that we entered into with holders of our preferred stock prior to our initial public offering, which terminated upon the closing of our initial public offering. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors is elected each year. Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are as follows:

  •
  the class I directors are Messrs. Golding, Kaiser and Kokos, and their term will expire at the annual meeting of stockholders to be held in 2012;

  •
  the class II directors are Messrs. Coit, Kimzey and Walley, and their term will expire at the annual meeting of stockholders to be held in 2013; and

  •
  the class III directors are Messrs. Pontin and Subbloie, and their term will expire at the annual meeting of stockholders to be held in 2014.

        Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director Independence

        Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        In March 2011, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Coit, Golding, Kaiser, Kimzey, Kokos and Walley, representing six of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our board of directors also determined that Messrs. Coit, Kaiser and Kokos, who comprise our audit committee, Messrs. Golding, Kaiser and Walley, who comprise our compensation committee, and Messrs. Kimzey, Kokos and Walley, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Copies of the committee charters are posted on the Investor Relations section of our website, which is located at www.tangoe.com.

     Audit Committee

        The members of our audit committee are Messrs. Coit, Kaiser and Kokos. Mr. Kaiser is the chair of the audit committee and is also an "audit committee financial expert," as defined in applicable SEC rules. The audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  discussing our risk management policies;

  •
  establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

  •
  meeting independently with our independent registered public accounting firm and management;

  •
  reviewing and approving or ratifying any related person transactions; and

  •
  preparing the audit committee report required by SEC rules.

        All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

     Compensation Committee

        The members of our compensation committee are Messrs. Golding, Kaiser and Walley. Mr. Golding is the chair of the compensation committee. The compensation committee's responsibilities include:

  •
  reviewing and approving, or making recommendations to our board with respect to the compensation of our executive officers;

  •
  overseeing an evaluation of our senior executives;

  •
  reviewing and making recommendations to our board with respect to cash and equity incentive plans;

  •
  administering our equity incentive plans;

  •
  reviewing and making recommendations to our board with respect to director compensation;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules; and

  •
  preparing the annual compensation committee report required by SEC rules.

     Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Messrs. Kimzey, Kokos and Walley. Mr. Kimzey is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board;

  •
  recommending to our board the persons to be nominated for election as directors and to each of our board's committees;

  •
  reviewing and making recommendations to our board with respect to management succession planning;

  •
  developing and recommending to our board corporate governance principles; and

  •
  overseeing an annual evaluation of our board.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Code of Business Conduct and Ethics

        Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.tangoe.com.

Director Compensation

        For service on our board of directors and its committees, we pay each non-employee director an annual retainer consisting of (i) $20,000 for service as a director, (ii) $5,000 for service on the audit committee ($10,000 in the case of the chairman of the audit committee), (iii) $2,500 for service on the compensation committee ($5,000 in the case of the chairman of the compensation committee) and (iv) $2,500 for service on the nominating and corporate governance committee ($5,000 in the case of the chairman of the nominating and corporate governance committee). The annual retainer is payable on the date of each annual meeting of stockholders, beginning with our 2012 annual meeting of stockholders. Each non-employee director may elect to receive all or part of the annual retainer in the form of unrestricted shares of common stock. The number of shares of common stock to be issued will be determined by dividing the amount of the annual retainer to be received in the form of stock by the fair market value of our common stock on the date the annual retainer is to be paid. We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

        Our current director compensation arrangements have been in effect since the effectiveness of the registration statement relating to our initial public offering on July 26, 2011. For the balance of 2011 prior to that date, our directors were compensated in accordance with our previous director compensation arrangements, which provided for cash compensation only to non-employee directors who were not associated with one of our venture capital investors. Under those prior arrangements, such directors were entitled to receive: (i) an annual retainer of $10,000 for service as a director, (ii) an additional annual fee of $2,500 for each committee on which the director served and (iii) an additional annual fee of $2,500 for each committee of which the director served as the chairman. In addition, all non-employee directors were reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

        Our President and Chief Executive Officer has not received any compensation in connection with his service as a director. The compensation that we pay to our President and Chief Executive Officer is discussed in the "Management—Executive Compensation" section of this prospectus.

        The following table sets forth information regarding compensation earned by our non-employee directors during 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
David M. Coit	$10,890	$61,314	$72,204
Gary P. Golding	10,890	61,314	72,204
Ronald W. Kaiser	24,154	77,821	101,975
Jackie R. Kimzey	10,890	61,314	72,204
Gerald G. Kokos	19,119	68,389	87,508
Richard S. Pontin	14,242	47,165	61,407
Noah J. Walley	10,890	61,314	72,204

(1)
The amounts reported in this column represent the aggregate grant date fair value of the options granted to our non-employee directors during 2011 computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These options were granted to our non-employee directors during 2011 in connection with their service on our board of directors and consisted of an option to purchase 23,424 shares of our common stock granted to Mr. Kaiser, an option to purchase 20,584 shares of our common stock granted to Mr. Kokos, options to purchase 18,455 shares of our common stock granted to each of Messrs. Coit, Golding, Kimzey and Walley and an option to purchase 14,156 shares of our common stock granted to Mr. Pontin. Each of these options has an exercise price of $5.99 per share and vested in full on January 28, 2012. The amounts reported in this column do not represent actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in note 10 to our consolidated financial statements included elsewhere in this prospectus. As of December 31, 2011, our non-employee directors held the following options to acquire shares of our common stock:

NAME	OPTION SHARES	GRANT DATE	EXERCISE PRICE
David M. Coit	18,455	4/16/2010	$4.72
	18,455	1/28/2011	$5.99
Gary P. Golding	18,455	4/16/2010	$4.72
	18,455	1/28/2011	$5.99
Ronald W. Kaiser	70,982	1/30/2009	$1.66
	23,424	4/16/2010	$4.72
	23,424	1/28/2011	$5.99
Jackie R. Kimzey	18,455	4/16/2010	$4.72
	18,455	1/28/2011	$5.99
Gerald G. Kokos	35,491	1/28/2003	$0.88
	35,491	10/12/2007	$1.23
	17,035	1/30/2009	$1.66
	20,584	4/16/2010	$4.72
	20,584	1/28/2011	$5.99
Richard S. Pontin	283,168	1/27/2005	$0.25
	43,804	10/12/2007	$1.23
	56,785	1/30/2009	$1.66
	14,196	4/16/2010	$4.72
	14,196	1/28/2011	$5.99
Noah J. Walley	18,455	4/16/2010	$4.72
	18,455	1/28/2011	$5.99

        In addition to the cash retainer described above, on the date of each annual meeting of stockholders, each non-employee director that serves on our board of directors following such annual meeting is entitled to receive an option to purchase a number of shares of our common stock equal to the sum of (i) 14,196 shares for service as a director, (ii) 4,259 shares for service on the audit committee (7,098 shares in the case of the chairman of the audit committee), (iii) 2,129 shares for service on the compensation committee (4,259 shares in the case of the chairman of the compensation committee) and (iv) 2,129 shares for service on the nominating and corporate governance committee (4,259 shares in the case of the chairman of the nominating and corporate governance committee). Each of these options will vest in full on the earlier of the one-year anniversary of the date of grant and the date of our annual meeting of stockholders for the subsequent year, subject to the non-employee director's continued service as a director. The exercise price of these options will equal the fair market value of our common stock on the date of grant.

        On February 13, 2012, we granted our non-employee directors options to purchase an aggregate of 132,024 shares of our common stock with an exercise price of $15.56 per share. The terms of these options and the number of shares of common stock underlying each non-employee director's option are consistent with the preceding paragraph based on the committee memberships set forth in the "Management—Board Committees" section of this prospectus. We made these grants in light of the fact that we did not hold an annual meeting of stockholders during 2011, and as a result these options vest in full on the one-year anniversary of the date of grant, without earlier vesting by reference to when we hold any annual meeting.

Executive Compensation

     Compensation Discussion and Analysis

  Overview

        Our executive compensation program is administered by the compensation committee of our board of directors, subject to the oversight and approval of our full board of directors. Our compensation committee reviews our executive compensation practices on an annual basis and based on this review makes recommendations to our board of directors for approval, which has full discretion to approve or modify the recommendations of the compensation committee.

        In designing our executive compensation program, our compensation committee and board of directors have historically engaged, and we expect will in the future engage, the services of a compensation consulting firm to provide input regarding the executive compensation practices of comparable public software and technology companies. In November 2010 our compensation committee and board of directors engaged PricewaterhouseCoopers LLP as a compensation consultant to review and evaluate the elements of our executive compensation program, including base salaries, cash incentive bonuses, equity ownership and severance benefits, in connection with the evaluation of executive compensation levels for 2011 by our compensation committee and board of directors. As part of this evaluation, PricewaterhouseCoopers developed a peer group of 18 public software and technology companies with revenues and workforce sizes comparable to our own to provide a comparative basis for our compensation practices. The public companies in this benchmark group were Callidus Software, Constant Contact, Convio, DealerTrack, DemandTec, Kenexa, LivePerson, LogMeIn, NetSuite, Perficient, RightNow, Saba Software, Sonic Solutions, SuccessFactors, Synchronoss Technologies, Taleo, Ultimate Software and Vocus. In November 2011 our compensation committee and board of directors again engaged PricewaterhouseCoopers as a compensation consultant to provide a similar review and evaluation of our executive compensation program in connection with our compensation committee's and board of directors' evaluation of executive compensation levels for 2012. As part of this evaluation, PricewaterhouseCoopers again developed and examined a peer group of public software and technology companies with revenues and workforce sizes comparable to our own. This 2012 compensation peer group consisted of the following 17 companies: Callidus Software, Constant Contact, Convio, DealerTrack, DemandTec, Kenexa, LivePerson, LogMeIn, NetSuite, Perficient, RightNow, Saba Software, SuccessFactors, Synchronoss Technologies, Taleo, Ultimate Software and Vocus.

  Objectives and Philosophy of Our Executive Compensation Program

        The primary objectives of our compensation committee and board of directors with respect to executive compensation are to:

  •
  attract, retain and motivate the best possible executive talent;

  •
  ensure executive compensation is aligned with our corporate strategies and business objectives;

  •
  promote the achievement of key financial performance measures by linking cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals; and

  •
  align the incentives of our executives with the creation of value for our stockholders.

        Our compensation committee and board of directors expect to continue to implement and maintain compensation plans to achieve these objectives. Our compensation plans and policies have previously, and we expect will continue to, compensate executive officers with a combination of base salary, quarterly and annual cash incentive bonuses and equity incentives. Historically, quarterly and annual cash incentive bonuses have been tied to key financial metrics such as revenue, annual recurring revenue, or ARR, which we calculate as the aggregate annual value of recurring revenue customer contracts that we enter into during the period in question, earnings before interest, taxes, depreciation and amortization adjusted as described above in Management's Discussion and Analysis of Financial Condition and Results of Operations, or adjusted EBITDA, quarterly cash balance and, in the case of certain of our executive officers, the achievement of individual sales performance goals. We have provided, and expect to continue to provide, a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. We intend to implement compensation packages for our executive officers generally in line with the median of our public company benchmark group.

  Components of Our Executive Compensation Program

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  quarterly and annual cash incentive bonuses;

  •
  equity incentive awards; and

  •
  severance and change in control benefits.

        We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee and board of directors have established, and we expect will continue to establish, these allocations for each executive officer on an annual basis solely on the basis of their determinations as to the amounts to be paid with respect to each component of executive compensation as described below.

        Base Salaries.    Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Our compensation committee and board of directors have evaluated, and we expect will continue to evaluate, the base salaries of our executive officers for adjustment on an annual basis, based on a subjective assessment of each executive's performance, the other components of compensation paid to that executive officer and general compensation trends in our industry.

        In establishing base salaries for our named executive officers for 2011, our compensation committee and board of directors determined to generally maintain the base salaries of our named executive officers at or around the 50th percentile for executives holding equivalent offices within our 2011 public company benchmark group. In making this determination, our compensation committee and board of directors did not compare our corporate performance against the performance of the companies in our public company benchmark group, but rather concluded that maintaining such levels of base salary was necessary to continue to retain our named executive officers, whom our compensation committee and board of directors determined to be critical to our success. Our compensation committee and board of directors determined that the base salaries of each of our named executive officers for 2010 continued to approximate the 50th percentile of base salaries for executives holding equivalent positions within our public company benchmark group for 2011 and, accordingly, did not increase the base salaries of any of our named executive officers for 2011.

        For 2012, our compensation committee and board of directors again determined to generally maintain the base salaries of our named executive officers at or around the 50th percentile for executives holding equivalent offices within our 2012 public company benchmark group. In making this determination, our compensation committee and board of directors considered the need to continue to retain our named executive officers, whom our compensation committee and board of directors determined to be critical to our success and also considered PricewaterhouseCoopers' comparison of our corporate performance against the performance of the companies in our public company benchmark group, although that comparison was limited to comparing our one-year performance in 2010 to that of the companies in our public company benchmark group. That comparison concluded that while Tangoe's one-year performance was above the peer group median for 2010 it was nevertheless within the median range for the peer group. Our compensation committee and board of directors determined that the base salaries of Mr. Subbloie and Mr. Martino continued to approximate the 50th percentile of base salaries for executives holding equivalent positions within our public company benchmark group for 2012 and that the base salary of Mr. Snyder fell between the 50th and 75th percentiles of base salaries for executives holding positions equivalent to the position that he held during most of 2011 as Senior Vice President, Mobile Solutions. Accordingly our compensation committee and board of directors did not increase the base salary of Mr. Subbloie; however, in light of Mr. Martino's and Mr. Snyder's increased responsibilities in 2012, including in the case of Mr. Snyder his change in position from Senior Vice President, Mobile Solutions to Senior Vice President, Corporate

Development, which involved assuming responsibility for the oversight of our European operations and sales, our compensation committee and board of directors increased the base salaries of Mr. Martino and Mr. Snyder for 2012 by 3.4% and 5%, respectively. In consultation with PricewaterhouseCoopers, our compensation committee and board of directors determined that the executive compensation data available for our 2012 public company benchmark group did not include a significant number of executives holding positions equivalent to Mr. Gamble's position of Senior Vice President, Account Management. As such, and in the absence of any significant increase in Mr. Gamble's responsibilities, our compensation committee and board of directors did not increase the base salary of Mr. Gamble for 2012.

        Cash Incentive Bonuses.    Our compensation committee and board of directors have established, and we expect will continue to establish, cash incentive bonuses for selected employees, including our executive officers, to incentivize and provide compensation for the achievement of company financial goals, and, in the case of some executive officers, individual performance goals. Cash incentive bonuses have historically been paid upon the satisfaction of objective and subjective performance criteria set in corporate and individual cash bonus plans established by our compensation committee and board of directors near the beginning of the fiscal year and we expect that our compensation committee and board of directors will continue to establish such corporate and individual cash bonus plans in accordance with our past practice. We expect that our compensation committee and board of directors will set goals that reflect performance in line with our company forecasts. We also expect that our compensation committee and board of directors will retain discretion to adjust cash incentive bonuses downward, but subject this discretion to limitations that will be determined by our compensation committee and board of directors at the time of adoption of future cash incentive bonus plans.

     2011 Corporate Bonus Plan

        For 2011, our compensation committee and board of directors established a cash incentive bonus plan for our executives and certain other employees, providing for payments of cash incentive bonuses:

  •
  on a quarterly basis for achievement of corporate quarterly goals;

  •
  at year-end in respect of quarterly bonuses that were not earned during the year, in the event that corporate annual goals were achieved; and

  •
  at year-end for additional overperformance of one selected corporate annual goal.

        Our compensation committee and board of directors determined that bonuses under the 2011 corporate bonus plan would be determined according to two company financial metrics, specifically EBITDA, which for purposes of the plan would be calculated exclusive of the effect of bonus payments under the plan, and revenue. In setting the quarterly and annual corporate performance goals for adjusted EBITDA and revenue under the 2011 corporate bonus plan, our compensation committee and board of directors set goals that were in line with our forecasts for company performance.

        In determining the amounts of cash bonuses eligible to be paid out under the 2011 corporate bonus plan to our named executive officers, our compensation committee and board of directors reviewed the bonus practices of our 2011 public company benchmark group, without comparing our corporate performance against the performance of the companies in our public company benchmark group, and established potential bonuses that were comparable with the respective median bonuses of the benchmark group for executives holding comparable positions. The potential bonuses for our named executive officers under the plan, exclusive of adjusted EBITDA overperformance bonuses, were $328,000, $145,000 and $80,000, for Mr. Subbloie, Mr. Martino and Mr. Snyder, respectively. Our President and Chief Executive Officer, with the knowledge and consent of our compensation committee and board of directors, determined that Mr. Rossini would not participate in the 2011 corporate bonus plan and that all bonus compensation paid to Mr. Rossini with respect to 2011 would be paid through the provisions of his individual sales commission bonus plan and, in addition, that Mr. Gamble would not participate in the 2011 corporate bonus plan and that all bonus compensation paid to Mr. Gamble with respect to 2011 would be paid through the provisions of an individual bonus plan based on customer renewals and bookings.

        Our President and Chief Executive Officer retained discretion to reduce, in consultation with and subject to the consent of our compensation committee and board of directors, any amounts eligible to be paid under the 2011 corporate bonus plan. In addition, our compensation committee and board of directors retained discretion to reduce any amounts payable to any participant under the 2011 corporate bonus plan, provided that such discretion could not be exercised with respect to a participant until such participant had received at least 85% of the potential bonus amount payable to such participant under the plan (exclusive of adjusted EBITDA overperformance bonuses),

        Corporate Quarterly Cash Incentive Bonuses.    Participants under the 2011 corporate bonus plan were eligible to receive cash bonus payments upon the achievement of corporate quarterly goals with respect to adjusted EBITDA and revenue. In the first quarter of 2011, our compensation committee and board of directors established quarterly goals for each financial metric under the 2011 corporate bonus plan. The following table sets forth the quarterly goals for each financial metric for 2011:

	Q1	Q2	Q3	Q4
Revenue	$21,816,000	$24,438,000	$25,188,000	$26,138,000
Adjusted EBITDA	$2,346,000	$2,836,000	$3,150,000	$3,619,000

        For each quarter the target adjusted EBITDA goal was required to be exceeded before any bonus became payable. Thereafter, all of the excess of achieved adjusted EBITDA for the quarter over the quarterly goal was eligible to be paid as quarterly cash incentive bonuses under the plan, up to maximums of approximately $312,000 for the first quarter, approximately $359,000 for the second quarter, approximately $421,000 for the third quarter and approximately $468,000 for the fourth quarter. In the second quarter of 2011, our President and Chief Executive Officer determined to grant the opportunity for additional quarterly bonuses under the 2011 corporate bonus plan to two participants under the plan who were not among our named executive officers, consequently raising the maximums for the third and fourth quarters to approximately $455,000 and approximately $498,000, respectively. These increases did not affect the bonuses potentially payable to any of our named executive officers under the plan, as the respective percentage interests of our named executive officers under the plan were correspondingly reduced, as described below.

        Of this potential aggregate quarterly cash incentive bonus, 50% would be deemed payable as a quarterly cash incentive bonus with respect to adjusted EBITDA due to achievement of the adjusted EBITDA goal for the quarter without any further conditions. The remaining 50% would be payable as a quarterly cash incentive bonus with respect to revenue, subject to revenue performance for the quarter meeting the percentage thresholds set forth in the table below with respect to the quarterly revenue goal:

Percentage Revenue Performance vs. Quarterly Goal	Percentage of Revenue Bonus Payable
100%	100%
99	80
98	60
97	30
96	15
95	5
Less than 95	0

        Quarterly cash incentive bonus payments were calculated on an aggregate basis, and each plan participant was eligible to receive a portion of the aggregate quarterly cash incentive bonus payments equal to the percentage that such participant's total potential bonuses under the plan represented of the aggregate potential bonuses payable under the plan for the period (in each case exclusive of potential overperformance bonuses). Upon the adoption of the 2011 corporate bonus plan, the percentage interests of Mr. Subbloie, Mr. Martino and Mr. Snyder in the plan were approximately 21.04%, 9.30% and 5.13%, respectively. Upon, and as a result of, the grant in the second quarter of 2011 of the opportunity for additional potential bonuses under the plan to participants other than our named executive officers, the percentage interests of Mr. Subbloie, Mr. Martino and Mr. Snyder in the plan decreased to approximately 19.48%, 8.61% and 4.75%, respectively, for the third quarter and to approximately 19.77%, 8.74% and 4.82%, respectively, for the fourth quarter.

        The following table sets forth for each quarter of 2011 our actual performance for each of revenue and adjusted EBITDA (prior to the payment of bonuses under the 2011 corporate bonus plan in the case of adjusted EBITDA), that performance as measured against the quarterly goal and the amount of the quarterly cash incentive bonuses that were eligible to be paid relating to revenue and adjusted EBITDA as a result of such performance.

			Adjusted EBITDA (Prior to Payment of Bonuses under the 2011 Corporate Bonus Plan)
	Revenue					Eligible Quarterly Adjusted EBITDA Bonus
				Excess over Goal	Eligible Quarterly Revenue Bonus
	Actual	% of Goal	Actual
Q1	$21,816,000	100%	$2,909,115	$563,115	$155,900	$155,900
Q2	24,438,000	100	3,487,034	651,034	179,285	179,285
Q3	25,188,000	100	3,800,565	650,565	227,340	227,340
Q4	26,138,000	100	4,218,854	599,854	248,850	248,850

        In accordance with their percentage interests in quarterly cash incentive bonus payments under the 2011 corporate bonus plan, Mr. Subbloie, Mr. Martino and Mr. Snyder received approximately 21.04%, 9.30% and 5.13%, respectively, of the eligible quarterly bonuses described in the table above for the first and second quarters of 2011, approximately 19.48%, 8.61% and 4.75%, respectively, of the eligible quarterly bonuses described in the table above for the third quarter of 2011 and approximately 19.77%, 8.74% and 4.82%, respectively, of the eligible quarterly bonuses described in the table above for the fourth quarter of 2011.

        Company Year-End Catch-Up Cash Incentive Bonuses.    In the event that the potential quarterly cash incentive bonuses were not earned in full, the 2011 corporate bonus plan provided for the opportunity for participants to receive year-end catch-up cash incentive bonuses of up to the amount of the potential quarterly cash incentive bonuses that were not earned. In 2011, all quarterly cash incentive bonuses were fully earned, so no year-end catch-up cash incentive bonuses were ultimately payable. If any quarterly cash incentive bonuses had not been earned in the maximum amount established under the plan, then the unearned portion would have remained eligible to be earned at year end in the event that we exceeded the annual adjusted EBITDA goal, and, with respect to unearned revenue quarterly bonuses, also achieved certain percentages of the annual revenue goal, under the 2011 corporate bonus plan. Similarly to the quarterly cash incentive bonuses, the potential maximum amount of the year-end catch-up cash incentive bonuses would have been calculated based upon the amount by which achieved adjusted EBITDA (prior to the payment of bonuses under the 2011 corporate bonus plan) exceeded the goal established for the year, subject to a fixed maximum. The portions attributable to unearned adjusted EBITDA and revenue quarterly incentive bonuses would then have become payable based, respectively, on our adjusted EBITDA and revenue performance for the year against the annual goals under the 2011 corporate bonus plan.

        Company Additional Overperformance Cash Incentive Bonuses.    To the extent that our adjusted EBITDA for 2011 exceeded our adjusted EBITDA goal for the year after the payment of bonuses described above, 15% of such excess was eligible to be paid to select participants under the 2011 corporate bonus plan, including Mr. Subbloie, Mr. Martino and Mr. Snyder, in accordance with certain overperformance percentage interests specified under the plan. At the adoption of the 2011 corporate bonus plan in the first quarter of 2011, our compensation committee and board of directors established an adjusted EBITDA goal for the year of $11,950,000 and determined that the overperformance percentage interests would be 30%, 20% and 12.5% for Mr. Subbloie, Mr. Martino and Mr. Synder, respectively. These percentages were recommended to our compensation committee and board of directors by our President and Chief Executive Officer so as to make each applicable executive's overperformance percentage approximately two percentage points higher than such executive's percentage interest in the aggregate portion of the 2011 corporate bonus plan potentially payable to our senior management, with the exception of our President and Chief Executive Officer, whose overperformance percentage would be approximately 12 percentage points lower than his percentage interest in the aggregate portion of the corporate bonus plan for our senior management. In the second quarter of 2011, we hired a General Counsel and our compensation committee and board of directors determined that a certain percentage of the potential overperformance cash incentive bonuses be payable to the General Counsel. Accordingly, the percentage interests of the other plan participants in the potential overperformance cash incentive bonuses were reduced, which for Mr. Subbloie, Mr. Martino and Mr. Snyder resulted in percentage interests of approximately 29%, 19% and 11.5%, respectively. As determined for the purposes of calculating the overperformance cash incentive bonuses, our actual adjusted EBITDA for 2011 following the payment of bonuses under the 2011 corporate bonus plan was $12,805,000, resulting in an excess of $855,000 over our modified adjusted EBITDA goal for the year, of which 15% was eligible to be paid out as overperformance cash incentive bonuses, including to Mr. Subbloie, Mr. Martino and Mr. Snyder in the percentages set forth above. The individual amounts payable were further rounded in determining the amounts that were ultimately paid as overperformance cash incentive bonuses.

     2011 Bonus Plan of Mr. Gamble

        For 2011, our President and Chief Executive Officer, with the knowledge and consent of our compensation committee and board of directors, established an individual bonus plan for

Mr. Gamble in lieu of participation by Mr. Gamble in our 2011 corporate bonus plan. Under this plan, Mr. Gamble was eligible to receive a bonus in the amount of up to $125,000, plus a potential overperformance bonus.

        Of the base amount, $25,000 was payable in the discretion of our President and Chief Executive Officer based on revenue attributable to our installed base of licensed customers, $8,000, which we refer to as the Service Fee Bonus, was payable based on achievement of a specified goal for certain service fees related to software licenses and consulting work and $92,000, which we refer to as the Existing Customer Bookings Bonus, was payable based on achievement of a specified goal for existing customer renewals and bookings, net of attrition. The bonus was eligible for payment based on achievement of full year goals with respect to the metrics under the plan by year-end. The amount of bonus payable was determined by multiplying the maximum potential bonus payable with respect to the metric in question by the square of the percentage of the applicable goal achieved (up to a maximum of 100%), provided that no bonus would be payable unless at least 50% of the applicable goal was achieved.

        The potential overperformance bonus was payable in an amount equal to one-half of one percent (0.5%) of existing customer renewals and bookings, net of attrition, in excess of the specified full year goal.

        For 2011, Mr. Gamble was paid the full bonus of $25,000 attributable to our installed base of licensed customers, $6,800 of his potential Service Fee Bonus based on achievement of approximately 92% of his annual goal for service fees related to software licenses and consulting work and $43,556 of his potential Existing Customer Bookings Bonus based on achievement of approximately 69% of his annual goal for existing customer renewals and bookings, net of attrition. In addition, our President and Chief Executive Officer determined to grant Mr. Gamble an additional bonus of $8,891 under Mr. Gamble's Existing Customer Bookings Bonus because certain increases in existing customer bookings attributable to customers whose treatment as existing customers for these purposes was uncertain had not been included in the calculation of Mr. Gamble's level of achievement of his year-end goal for existing customer renewals and bookings, net of attrition.

     2011 Sales Commission Bonus Plan of Mr. Rossini

        For 2011, our President and Chief Executive Officer, with the knowledge and consent of our compensation committee and board of directors, established an individual sales commission bonus plan for Mr. Rossini in lieu of participation by Mr. Rossini in our 2011 corporate bonus plan. This individual sales commission bonus plan was established because our President and Chief Executive Officer, compensation committee and board of directors were of the opinion that, as a result of his position as Executive Vice President, Global Sales, a substantial portion of Mr. Rossini's potential compensation should be tied to our performance with respect to new sales bookings. Accordingly, our President and Chief Executive Officer, with the knowledge and consent of our compensation committee and board of directors, determined that, under his sales commission bonus plan, Mr. Rossini would be eligible to receive quarterly bonuses equal to specified percentages of the following three separate financial metrics:

  •
  aggregate ARR attributable to new sales bookings during the quarter for our fixed and mobile communications lifecycle management solutions, which we refer to as Fixed and Mobile ARR;

  •
  aggregate ARR attributable to new sales bookings during the quarter for our mobile device management solutions, which we refer to as MDM ARR; and

  •
  aggregate revenue booked during the quarter with respect to certain categories of one-time revenue events, generally in connection with strategic sourcing services engagements, which we refer to as One-Time Revenue.

        The applicable percentage for each such metric was determined on a non-linear sliding scale based on our level of achievement of that metric as a percentage of the applicable quarterly goal under Mr. Rossini's 2011 sales commission bonus plan. For Fixed and Mobile ARR, the percentage of the metric payable ranged from 0% for achievement of less than 70% of the goal for the quarter to approximately 1.01% for achievement equal to or in excess of 120% of the goal for the quarter. For MDM ARR, the percentage of the metric payable ranged from 0% for achievement of less than 70% of the goal for the quarter to approximately 1.51% for achievement equal to or in excess of 120% of the goal for the quarter. For One-Time Revenue, the percentage of the metric payable ranged from 0% for achievement of less than 70% of the goal for the quarter to approximately 0.43% for achievement equal to or in excess of 120% of the goal for the quarter. The goals for ARR attributable to new bookings under Mr. Rossini's 2011 sales commission bonus plan were set at levels that were, in the opinion of our President and Chief Executive Officer, reasonably possible but difficult to achieve and the achievement of which would represent superior corporate performance.

        In the first quarter of 2011, none of Fixed and Mobile ARR, MDM ARR and One-Time Revenue equaled or exceeded 70% of its applicable quarterly goal under Mr. Rossini's bonus plan and Mr. Rossini did not receive a payment under the plan with respect to the quarter.

        In the second quarter of 2011, our Fixed and Mobile ARR did not equal or exceed its quarterly goal under Mr. Rossini's bonus plan and Mr. Rossini received no payment under the plan with respect to Fixed and Mobile ARR. MDM ARR for the quarter was approximately 112% of its quarterly goal under the plan and in accordance with the terms of the plan Mr. Rossini received a bonus payment equal to approximately 1.36% of MDM ARR for the quarter. One-Time Revenue for the quarter was approximately 160% of its quarterly goal under the plan and in accordance with the terms of the plan Mr. Rossini received a bonus payment equal to approximately 0.43% of One-Time Revenue for the quarter.

        In the third quarter of 2011, a substantial portion of our Fixed and Mobile ARR was attributable to a single transaction for which substantial sales efforts had been pursued through channels and relationships not involving Mr. Rossini. As a result, our President and Chief Executive Officer determined that only a portion of the Fixed and Mobile ARR attributable to this transaction would be included in the calculation of Mr. Rossini's bonus for the quarter. Following this adjustment, our Fixed and Mobile ARR was approximately 73% of its quarterly goal under Mr. Rossini's bonus plan and in accordance with the terms of the plan Mr. Rossini received a bonus payment equal to approximately 0.21% of Fixed and Mobile ARR for the quarter. MDM ARR for the quarter was approximately 83% of its quarterly goal under the plan and in accordance with the terms of the plan Mr. Rossini received a bonus payment equal to approximately 0.63% of MDM ARR for the quarter. One-Time Revenue for the quarter was approximately 195% of its quarterly goal under the plan and in accordance with the terms of the plan Mr. Rossini received a bonus payment equal to approximately 0.43% of One-Time Revenue for the quarter.

        In connection with Mr. Rossini's planned retirement from his position as of January 1, 2012, our President and Chief Executive Officer and Mr. Rossini determined that no bonus would be payable to Mr. Rossini for the fourth quarter of 2011, in light of the other terms agreed to in connection with Mr. Rossini's retirement.

     2011 Extra Efforts Bonus Plan

        For 2011, our compensation committee and board of directors established a cash incentive bonus plan for certain of our employees, including Mr. Martino, one of our named executive officers, under which such employees would be eligible to receive fixed bonuses at year-end if certain specified corporate objectives were achieved and we consummated an initial public offering of our common stock during the year. The corporate objectives under the plan were achieved during the year, and we consummated our initial public offering in 2011. Accordingly, bonus payments were made under the 2011 Extra Efforts Bonus Plan, including an extra efforts bonus paid to Mr. Martino in the amount of $23,200.

     2012 Corporate Bonus Plan

        For 2012, our compensation committee and board of directors established a cash incentive bonus plan for our executives and certain other employees, providing for payments of cash incentive bonuses:

  •
  on a quarterly basis for achievement of corporate quarterly goals;

  •
  at year-end in respect of quarterly bonuses that were not earned during the year, in the event that corporate annual goals were achieved; and

  •
  at year-end for additional overperformance of one selected corporate annual goal.

        The 2012 corporate bonus plan is similar in structure to the 2011 corporate bonus plan and bonuses are determined according to adjusted EBITDA and revenue in a similar manner as under the 2011 corporate bonus plan. In setting the quarterly and annual corporate performance goals for adjusted EBITDA and revenue under the 2012 corporate bonus plan, our compensation committee and board of directors set goals that were in line with our forecasts for company performance.

        In determining the amounts of cash bonuses eligible to be paid out under the 2012 corporate bonus plan to our named executive officers, our compensation committee and board of directors reviewed the bonus practices of our 2012 public company benchmark group and established potential bonuses that were comparable with the respective median bonuses of the benchmark group for executives holding comparable positions. The potential bonuses for our named executive officers under the plan, exclusive of adjusted EBITDA overperformance bonuses, were $328,000, $145,000 and $85,000 for Mr. Subbloie, Mr. Martino and Mr. Snyder, respectively. Our President and Chief Executive Officer, with the knowledge and consent of our compensation committee and board of directors, determined that, as in 2011, Mr. Gamble would not participate in the 2012 corporate bonus plan and that all bonus compensation paid to Mr. Gamble with respect to 2012 would be paid through the provisions of an individual bonus plan based on customer renewals and bookings and revenue attributable to our installed base of licensed customers.

        Our President and Chief Executive Officer retained discretion to reduce, in consultation with and subject to the consent of our compensation committee and board of directors, any amounts eligible to be paid under the 2012 corporate bonus plan. In addition, our compensation committee and board of directors retained discretion to reduce any amounts payable to any participant under the 2012 corporate bonus plan, provided that such discretion could not be exercised with respect to a participant until such participant had received at least 85% of the potential bonus amount payable to such participant under the plan (exclusive of adjusted EBITDA overperformance bonuses).

        Corporate Quarterly Cash Incentive Bonuses.    As under our 2011 corporation bonus plan, participants under the 2012 corporate bonus plan are eligible to receive cash bonus payments upon the achievement of corporate quarterly goals with respect to adjusted EBITDA and revenue. For each quarter a target adjusted EBITDA goal must be exceeded before any bonus is payable. Thereafter, bonuses are eligible to be paid in the amount by which achieved adjusted EBITDA exceeds the goal established for each quarter, subject to quarterly maximums. 50% of any such quarterly incentive bonus is payable upon achievement of the requisite EBITDA thresholds, and the remaining 50% becomes payable depending on our revenue performance for the quarter against our revenue goal.

        Company Year-End Catch-Up Cash Incentive Bonuses.    As under our 2011 corporate bonus plan, any quarterly cash incentive bonuses below the quarterly maximums that are not earned remain eligible to be earned at year end in the event that we exceed the annual adjusted EBITDA goal, and, with respect to unearned revenue quarterly bonuses, also achieve certain percentages of the annual revenue goal, under the 2012 corporate bonus plan. Similarly to the quarterly cash incentive bonuses, the potential maximum amount of the year-end catch-up cash incentive bonuses is calculated based upon the amount by which achieved adjusted EBITDA (prior to the payment of bonuses under the 2012 corporate bonus plan) exceeds the goal established for the year, subject to a fixed maximum. The portions attributable to unearned adjusted EBITDA and revenue quarterly incentive bonuses then become payable based, respectively, on our adjusted EBITDA and revenue performance for the year against the annual goals under the 2012 corporate bonus plan.

        Company Additional Overperformance Cash Incentive Bonuses.    To the extent that our adjusted EBITDA for 2012 exceeds the adjusted EBITDA goal for the year after the payment of bonuses described above, 20% of such excess is eligible to be paid to our executive officers under the 2012 corporate bonus plan in accordance with certain respective percentage interests in such overperformance cash incentive bonuses specified in the plan.

     2012 Bonus Plan of Mr. Gamble

        For 2012, our President and Chief Executive Officer, with the knowledge and consent of our compensation committee and board of directors, established an individual bonus plan for Mr. Gamble in lieu of participation by Mr. Gamble in our 2012 corporate bonus plan. Under this plan, Mr. Gamble is eligible to receive a bonus in the amount of up to $125,000, plus up to an additional $12,500 based on overperformance. Of the base amount, $25,000 is payable in the discretion of our President and Chief Executive Officer based on revenue attributable to our installed base of licensed customers, $10,000 is payable based on achievement of a specified goal for certain service fees related to software licenses and consulting work and $90,000 is payable based on achievement of a specified goal for existing customer renewals and bookings, net of attrition. The overperformance bonus is payable based on excess over a specified goal for existing customer renewals and bookings net of attrition.

        Equity Incentive Awards.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. Prior to our initial public offering in 2011, many of our employees, including our executive officers, were granted awards under a series of stock incentive plans. Many of our employees continue to hold outstanding grants under those prior plans, however our board of directors has determined not to make any further grants under those plans following our initial public offering in 2011. Since our initial public offering, all grants of equity incentive awards that we have made to our employees, including our executive officers, have been made under our 2011 Stock Incentive Plan. Under our 2011 Stock Incentive Plan, our employees, including our executive officers, are eligible to receive grants of stock options, restricted stock awards, restricted stock units and other stock-based equity awards at the discretion of our compensation committee.

        Although we do not have any formal equity ownership guidelines for our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executive officers to remain in our employment during the vesting period. In determining the size of equity grants to our employees, including our executive officers, our compensation committee and board of directors have historically considered, and we expect will continue to consider, the comparative share ownership levels of employees in our public company benchmark group, our corporate performance, the applicable employee's individual performance, the amount of equity previously awarded to the employee, the vesting terms of such awards and the recommendations of management. In assessing our corporate performance for the purposes of determining the sizes of equity grants to be made, our compensation committee and board of directors have evaluated, and we expect will continue to evaluate, our corporate performance on a subjective, general basis, considering metrics such as revenue, ARR, adjusted EBITDA and cash balance, but without specific targets or weightings assigned to any such metric.

        We typically make an initial equity award of stock options to new executive officers in connection with the start of their employment. Grants of equity awards, including those to executives, have all been recommended by our compensation committee and approved by our board of directors and are granted based on the fair market value of our common stock. Historically, the equity awards we have granted to our executives have generally vested as to 25% of such awards at the end of the first year and in equal monthly installments over the succeeding three years. This vesting schedule is consistent with the vesting of stock options generally granted to other employees.

        In determining equity incentive compensation for 2011, our compensation committee and board of directors took into account their subjective assessments that our overall corporate performance had been strong in 2010 and that Mr. Subbloie, Mr. Martino, Mr. Rossini, Mr. Snyder and Mr. Gamble had each performed well. As in prior years, our compensation committee and board of directors assessed our overall corporate performance in a subjective fashion by considering financial metrics such as revenue, ARR, adjusted EBITDA and cash balance without specifically evaluating any such metric against any target or forecast and without assigning a fixed weighting to any such metric and evaluated each named executive officer's individual performance on a subjective basis without reference to any specific metric. Our compensation committee and board of directors also assessed the equity incentive granting practices of our 2011 public company benchmark group with the assistance of PricewaterhouseCoopers LLP, our compensation consultant, and determined that the levels of equity incentive compensation in our 2011 public company benchmark group were substantially similar to those of the prior year, when our compensation committee and board of directors had determined that the average sizes of the annual equity incentive awards granted to each of our named executive officers over the prior three years, as a percentage of outstanding shares on a fully diluted basis, were significantly below the 50th percentile levels for comparable executives in our public company benchmark group, with the exception of the awards granted to Mr. Subbloie, which fell between the 50th and 75th percentiles of equity incentive awards granted to individuals holding the office of President and Chief Executive Officer. In furtherance of views expressed among our compensation committee and board of directors the prior year that, if our corporate performance and the individual performance of our named executive officers were to remain strong, the equity incentive compensation granted to our named executive officers should exceed the 50th percentiles for comparable executives in our public company benchmark group through 2012 to compensate our named executive officers for their prior equity award grants that our compensation committee and board of directors viewed in retrospect as insufficient equity incentive compensation, our compensation committee and board of directors determined to issue equity incentive awards to our named executive officers that were equal in size to the respective awards granted to them in the prior year. In making these determinations, our compensation committee and board of directors did not compare our corporate performance against the performance of the companies in our public company benchmark group. In accordance with these determinations, our board of directors awarded options to our named executive officers to purchase the following numbers of shares: 340,715 shares for Mr. Subbloie, 110,732 shares for Mr. Martino, 85,178 shares for Mr. Rossini, 61,044 shares for Mr. Snyder and 61,044 shares for Mr. Gamble. These options were granted at an exercise price of $5.99/share, the fair market value of our common stock on the date of grant as determined by our board of directors.

        In determining equity incentive compensation for 2012, our compensation committee and board of directors took into account their subjective assessments that our overall corporate performance had been strong in 2011 and that Mr. Subbloie, Mr. Martino, Mr. Snyder and Mr. Gamble had each performed well. As in prior years, our compensation committee and board of directors assessed our overall corporate performance in a subjective fashion by considering financial metrics such as revenue, ARR, adjusted EBITDA and cash balance, and with respect to the 2012 assessment, the completion of our initial public offering and the performance of our stock since the initial public offering, without specifically evaluating any such metric against any target or forecast and without assigning a fixed weighting to any such metric and evaluated each named executive officer's individual performance on a subjective basis without reference to any specific metric. With the assistance of PricewaterhouseCoopers LLP, our compensation consultant, our compensation committee and board of directors also assessed the equity incentive granting practices of our 2012 public company benchmark group, which assessment included certain wealth accumulation and long-term incentive pay comparisons, and determined that Mr. Subbloie's prior year's equity incentive award fell between the 25th and 50th percentile, that Mr. Martino's approximated the 50th percentile and that Mr. Snyder's fell between the 50th and 75th percentile. Our compensation committee and board of directors also considered PricewaterhouseCoopers' comparison of our corporate performance against the performance of the companies in our public company benchmark group, although that comparison was limited to comparing our one-year performance in 2010 to that of the companies in our public company benchmark group. That comparison concluded that while Tangoe's one-year performance was above the peer group median for 2010 it was nevertheless within the median range for the peer group. In light of these factors, and in light of the determination made by our compensation committee and board of directors in prior years that the equity incentive compensation granted to our named executive officers for 2010, 2011 and 2012 should generally exceed the 50th percentiles for comparable executives in our public company benchmark group to compensate our named executive officers for their prior equity award grants from 2007 through 2009 that our compensation committee and board of directors viewed in retrospect as insufficient equity incentive compensation, our board of directors awarded options to our named executive officers to purchase the following numbers of shares: 350,000 shares for Mr. Subbloie, 120,000 shares for Mr. Martino, 65,000 shares for Mr. Snyder and 65,000 shares for Mr. Gamble. These options were granted at an exercise price of $15.56/share, being the closing price of our common stock on The NASDAQ Global Market on the date of grant, which amount our board of directors has determined represents the fair market value of our common stock on the date of grant. In addition, in recognition of their extraordinary efforts and our strong corporate performance during 2011, our board of directors granted stock awards to Mr. Subbloie and Mr. Martino of 6,426 and 3,213 shares, respectively.

        At the discretion of our compensation committee and board of directors, we expect to continue to approve annually new equity awards to our executives consistent with our overall incentive compensation program objectives.

        We do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. Equity award grants are made from time to time in the discretion of our compensation committee and board of directors consistent with our incentive compensation program objectives.

        Severance and Change in Control Benefits.    In June 2011, we entered into executive retention agreements with each of our executive officers. Pursuant to their executive retention agreements, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances and upon a change in control of our company. We have provided more detailed information about these benefits, below under "—Executive Retention Agreements." We believe that providing these change in control benefits helps us compete for and retain executive talent.

        Our compensation committee engaged PricewaterhouseCoopers to conduct a study to determine whether our severance benefit practices were in line with severance packages offered to executive officers by companies at comparable stages of development in our industry and related industries. As a result of this study, the compensation committee determined that entering into the executive retention agreements would result in severance packages comparable with other companies in our industry.

        In December 2011, we agreed with Mr. Rossini that he would retire from his position effective January 1, 2012 and that we would engage him as a consultant for the following six months to assist with transition matters and special projects. In light of Mr. Rossini's past contributions to our company and in order to ensure an amicable and cooperative retirement, our board of directors determined that it was appropriate to for us to enter into arrangements with Mr. Rossini similar the terms that would apply in the event of a termination without cause under his executive retention agreement. Accordingly, we entered into a separation agreement with Mr. Rossini under which (a) Mr. Rossini received vesting of his outstanding options through June 30, 2012 on an accelerated basis, effective in part on December 13, 2011 and in part on January 1, 2012, (b) Mr. Rossini was engaged by us as a consultant for six months following his retirement with compensation at the same rate as his 2011 base salary and (c) we agreed to supplement the cost of Mr. Rossini's COBRA health insurance coverage for a period of 12 months after his retirement in an amount equal to the supplement provided to active employees for similar health insurance coverage.

     Our Compensation Policies and Practices as They Relate to Our Risk Management

        Our compensation committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company or will result in excessive risk taking. Our compensation committee believes that any such risks are mitigated by:

  •
  The multiple elements of our compensation packages, including base salary, our quarterly and annual cash incentive bonus program and, for most of our employees, equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

  •
  The structure of our quarterly and annual cash incentive bonus program, which is based on (i) multiple performance measures to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve.

     Summary Compensation Table

        The following table sets forth information regarding compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our three other executive officers during the years ended December 31, 2009, 2010 and 2011. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)		Total ($)
Albert R. Subbloie, Jr.	2011	$410,000	—	$1,180,599	$365,750	(3)	$275		$1,956,624
President and Chief	2010	397,402	—	982,844	328,059	(4)	8,888		1,717,193
Executive Officer	2009	341,667	—	139,375	231,264	(5)	11,768		724,074
Gary R. Martino	2011	290,000	—	383,695	192,950	(3)	275		866,920
Chief Financial Officer	2010	280,000	—	319,424	145,026	(4)	11,795		756,245
	2009	247,917	—	48,930	132,151	(5)	12,139		441,137
Albert M. Rossini	2011	200,000	—	295,150	46,464	(6)	1,541	(7)	543,155
Executive Vice President,	2010	197,500	—	245,711	187,961	(8)	2,515		633,687
Global Sales	2009	190,000	—	29,654	175,946	(9)	2,056		397,656
Charles D. Gamble	2011	200,000	—	211,524	84,247	(10)	385		496,156
Senior Vice President,	2010	200,000	—	176,093	60,010	(4)	2,155		438,258
Customer Account Management	2009	187,922	$30,000	14,827	—		1,253		234,002
Scott E. Snyder	2011	200,000	—	211,524	95,000	(3)	1,211		507,735
Senior Vice President,	2010	200,000	—	176,093	80,015	(4)	12,719		468,827
Corporate Development	2009	200,000	—	14,827	85,000	(5)	12,564		312,391

(1)
These amounts represent the aggregate grant date fair value of the options granted during the year computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in note 10 to our consolidated financial statements included elsewhere in this prospectus.

(2)
These amounts represent the value of perquisites and other personal benefits, which with respect to 2011 are further detailed in the following table. In addition, the amount disclosed with respect to Mr. Rossini for 2011 includes benefits accrued to Mr. Rossini in the form of accelerated vesting of certain options in connection with the termination of his employment, which are further described below.

Name	Year	Matched 401(k) Contribution ($)	Group Life Insurance ($)	Total ($)
Albert R. Subbloie, Jr.	2011	—	$275	$275
Gary R. Martino	2011	—	275	275
Albert M. Rossini	2011	$1,320	221	1,541
Charles D. Gamble	2011	165	220	385
Scott E. Snyder	2011	990	221	1,211
(3)
This amount consists of cash bonuses paid under our 2011 corporate bonus plan and 2011 extra efforts bonus plan. See the "Management—Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Incentive Bonuses" section of this prospectus for a description of these plans. The bonus payable under our 2011 corporate bonus plan, which bonus was earned in 2011, was paid in installments in May 2011, August 2011, November 2011 and February 2012. The bonus payable under our 2011 extra efforts bonus plan, which was also earned in 2011, was paid in February 2012.

(4)
This amount consists of a cash bonus paid under our 2010 corporate bonus plan. This bonus, which was earned in 2010, was paid in installments in May 2010, August 2010, November 2010 and February 2011.

(5)
This amount consists of a cash bonus paid under our 2009 corporate bonus plan. This bonus, which was earned in 2009, was paid in installments in May 2009, August 2009 and February 2010.

(6)
This amount consists of a cash bonus earned under Mr. Rossini's 2011 sales commission bonus plan. See the "Management—Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Incentive Bonuses" section of this prospectus for a description of this plan. This bonus, which was earned in 2011, was paid in installments in August 2011 and November 2011.

(7)
This amount includes $266,095 received by Mr. Rossini in December 2011 in connection with his pending termination of employment, representing the value of acceleration of vesting of certain options. In addition, upon the termination of Mr. Rossini's employment on January 1, 2012, he received additional compensation, not included in the amount reported above, in an aggregate amount of $266,380, as further described below under "—Potential Payments Upon Termination or Change of Control."

(8)
This amount consists of a cash bonus earned under Mr. Rossini's 2010 sales commission bonus plan. This bonus, which was earned in 2010, was paid in installments in May 2010, August 2010, November 2010 and February 2011, except that with respect to one customer, only one-half of the ARR attributable to bookings was included for the purposes of the calculation of bonuses under Mr. Rossini's 2010 sales commission bonus plan. The portion of this cash bonus relating to such customer's booking was paid in installments as we received payments from such customer relating to such bookings.

(9)
This amount consists of (i) a $122,241 cash bonus paid under our 2009 corporate bonus plan and (ii) a $53,705 cash bonus paid under Mr. Rossini's 2009 sales commission bonus plan. These bonuses, which were earned in 2009, were paid in installments in May 2009, August 2009 and February 2010.

(10)
This amount consists of a cash bonus earned under Mr. Gamble's 2011 bonus plan. See the "Management—Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Incentive Bonuses" section of this prospectus for a description of this plan. This bonus, which was earned in 2011, was paid in February, 2012.

     Grants of Plan-Based Awards in 2011

        The following table sets forth information regarding grants of compensation in the form of plan-based awards during the year ended December 31, 2011 to our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)
						All Other Option Awards: Number of Securities Underlying Options (#) (3)
							Exercise or Base Price of Option Awards ($/Sh) (4)
								Grant Date Fair Value of Option Awards ($) (5)
Name	Grant Date	Threshold ($)		Target ($)
Albert R. Subbloie, Jr.	1/28/2011	—		—		340,715	$5.99	$1,180,599
	—	—		$365,750		—	—	—
Gary R. Martino	1/28/2011	—		—		110,732	5.99	383,695
	—	—		169,750		—	—	—
Albert M. Rossini	1/28/2011	—		—		85,178	5.99	295,150
	—	$1,125	(6)	250,000	(6)	—	—	—
Charles D. Gamble	1/28/2011	—		—		61,044	5.99	211,524
	—	—		84,247	(7)	—	—	—
Scott E. Snyder	1/28/2011	—		—		61,044	5.99	211,524
	—	—		95,000		—	—	—

(1)
Except as otherwise indicated, all awards in these columns were granted under our 2011 corporate bonus plan, which was established in January 2011. The actual amounts awarded are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above. See "Management—Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Incentive Bonuses" for a description of this plan.

(2)
None of the awards were subject to a maximum possible payout. With the exception of the award granted to Mr. Rossini, none of the awards were subject to thresholds or had targets and, with the exception of the award granted to Mr. Rossini, the amounts reported in the target column represent the payouts for which the awards were eligible based on our performance for the fiscal year ended December 31, 2011.

(3)
The shares subject to these options vested as to 25% of the original number of shares on January 28, 2012 and vest as to an additional 1/48 of the original number of shares at the end of each month thereafter until January 28, 2016, subject to acceleration in the event of a change of control where the successor corporation assumes or substitutes the options and the named executive officer is terminated involuntarily within 12 months after the change of control, as further described below in "Management—Executive Compensation—Potential Payments upon Termination or Change of Control."

(4)
For a discussion of our methodology for determining the fair value of our common stock, see the "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" section of this prospectus.

(5)
These amounts represent the aggregate grant date fair value of the options granted during 2011 computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the named executive officer with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in note 10 to our consolidated financial statements included elsewhere in this prospectus.

(6)
Represents possible payouts under Mr. Rossini's 2011 sales commission bonus plan. The actual amounts awarded are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above. See "Management—Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Incentive Bonuses" for a description of this plan.

(7)
Represents possible payouts under Mr. Gamble's 2011 bonus plan. The actual amounts awarded are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above. See "Management—Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Incentive Bonuses" for a description of this plan.

     Outstanding Equity Awards at Year End

        The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2011.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Albert R. Subbloie, Jr.	284,827		—		$1.23	10/12/2017
	177,758		5,915	(2)	1.23	3/6/2018
	97,304		36,142	(3)	1.66	1/30/2019
	141,965		198,750	(4)	4.72	4/16/2020
	—		340,715	(5)	5.99	1/28/2021
Gary R. Martino	5,678		—		0.88	10/29/2014
	7,098		—		1.06	4/19/2016
	249,858		—		1.23	3/6/2018
	34,160		12,688	(3)	1.66	1/30/2019
	46,138		64,594	(4)	4.72	4/14/2020
	—		110,732	(5)	5.99	1/28/2021
Albert M. Rossini	1		—		1.23	10/12/2017
	—		887	(6)	1.23	3/6/2018
	—		7,689	(7)	1.66	1/30/2019
	21,117	(8)	49,687	(9)	4.72	4/14/2020
	30,167	(10)	55,011		5.99	1/28/2021
Charles D. Gamble	7,098		—		0.88	7/29/2014
	35,490		—		1.06	2/8/2015
	13,900		296	(2)	1.23	3/6/2018
	2,747		319	(11)	1.23	6/11/2018
	10,351		3,845	(3)	1.66	1/30/2019
	25,435		35,609	(4)	4.72	4/14/2020
			61,044	(5)	5.99	1/28/2021
Scott E. Snyder	48,545		—		0.25	6/9/2015
	35,567		—		0.35	11/20/2016
	56,785		—		1.23	10/12/2017
	41,702		887	(2)	1.23	3/6/2018
	10,351		3,845	(3)	1.66	1/30/2019
	25,435		35,609	(4)	4.72	4/16/2020
			61,044	(5)	5.99	1/28/2021

(1)
All options held by our named executive officers are subject to vesting acceleration in the event of a change of control and upon termination of employment under certain circumstances as further described below in "Management—Executive Compensation—Potential Payments upon Termination or Change of Control."

(2)
This option vests in equal monthly installments through January 30, 2012.

(3)
This option vests in equal monthly installments through January 30, 2013.

(4)
This option vests in equal monthly installments through April 14, 2014.

(5)
This option vested as to 25% of the shares on January 28, 2012 and vests in equal monthly installments as to the remaining shares through January 28, 2015.

(6)
This option originally vested in equal monthly installments through January 30, 2012. On January 1, 2012, pursuant to our separation agreement with Mr. Rossini, Mr. Rossini was vested with respect to those shares that would have vested through June 30, 2012, resulting in the option becoming fully vested on that date.

(7)
This option originally vested in equal monthly installments through January 30, 2013. On January 1, 2012, pursuant to our separation agreement with Mr. Rossini, Mr. Rossini was vested with respect to those shares that would have vested through June 30, 2012, resulting in 3,549 unvested shares vesting on that date.

(8)
Includes 1,775 shares subject to this option that were originally scheduled to vest on December 14, 2011 but that were vested on an accelerated basis on December 13, 2011 in accordance with the terms of our separation agreement with Mr. Rossini.

(9)
This option originally vested in equal monthly installments through April 14, 2014. On January 1, 2012, pursuant to our separation agreement with Mr. Rossini, Mr. Rossini was vested with respect to those shares that would have vested through June 30, 2012, resulting in 10,647 unvested shares vesting on that date.

(10)
These shares were originally scheduled to vest between January 28, 2012 and June 28, 2012. On December 13, 2011, pursuant to our separation agreement with Mr. Rossini, these shares were immediately vested.

(11)
This option vests in equal monthly installments through May 15, 2012.

     Option Exercises and Stock Vested

        The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options during the year ended December 31, 2011 by each of our named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Albert R. Subbloie, Jr.	208,307	$1,826,852
Gary R. Martino	—	—
Albert M. Rossini	131,535	911,031
Charles D. Gamble	—	—
Scott E. Snyder	24,068	275,132

(1)
The value realized on exercise represents the difference between the market price of our common stock at exercise and the exercise price of the underlying option, multiplied by the number of shares acquired. For shares sold immediately upon exercise, the market price is calculated as the weighted average sales price of the shares, and for shares not sold immediately upon exercise, the market price is calculated as (i) for exercises following the listing of our common stock on the NASDAQ Global Market, the closing price of our common stock on the NASDAQ Global Market on the date of exercise (or the last trading day preceding the date of exercise in the event the date of exercise is not a trading day) or (ii) for exercises prior to the listing of our common stock on the NASDAQ Global Market, the fair market value of our common stock as then most recently determined by our board of directors.

     Potential Payments Upon Termination or Change of Control

        Under the executive retention agreements that we entered into with our named executive officers in June 2011, our named executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, as described below under "—Executive Retention Agreements," as well as to the acceleration of vesting of equity incentive awards in the event of a charge in control. For purposes of the executive retention agreements, a "change in control" generally means (i) the acquisition by an individual, entity or group of beneficial ownership of 50% or more of our outstanding shares of common stock or the combined voting power of our outstanding securities (subject to certain exceptions), (ii) a change of the majority of our board of directors to individuals not nominated, recommended, endorsed or elected by at least a majority of continuing directors; (iii) a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Tangoe, or a sale or disposition of all or substantially all of Tangoe's assets unless (a) the beneficial owners of our common stock and voting securities prior to such transaction beneficially own more than 50% of the outstanding shares of common stock and voting securities, respectively, of the resulting or acquiring company in substantially the same proportions as their ownership of our common stock and voting securities, respectively, before the transaction and (b) no individual, entity or group beneficially owns 30% or more of the outstanding shares or voting securities of the resulting or acquiring company, except to the extent held before the transaction; or (iv) approval by our board of directors of complete liquidation or dissolution of Tangoe.

        Under the separation agreement that we entered into with Mr. Rossini in December 2011, the vesting of his outstanding options was accelerated by an amount equal in the aggregate to the number of additional option shares that would have vested through June 30, 2012 had he remained actively employed by us. This acceleration was granted effective December 13, 2011 with respect to the portion of his options that represented non-qualified stock options and effective January 1, 2012 with respect to the portion of his options that represented incentive stock options. In addition, we agreed that, for a period of 12 months following Mr. Rossini's retirement, we would supplement the cost of Mr. Rossini's COBRA health insurance coverage in an amount equal to the supplement provided to active employees for similar health insurance coverage. Finally, we engaged Mr. Rossini to serve as a consultant to us on transition matters and special projects for a period of six months following his retirement, during which period Mr. Rossini would receive compensation at the same rate as his 2011 base salary.

        In addition, our 2005 stock incentive plan, which we refer to as the 2005 Plan, provides that in the event of a change of control where the successor corporation does assume or substitute the options, all such options will become fully exercisable and any right for us to repurchase options will lapse in the event that the holder is terminated involuntarily in connection with or within 12 months after the change of control. For purposes of the 2005 Plan, "change of control" generally means (i) the sale of all or substantially all of our assets, (ii) a merger or consolidation of our company with or into another entity if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting power of the surviving entity after the merger or consolidation or (iii) the acquisition by any person or group of beneficial ownership of securities of ours representing more than 50% of our voting power. All of our named executive officers hold options granted under the 2005 Plan that are not fully exercisable.

        With the exception of Mr. Rossini, the table below sets forth the benefits potentially payable to each named executive officer in the event of the termination of such officer other than for cause, death or disability or the resignation of such officer for good reason. These amounts are calculated on the assumption that the employment termination took place on December 31, 2011. With respect to Mr. Rossini, the table below sets forth the benefits actually paid or payable to Mr. Rossini in accordance with the terms of his separation agreement in connection with his termination on January 1, 2012.

Name	Severance Payments($)	Medical Insurance($)		Value of Additional Vested Option Awards($) (1)		Consulting Fees ($)
Albert R. Subbloie, Jr.	$599,676	$8,017		$2,988,178	(2)	—
Gary R. Martino	264,335	11,123		776,600	(3)	—
Albert M. Rossini	—	3,870	(4)	428,568	(5)	$100,008	(6)
Charles D. Gamble	129,923	172		318,046	(7)	—
Scott E. Snyder	121,840	11,023		321,901	(8)	—

(1)
With the exception of Mr. Rossini, the value of the acceleration of these options is based on the excess of $15.40, the closing price of our common stock on the NASDAQ Global Market on December 30, 2011, over the exercise price of each option. With respect to Mr. Rossini, the value of the accelerated vesting of his options in connection with his termination is calculated as described in footnote (5) below.

(2)
The amount consists of option acceleration with respect to an additional 287,714 shares, of which 5,915 shares have an exercise price of $1.23 per share, 33,362 shares have an exercise price of $1.66 per share, 85,178 shares have an exercise price of $4.72 per share and 163,259 shares have an exercise price of $5.99 per share.

(3)
The amount consists of option acceleration with respect to an additional 75,685 shares, of which 8,784 shares have an exercise price of $1.66 per share, 20,763 shares have an exercise price of $4.72 per share and 46,138 shares have an exercise price of $5.99 per share.

(4)
The amount consists of supplemental payments we have agreed to make over the 12 months following Mr. Rossini's retirement with respect to the cost of Mr. Rossini's COBRA health insurance coverage during that period.

(5)
The amount consists of option acceleration with respect to an additional 31,942 shares on December 13, 2011 and an additional 14,196 shares on January 1, 2012. Of the shares vested on December 13, 2011, 1,775 shares had an exercise price of $4.72 per share and 30,167 shares had an exercise price of $5.99 per share. Of the shares vested on January 1, 2012, 3,549 shares had an exercise price of $1.66 per share and 10,647 shares had an exercise price of $4.72 per share. The value of the December 13, 2011 acceleration of options is based on the excess of $14.25, the closing price of our common stock on the NASDAQ Global Market on such date, over the exercise price of each option accelerated on December 13, 2011. The value of the January 1, 2012 acceleration of options is based on the excess of $15.40, the closing price of our common stock on the NASDAQ Global Market on December 30, 2011, over the exercise price of each option accelerated on January 1, 2012.

(6)
The amount consists of consulting fees payable by us to Mr. Rossini on a semi-monthly basis over the 6 months following his termination in connection with our retention of Mr. Rossini for such 6 months as a consultant on transition matters and special projects.

(7)
The amount consists of option acceleration with respect to an additional 31,641 shares, of which 615 shares have an exercise price of $1.23 per share, 1,775 shares have an exercise price of $1.66 per share, 7,631 shares have an exercise price of $4.72 per share and 21,620 shares have an exercise price of $5.99 per share.

(8)
The amount consists of option acceleration with respect to an additional 31,913 shares, of which 887 shares have an exercise price of $1.23 per share, 1,775 shares have an exercise price of $1.66 per share, 7,631 shares have an exercise price of $4.72 per share and 21,620 shares have an exercise price of $5.99 per share.

        The table below sets forth the benefits potentially payable to each named executive officer in the event of either a change in control as defined under the executive retention agreements or the involuntary termination of the named executive officer in connection with or within 12 months after a change of control as defined under the 2005 Plan. These amounts are calculated on the assumption that the change of control event took place on December 31, 2011.

Name	Value of Additional Vested Options Awards($) (1)
Albert R. Subbloie, Jr.	$5,909,185	(2)
Gary M. Martino	1,906,185	(3)
Albert M. Rossini	1,166,526	(4)
Charles D. Gamble	1,016,273	(5)
Scott E. Snyder	1,020,127	(6)

(1)
The valuation of these options is based on the excess of $15.40, the closing price of our common stock on the NASDAQ Global Market on December 30, 2011, over the exercise price of each option as applicable.

(2)
This amount consists of option acceleration with respect to an additional 581,522 shares, of which 5,915 shares have an exercise price of $1.23 per share, 36,142 shares have an exercise price of $1.66 per share, 198,750 shares have an exercise price of $4.72 per share and 340,715 shares have an exercise price of $5.99 per share.

(3)
This amount consists of option acceleration with respect to an additional 188,014 shares, of which 12,688 shares have an exercise price of $1.66 per share, 64,594 shares have an exercise price of $4.72 per share and 110,732 shares have an exercise price of $5.99 per share.

(4)
This amount consists of option acceleration with respect to an additional 113,274 shares, of which 887 shares have an exercise price of $1.23 per share, 7,689 shares have an exercise price of $1.66 per share, 49,687 shares have an exercise price of $4.72 per share and 55,011 shares have an exercise price of $5.99 per share. None of these options is currently outstanding.

(5)
This amount consists of option acceleration with respect to an additional 101,113 shares, of which 615 shares have an exercise price of $1.23 per share, 3,845 shares have an exercise price of $1.66 per share, 35,609 shares have an exercise price of $4.72 per share and 61,044 shares have an exercise price of $5.99 per share.

(6)
This amount consists of option acceleration with respect to an additional 101,385 shares, of which 887 shares have an exercise price of $1.23 per share, 3,845 shares have an exercise price of $1.66 per share, 35,609 shares have an exercise price of $4.72 per share and 61,044 shares have an exercise price of $5.99 per share.

Employment Agreements

        We do not have formal employment agreements with any of our named executive officers. We have entered into proprietary information, inventions assignment, non-competition and non-solicitation agreements with each of our named executive officers. Under these agreements, each named executive officer has agreed (i) to protect our confidential and proprietary information, (ii) to assign to us related intellectual property developed during the course of his employment, (iii) not to compete with us during his employment and for a period of one year after the termination of his employment and (iv) not to solicit our employees during his employment and for a period of two years after the termination of his employment. Each named executive officer's employment is at will.

Executive Retention Agreements

        In June 2011, we entered into executive retention agreements with each of our executive officers. The benefits payable to our executive officers under these agreements are described below.

     Benefits Provided Upon Termination Other than for Cause or Good Reason

        If an executive's employment is terminated by us (other than for cause, death or disability) or if the executive resigns for good reason then, subject to the executive's signing a general release of potential claims against us:

  •
  the vesting of each outstanding option, restricted share unit, restricted stock award or other equity award issued by us and held by the executive (to the extent such award is not then vested) will accelerate by 12 months in the case of our chief executive officer, 9 months in the case of our chief financial officer and 6 months in the case of our other executive officers;

  •
  the executive will be paid a pro-rata portion of his or her quarterly bonus for the last completed quarter before termination;

  •
  we will pay the same percentage of the premiums the executive incurs under COBRA post-employment health insurance coverage for 12 months following termination as we pay for active executives, subject to certain nondiscrimination rules;

  •
  in the case of our chief executive officer, he will be entitled to receive a lump sum payment equal to (1) a pro rata portion of 100% of his aggregate quarterly and annual bonuses payable with respect to the last fiscal year ended before termination, less any quarterly bonuses paid in the current fiscal year, and (2) the greater of 100% of his highest base salary during the two fiscal years prior to termination and 100% of his then current base salary;

  •
  in the case of our chief financial officer, he will be entitled to receive a lump sum payment equal to (1) a pro rata portion of 75% of his aggregate quarterly and annual bonuses payable with respect to the last fiscal year ended before termination, less any quarterly bonuses paid in the current fiscal year, and (2) the greater of 75% of his highest base salary during the two fiscal years prior to termination and 50% of his then current base salary; and

  •
  in the case of each of our other executive officers, he will be entitled to receive a lump sum payment equal to (1) a pro rata portion of 50% of his aggregate quarterly and annual bonuses payable with respect to the last fiscal year ended before termination, less any quarterly bonuses paid in the current fiscal year, and (2) the greater of 50% of his highest base salary during the two fiscal years prior to termination and 75% of his then current base salary.

     Benefits Provided Upon a Change in Control

        Upon a change in control:

  •
  each outstanding option to purchase our shares held by the executive (to the extent not then currently exercisable) will become immediately exercisable in full;

  •
  each outstanding restricted stock award held by the executive will be deemed to be fully vested and such vested shares will no longer be subject to any applicable right of repurchase or first refusal; and

  •
  each outstanding restricted share unit award held by the executive will be deemed to be fully vested and such vested shares will be distributed to the executive within five business days thereafter.

     Termination for Cause or for Other than Good Reason

        If an executive officer is terminated for cause or by reason of death or disability, or terminates his or her employment other than for good reason, such executive officer, or his or her estate or legal representative, will be entitled to a lump sum payment equal to his or her earned and accrued base salary through the date of termination.

Stock Option and Other Compensation Plans

     Amended and Restated 1999 Stock Plan

        The 1999 Plan was originally maintained by Traq Wireless, Inc., or Traq, prior to our acquisition of Traq in March 2007. The 1999 Plan was adopted by Traq's board of directors and approved by its stockholders in October 1999, was amended and restated in July 2003 and was further amended in March 2007 and January 2011.

        The 1999 Plan provides for the grant of incentive stock options, nonstatutory stock options and restricted stock. Traq's employees, directors and consultants, and those of any subsidiaries, were eligible to receive awards under the 1999 Plan; however, incentive stock options could only be granted to employees. In accordance with the terms of the 1999 Plan, our board of directors, or a committee appointed by our board, administers the 1999 Plan and, subject to any limitations in the 1999 Plan, selects the recipients of awards and determines:

  •
  the number of shares of common stock covered by options and the dates upon which those options become exercisable;

  •
  the exercise prices of options;

  •
  the duration of options;

  •
  the methods of payment of the exercise price of options; and

  •
  the number of shares of common stock subject to any restricted stock awards and the terms and conditions of those awards, including the issue price, conditions for repurchase and repurchase price.

        Pursuant to the terms of the 1999 Plan, any right for us to repurchase options upon termination of a holder's service with us will lapse and all such options will become fully vested, if we undergo a change of control, as defined in the 1999 Plan, before such holder's termination and the repurchase right is not assigned to the entity that employs the holder after the change in control. In addition, any right for us to repurchase options will lapse in the event that we undergo a change of control and the holder is terminated involuntarily within 12 months after the change of control. In the event of a change of control where the successor corporation does not assume or substitute the options and such options do not remain outstanding, all such options will become fully exercisable.

        In the event of a merger or consolidation, the agreement of merger or consolidation, without the consent of the option holders, may provide for:

  •
  the continuation of the options by us if we are the surviving corporation;

  •
  the assumption of the 1999 Plan and the outstanding options by the surviving corporation or its parent;

  •
  the substitution by the surviving corporation or its parent of options with substantially the same terms; or

  •
  the cancellation of the outstanding options without payment of any consideration.

        Our board of directors determined, effective upon the closing of our initial public offering, that no further stock options or other awards would be granted under the 1999 Plan. As of February 29, 2012, there were options to purchase an aggregate of 645,956 shares of common stock outstanding under the 1999 Plan at a weighted-average exercise price of $0.26 per share and an aggregate of 266,691 shares of common stock issued upon the exercise of options granted under the 1999 Plan.

     Amended and Restated Employee Stock Option/Stock Issuance Plan

        Our amended and restated employee stock option/stock issuance plan, which we refer to as the 2000 Employee Plan, was adopted by our board of directors and approved by our stockholders in November 2000, was amended and restated in December 2004 and was further amended in March 2007 and January 2011.

        The 2000 Employee Plan provides for the grant of incentive stock options, nonstatutory stock options and restricted stock. Our employees, directors and consultant, and those of any subsidiaries, were eligible to receive awards under the 2000 Employee Plan; however, incentive stock options could only be granted to employees. In accordance with the terms of the 2000 Employee Plan, our board of directors, or a committee appointed by our board, administers the 2000 Employee Plan and, subject to any limitations in the 2000 Employee Plan, selects the recipients of awards and determines:

  •
  the number of shares of common stock covered by options and the dates upon which those options become exercisable;

  •
  the exercise prices of options;

  •
  the duration of options;

  •
  the methods of payment of the exercise price of options; and

  •
  the number of shares of common stock subject to any restricted stock awards and the terms and conditions of those awards, including the issue price, conditions for repurchase and repurchase price.

        In the event of a merger, consolidation, reorganization, sale of all or substantially all of our assets or change of control, as defined in the 2000 Employee Plan, each option or restricted stock award will terminate unless the successor corporation agrees to assume such award or substitute an equivalent award. However, in the event of a change of control where the successor corporation does not assume or substitute the awards, all such awards will become fully vested, and any repurchase rights will lapse, as of immediately prior to the change of control. In addition, if the successor corporation does assume an award or substitute an equivalent award in connection with a change of control, and the holder is terminated involuntarily in connection with or within 12 months after the change of control, then all of the participant's assumed or substituted awards will become fully vested, and any repurchase rights will lapse, as of immediately prior to the participant's termination.

        Our board of directors determined, effective upon the closing of our initial public offering, that no further stock options or other awards would be granted under the 2000 Employee Plan. As of February 29, 2012, there were options to purchase an aggregate of 59,142 shares of common stock outstanding under the 2000 Employee Plan at a weighted-average exercise price of $0.91 per share and an aggregate of 7,419 shares of common stock issued upon the exercise of options granted under the 2000 Employee Plan.

     Amended and Restated Executive Stock Option/Stock Issuance Plan

        Our amended and restated executive stock option/stock issuance plan, which we refer to as the 2000 Executive Plan, was adopted by our board of directors and approved by our stockholders in November 2000, was amended and restated in December 2004 and was further amended in March 2007 and January 2011.

        The 2000 Executive Plan provides for the grant of incentive stock options, nonstatutory stock options and restricted stock. Our employees, directors and consultants, and those of any subsidiaries, were eligible to receive awards under the 2000 Executive Plan; however, incentive stock options could only be granted to employees. In accordance with the terms of the 2000 Executive Plan, our board of directors, or a committee appointed by our board, administers the 2000 Executive Plan and, subject to any limitations in the 2000 Executive Plan, selects the recipients of awards and determines:

  •
  the number of shares of common stock covered by options and the dates upon which those options become exercisable;

  •
  the exercise prices of options;

  •
  the duration of options;

  •
  the methods of payment of the exercise price of options; and

  •
  the number of shares of common stock subject to any restricted stock awards and the terms and conditions of those awards, including the issue price, conditions for repurchase and repurchase price.

        In the event of a merger, consolidation, reorganization, sale of all or substantially all of our assets or change of control, as defined in the 2000 Executive Plan, each option or restricted stock award will terminate unless the successor corporation agrees to assume such award or substitute an equivalent award. However, in the event of a change of control where the successor corporation does not assume or substitute the awards, all such awards will become fully vested, and any repurchase rights will lapse, as of immediately prior to the change of control. In addition, if the successor corporation does assume an award or substitutes an equivalent award in connection with a change of control, and the holder is terminated involuntarily in connection with or within 12 months after the change of control, then all of the participant's assumed or substituted awards will become fully vested, and any repurchase rights will lapse, as of immediately prior to the participant's termination.

        Our board of directors determined, effective upon the closing of our initial public offering, that no further stock options or other awards would be granted under the 2000 Executive Plan. As of February 29, 2012, there were options to purchase an aggregate of 62,462 shares of common stock outstanding under the 2000 Executive Plan at a weighted-average exercise price of $0.89 per share and an aggregate of 42,588 shares of common stock issued upon the exercise of options granted under the 2000 Executive Plan.

     2005 Stock Incentive Plan

        The 2005 Plan was adopted by our board of directors and approved by our stockholders in April 2005 and was amended in December 2005, August 2006, March 2007, September 2007, December 2007, July 2008, January 2009, April 2010 and January 2011.

        The 2005 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and other stock-based awards. Our employees, directors and consultants are eligible to receive awards under the 2005 Plan; however, incentive stock options may only be granted to employees. In accordance with the terms of the 2005 Plan, our board of directors, or a committee appointed by our board, administers the 2005 Plan and, subject to any limitations in the 2005 Plan, selects the recipients of awards and determines:

  •
  the number of shares of common stock covered by options and the dates upon which those options become exercisable;

  •
  the exercise prices of options;

  •
  the duration of options;

  •
  the methods of payment of the exercise price of options; and

  •
  the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the issue price, conditions for repurchase and repurchase price.

        In the event of a change of control, as defined in the 2005 Plan, our board, or the committee appointed by our board, has the discretion to take one or more of the following actions:

  •
  arrange for or provide that each outstanding award will be assumed or a substantially similar award will be substituted by the successor corporation or a parent or subsidiary of the successor corporation;

  •
  accelerate the vesting of awards so that awards will vest as to the shares that otherwise would have been unvested and provide that repurchase rights of ours with respect to shares issued upon exercise of awards will lapse as to the shares subject to such repurchase rights;

  •
  arrange or provide for the payment of cash or other consideration in exchange for the satisfaction and cancellation of outstanding awards; or

  •
  make such other modifications, adjustments or amendments to outstanding awards or the 2005 Plan as our board, or the committee appointed by our board, deems necessary or appropriate, subject to specified limitations.

In addition, if the successor corporation assumes an award or substitutes an equivalent award in connection with a change of control, and the holder is terminated involuntarily in connection with or within 12 months after the change of control, then all of the participant's assumed or substituted awards will become fully vested, and any repurchase rights will lapse, as of immediately prior to the participant's termination.

        Our board of directors determined, effective upon the closing of our initial public offering, that no further stock options or other awards would be granted under the 2005 Plan. As of February 29, 2012, there were options to purchase an aggregate of 5,319,690 shares of common stock outstanding under the 2005 Plan at a weighted-average exercise price of $3.93 per share and an aggregate of 611,797 shares of common stock issued upon the exercise of options granted under the 2005 Plan.

     2011 Stock Incentive Plan

        The 2011 Plan was adopted by our board of directors in June 2011 and approved by our stockholders in June 2011. The 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards with respect to 3,620,670 shares of our common stock.

        Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2011 Plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the plan is 2,555,366 per calendar year.

        Pursuant to the terms of the 2011 Plan, our board of directors selects the recipients of awards and determines:

  •
  the number of shares of common stock covered by options and the dates upon which those options become exercisable;

  •
  the exercise price of options;

  •
  the duration of options;

  •
  the methods of payment of the exercise price of options; and

  •
  the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the issue price, conditions for repurchase, repurchase price and performance conditions, if any.

        If our board of directors delegates authority to an executive officer to grant awards under the 2011 Plan, the executive officer has the power to make awards to all of our employees, except executive officers. Our board of directors will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

        Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2011 Plan, as to some or all outstanding awards, other than restricted stock awards:

  •
  provide that all outstanding awards will be assumed or substituted by the successor corporation;

  •
  upon written notice to a participant, provide that the participant's unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

  •
  provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

  •
  in the event of a reorganization event pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

  •
  provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award will continue for the benefit of the successor company and will, unless our board of directors may otherwise determine, apply to the cash, securities or other property into which our common stock is converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

        No award may be granted under the 2011 Plan after June 13, 2021. Our board of directors may amend, suspend or terminate the 2011 Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

        As of February 29, 2012, there were options to purchase an aggregate of 1,750,122 shares of common stock outstanding under the 2011 Plan at a weighted-average exercise price of $15.44 per share and no shares of common stock had been issued upon the exercise of options granted under the 2011 Plan.

     401(k) Retirement Plan

        We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, subject to a 90-day waiting period. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,000 in 2012, and have the amount of the reduction contributed to the 401(k) plan. We currently match 5% of the contributions made by our employees, including our named executive officers, with any amounts that we contribute vesting based on the length of the employee's service with us.

Limitation of Liability and Indemnification

        As permitted by Delaware law, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors. Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

        As permitted by Delaware law, our certificate of incorporation also provides that:

  •
  we will indemnify our directors and officers to the fullest extent permitted by law;

  •
  we may indemnify our other employees and other agents to the fullest extent permitted by law; and

  •
  we will advance expenses to our directors and officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.

        The indemnification provisions contained in our certificate of incorporation are not exclusive. In addition, we have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his capacity as a director or executive officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

        We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, which we refer to as the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.

RELATED PERSON TRANSACTIONS

        Since January 1, 2009, we have engaged in the following transactions with our executive officers, directors and holders of more than 5% of our voting securities, and affiliates of our executive officers, directors and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Promissory Notes

        In January 2008, we entered into a promissory note with Albert R. Subbloie, Jr., our President and Chief Executive Officer, pursuant to which we loaned Mr. Subbloie an aggregate principal amount of $383,853. The promissory note was issued in connection with Mr. Subbloie's exercise of stock options, the exercise prices of which were partially paid for with the promissory note. The promissory note accrued interest at 4.46% annually. Mr. Subbloie repaid the promissory note in full in April 2010.

Agreements with Our Stockholders

        We have entered into an eighth amended and restated investor rights agreement, as amended, with certain holders of our common stock and warrants to purchase common stock. This agreement provides that (i) certain holders of our common stock have the right to demand that we file a registration statement, subject to certain limitations, and (ii) certain holders of our common stock and warrants to purchase common stock have the right to request that their shares be covered by a registration statement that we are otherwise filing. See the "Description of Capital Stock—Registration Rights" section of this prospectus for a further discussion of these registration rights. The registration rights granted under this agreement will terminate in August 2013.

Indemnification Arrangements

        Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into, and expect to enter into in the future, indemnification agreements with each of our directors and executive officers that may be broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law. See the "Management—Limitation of Liability and Indemnification" section of this prospectus for a further discussion of these arrangements.

Policies and Procedures for Related Person Transactions

        On June 7, 2011, our board of directors adopted a written related person transaction policy setting forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

        Our related person transaction policy contains exceptions for certain types of transactions or interests that are not considered to give rise to related person transactions that would be required to be disclosed under SEC rules. In addition, the policy provides that an interest arising solely from a related person's position as an executive officer of another entity that is a participant in a transaction with us is not subject to the policy if each of the following conditions is met:

  •
  the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

  •
  the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

  •
  the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.

        Any related person transaction proposed to be entered into by us must be reported to our chief financial officer and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. Alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

        In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

        Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

        A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person's interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of business of our company;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of February 29, 2012 by:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each selling stockholder.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after February 29, 2012. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

        Percentage ownership calculations for beneficial ownership prior to this offering are based on 34,230,959 shares outstanding as of February 29, 2012. Percentage ownership calculations for beneficial ownership after this offering reflect the shares we are offering hereby. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Tangoe, Inc., 35 Executive Boulevard, Orange, Connecticut 06477.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are immediately exercisable or exercisable within 60 days after February 29, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

							Shares Beneficially Owned After the Offering if Underwriters' Option is Exercised in Full
						Additional Shares to be Sold if Underwriters' Option is Exercised in Full (1)
	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Number of Shares Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage		Number	Percentage
5% Stockholders
Entities affiliated with Edison Venture Fund (2)	4,469,312	13.1%
Entities affiliated with Sevin Rosen Funds (3)	2,879,548	8.4
Entities affiliated with Investor Growth Capital (4)	2,581,897	7.5

							Shares Beneficially Owned After the Offering if Underwriters' Option is Exercised in Full
						Additional Shares to be Sold if Underwriters' Option is Exercised in Full (1)
	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Number of Shares Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage		Number	Percentage
Albert R. Subbloie, Jr. (5)	2,341,548	6.7
Entities affiliated with North Atlantic Capital (6)	2,054,351	6.0
Massachusetts Financial Services Company (7)	1,704,891	5.0
Other Executive Officers and Directors
Gary R. Martino (8)	720,278	2.1
Albert M. Rossini (9)	256,594	*
Charles D. Gamble (10)	298,548	*
Scott E. Snyder (11)	244,324	*
David M. Coit (12)	2,091,511	6.1
Gary P. Golding (13)	4,506,222	13.1
Ronald W. Kaiser (14)	117,830	*
Jackie R. Kimzey (15)	1,711,885	5.0
Gerald G. Kokos (16)	132,024	*
Richard S. Pontin (17)	300,975	*
Noah J. Walley (18)	36,910	*
All current executive officers and directors as a group (11 persons) (19)	12,502,055	34.2
Other Selling Stockholders(20)

*
Represents beneficial ownership of less than 1% of our outstanding stock.

(1)
To the extent that the underwriters' option to purchase additional shares of common stock is not exercised in full, the shares to be sold by each selling stockholder pursuant to such option will be reduced proportionally.

(2)
Consists of 764,008 shares of common stock held by Edison Venture Fund IV, L.P. and 3,705,304 shares of common stock held by Edison Venture Fund IV SBIC, L.P. Mr. Golding, one of our directors, is a general partner of Edison Partners IV, L.P., the general partner of Edison Venture Fund IV, L.P., and is a member of Edison Partners IV SBIC, LLC, the general partner of Edison Venture Fund IV SBIC, L.P. Mr. Golding disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Voting and dispositive authority for the shares held by Edison Venture Fund IV, L.P. is shared by Mr. Golding, Joseph Allegra, John Martinson, Ross Martinson and Christopher Sugden, each a partner of Edison Partners IV, L.P. Voting and dispositive authority for the shares held by Edison Venture Fund IV SBIC, L.P. are shared by Mr. Golding, Joseph Allegra, John Martinson, Ross Martinson and Christopher Sugden, each a member of Edison Partners IV SBIC, LLC. The principal address of each of Edison Venture Fund IV, L.P. and Edison Venture Fund IV SBIC, L.P. is 1009 Lenox Drive #4, Lawrenceville, New Jersey 08648.

(3)
Consists of 1,117,168 shares of common stock held by Sevin Rosen Fund VI L.P., 88,149 shares of common stock held by Sevin Rosen VI Affiliates Fund L.P., 11 shares of common stock held by SRB Associates VI L.P., 247,728 shares of common stock held by Sevin Rosen Fund VII L.P., 5,753 shares of common stock held by Sevin Rosen VII Affiliates Fund L.P., 1,390,775 shares of common stock held by Sevin Rosen Fund VIII L.P., 28,325 shares of common stock held by Sevin Rosen VIII Affiliates Fund L.P., 5 shares of common stock held by SRB Associates VIII L.P. and 1,634 shares of common stock held by Sevin Rosen Bayless Management Company. Jon W. Bayless, Stephen L. Domenik, Stephen M. Dow, John V. Jaggers and Charles H. Phipps, as general partners of SRB Associates VI L.P., the general partner of Sevin Rosen Fund VI L.P. and Sevin Rosen VI Affiliates Fund L.P., share voting and investment power with respect to shares held by Sevin Rosen Fund VI L.P. and Sevin Rosen VI Affiliates Fund L.P. Each individual general partner disclaims beneficial ownership of all such shares, except to the extent of his respective pecuniary interest, if any. Jon W. Bayless, Stephen L. Domenik, Stephen M. Dow, John V. Jaggers and Charles H. Phipps, as general partners of SRB Associates VII L.P., the general partner of Sevin Rosen Fund VII L.P. and Sevin Rosen VII Affiliates Fund L.P., share voting and investment power with respect to shares held by Sevin Rosen Fund VII L.P. and Sevin Rosen VII Affiliates Fund L.P. Each individual general partner disclaims beneficial ownership of all such shares, except to the extent of his respective pecuniary interest, if any. Jon W. Bayless, Stephen L. Domenik, Stephen M. Dow, John V. Jaggers, Jackie R. Kimzey, Charles H. Phipps and Alan R. Schuele, as general partners of SRB Associates VIII L.P., the general partner of Sevin Rosen Fund VIII L.P. and Sevin Rosen VIII Affiliates Fund L.P., share voting and investment power with respect to shares held by Sevin Rosen Fund VIII L.P. and Sevin Rosen VIII Affiliates Fund L.P. Each individual general partner disclaims beneficial ownership of all such shares, except to the extent of his respective pecuniary interest, if any. Jon W. Bayless, Alan S. Buehler, Stephen L. Domenik, Stephen M. Dow, John V. Jaggers, Jackie R. Kimzey, David J. McLean, John T. Oxaal, Charles H. Phipps, Alan R. Schuele and Nicholas G. Sturiale constitute all of the directors and officers of Sevin Rosen Bayless Management Company, and share voting and investment power with respect to the shares held by Sevin Rosen Bayless Management Company. Each individual officer and director disclaims beneficial ownership of all such shares, except to the extent of his respective pecuniary interest, if any. The principal address of each of Sevin Rosen Fund VI L.P., Sevin Rosen VI Affiliates Fund L.P., Sevin Rosen Fund VIII L.P., SRB Associates VI L.P., Sevin Rosen Fund VII, L.P., Sevin Rosen VII Affiliates Fund L.P., Sevin Rosen VIII Affiliates Fund L.P., SRB Associates VII L.P. and Sevin Rosen Bayless Management Company is 13455 Noel Road, Suite 1670, Two Galleria Tower, Dallas, Texas 75240.

(4)
Consists of 1,807,328 shares of common stock held by Investor Growth Capital Limited and 774,569 shares of common stock held by Investor Group, L.P. Investor Growth Capital Limited is a Guernsey company and an indirectly wholly owned subsidiary of Investor AB, a publicly held Swedish company, and Investor Group, L.P. is a limited partnership of which Investor AB serves as the ultimate general partner. The principal address of each of Investor Growth Capital Limited and Investor Group, L.P. is 630 Fifth Avenue, Suite 1965, New York, New York 10111.

(5)
Includes (i) 1,462,179 shares of common stock, (ii) 28,393 shares of common stock issuable upon the exercise of warrants exercisable within 60 days after February 29, 2012 and (iii) 850,796 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(6)
Consists of 903,286 shares of common stock held by North Atlantic Venture Fund III, L.P. and 1,151,065 shares of common stock held by North Atlantic SBIC IV, L.P. The general partner of North Atlantic Venture Fund III, L.P. is North Atlantic Investors III, LLC. The general partner of North Atlantic SBIC IV, L.P. is North Atlantic Investors SBIC IV, LLC. The managers of North Atlantic Investors III, LLC and North Atlantic Investors SBIC IV, LLC are David M. Coit and Mark J. Morrissette. Each of these individuals exercises shared voting and investment power over the shares held of record by North Atlantic Venture Fund III, L.P. and North Atlantic SBIC IV, L.P. and disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. The principal address of each of North Atlantic Venture Fund III, L.P. and North Atlantic SBIC IV, L.P. is Two City Center, 5th Floor, Portland, Maine 04101.

(7)
Consists of 1,704,891 shares of common stock beneficially owned by Massachusetts Financial Services Company and/or certain other non-reporting entities. Massachusetts Financial Services Company has sole voting power of 1,583,451 of those shares and sole dispositive power over all 1,704,891 shares. The principal address of Massachusetts Financial Services Company is 500 Boylston Street, Boston MA 02116. The information in this note (7) and the accompanying table is based on a Schedule 13G filed by the holder on January 31, 2012.

(8)
Includes (i) 314,688 shares of common stock, (ii) an aggregate of 14,478 shares of common stock held by Mr. Martino's three children, (iii) 1,420 shares of common stock issuable upon the exercise of warrants exercisable within 60 days after February 29, 2012 and (iv) 389,692 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(9)
Consists of 152,671 shares of common stock held by Mr. Rossini and 102,923 shares of common stock held jointly by Mr. Rossini and his wife.

(10)
Includes 177,925 shares of common stock and 120,623 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(11)
Consists of 244,324 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(12)
Includes (i) 250 shares of common stock owned by Mr. Coit's wife, (ii) 36,910 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012 and (iii) the shares described in note (6) above. Mr. Coit is a manager of the respective general partners of North Atlantic Venture Fund III, L.P. and North Atlantic SBIC IV, L.P. and, as such, may be deemed to share voting and investment power with respect to all shares held by such entities. Mr. Coit disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.

(13)
Includes (i) 36,910 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012 and (ii) the shares described in note (2) above. Mr. Golding is a general partner of the general partner of Edison Venture Fund IV, L.P. and a member of the general partner of Edison Venture Fund IV SBIC, L.P. and, as such, may be deemed to share voting and investment power with respect to all shares held by such entities. Mr. Golding disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.

(14)
Consists of 117,830 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(15)
Includes (i) 755 shares of common stock held by Mr. Kimzey, (ii) 36,910 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012 and (iii) the shares held by Sevin Rosen Fund VII L.P., Sevin Rosen VII Affiliates Fund L.P. and Sevin Rosen Bayless Management Company described in note (3) above. Mr. Kimzey is a general partner of the general partner of Sevin Rosen Fund VIII L.P. and Sevin Rosen VIII Affiliates Fund L.P., is a general partner of the general partner of Sevin Rosen Fund VII L.P. and Sevin Rosen VII Affiliates Fund L.P. and is an officer and director of Sevin Rosen Bayless Management Company and, as such, may be deemed to share voting an investment power with respect to all shares held by such entities. Mr. Kimzey disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.

(16)
Includes 2,839 shares of common stock and 129,185 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(17)
Consists of 300,975 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(18)
Consists of 36,910 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(19)
Includes 29,813 shares of common stock issuable upon the exercise of warrants exercisable within 60 days after February 29, 2012 and 2,301,245 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2012.

(20)
Selling stockholder information to be provided by filing of an amendment to the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which preferred stock is undesignated.

        The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries only and are qualified by reference to our certificate of incorporation and bylaws. Copies of these documents have been filed with the SEC as exhibits to Current Report on Form 8-K filed with the SEC on August 4, 2011.

Common Stock

        As of February 29, 2012, there were 34,230,959 shares of our common stock outstanding, held of record by 168 stockholders.

        The holders of our common stock are generally entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors out of funds legally available therefor, subject to any preferential dividend or other rights of any then-outstanding preferred stock.

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any then-outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

        The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments on liquidation. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.

        Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Stock Options and Restricted Stock Units

        As of February 29, 2012, 7,837,732 shares of common stock at a weighted-average exercise price of $5.96 per share were issuable upon the exercise of stock options, 3,832,483 of which shares at a weighted-average exercise price of $12.20 per share were exercisable, and 130,500 shares of common stock were issuable upon the vesting of outstanding restricted stock units.

Warrants

        As of February 29, 2012, 73,113 shares of common stock at a weighted-average exercise price of $1.95 per share were issuable upon the exercise of warrants. Albert R. Subbloie, Jr., our President and Chief Executive Officer, holds a warrant to purchase 28,393 shares of common stock at an exercise price of $2.245 and Gary R. Martino, our Chief Financial Officer, holds a warrant to purchase 1,420 shares of common stock at an exercise price of $2.245.

        Pursuant to the warrant that we issued to IBM in October 2009, as amended in June 2011, up to 651,626 shares of common stock may become exercisable at an exercise price of $4.1475 per share based on the achievement of specified thresholds. Such thresholds are based on the total amount of annual recurring revenue that we contract with IBM on or before June 30, 2012 pursuant to specified agreements relating to IBM's use or resale of our solution. The 651,626 shares of common stock that may become exercisable under this warrant are not deemed to be currently issuable and, therefore, are not included in the numbers of shares issuable upon the exercise of warrants as of December 31, 2011 and February 29, 2012, respectively, referenced in this prospectus.

        Pursuant to the warrant that we issued to Dell Products L.P., or Dell, in March 2011 up to 1,282,789 shares of common stock may become exercisable at an exercise price of $5.99 per share based on the amount of annual recurring revenue that we earn from Dell's sale of our solution during the thirteen-month period ending December 31, 2011 and during the years ending December 31, 2012, 2013 and 2014. As of February 29, 2012, none of the shares of common stock that may become exercisable under this warrant were then issuable. Therefore, these shares are not included in the numbers of shares issuable upon the exercise of warrants as of December 31, 2011 and February 29, 2012, respectively, referenced in this prospectus.

Registration Rights

     Eighth Amended and Restated Investor Rights Agreement, as Amended

        We have entered into an eighth amended and restated investor rights agreement, as amended, with certain of our stockholders under which these stockholders, who, as of August 1, 2011, held an aggregate of approximately 21,466,361 shares of outstanding common stock and an aggregate of 641,307 shares of common stock issuable upon exercise of outstanding warrants. Assuming that these stockholders have not subsequently disposed of these shares, they will have the right to require us to register these shares, and any other shares they may have subsequently acquired, under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. The following description of these registration rights is intended as a summary only and is qualified by reference to the eighth amended and restated investor rights agreement, as amended, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        Demand Registration Rights.    Entities affiliated with Edison Venture Fund, Sevin Rosen Funds, Investor Growth Capital and North Atlantic Capital may request that we register at least 20% of their respective affiliated groups' registrable shares or any lesser percentage so long as the aggregate value of the shares to be registered by the affiliated group is at least $5 million as of the time of the request. Each affiliated group may only require us to effect one of these registrations. In addition, when we are eligible to use Form S-3, holders of registrable shares may make unlimited requests that we register all or a portion of their registrable shares on Form S-3 so long as the aggregate value of the shares to be registered is at least $1 million as of the time of the request. Upon receipt of any such request for registration, we are required to provide all other holders of registrable shares the opportunity to register their registrable shares at the same time. In the event that such a registration is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions. We are required to effect any such registration as requested unless, in the good faith judgment of our board of directors, such registration should be delayed.

        Incidental Registration Rights.    If we propose to register shares of our common stock under the Securities Act, other than with respect to a registration statement on Form S-4 or Form S-8, holders of registrable shares will be entitled to notice of the registration and will have the right to require us to register all or a portion of the registrable shares held by them at the same time. In the event that such a registration is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions. One holder of an aggregate of 72,662 shares of common stock issued upon exercise of warrants will only have the incidental registration rights described in this paragraph and not the demand registration rights described in the preceding paragraph. All other parties to the eighth amended and restated investor rights agreement, as amended, have both the demand and incidental registration rights.

        We will pay all registration expenses related to any demand or incidental registration, including the fees and expenses of one counsel selected to represent the selling stockholders, but not including underwriting discounts, selling commissions and the fees and expenses of any selling stockholder's own counsel. The eighth amended and restated investor rights agreement, as amended, contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. The registration rights granted under the eighth amended and restated investor rights agreement, as amended, will terminate in August 2013.

     314,171 Shares of Common Stock

        We have agreed to provide the incidental registration rights described above to holders of 314,171 shares of common stock received upon exercise of certain warrants. In addition, when we are eligible to use Form S-3, we have agreed that such stockholders may make unlimited requests that we register all or a portion of the shares issued upon exercise of their warrants on Form S-3 so long as the aggregate value of the shares to be registered is at least $1 million as of the time of the request. Such stockholders are not parties to the eighth amended and restated investor rights agreement, as amended. The registration rights granted under these warrants will terminate in August 2013.

     5,786 Shares of Common Stock and Warrants to Purchase 16,326 Shares of Common Stock

        We have agreed to provide the incidental registration rights described above to holders of warrants to purchase an aggregate of 16,326 shares of common stock and holders of an aggregate of 5,786 shares of outstanding common stock acquired on exercise of certain warrants. Such holders are not parties to the eighth amended and restated investor rights agreement, as amended. The incidental registration rights granted to these holders will terminate in August 2013.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

        Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

     Staggered Board; Removal of Directors

        Our certificate of incorporation and bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

     Stockholder Action by Written Consent; Special Meetings

        Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

     Advance Notice Requirements for Stockholder Proposals

        Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

     Delaware Business Combination Statute

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

     Amendment of Certificate of Incorporation and Bylaws

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above under "—Staggered Board; Removal of Directors" and "—Stockholder Action by Written Consent; Special Meetings."

IBM Right of Notification and Review

        In connection with the warrant that we issued to IBM in October 2009, as amended, we granted IBM a right of notification and review with respect to future acquisition activity. If we initiate a process to sell our company, including engaging a financial advisor, or if we receive a proposal or engage in discussions to be acquired and our board of directors decides to pursue such proposal or discussions, then we must notify IBM of such activity. If IBM indicates within two business days of its receipt of our notice that it desires to participate in the sale process, then we may not enter into a definitive agreement regarding a potential acquisition for 45 days following IBM's receipt of our notice. During such 45-day period, IBM may conduct due diligence regarding our business and may submit its own acquisition proposal that we are required to negotiate in good faith. We are not, however, required to enter into a definitive agreement with IBM and may enter into a definitive agreement with another party following the expiration of the 45-day period. We are also not required to comply with these obligations to the extent that our board of directors determines in good faith, after consultation with outside counsel, that compliance would be inconsistent with its fiduciary duties under applicable law.

Limitation of Liability and Indemnification of Officers and Directors

        Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation also provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

  •
  for any breach of their duty of loyalty to us or our stockholders;

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  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  for any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

        In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

Authorized But Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

NASDAQ Global Market

        Our common stock is listed on The NASDAQ Global Market under the symbol "TNGO."

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants or in the public market after this offering, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. Our common stock is listed on The NASDAQ Global Market under the symbol "TNGO."

        Upon the closing of this offering, we will have outstanding an aggregate of 36,430,959 shares of common stock, assuming no exercise of outstanding options or warrants after February 29, 2012 and including 1,473,900 shares of common stock issued on the exercise of stock options following the December 31, 2011 date of our most recent balance sheet. Of these shares, the 2,200,000 shares sold by us, and the 5,800,000 shares sold by the selling stockholders (assuming that the underwriters do not exercise their option to purchase additional shares of common stock from the selling stockholders), in this offering; the 7,500,000 shares sold by us, and the 2,585,500 shares sold by selling stockholders, in our initial public offering; and the 778,837 shares issued by us upon the exercise of stock options following our registration of such shares on a registration statement on Form S-8 on October 19, 2011, will be freely tradable without restriction or further registration under the Securities Act, subject to the lock-up agreements described below and except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

        The remaining 17,566,622 shares of common stock are, to the extent such shares have not already been sold under an exemption from registration under Rules 144 or 701 under the Securities Act, "restricted securities," as that term is defined in Rule 144. Subject to the lock-up agreements described below these restricted securities are eligible for public sale under Rules 144 or 701, which are summarized below.

        In addition, of the 7,837,732 shares of common stock that were issuable pursuant to stock options outstanding as of February 29, 2012, options to purchase 3,832,483 shares of common stock were exercisable as of February 29, 2012 and, upon exercise, these shares will be eligible for sale, subject to the lock-up agreements and securities laws described below. All of the 73,113 shares of common stock that were issuable pursuant to warrants outstanding as of February 29, 2012 were exercisable as of February 29, 2012 and, assuming a cashless exercise, these shares will be eligible for sale, subject to the lock-up agreements and securities laws described below.

Rule 144

     Affiliate Resales of Restricted Securities

        In general, under Rule 144 a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 364,310 shares immediately after this offering; or

  •
  the average weekly trading volume in our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and The NASDAQ Stock Market concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

     Non-Affiliate Resales of Restricted Securities

        In general, under Rule 144 a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

        Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement entered into before the effective date of our initial public offering is entitled to sell such shares without further restriction under the Securities Act.

Lock-up Agreements

        Our executive officers and directors and the holders of substantially all of our outstanding shares of common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 90 days after the date of this prospectus, as modified as described below, except with the prior written consent of the representatives of the underwriters.

        The 90-day restricted period will be automatically extended under the following circumstances:

  •
  if, during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event; or

  •
  if, prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release.

        The representatives of the underwriters currently do not anticipate shortening or waiving any of the lock-up agreements and do not have any pre-established conditions for such modifications or waivers. The representatives of the underwriters may, however, with the approval of our board of directors, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Stock Options, Restricted Stock Units and Warrants

        As of February 29, 2012, we had outstanding options to purchase 7,837,732 shares of common stock, of which options to purchase 3,832,483 shares of common stock were exercisable, and restricted stock units with respect to 130,500 shares of common stock. We have filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to these outstanding options, restricted stock units and the other awards issuable pursuant to the 2011 Plan. As of February 29, 2012, we also had outstanding and exercisable warrants, including the IBM warrant as amended in June 2011, to purchase 73,113 shares of common stock. Any shares purchased by our non-affiliates pursuant to the cashless exercise feature of our warrants will be freely tradable under Rule 144(b)(1), subject in certain cases to the 90-day lock-up period described above.

 UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated, have severally agreed to purchase from us and the selling stockholders the following respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Stifel, Nicolaus & Company, Incorporated
Lazard Capital Markets LLC
Raymond James & Associates, Inc.

8,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $       per share under the public offering price. After the offering, the representatives of the underwriters may change the offering price and other selling terms.

        The selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting discounts and commissions are       % of the offering price. We and the selling stockholders have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholders:

Total Fees
	Fee per Share	Without Exercise of Underwriters' Option	With Full Exercise of Underwriters' Option
Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by selling stockholders	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $555,000.

        We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Each of our officers and directors, and each of the selling stockholders, has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus, subject to extension in specified circumstances, without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters, except that without such consent we may grant options and sell shares pursuant to our equity incentive plans, and we may issue shares of common stock in connection with a strategic partnering transaction or a merger or acquisition where the recipients sign a similar lock-up agreement. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up period.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option.

        Naked short sales are any sales in excess of the underwriters' option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the closing of this offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the closing of this offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise.

        A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the representatives of the underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Selling Restrictions

European Economic Area

        Each underwriter has represented, warranted and agreed that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), it has not made and will not make an offer of the shares to the public in that Relevant Member State, except that it may make an offer of the shares to the public in that Relevant Member State at any time (i) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (ii) to fewer than 100, or if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or (iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares will result in a requirement for the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of this paragraph, the expression an "offer of the shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented, warranted and agreed that (a) it has only communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the shares (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) to high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) and (d) of the Order (all such persons together being referred to as "relevant persons") and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Belgium

        This offering of shares has not been, and will not be, notified to the Belgian Financial Services and Markets Authority ("Autorité des services et marchés financiers"/"Autoriteit voor Financiële Diensten en Markten"). Neither has this prospectus been, nor will it be, approved by the Belgian Financial Services and Markets Authority. Accordingly, we are not, and will not be, authorized to conduct a public offering of shares in Belgium and this prospectus does not constitute such an offer. Shares have been, or will be, sold, offered for sale or marketed in Belgium only to less than 100 persons. This prospectus has been, or will be, individually addressed in Belgium to such persons, for their personal use and exclusively for the purposes of the offering of Shares. Accordingly, this prospectus may neither be used for any other purpose nor passed on to any other investor in Belgium.

Other Relationships

        Albert R. Subbloie, Jr., our President and Chief Executive Officer, maintains a brokerage account with Raymond James & Associates, Inc., one of the underwriters, and Raymond James & Associates, Inc. has extended a revolving credit facility to Mr. Subbloie. As of March 12, 2012, an aggregate principal amount of approximately $1.4 million was outstanding under this credit facility, which is payable on demand. All amounts outstanding under this credit facility accrue interest at a rate equal to the prime rate plus 1.25%. Mr. Subbloie used certain of the amounts borrowed under this credit facility to repay in full the promissory notes discussed in the "Related Person Transactions—Promissory Notes" section of this prospectus.

        An executive vice president of Stifel, Nicolaus & Company, Incorporated, an underwriter in this offering, beneficially owns 471,965 shares of our common stock that he acquired in arm's length transactions with us.

        In the ordinary course of our business, we may sell our software and services in the future to one or more of the underwriters or their affiliates. Any such transactions will be entered into on terms generally indicative of terms offered to other third-party customers.

        In addition, some of the underwriters or their affiliates may provide investment banking services to us in the future. They will receive customary fees and commissions for these services.

        Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

LEGAL MATTERS

        The validity of the common stock being offered will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. The underwriters are represented by Cooley LLP, Boston, Massachusetts, in connection with certain legal matters related to this offering.

EXPERTS

        The consolidated financial statements of Tangoe, Inc. as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of HCL Expense Management Services Inc. as of December 31, 2009 and 2010 and for the years then ended included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the acquired operations of Telwares, Inc. and its wholly owned subsidiary as of December 31, 2009 and 2010 and for the years then ended included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidatated financial statements of ProfitLine, Inc. as of December 31, 2009 and 2010 and for the years then ended included in this prospectus have been so included in reliance on the report of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting in giving said report.

        Shasta Partners, LLC, an independent valuation specialist, has prepared third-party valuations of the fair value of our common stock. Shasta Partners, LLC has consented to the references to its valuation reports in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits, schedules and amendments to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of theses statements is qualified in all respects by this reference.

        You may read and copy the registration statement of which this prospectus forms a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing to the

SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains an Internet website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus forms a part at the SEC's Internet website.

        We are subject to the full informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We file periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain a website at www.tangoe.com. Our website is not a part of this prospectus.

TANGOE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tangoe, Inc.
Orange, Connecticut

        We have audited the accompanying consolidated balance sheets of Tangoe, Inc. (the Company) as of December 31, 2010 and 2011 and the related consolidated statements of operations, comprehensive loss, changes in stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, NY
March 12, 2012

TANGOE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2010	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,913	$43,407
Accounts receivable, less allowances of $245 and $102, respectively	14,295	25,311
Prepaid expenses and other current assets	1,395	2,503

Total current assets	21,603	71,221
COMPUTERS, FURNITURE AND EQUIPMENT—NET	1,795	3,334
OTHER ASSETS:
Intangible assets—net	15,785	28,800
Goodwill	17,636	36,266
Security deposits and other non-current assets	1,925	1,241

TOTAL ASSETS	$58,744	$140,862

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,303	$6,605
Accrued expenses	3,364	7,061
Deferred revenue—current portion	8,304	9,051
Notes payable—current portion	6,345	7,904
Other current liabilities	—	1,079

Total current liabilities	21,316	31,700
OTHER LIABILITIES:
Deferred rent and other non-current liabilities	3,099	1,659
Deferred revenue—less current portion	1,788	2,624
Notes payable—less current portion	11,777	8,290
Warrants for redeemable convertible preferred stock	1,345	—

Total liabilities	39,325	44,273

REDEEMABLE CONVERTIBLE PREFERRED STOCK
par value $0.0001 per share—66,441,184 and 0 authorized as of December 31, 2010 and 2011, respectively; 65,055,472 and 0 shares issued and outstanding as of December 31, 2010 and 2011, respectively; liquidation preference of $47,339 and $0 as of December 31, 2010 and 2011, respectively	61,441	—
COMMITMENT AND CONTINGENCIES (NOTE 14)
STOCKHOLDERS' (DEFICIT) EQUITY:
Series A convertible preferred stock, par value $0.0001 per share—3,780,000 and 5,000,000 shares authorized as of December 31, 2010 and 2011, respectively; 1,928,479 and 0 shares issued and outstanding as of December 31, 2010 and 2011, respectively; liquidation preference of $482 and $0 as of December 31, 2010 and 2011, respectively	366	—
Common stock, par value $0.0001 per share—120,400,000 and 150,000,000 shares authorized as of December 31, 2010 and 2011, respectively; 4,647,731 and 33,152,592 shares issued and outstanding as of December 31, 2010 and 2011, respectively	—	3
Additional paid-in capital	7,317	142,905
Warrants for common stock	2,022	10,610
Less: notes receivable for purchase of common stock	(93)	(93)
Accumulated deficit	(51,635)	(56,795)
Accumulated other comprehensive income (loss)	1	(41)

Total stockholders' (deficit) equity	(42,022)	96,589

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$58,744	$140,862

The accompanying notes are an integral part of these consolidated financial statements.

TANGOE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2009	2010	2011
Revenue:
Recurring technology and services	$46,005	$57,703	$93,671
Strategic consulting, software licenses and other	9,912	10,771	11,270

Total revenue	55,917	68,474	104,941

Cost of revenue:
Recurring technology and services	20,538	26,349	44,814
Strategic consulting, software licenses and other	4,360	3,874	5,165

Total cost of revenue	24,898	30,223	49,979

Gross profit	31,019	38,251	54,962
Operating expenses:
Sales and marketing	9,793	12,281	16,648
General and administrative	9,547	11,709	17,777
Research and development	8,070	9,321	11,860
Depreciation and amortization	3,537	3,529	4,551
Restructuring charge	—	—	1,549

Income from operations	72	1,411	2,577
Other income (expense), net:
Interest expense	(2,224)	(2,007)	(3,047)
Interest income	46	19	45
Other income	—	3	—
Increase in fair value of warrants for redeemable convertible preferred stock	(184)	(884)	(1,996)

Loss before income tax provision	(2,290)	(1,458)	(2,421)
Income tax provision	264	294	534

Net loss	(2,554)	(1,752)	(2,955)
Preferred dividends	(3,714)	(3,715)	(2,168)
Accretion of redeemable convertible preferred stock	(64)	(64)	(37)

Loss applicable to common stockholders	$(6,332)	$(5,531)	$(5,160)

Basic and diluted loss per common share	$(1.47)	$(1.26)	$(0.31)

Basic and diluted weighted average common shares outstanding	4,311	4,399	16,412

The accompanying notes are an integral part of these consolidated financial statements.

TANGOE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31, 2009, 2010 and 2011

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Net loss	$(2,554)	$(1,752)	(2,955)
Foreign currency translation income (loss) adjustment	—	1	(42)

Comprehensive loss	$(2,554)	$(1,751)	$(2,997)

The accompanying notes are an integral part of these consolidated financial statements.

TANGOE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
For the Years Ended December 31, 2009, 2010 and 2011
(in thousands, except share amounts)

	Series A Convertible Preferred Stock
			Common Stock				Notes Receivable for Purchase of Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Common Stock Warrants		Accumulated Deficit	Other Comprehensive Income (Loss)	Total Stockhoders (Deficit) Equity
Balance December 31, 2008	1,928,479	$366	4,294,439	$—	$4,361	$345	$(784)	$(39,772)	$—	$(35,484)
Net loss	—	—	—	—	—	—	—	(2,554)	—	(2,554)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Issuance of shares from exercise of stock options	—	—	80,651	—	76	—	—	—	—	76
Securities repurchased as a result of litigation settlement	—	—	(53,946)	—	(89)	—	—	—	—	(89)
Issuance of stock warrants	—	—	—	—	—	1,356	—	—	—	1,356
Preferred stock dividends and accretion	—	—	—	—	—	—	—	(3,778)	—	(3,778)
Reclassification of note receivable	—	—	—	—	—	—	691	—	—	691
Stock-based compensation—options	—	—	—	—	749	—	—		—	749

Balance December 31, 2009	1,928,479	366	4,321,144	—	5,097	1,701	(93)	(46,104)	—	(39,033)
Net loss	—	—	—	—	—	—	—	(1,752)	—	(1,752)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1	1
Issuance of shares from exercise of stock options	—	—	326,587	—	300	—	—	—	—	300
Cashless exercise of preferred warrant	—	—	—	—	(8)	—	—	—	—	(8)
Preferred stock dividends and accretion	—	—	—	—	—	—	—	(3,779)	—	(3,779)
Incrrease in value of warrants issued	—	—	—	—	—	321	—	—	—	321
Stock-based compensation—options	—	—	—	—	1,928	—	—		—	1,928

Balance December 31, 2010	1,928,479	366	4,647,731	—	7,317	2,022	(93)	(51,635)	1	(42,022)
Net loss	—	—	—	—	—	—	—	(2,955)	—	(2,955)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(42)	(42)
Issuance of shares from exercise of stock options	—	—	1,000,702	—	1,401	—	—	—	—	1,401
Issuance of shares from exercise of stock warrants	—	—	50,196	—	192	—	—	—	—	192
Cashless exercise of preferred warrant	—	—	931,896	—	19	—	—	—	—	19
Preferred stock dividends and accretion	—	—	—	—	—	—	—	(2,205)	—	(2,205)
Issuance of stock warrants	—	—	—	—	—	4,534	—	—	—	4,534
Conversion of preferred stock to common stock	(1,928,479)	(366)	19,022,067	2	64,015	—	—	—	—	63,651
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	—	4,054	—	—	—	4,054
Issuance of common stock upon initial public offering, net of issuance costs	—	—	7,500,000	1	65,981	—	—	—	—	65,982
Stock-based compensation—options	—	—	—	—	3,980	—	—		—	3,980

Balance December 31, 2011	—	$—	33,152,592	$3	$142,905	$10,610	$(93)	$(56,795)	$(41)	$96,589

The accompanying notes are an integral part of these consolidated financial statements.

TANGOE, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2009	2010	2011
Operating activities:
Net loss	$(2,554)	$(1,752)	$(2,955)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt discount	192	47	1,339
Depreciation and amortization	3,537	3,529	4,551
Restructuring charge	—	—	1,549
Decrease in deferred rent liability	(380)	(493)	(58)
Amortization of marketing agreement intangible assets	—	26	92
Allowance for doubtful accounts	9	207	23
Deferred income taxes	190	190	305
Stock based compensation	749	1,928	3,980
Increase in fair value of warrants for redeemable convertible preferred stock	184	884	1,996
Non-cash expense relative to issuance of warrants to service provider	8	—	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(141)	(2,986)	(4,437)
Prepaid expenses and other current assets	(25)	(501)	47
Other assets	(134)	(1,182)	(381)
Accounts payable	113	172	3,054
Accrued expenses	(199)	1,079	(184)
Deferred revenue	882	2,252	1,226

Net cash provided by operating activities	2,431	3,400	10,147

Investing activities:
Purchases of computers, furniture and equipment	(660)	(367)	(853)
Cash paid in connection with acquisitions, net of cash received	(70)	—	(22,194)

Net cash used in investing activities	(730)	(367)	(23,047)

Financing activities:
Repayment of debt	(580)	(8,562)	(38,018)
Borrowings of debt	—	5,500	20,000
Payments of settlement liability	(200)	(200)	—
Payment of debt in connection with acquisition	(896)	(952)	—
Payment made to repurchase securities as a result of litigation settlement	(408)	—	—
Proceeds from initial public offering, net of issuance costs	—	—	66,989
Proceeds from warrant exercises	—	—	192
Proceeds from repayment of notes receivable	—	691	—
Deferred financing costs	(85)	(60)	(170)
Proceeds from exercise of options	77	300	1,401

Net cash (used in) provided by financing activities	(2,092)	(3,283)	50,394

Net (decrease) increase in cash and cash equivalents	(391)	(250)	37,494
Cash and cash equivalents, beginning of period	6,554	6,163	5,913

Cash and cash equivalents, end of period	$6,163	$5,913	$43,407

The accompanying notes are an integral part of these consolidated financial statements.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, DESCRIPTION OF BUSINESS

     Nature of Operations

        Tangoe, Inc. (the "Company"), a Delaware corporation, was incorporated on February 9, 2000 as TelecomRFQ, Inc. During 2001, the Company changed its name to Tangoe, Inc. The Company provides communications lifecycle management software and related services to a wide range of enterprises, including large and medium-sized businesses and other organizations. Communications lifecycle management encompasses the entire lifecycle of an enterprise's communications assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, mobile device management, invoice processing, expense allocation and accounting and asset decommissioning and disposal. The Company's Communications Management Platform is an on-demand suite of software designed to manage and optimize the complex processes and expenses associated with this lifecycle for both fixed and mobile communications assets and services. The Company's customers can also engage the Company through its client services group to manage their communications assets and services through its Communications Management Platform.

     Initial Public Offering

        In August 2011, the Company completed its initial public offering whereby it sold 7,500,000 shares of common stock at a price to the public of $10.00 per share. The Company's common stock is traded on the NASDAQ Global Market. The Company received proceeds from its initial public offering of $66.0 million, net of underwriting discounts and commissions and other offering costs of $3.8 million.

        As part of the offering, an additional 2,585,500 shares of common stock were sold by certain existing stockholders at a price to the public of $10.00 per share, including 1,315,500 shares sold by such stockholders upon the exercise of the underwriters' option to purchase additional shares. The Company did not receive any proceeds from the sale of such shares by the selling stockholders.

        On June 15, 2011, the Company effected a 1-for-3.522 reverse stock split of its common stock. All references to common stock, common stock equivalents and per share amounts in these financial statements relating to dates prior to June 15, 2011 have been retroactively adjusted to give effect to this reverse stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Consolidation and Basis of Preparation—The consolidated financial statements include the financial results of Tangoe, Inc. and its wholly owned subsidiaries Tangoe EU, B.V., Tangoe (China) Co., Ltd. and Tangoe P-L, Inc. (formerly ProfitLine, Inc.) acquired by the Company on December 19, 2011, described further in Note 4. Intercompany balances and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of a variable interest rate account. As of December 31, 2011, the Company had restrictions on $3.1 million of its $43.4 million of cash and cash equivalents as per the line of credit agreement.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—Recurring technology and services revenue consists of subscription-based fees, software subscription license fees, software maintenance fees and hosting fees related to the use of the Company's solution to manage its customers' communications expenses. Strategic consulting, software licenses and other revenues consist of fees for perpetual software licenses, professional services, contract negotiations and bill audits.

        The Company recognizes revenue when persuasive evidence of an arrangement exists, pricing is fixed and determinable, collection is reasonably assured and delivery or performance of service has occurred. Recurring technology and services subscription-based fees, software subscription license fees, software maintenance fees, and hosting fees are recognized ratably over the term of the period of service. The subscription-based services we provide include help desk, asset procurement and provisioning, and carrier dispute resolution. Prior to 2010, as a result of limited history regarding customer renewals, implementation fees associated with recurring technology and services engagements with terms equal to or less than 36 months were recognized over 36 months and implementation fees associated with engagements with terms exceeding 36 months were recognized over the life of the contract. In 2010, due to having greater evidence regarding customer renewals, the Company believed it was appropriate to extend the estimated expected life of the customer relationship to be equal to twice the contract life calculated on a per-customer basis and to recognize implementation fees ratably over this period. This change did not have a material impact on the Company's consolidated financial statements.

        Software license fees consist of fees paid for a perpetual license agreement for the Company's technology, which are recognized in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 605, Software Revenue Recognition, as amended. When contracts contain multiple elements wherein vendor specific objective evidence ("VSOE") of fair value exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the residual method prescribed by the authoritative guidance. VSOE of fair value for maintenance and support is established by a stated renewal rate included in the license arrangement or rates charged in stand-alone sales of maintenance and support. If software maintenance fees are provided for in the license fee or at a discount pursuant to a license agreement, a portion of the license fee equal to the fair market value of these amounts is allocated to software maintenance revenue based on the value established by independent sales of such maintenance services to customers.

        Professional services related to the implementation of the Company's software products ("Consulting Services") are generally performed on a fixed fee basis under separate service arrangements. Consulting Services revenue is recognized as the services are performed by measuring progress towards completion based upon either costs or the achievement of certain milestones. The Company also provides contract negotiation and bill audit services ("Strategic Sourcing Services") on behalf of its customers, which are generally performed on a contingency fee basis, with the Company's fees being based on a percentage of the savings the Company achieves for the customer. Revenue from Strategic Sourcing Services engagements is recognized as savings are secured for the customer, based upon the amount of savings secured multiplied by the contingency fee percentage to which the Company is entitled.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In accordance with ASC 605, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses, the Company classifies reimbursed expenses as revenue and the related expense within cost of revenue in the accompanying consolidated statements of operations. For the years ended December 31, 2009, 2010 and 2011, reimbursed expenses of $30,702, $148,407 and $272,100, respectively, were included in revenue.

        Software Development Costs—The Company expenses research and development costs as incurred. The Company has evaluated the establishment of technological feasibility of its products in accordance with ASC 350, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company has concluded that technological feasibility is not established until the development stage of the product is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company charges all such costs to research and development in the period incurred.

        Computers, Furniture and Equipment—Computers, furniture and equipment are stated at historical cost. Depreciation of computers, furniture and equipment is provided for, commencing when the assets are placed in service, using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lease term, which is shorter than the useful lives.

        Deferred Rent—The Company has operating leases for various office spaces, some of which include a rent escalation clause. GAAP requires that rental expense be reflected on a straight-line basis over the life of the lease. This results in deferred rent on the consolidated balance sheet.

        Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured based on the difference between the financial statement carrying amounts and the respective tax basis of assets and liabilities and net operating loss carryforwards available for tax reporting purposes using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is determined to be more likely than not. Effective January 1, 2009, the Company adopted ASC 740, Accounting for Uncertainty in Income Taxes, ("ASC 740"), which did not have a material effect on its consolidated financial statements.

        Concentration of Credit Risk—Financial instruments that subject the Company to risk of loss consist principally of accounts receivable. For the years ended December 31, 2009, 2010 and 2011, no individual end customer represented greater than 10% of total revenue. For the years ended December 31, 2009 and 2010, one strategic alliance partner represented 11.8% and 10.6%. For the year ended December 31, 2011, no strategic alliance partner represented greater than 10% of total revenue. As of December 31, 2010, one strategic alliance partner represented a greater than 10% concentration of total accounts receivable of 14.7%. As of December 31, 2011 no strategic alliance partner represented a greater than 10% concentration of total accounts receivable. The Company has balances with financial institutions in excess of

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the Federal Deposit Insurance Corporation limit. The Company believes that credit risks associated with these concentrations are limited, as the amounts are held by major financial institutions in the United States.

        Accounts Receivable and Allowance for Doubtful Accounts—Accounts receivable are reported on the balance sheet at their outstanding principal balance, net of an estimated allowance for possible losses. The allowance for possible losses is estimated based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are charged against the allowance (written-off) when substantially all collection efforts cease. Based on the information available, the Company's management believes that the allowance for doubtful accounts as of December 31, 2010 and 2011 is adequate.

        Cash Held on Behalf of Customers—The Company's services for some customers include the payment of the customer's communications invoices directly to the carrier. Such payments are made from separate bank accounts set up on behalf of each such customer, which are funded by the customer shortly in advance of the Company making any disbursements. These accounts are used only for the payment of the customer's invoices and the Company does not fund these accounts, therefore the balances in these accounts are not included on the accompanying consolidated balance sheets. As of December 31, 2010 and 2011, the total funds held by the Company on behalf of its customers were $1.2 million and $8.2 million, respectively.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

        Income (Loss) Per Share—Income (loss) per common share is calculated in accordance with the provisions of ASC 260, Earnings per Share. Under ASC 260, public companies are required to report both basic and diluted income (loss) per common share. Basic and diluted income (loss) per share is computed by dividing the income (loss) applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted income (loss) per share gives effect to potential common shares; however, potential common shares are excluded if their effect is antidilutive. Potential common shares are composed of shares of common stock issuable upon the exercise of outstanding stock options and warrants.

        Business Combinations and Valuation of Intangible Assets—Effective in 2009, the Company accounts for business combinations in accordance with ASC 805, Business Combinations. ASC 805 requires business combinations to be accounted for using the purchase method of accounting and includes specific criteria for recording intangible assets separate from goodwill and promotes greater use of fair values in financial reporting. Results of operations of acquired businesses are included in the financial statements of the acquiring company from the date of acquisition. Net assets of the acquired company are recorded at their fair value at the date of acquisition.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Impairment of Goodwill and Certain Other Long-Lived Assets—As required by ASC 350, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events. The Company has one reporting unit. The annual goodwill impairment test is a two-step process. First, the Company determines if the carrying value of its related reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If the Company then determines that goodwill may be impaired, it compares the implied fair value of the goodwill to its carrying amount to determine if there is an impairment loss.

        The Company accounts for the impairment of long-lived assets other than goodwill in accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Asset. In accordance with ASC 360, the Company evaluates long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset or group of assets. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company does not have any long-lived assets, including intangible assets, which it considers to be impaired

        Stock-Based Compensation—The Company follows ASC 718, Share-based Payment, for recording stock-based compensation. This statement requires recording stock-based awards at fair value. The Company also complies with the provisions of ASC 505, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, with respect to stock option grants to non-employees.

        Foreign Currency Translation—In 2010, the Company set up two new wholly owned international subsidiaries, Tangoe EU, B.V. in the Netherlands and Tangoe (China) Co. Ltd. in China. For 2010 and 2011, the international operations were immaterial to the overall consolidated financial statements of the Company. Gains and losses on foreign currency translation of the financial statements of foreign operations whose functional currency is other than the U.S. dollar, are included in accumulated other comprehensive income(loss). Assets and liabilities of foreign operations are translated at year-end exchange rates and revenue and expense are translated at average rates in effect during the year. Foreign currency exchange gains and losses from transactions and balances denominated in a currency other than the functional currency are recorded in the consolidated statement of operations.

3. RECENT ACCOUNTING PRONOUNCEMENTS

        In October 2009, the FASB issued Accounting Standards Update ("ASU") 2009-13, which amends ASC 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element's estimated selling price if vendor-specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011 and the adoption of ASU 2009-13 has not had a material impact on the Company's consolidated financial statements.

        In October 2009, the FASB issued ASU 2009-14, which amends ASC 985-605, Software-Revenue Recognition, to exclude from its requirements (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product's essential functionality. The Company adopted ASU 2009-14 in 2011 for revenue arrangements entered into or materially modified in 2011. The adoption of ASU 2009-14 has not had a material impact on the Company's consolidated financial statements.

        In September 2006 and February 2009, the FASB issued guidelines under ASC 820, Fair Value Measurements, related to fair value measurements that define fair value, establish a framework in GAAP for measuring fair value and expand disclosures about fair value measurements. The guidelines do not increase the use of fair value measurement and only apply when other guidelines require or permit the fair value measurement of assets and liabilities. The implementation of the guidelines for financial assets and financial liabilities did not have a material impact on the Company's consolidated financial statements.

        ASC 820 also establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs that are observable for an asset or liability, either directly or indirectly, through corroboration with observable market data; and Level 3 inputs are unobservable inputs based on a reporting entity's own assumptions used to measure assets and liabilities at fair value. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        In December 2010, the FASB issued ASU 2010-29, which amends ASC 805, Business Combinations, relating to the disclosure of supplementary pro forma information for business combinations. ASU 2010-29 is applied prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of ASU 2010-29 has not had a material impact on the Company's consolidated financial statements.

        In September 2011, the FASB issued ASU 2011-08, which amends the accounting guidance on goodwill impairment testing. This update was intended to reduce complexity and costs by allowing a company the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The update also expanded upon the examples of events and circumstances provided by previous guidance that a company should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The update is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this update has not had a material impact on the Company's consolidated financial statements.

4. BUSINESS COMBINATIONS

     HCL Expense Management Services, Inc.

        In December 2010, the Company entered into an Asset Purchase Agreement (the "HCL-EMS APA") to acquire substantially all of the assets and certain liabilities of HCL Expense Management Services, Inc. ("HCL-EMS"). Pursuant to the terms of the HCL-EMS APA, the Company paid $3.0 million in cash at closing, which took place on January 25, 2011

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. BUSINESS COMBINATIONS (Continued)

("HCL-EMS Closing Date"). In addition, the Company is obligated to pay deferred cash consideration following each of the first and second anniversaries of the HCL-EMS Closing Date, pursuant to an earn-out formula based upon specified revenues from specified customers acquired from HCL-EMS. The Company has 45 days from the first anniversary date of January 25, 2012, to provide a report calculating the first year earn-out. The Company valued this contingent consideration at $3.4 million. The Company has included the operating results of HCL-EMS in its consolidated financial statements since the date of acquisition, including revenue of $12.3 million through December 31, 2011. In connection with this transaction the Company has recorded on its consolidated statement of operations in the third quarter of 2011 a restructuring charge of $1.5 million related to terminating the use of the former HCL-EMS leased facility in Rutherford, New Jersey that is subject to a lease assumed by the Company in connection with the acquisition.

     HCL-EMS Purchase Price Allocation

        The allocation of the total purchase price of HCL-EMS' net tangible and identifiable intangible assets was based upon the estimated fair value of those assets as of the HCL-EMS Closing Date. The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. The following table presents the breakdown between cash and contingent consideration and the allocation of the total purchase price (in thousands):

Cash	$3,000
Fair value of contingent consideration	3,390

$6,390

Accounts receivable	$2,269
Prepaid and other current assets	125
Property and equipment	273
Intangible assets	2,700
Goodwill	2,243
Deposits and non-current assets	170
Accounts payable	(229)
Accrued expenses	(1,042)
Deferred revenue	(119)

$6,390

        The goodwill related to the HCL-EMS acquisition is tax deductible. The Company estimated the fair value of intangible assets using the income, cost and market approaches to value the identifiable intangible assets, which are subject to amortization. The following table

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. BUSINESS COMBINATIONS (Continued)

presents the Company's estimates of fair value of the intangible assets acquired (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Technology	$840	4.0
Customer relationships	1,860	9.0

Total intangible assets	$2,700

     Telwares, Inc.

        On March 16, 2011, the Company entered into an Asset Purchase Agreement (the "Telwares APA") with Telwares, Inc. to purchase certain assets and liabilities of Telwares, Inc. and its subsidiary Vercuity, Inc as defined in the Telwares APA (such acquired assets and liabilities, "Telwares"). Pursuant to the terms of the agreement, the Company will pay $7.7 million in cash as follows: $5.2 million at closing, which took place on March 16, 2011, which amount included a working capital adjustment of $0.7 million, which took place on March 16, 2011, $1,250,000 on March 16, 2012, and $1,250,000 on March 16, 2013. The Company has included the operating results of Telwares in its consolidated financial statements since the date of acquisition, including revenue of $7.9 million through December 31, 2011.

     Telwares Purchase Price Allocation

        The allocation of the total purchase price of Telwares' net tangible and identifiable intangible assets was based upon the estimated fair value of those assets as of March 16, 2011. The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. The following table presents the breakdown between cash and deferred purchase price and the allocation of the total purchase price (in thousands):

Cash	$5,166
Fair value of deferred purchase price	2,154

$7,320

Accounts receivable	$1,975
Prepaid and other current assets	72
Property and equipment	355
Intangible assets	2,428
Goodwill	3,014
Deposits and non-current assets	76
Accounts payable	(88)
Accrued expenses	(444)
Deferred revenue	(68)

$7,320

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. BUSINESS COMBINATIONS (Continued)

        The goodwill related to the Telwares acquisition is tax deductible. The Company estimated the fair value of intangible assets using the income, cost and market approaches to value the identifiable intangible assets, which are subject to amortization. The following table presents the Company's estimates of fair value of the intangible assets acquired (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Non-compete agreements	$58	2.0
Technology	350	3.0
Customer relationships	2,020	8.0

Total intangible assets	$2,428

     ProfitLine, Inc.

        On December 19, 2011, the Company and Snow Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Acquisition Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with ProfitLine, Inc., a Delaware corporation ("ProfitLine"), and Doug Carlisle, solely in his capacity as Stockholder Representative under the Merger Agreement, under which the parties agreed to the merger of the Acquisition Sub with and into ProfitLine (the "Merger") with ProfitLine surviving the Merger as a wholly owned subsidiary of the Company. Pursuant to the terms of the agreement, the Company paid $14,500,000 in cash at closing. In addition, an additional $9,000,000 is payable in cash in installments of $4,500,000 each on December 19, 2012 and June 19, 2013, subject to set-off rights of the Company and the surviving corporation with respect to indemnities given by the former stockholders of ProfitLine under the Merger Agreement. Among other things, these indemnity obligations relate to representations and warranties given by ProfitLine under the Merger Agreement. Certain indemnities are subject to limitations, including a threshold, certain caps and a limited survival period. Under the Merger Agreement, the Company is required to make an advance deposit into escrow of the deferred consideration under certain circumstances, including in the event that the Company's cash and cash equivalents, less bank and equivalent debt (which excludes capital lease obligations and deferred consideration payable in connection with acquisitions) is below $20,000,000 at any time prior to payment of the first $4,500,000 installment of deferred consideration, or $15,000,000 at any time after payment of the first and before payment of the second $4,500,000 installment of deferred consideration. The Company has included the operating results of ProfitLine in its consolidated financial statements since the date of acquisition, including revenue of $0.5 million through December 31, 2011.

     ProfitLine Purchase Price Allocation

        The allocation of the total purchase price of ProfitLines' net tangible and identifiable intangible assets was based upon the estimated fair value of those assets as of December 19, 2011. The Company allocated the excess of purchase price over the identifiable intangible and

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. BUSINESS COMBINATIONS (Continued)

net tangible assets to goodwill. The following table presents the breakdown between cash and deferred purchase price and the allocation of the total purchase price (in thousands):

Purchase consideration:
Cash	$14,500
Deferred cash consideration	8,674

$23,174

Allocation of Purchase Consideration:
Current assets	$3,183
Property and equipment	675
Other assets	117
Identifiable intangible assets	8,717
Goodwill	13,373

Total assets acquired	26,065
Accounts payable and accrued expenses	(2,739)
Deferred revenue	(152)

$23,174

        The goodwill and identifiable intangible assets related to the ProfitLine acquisition are not tax deductible. The Company estimated the fair value of intangible assets using the income, cost and market approaches to value the identifiable intangible assets, which are subject to amortization. The following table presents the Company's estimates of fair value of the intangible assets acquired (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Tradenames	$335	4.0
Technology	1,612	2.5
Customer relationships	6,770	9.0

Total intangible assets	$8,717

        The following table presents the unaudited pro forma results of the Company for the years ended December 31, 2010 and 2011, as if the acquisitions of HCL-EMS, Telwares and ProfitLine all occurred at the beginning of 2010. These results are not intended to reflect the actual operations of the Company had the acquisitions occurred at January 1, 2010.

	Years Ended December 31,
(in thousands, except per share amounts)	2010	2011
Revenue	$121,590	$125,087
Operating loss	(5,214)	(2,674)
Loss applicable to common stockholders	(13,845)	(11,027)
Basic and diluted loss per common share	$(3.15)	$(0.67)

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS

        The following table sets forth the computations of loss per share applicable to common stockholders for the years ended December 31, 2009, 2010 and 2011:

	For the Years Ended December 31,
(in thousands, except per share amounts)	2009	2010	2011
Net loss	$(2,554)	$(1,752)	$(2,955)
Less: Preferred stock dividends	(3,714)	(3,715)	(2,168)
Less: Accretion of redeemable convertible preferred stock	(64)	(64)	(37)

Loss applicable to common stockholders, basic and diluted	$(6,332)	$(5,531)	$(5,160)

Basic and diluted loss per common share	$(1.47)	$(1.26)	$(0.31)

Weighted-average common shares outstanding
Basic and diluted shares	4,311	4,399	16,412

Potentially dilutive securities(1):
Outstanding stock options	4,662	5,680	6,670
Common stock warrants	1,377	1,359	590
Convertible preferred stock	19,938	19,938	—

(1)
The impact of potentially dilutive securities on earnings per share is anti-dilutive in a period of net loss.

        On August 1, 2011, as a result of the Company's initial public offering all preferred stock was converted to common stock and all preferred stock warrants converted to warrants to purchase common stock.

6. COMPUTERS, FURNITURE AND EQUIPMENT—NET

        Computers, furniture and equipment-net consists of:

	As of December 31,
(in thousands)	2010	2011
Computers and software	$5,881	$8,192
Furniture and fixtures	562	748
Leasehold improvements	229	635

	6,672	9,575
Less accumulated depreciation and amortization	(4,877)	(6,241)

Computers, furniture and equipment—net	$1,795	$3,334

        Computers and software includes equipment under capital leases totaling approximately $1.7 million and $2.5 million at December 31, 2010 and 2011, respectively. Accumulated depreciation on equipment under capital leases totaled approximately $0.7 million and $1.4 million as of December 31, 2010 and 2011, respectively. Depreciation and amortization

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. COMPUTERS, FURNITURE AND EQUIPMENT—NET (Continued)

expense associated with computers, furniture and equipment was $1.1 million, $1.1 million and $1.4 million for the years ended December 31, 2009, 2010 and 2011, respectively.

        In connection with the business combinations described in Note 4, the Company acquired fixed assets with fair values of $1.3 million during 2011.

7. RESTRUCTURING CHARGE

        In September 2011, the Company recorded a restructuring charge as a result of the consolidation of office space in New Jersey. The consolidation of office space eliminated redundant office space acquired in the HCL-EMS and Telwares acquisitions described in Note 4. This charge reflects the fair value of the remaining rent payments for the office space the Company ceased using, net of estimated sublease income plus real estate commissions, and office relocation costs. The liabilities related to the restructuring charge are included in other current liabilities and deferred rent and other non-current liabilities on the Company's condensed consolidated balance sheet. The following table summarizes the activity in the liabilities related to the restructuring charge for the three months ended December 31, 2011.

(in thousands)	Lease Costs, Net of Estimated Sublease Income	Other Costs	Total
2011 restructuring charge	$1,477	$72	$1,549
Cash payments	(217)	(3)	(220)
Non-cash charges and other	5	—	5

Remaining liability at December 31, 2011	1,265	69	1,334

	Less: current portion		(709)

	Long-term portion		$625

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INTANGIBLE ASSETS AND GOODWILL

        The following table presents the components of the Company's intangible assets as of December 31, 2010 and 2011:

	December 31,
			Weighted Average Useful Life (in years)
(in thousands)	2010	2011
Patents	$1,054	$1,054	8.0
Less: accumulated amortization	(502)	(634)
Patents, net	552	420

Technological know-how	5,029	7,831	7.0
Less accumulated amortization	(1,608)	(2,465)
Technological know-how, net	3,421	5,366

Customer relationships	12,900	23,550	8.6
Less: accumulated amortization	(5,290)	(7,236)
Customer relationships, net	7,610	16,314

Covenants not to compete	140	198	2.0
Less accumulated amortization	(140)	(163)
Covenants not to compete, net	—	35

Strategic marketing agreement	3,981	6,203	10.0
Less accumulated amortization	(26)	(118)
Strategic marketing agreement, net	3,955	6,085

Tradenames	—	335	4.0
Less accumulated amortization	—	(2)
Tradenames, net	—	333

Trademarks	247	247	Indefinite

Intangible assets, net	$15,785	$28,800

        The related amortization expense of intangible assets for 2009, 2010 and 2011 was $2.3 million, $2.3 million and $3.0 million, respectively. The Company's estimate of future amortization expense for acquired intangible assets that exists at December 31, 2011 is as follows:

(in thousands)
2012	$4,643
2013	4,740
2014	4,177
2015	2,853
2016	2,749
Thereafter	9,391

Total	$28,553

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INTANGIBLE ASSETS AND GOODWILL (Continued)

        The following table presents the changes in the carrying amounts of goodwill for the years ended December 31, 2010 and 2011.

(in thousands)	Carrying Amount
Balance as of December 31, 2009	$17,636
No activity	—

Balance as of December 31, 2010	17,636

HCL-EMS acquisition	2,243
Telwares acquisition	3,014
ProfitLine acquisition	13,373

Balance as of December 31, 2011	$36,266

9. DEBT

        As of December 31, 2010 and 2011, borrowings outstanding included the following:

	December 31,
(in thousands)	2010	2011
Line of credit, $8.0 million limit, bears interest at an interest rate equal to the London InterBank Offer Rate plus 4%, interest rate was 4.3% at December 31, 2010	$5,500	$—
Term loan, bears interest at an interest rate equal to the greater of base rate (as defined) plus 6.0% or 10.25% at December 31, 2010, interest rate in effect was 10.25% at December 31, 2010. Interest-only payments through January 2010; thereafter, monthly interest and principal payments as described below. Net of unamortized discount of $70,164 at December 31, 2010	11,272	—
HCL-EMS contingent consideration, net of unamortized discount of $210 at December 31, 2011. Payable in annual installments starting January 2012, as described below	—	3,731
Deferred Telwares purchase price, net of unamortized discount of $162 at December 31, 2011. Payable in annual installments starting in March 2012, as described below	—	2,338
Deferred ProfitLine purchase price, net of unamortized discount of $318 at December 31, 2011. Payable in two installments starting in December 2012, as described below	—	8,682
Deferred InterNoded purchase price, net of unamortized discount of $0 at December 31, 2010	500	—
Capital lease and other obligations	850	1,443

Total notes payable	18,122	16,194

Less current portion	(6,345)	(7,904)

Notes payable, less current portion	$11,777	$8,290

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. DEBT (Continued)

Line of Credit

        In October 2010, the Company negotiated a line of credit of up to $6.0 million based upon 80% of the Company's eligible accounts receivable with JP Morgan Chase Bank, N.A. The line of credit bears interest at the London Inter Bank Offered Rate ("Libor") plus a 4.0% spread. On November 2, 2010, the Company borrowed $5.5 million of the line of credit. The Company used the proceeds to pay off the $5.0 million previously outstanding revolving line of credit and used $0.5 million for general corporate overhead purposes. In February 2011, the Company negotiated an increase in the line of credit of up to $8.0 million based upon 80% of the Company's eligible accounts receivable. In August 2011, upon the completion of the Company's initial public offering, the Company used a portion of the proceeds from the offering to pay all obligations under the line of credit, including the outstanding principal of $5.5 million and unpaid accrued interest of $15,702. In October 2011, the Company renewed the line of credit for one year, with the line of credit maturing in October 2012. The line of credit has a financial covenant relative to minimum cash balance requirements, and is secured by all of the Company's tangible and intangible property.

Term Loan

        In the first quarter of 2011, the Company borrowed $20.0 million pursuant to a new term loan with its existing bank in connection with the acquisitions of HCL-EMS and Telwares (the "New Term Loan"), as described in Note 4. $11.0 million of the proceeds of the New Term Loan were used to repay in full the outstanding principal balance of the ISG Term Loan, as defined below. The New Term Loan required interest-only payments through January 2012. Thereafter, monthly interest payments were to be accompanied by principal payments in the following amounts: (i) $350,000 commencing on February 1, 2012 through and including January 1, 2013; (ii) $400,000 from February 1, 2013 through and including January 1, 2014; (iii) $500,000 from February 1, 2014 through and including January 1, 2015; and (iv) $5,000,000 on February 1, 2015. The interest rate on the New Term Loan was base rate plus 6.25% payable monthly with an interest rate floor of 9.75%. The base rate was defined as the greater of (a) the highest prime rate in effect during the month or (b) the highest Libor rate in effect during such month plus 2.5% per annum or (c) the floor of 3.5% per annum. The Company also issued a warrant to purchase 625,000 shares of Series F redeemable convertible preferred stock ("Series F") to the bank at an exercise price of $1.1776 per share (equivalent to 177,456 shares of common stock at $4.1475 per share on a post-split, as converted-to-common basis). In August 2011, upon the completion of the Company's initial public offering, the Company used a portion of the proceeds from the offering to pay all obligations under the New Term Loan, including the outstanding principal of $20.0 million, a loan prepayment fee of $0.4 million and unpaid accrued interest of $0.2 million. Upon the repayment of the New Term Loan, the remaining unamortized debt discount of approximately $0.6 million and debt issuance costs of $0.1 million were expensed.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. DEBT (Continued)

        In July 2008, the Company borrowed $14,250,000 pursuant to a term loan ("ISG Term Loan") with its existing bank in connection with the acquisition of Information Strategies Group ("ISG"). A previous term loan with the same bank with an outstanding principal balance of $2,152,778 was repaid from the proceeds of the ISG Term Loan. The ISG Term Loan required interest-only payments through January 2010. Thereafter, monthly interest payments were to b accompanied by principal payments in the following amounts: (i) $201,250 commencing on February 1, 2010 through and including July 1, 2010; (ii) $340,000 from August 1, 2010 through and including July 1, 2011; (iii) $491,000 from August 1, 2011 through and income July 1, 2012; and (iv) $3,561,500 on July 1, 2012. The interest rate on the ISG Term Loan is the defined prime rate plus 6.0% or 10.25%, whichever is greater. As further described in Note 10, the Company also issued a warrant to purchase 850,000 shares of Series F to the bank at an exercise price of $1.1776 per share (equivalent to 241,340 shares of common stock at $4.1475 per share on a post-split, as-converted basis). The ISG Term Loan had financial covenants relative to the attainment of defined quarterly EBITDA and minimum cash balance requirements, and was secured by all of the Company's physical assets and intellectual property. The Company was in compliance with all financial covenants related to the ISG Term Loan as of December 31, 2010.

Contingent HCL-EMS Consideration

        As described in Note 4, the purchase consideration for the acquisition of HCL-EMS includes deferred cash consideration. The deferred cash consideration includes contingent cash payments following each of the first and second anniversaries of the HCL-EMS Closing Date of January 25, 2011, pursuant to an earn-out formula based upon specified revenues from specified customers acquired from HCL-EMS. No interest accrues on the deferred cash consideration; however, the Company recorded imputed interest in the amount of $0.6 million based on the Company's weighted average cost of debt as of the date of the acquisition. The obligation to pay the deferred cash consideration is unsecured. The only adjustment to this balance in 2011 was the accretion of imputed interest.

Deferred Telwares Purchase Price

        As described in Note 4, the purchase consideration for the acquisition of Telwares includes deferred cash consideration. The deferred cash consideration includes payments of $1,250,000 on March 16, 2012 and $1,250,000 on March 16, 2013. No interest accrues on the deferred cash consideration; however, the Company recorded imputed interest in the amount of $0.3 million based on the Company's weighted average cost of debt as of the date of the acquisition. The obligation to pay the deferred cash consideration is unsecured.

Deferred ProfitLine Purchase Price

        As described in Note 4, the purchase consideration for the acquisition of ProfitLine includes deferred cash consideration. The deferred cash consideration includes payments of $9,000,000 in installments of $4,500,000 each on December 19, 2012 and June 19, 2013, subject to set-off rights of the Company and the surviving corporation with respect to indemnities given by the former stockholders of ProfitLine under the Merger Agreement. No interest accrues on the deferred cash consideration; however, the Company recorded imputed

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. DEBT (Continued)

interest in the amount of $0.3 million based on the Company's weighted average cost of debt as of the date of the acquisition. The obligation to pay the deferred cash consideration is unsecured. Under the Merger Agreement, the Company is required to make an advance deposit into escrow of the deferred consideration under certain circumstances, including in the event that the Company's cash and cash equivalents, less bank and equivalent debt (which excludes capital lease obligations and deferred consideration payable in connection with acquisitions) is below $20,000,000 at any time prior to payment of the first $4,500,000 installment of deferred consideration, or $15,000,000 at any time after payment of the first and before payment of the second $4,500,000 installment of deferred consideration.

Deferred InterNoded Purchase Price

        The purchase consideration for the acquisition of InterNoded, Inc. ("InterNoded"), which the Company acquired in December 2008, included deferred cash payments. The deferred cash consideration included payments of $0.9 million made in January 2009 and $1.0 million made in January 2010 and a final payment of $0.5 million made on January 15, 2011. No interest accrued on the deferred cash consideration; however, the Company recorded imputed interest in the amount of $0.2 million based on the Company's weighted average cost of debt as of the date of the acquisition. The deferred cash consideration was subordinated to the line of credit and the New Term Loan and was unsecured.

10. STOCKHOLDERS' DEFICIT

        Common Stock—As of December 31, 2010 and 2011, the number of authorized shares of common stock, par value $0.0001 per share, was 120,400,000 and 150,000,000, respectively, of which 4,647,731 and 33,152,592 were issued and outstanding, respectively.

        Preferred Stock—As of December 31, 2010 and 2011, the number of authorized shares of preferred stock, par value $0.0001 per share, was 70,221,184 and 5,000,000, respectively, of which 66,983,951 and 0 were issued and outstanding, respectively. On August 1, 2011, as a result of the Company's initial public offering the outstanding preferred stock was converted into 19,022,067 shares of common stock on a one-for-3.522 basis.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

        The following table summarizes the number of shares of convertible preferred stock for the years ended December 31, 2009, 2010 and 2011 (in thousands):

	Balance as of December 31, 2009	Issued	Balance as of December 31, 2010	Issued	Conversion of preferred stock into common stock	Balance as of December 31, 2011
Series A	1,928	—	1,928	—	(1,928)	—
Series B	8,358	37	8,395	—	(8,395)	—
Series C	4,100	—	4,100	12	(4,112)	—
Series D	2,962	—	2,962	—	(2,962)	—
Series D-1	4,236	—	4,236	—	(4,236)	—
Series E	10,811	—	10,811	—	(10,811)	—
Series F	10,190	—	10,190	—	(10,190)	—
Series 1	21,851	6	21,857	—	(21,857)	—
Series 2	2,505	—	2,505	—	(2,505)	—

	66,941	43	66,984	12	(66,996)	—

        The following table summarizes the preferred stock amounts for the years ended December 31, 2009, 2010 and 2011 (in thousands):

	Balance as of December 31, 2009	Preferred Dividends	Accretion of preferred stock	Cashless exercise	Balance as of December 31, 2010
Series A	$366	$—	$—	$—	$366
Series B	4,453	225	7	50	4,735
Series C	2,367	128	—	—	2,495
Series D	2,591	151	12	—	2,754
Series D-1	3,539	216	—	—	3,755
Series E	10,044	641	17	—	10,702
Series F	13,271	960	28	—	14,259
Series 1	18,890	1,234	—	8	20,132
Series 2	2,449	160	—	—	2,609

	$57,970	$3,715	$64	$58	$61,807

	Balance as of December 31, 2010	Preferred Dividends	Accretion of preferred stock	Cashless exercise	Conversion of preferred stock into common stock	Balance as of December 31, 2011
Series A	$366	$—	$—	$—	$(366)	$—
Series B	4,735	132	4	—	(4,871)	—
Series C	2,495	75	—	5	(2,575)	—
Series D	2,754	88	3	—	(2,845)	—
Series D-1	3,755	126	4	—	(3,885)	—
Series E	10,702	374	10	—	(11,086)	—
Series F	14,259	560	16	—	(14,835)	—
Series 1	20,132	720	—	—	(20,852)	—
Series 2	2,609	93	—	—	(2,702)	—

	$61,807	$2,168	$37	$5	$(64,017)	$—

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

        Investor Rights Agreements—Holders of a substantial portion of the Company's outstanding common stock and warrants to purchase common stock have rights to require the Company to register these shares under the Securities Act of 1933, as amended, under specified circumstances pursuant to the Company's Eighth Amended and Restated Investor Rights Agreement, as amended.

  Warrants

        Common Stock Warrants—Since the completion of the Company's initial public offering, the Company has received cash proceeds of $0.2 million in the aggregate from the exercise of warrants to purchase a total of 50,196 shares of common stock at exercise prices ranging from $2.24 to $4.15 per share. In addition, warrant holders exercised warrants to purchase a total of 1,516,736 shares of common stock pursuant to a cashless exercise feature of these warrants. As a result of the cashless exercise, 931,896 shares of common stock were issued and 584,840 warrant shares were cancelled in lieu of payment of cash consideration to the Company.

        On March 22, 2011, the Company issued a warrant to purchase up to 1,282,789 shares of its common stock to Dell Products, L.P. ("Dell") in connection with the entry of the Company and Dell into a 49-month strategic relationship agreement. Under the terms of the warrant, the 1,282,789 shares of common stock may become exercisable upon the achievement of certain annual recurring revenue thresholds over the 49-month period. The warrant is exercisable at $5.987 per share. As of December 31, 2011, none of the shares exercisable under this warrant were probable of being earned and accordingly no value was ascribed to this warrant. On a quarterly basis the Company will review the actual annual recurring revenue related to the Dell strategic relationship agreement to determine if it is probable that Dell will reach any of the annual recurring revenue thresholds to earn vesting of warrant shares, and to the extent the Company deems it probable that any warrant shares will vest, the Company will record the fair value of those shares to intangible assets and non-current liabilities using a Black-Scholes valuation model and mark to market each period thereafter until such time as the warrant shares are actually earned and vest.

        On October 9, 2009, the Company issued a warrant to purchase up to 3,198,402 shares of its common stock to International Business Machines Corporation ("IBM") in connection with the entry of the Company and IBM into a five-year strategic relationship agreement. Under the terms of the warrant, 890,277 shares of common stock were vested and exercisable immediately upon execution of the agreement. Up to an additional 2,308,125 shares of common stock may become exercisable upon the achievement of certain billing thresholds over a three-year period. The warrant is exercisable at $4.148 per share. (Certain terms of this warrant were amended on June 8, 2011, as described in the paragraph below). The Company valued the initial 890,277 shares of common stock exercisable under the warrant at $1.7 million using the Black-Scholes valuation model at the time of the signing of the agreement. The Black-Scholes valuation assumptions included an expected term of seven years, volatility of 67.77% and a risk free rate of 2.93%. The Company recorded the $1.7 million value of the initial 890,277 shares of common stock as an increase to warrants for common stock and an increase to other non-current assets on the Company's consolidated balance sheet. During the three months ended December 31, 2009, the Company determined

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

that it was probable that IBM would reach certain of the billing thresholds to have an additional 947,103 shares of common stock become exercisable. The additional shares of common stock exercisable under the warrant were valued at $1.4 million using the Black-Scholes valuation model at the time the Company determined it was probable they would reach the billing thresholds. The Company recorded the value of the additional shares of common stock to intangible assets and non-current liabilities and will reclassify the liability to equity upon reaching the billing thresholds and the additional shares of common stock become exercisable. In December 2010, the Company reviewed the actual billings to date related to the strategic relationship agreement and determined it was probable IBM would reach the billing thresholds to earn 624,755 shares of the additional 947,103 shares of common stock accrued. The Company reversed $920,000 of market value related to the 322,348 shares of common stock no longer deemed probable of being earned. The Company began to amortize the asset in the first quarter of 2010, with the related charge recorded as contra-revenue. The related charge to revenue will be in proportion to expected revenue over approximately a ten-year period. For the years ended December 31, 2010 and 2011, the Company recorded $26,086 and $91,806, respectively, of amortization as a contra-revenue charge related to the common stock warrant. The warrant value has been marked to market on a quarterly basis until the warrant shares are earned and vest. During 2011, the Company recorded a mark-to-market valuation increase of $0.6 million to intangible assets on its consolidated balance sheet as a result of the increased valuation of its common stock.

        On June 8, 2011, certain terms of the common stock warrant described above were amended by the Company and IBM. Under the terms of the amended warrant agreement, an additional 624,755 shares of common stock were vested and exercisable immediately (in addition to the 890,277 shares previously vested and exercisable), the additional warrant shares that may be earned were reduced from 2,308,125 to 651,626 shares of common stock, and the methodology for earning the additional warrant shares was revised to be based on specified new contractual revenue commitments from IBM that occur between June 8, 2011 and June 30, 2012. Based on this amendment, the maximum number of warrant shares (issued and issuable) to IBM was reduced from 3,198,402 to 2,166,658 shares of common stock. The fair value of the 624,755 warrant shares vested as a result of this amendment was determined to be $4.5 million using the Black-Scholes valuation model. The Company recorded these vested warrant shares as an increase to warrants for common stock, reversed the non-current liability associated with the previous accrual for these warrant shares, and the difference was added to intangible assets and is being amortized in proportion to the expected revenue over the remainder of the original ten-year period noted above. On a quarterly basis the Company will also evaluate the probability of IBM vesting in any of the 651,626 additional warrant shares between June 8, 2011 and June 30, 2012, and to the extent the Company deems it probable that any portion of these additional warrant shares will be earned, the Company would record the fair value of the additional shares of common stock to intangible assets and non-current liabilities using a Black-Scholes valuation model, and mark to market each period thereafter until such time that the warrant shares are actually earned and vest. On August 30, 2011, the Company issued 930,511 shares of its common stock to IBM upon the exercise by IBM of this warrant, pursuant to a cashless exercise feature. As a result of the cashless exercise, 584,521 warrant shares were cancelled in lieu of the payment

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

of cash consideration to the Company. As of December 31, 2011 there were no further vested warrant shares subject to the IBM warrant.

        Preferred Stock Warrants—On January 21, 2011, in connection with the New Term Loan, as further described in Note 9, the Company issued a warrant to purchase 625,000 shares of Series F to the bank at an exercise price of $1.1776 per share (the "Series F Warrant 1"). The Series F Warrant 1 is exercisable for a period of seven years from the date of issuance and was valued at its fair market value on the date of issuance, which was determined to be $735,628. The fair market value of the Series F Warrant 1 was recorded as an increase to Warrants for Redeemable Convertible Preferred Stock and to debt discount and each reporting period the carrying value of the warrant was adjusted to its then-current fair value, with any resulting gain or loss reflected in the statement of operations as a component of "(Increase) decrease in fair value of warrants for redeemable convertible preferred stock." During the year ended December 31, 2011, $33,617 of interest expense was recorded related to the debt discount.

        In connection with the acquisition of ISG in July 2008, the Company issued a warrant to purchase 850,000 shares of Series F to the bank at an exercise price of $1.1776 per share (the "Series F Warrant 2"). The Series F Warrant 2 is exercisable for a period of seven years from the date of issuance and was valued at its fair market value on the date of issuance, which was determined to be $187,106. The fair market value of the Series F Warrant was recorded as Warrants for Redeemable Convertible Preferred Stock and as a debt discount in the accompanying consolidated balance sheets. The debt discount was being amortized to interest expense over the term of the note payable. During the years ended December 31, 2009 and 2010, $46,776, of interest expense was recorded related to the debt discount. As a result of the New Term Loan, the remaining balance on the ISG Term Loan was repaid and the Company amortized the remaining debt discount of $66,267 to interest expense. Because the Series F Warrant 1 and 2 were exercisable for shares of redeemable convertible preferred stock, in accordance with ASC 480, Distinguishing Liabilities from Equity, the Company classified these warrants as a liability on the accompanying balance sheet, and each reporting period the carrying value of the warrant was adjusted to its then-current fair value, with any resulting gain or loss reflected in the statement of operations as a component of "(Increase) decrease in fair value of warrants for redeemable convertible preferred stock."

        In connection with the Company's acquisition of Traq Wireless, Inc. ("Traq") in 2007 (the "Traq Merger"), the Company converted outstanding warrants to purchase Series 1 preferred stock and Series 2 preferred stock of Traq into a warrant to purchase 12,526 shares of Series 1 (the "Series 1 Warrant") and warrants to purchase 304,400 shares of Series 2 (the "Series 2 Warrants"), respectively. The exercise price for the Series 1 warrant was $0.71 per share, and the exercise price of the Series 2 warrants was $0.80 per share. The Series 2 warrants expire in 2013. The Series 1 Warrant and the Series 2 Warrants were valued at their fair value as of the date of the Traq Merger, which was determined to be $56,390. Because these warrants are exercisable for shares of redeemable convertible preferred stock, in accordance with ASC 480, the Company classifies the warrants as a liability on the accompanying balance sheet, and each reporting period the carrying value of the warrants are adjusted to their then-current fair

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

value, with any resulting gain or loss reflected in the statement of operations as a component of "(Increase) decrease in fair value of warrants for redeemable convertible preferred stock."

        Also, in connection with the Traq Merger, during the year ended December 31, 2007, the Company refinanced a substantial portion of its debt and issued a warrant to purchase 168,919 shares of Series E preferred stock to the new bank at an exercise price of $0.74 per share (the "Series E Warrant"). The Series E Warrant is exercisable for a period of seven years from the date of issuance and was valued at its fair market value on the date of issuance, which was determined to be $34,931. The fair market value of the Series E Warrant was recorded as preferred stock warrants and as a debt discount in the accompanying consolidated balance sheets. The debt discount was amortized to interest expense over the term of the note payable. The underlying note payable was paid off during the year ended December 31, 2008. Because this warrant was exercisable for shares of redeemable convertible preferred stock, in accordance with ASC 480, the Company classifies the warrant as a liability on the accompanying balance sheet, and each reporting period the carrying value of the warrant was adjusted to its then-current fair value, with any resulting gain or loss reflected in the statement of operations as a component of "(Increase) decrease in fair value of warrants for redeemable convertible preferred stock."

        On August 1, 2011, as a result of the Company's initial public offering all of the Company's redeemable convertible preferred stock warrants automatically converted into common stock warrants on a 1-for-3.522 basis, resulting in warrants exercisable for 561,203 shares of common stock.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

        A summary of warrants to purchase common stock and redeemable convertible preferred stock issued and exercised during the year ended December 31, 2009, 2010 and 2011 is presented below:

	Redeemable Convertible Preferred Stock Warrants
	As issued	As-converted to common basis(1)	Common Stock Warrants	Total, as converted to Common basis(1)
Outstanding at January 1, 2009	1,429,083	405,759	75,527	481,286
Issued	—	—	895,388	895,388

Outstanding at December 31, 2009	1,429,083	405,759	970,915	1,376,674
Exercised	(62,526)	(17,753)	—	(17,753)

Outstanding at December 31, 2010	1,366,557	388,006	970,915	1,358,921
Exercised	(15,000)	(4,259)	(982,092)	(986,351)
Issued	625,000	177,456	624,755	802,211
Cancelled	—	—	(584,840)	(584,840)
Converted to Common Stock Warrants	(1,976,557)	(561,203)	561,203	—

Outstanding at December 31, 2011	—	—	589,941	589,941

Weighted average exercise price	$—	$—	$3.54	$3.54

(1)
Reflects the equivalent number of common shares and exercise price, is if such preferred warrants were converted into warrants for common shares.

        The fair value of the warrants for redeemable convertible preferred stock was determined using the Black-Scholes valuation model with the following assumptions:

	2009	2010	2011
Expected dividend yield	0%	0%	0%
Risk-free interest rate	.06% to 2.89%	.12% to 1.80%	.30% to 2.84
Expected term (in years)	0.2 – 5.7 years	0.2 – 4.6 years	1.0 – 6.6 years
Expected volatility	65.98%	61.15%	60.07%

        Stock Options—As of December 31, 2011, the Company had five stock-based compensation plans, the Employee Stock Option/Stock Issuance Plan (the "Employee Plan"), the Executive Stock Option/Stock Issuance Plan (the "Executive Plan"), the 2005 Stock Incentive Plan (the "2005 Plan"), the Traq Amended and Restated 1999 Stock Plan (the "1999 Plan") and the 2011 Stock Incentive Plan (the "2011 Plan"). The 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

        Under the provisions of the Employee Plan, the Executive Plan, the 2005 Plan, the 1999 Plan and the 2011 Plan (the "Plans"), the exercise price of each option is determined by the Company's board of directors or by a committee appointed by the board of directors. Under the 2011 Plan, the exercise price of all stock options must not be less than the fair market

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

value of a share of common stock on the date of grant. The period over which options vest and become exercisable, as well as the term of the options, is determined by the board of directors or the committee appointed by the board of directors. The options generally vest over 4 years and expire 10 years after the date of the grant. During the year ended December 31, 2011, the Company's board of directors granted options to purchase an aggregate of 2,061,377 shares of common stock under the 2005 and 2011 Plans to employees and non-employee board members, at a weighted average exercise price of $6.60 per share.

        A summary of the status of stock options issued pursuant to the Plans during the years ended December 31, 2009, 2010 and 2011 is presented below:

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (years)
Outstanding at December 31, 2008	3,404,050	$0.91
Granted	1,555,436	$1.88
Forfeited	(217,436)	$1.56
Exercised	(80,651)	$0.95

Outstanding at December 31, 2009	4,661,399	$1.20
Granted	1,565,575	$4.72
Forfeited	(221,384)	$2.56
Exercised	(326,587)	$0.92

Outstanding at December 31, 2010	5,679,003	$2.14
Granted	2,061,377	$6.60
Forfeited	(69,343)	$4.52
Exercised	(1,000,702)	$1.40

Outstanding at December 31, 2011	6,670,335	$3.60	7.3

Exercisable at end of the period	3,533,766	$1.80	6.0

Available for future grants at December 31, 2011	3,537,548

        The intrinsic values of options outstanding, vested and exercised during the year ended December 31, 2009, 2010 and 2011 were as follows:

	2009		2010		2011
	Number of Options	Intrinsic Value	Number of Options	Intrinsic Value	Number of Options	Intrinsic Value
Outstanding	4,661,399	$8,688,748	5,679,003	$20,279,034	6,670,335	$78,699,148
Vested	2,740,609	$5,982,066	3,234,659	$15,101,251	3,533,766	$48,073,129
Exercised	80,651	$99,324	326,587	$1,241,376	1,000,702	$9,930,497

        During the year ended December 31, 2011, employees of the Company exercised options to purchase a total of 1,000,702 shares of common stock at exercise prices ranging from $0.25 to $9.83 per share. Proceeds from the stock option exercises totaled $1.4 million.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

        In accordance with ASC 718, Share Based Payment ("ASC 718"), total compensation expense for stock-based employee compensation awards was $0.7 million, $1.9 million and $4.0 million for the years ended December 31, 2009, 2010 and 2011, respectively, which is included on the accompanying consolidated statements of operations as follows (in thousands):

	For the Years Ended December 31,
	2009	2010	2011
Cost of goods sold	$115	$323	$669
Sales and marketing expenses	216	425	1,201
General and administrative expenses	329	1,032	1,934
Research and development	89	148	176

Total stock-based employee compensation	$749	$1,928	$3,980

        Stock-based compensation expense for stock options granted since January 1, 2006 will be recognized over the following periods as follows (in thousands):

Years Ending December 31,
2012	$3,018
2013	2,708
2014	2,012
2015	351

$8,089

        Stock-based compensation costs are generally based on the fair value calculated from the Black-Scholes valuation model on the date of grant for stock options. The Black-Scholes valuation model requires the Company to estimate key assumptions such as expected volatility, expected terms, risk-free interest rates and dividend yields. The Company determined the assumptions in the Black-Scholes valuation model as follows: expected volatility is a combination of the Company's competitors' historical volatility; expected term is calculated using the "simplified" method prescribed in ASC 718; and the risk free rate is based on the U.S. Treasury yield on 5 and 7-year instruments in effect at the time of grant. A dividend yield is not used, as the Company has never paid cash dividends and does not currently intend to pay cash dividends. The Company periodically reviews the assumptions and modifies the assumptions accordingly.

        As part of the requirements of ASC 718, the Company is required to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense to be recognized in future periods. The fair values of stock grants are amortized as compensation

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCKHOLDERS' DEFICIT (Continued)

expense on a straight-line basis over the vesting period of the grants. Compensation expense recognized is shown in the operating activities section of the statement of cash flows.

        The fair value of the options granted during 2009, 2010 and 2011 was determined at the date of grant using the Black-Scholes valuation model with the following assumptions:

	2009	2010	2011
Expected dividend yield	0%	0%	0%
Risk-free interest rate	2.06% to 2.52%	1.80% to 2.87%	1.25% to 2.6%
Expected term (in years)	6.1 years	5.5 – 6.1 years	5.5 – 6.2 years
Expected volatility	65.98% – 70.63%	62.51% – 64.67%	59.74% – 60.88%

        Based on the above assumptions, the weighted average fair value per share of stock options granted during the years ended December 31, 2009, 2010 and 2011 was approximately $1.26, $2.87 and $3.96.

11. INCOME TAXES

        The components of loss before income taxes for the years ended December 31, 2009, 2010 and 2011 are as follows:

	Years Ended December 31,
	2009	2010	2011
Domestic	$(2,290)	$(1,054)	$(683)
Foreign	—	(404)	(1,738)

Loss before income tax provision	$(2,290)	$(1,458)	$(2,421)

        The provision for income tax expense for the years ended December 31, 2009, 2010 and 2011 consists of the following components:

	2009	2010	2011
Current tax provision:
Federal	$—	$34	$—
State	74	70	229

Total current expense	74	104	229

Deferred tax provision:
Federal	$175	$175	$282
State	15	15	23

Total deferred expense	190	190	305

Total income tax provision	$264	$294	$534

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCOME TAXES (Continued)

        Income taxes related to the Company's income (loss) from operations differ from the amount computed using the Federal statutory income tax rate as follows:

	2009	2010	2011
Tax (benefit) computed at the federal statutory rate	$(802)	$(510)	$(847)
Increase in fair value of warrants for redeemable convertible preferred stock	64	309	699
Foreign operating losses	14	141	174
Tax benefit of exercised stock options and warrants	—	9	(3,375)
Federal research and development tax credits	—	(1,220)	(507)
Adjustment to prior year deferred and other	(207)	(266)	449
Change in valuation allowance	931	1,537	3,407
Taxable goodwill	190	190	305
State income taxes	74	70	229
Federal alternative minimum tax	—	34	—

Provision for income taxes	$264	$294	$534

        The provision for income taxes differs from the expected tax provision computed by applying the U.S. Federal statutory rate to the loss before income taxes because the Company has historically maintained a full valuation allowance on its deferred tax assets, as described more fully below, as well as differences in the tax-deductibility of certain items for income tax purposes as compared to the amounts that have been or will be expensed in the Company's Consolidated Statement of Operations, including certain stock warrant and stock option exercises, the increase in fair value of warrants for redeemable convertible preferred stock, foreign operating losses, taxable goodwill, and state income taxes.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCOME TAXES (Continued)

        As of December 31, 2010 and 2011, the Company's deferred tax assets (liabilities) were as follows (in thousands):

	2010	2011
Deferred tax assets:
Net operating losses	$18,167	$30,410
Unused research and development credits	2,519	3,026
Deferred revenue	95	1,263
Stock-based compensation	1,307	1,119
Accrued expenses	—	701
Deferred rent	128	164
Acquisition-related expenses	61	99
Allowance for doubtful accounts	90	99
Alternative Minimum Tax credit available	34	34
Other	18	31
Less: valuation allowance	(20,385)	(30,097)

	$2,034	$6,849
Deferred tax liabilities:
Intangible assets	(2,322)	(7,314)
Fixed assets	(154)	(119)
Other	—	(163)

Net deferred tax liability	$(442)	$(747)

        The Company recorded a deferred income tax provision of $0.2 million in the years ended December 31, 2009 and 2010, and $0.3 million during the year ended December 31, 2011, related to the different book and tax treatment for goodwill and other indefinite-lived assets. For tax purposes, certain goodwill and indefinite-lived assets are subject to annual amortization, while they are not amortized for book purposes. The deferred tax liability of approximately $0.4 million and $0.7 million at December 31, 2010 and 2011, respectively, is included in the Company's consolidated balance sheets within other long-term liabilities.

        The Company has provided a valuation allowance for the full amount of its deferred tax assets at December 31, 2010 and 2011, as it is not more likely than not that any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards would be realized. The increase in the valuation allowance of $1.6 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 is primarily attributable to increases in deferred tax assets associated with unused research and development tax credits and stock-based compensation expense. The increase in the valuation allowance of $9.7 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010 is primarily attributable to increases in net operating loss carryforwards and deferred tax assets associated with deferred revenue and accrued expenses, partially offset by the deferred tax liabilities associated with the amortization of intangible assets and stock warrants, and includes a full valuation allowance on the net operating loss carryforwards assumed from the 2011 acquisition of ProfitLine, as described below.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCOME TAXES (Continued)

        As of December 31, 2011, the Company had federal net operating loss carryforwards of approximately $81 million, which if unused expire from 2020 to 2031. This includes approximately $24 million of net operating losses assumed from the 2011 acquisition of ProfitLine. The Company also has federal research and development credit carryforwards of approximately $3 million at December 31, 2011, which are available to offset future federal tax liabilities.

        Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the net operating loss carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period the amount of the net operating loss carryforwards that the Company may utilize in any one year may be limited. The Company has completed several financings since its inception, which when combined with the purchasing stockholders' subsequent disposition, have resulted in a change in control as defined by Section 382, or could result in a change in control in the future. In addition, the net operating loss carryforwards assumed from acquisition of ProfitLine are subject to the provisions of Section 382. In aggregate, approximately $43 million of the Company's $81 million net operating loss carryforwards are available to offset future taxable income as of December 31, 2011, and the remaining $38 million will become available in prescribed increments in each future year through December 31, 2031.

        During the year ended December 31, 2010, the Company recognized a state income tax benefit of $0.1 million related to Connecticut research and development credits exchanged for cash, which has been included as a reduction to the income tax provision that year. No benefit was recognized for Connecticut research and development credits exchanged for cash during the year ended December 31, 2009. Commencing with the year ended December 31, 2011, the Company is no longer eligible to exchange Connecticut research and development credits for cash, and accordingly did not recognize this tax benefit during the year ended December 31, 2011.

        On January 1, 2009, the Company adopted the provisions of ASC 740. The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various foreign jurisdictions. The Company's income tax returns are open to examination by federal, state and foreign tax authorities, generally for the years ended December 31, 2008 and later, with certain state jurisdictions open for audit for earlier years. The Company has no amount recorded for any unrecognized tax benefits as of December 31, 2010 and 2011, nor did the Company record any amount for the implementation of ASC 740. The Company's policy is to record estimated interest and penalty related to the underpayment of income taxes or unrecognized tax benefits as a component of its income tax provision. During the years ended 2009, 2010 and 2011, the Company did not recognize any interest or penalties in its statements of operations and there are no accruals for interest or penalties at December 31, 2010 or 2011.

        Pursuant to ASC 740-30-25, provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. The Company plans to utilize

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. INCOME TAXES (Continued)

undistributed earnings to finance expansion and operating requirements of subsidiaries outside of the United States. Such earnings will be reinvested but could become subject to additional tax if they were remitted as dividends or were loaned to the Company or U.S. affiliates, or if the Company should sell its stock in the foreign subsidiaries. The Company currently has losses from foreign operations.

12. FAIR VALUE MEASUREMENT

        The Company records certain financial assets and liabilities at fair value on a recurring basis. The Company determines fair values based on that price it would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability.

        The prescribed fair value hierarchy and related valuation methodologies are as follows:

        Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

        Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, directly or indirectly, such as a quoted price for similar assets or liabilities in active markets.

        Level 3—Inputs are unobservable and are only used to measure fair value when observable inputs are not available. The inputs reflect the entity's own assumptions and are based on the best information available. This allows for the fair value of an asset or liability to be measured when no active market for that asset or liability exists.

        The following table discloses the assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010 and the basis for that measurement:

	Fair Value Measurement at December 31, 2011
(in thousands)	Total	Level 1	Level 2	Level 3
Money market	$30,031	$30,031	$—	$—
Contingent HCL-EMS acquisition consideration	3,731	—	—	3,731

	$33,762	$30,031	$—	$3,731

	Fair Value Measurement at December 31, 2010
(in thousands)	Total	Level 1	Level 2	Level 3
Money market	$3,000	$3,000	$—	$—
Warrants for redeemable convertible preferred stock	1,345	—	1,345	—

	$4,345	$3,000	$1,345	$—

        The Company's investment in overnight money market institutional funds, which amounted to $3.0 million and $30.0 million at December 31, 2010 and 2011, respectively, is included in cash and cash equivalents on the accompanying consolidated balance sheets and is classified as a Level 1 input.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENT (Continued)

        The Company's warrants for redeemable convertible preferred stock were classified as a liability on the accompanying consolidated balance sheet and each reporting period the carrying value of the warrants was adjusted to its then current fair value, with any resulting gain or loss reflected in the statement of operations. The fair value is determined by the Black-Scholes valuation model on the balance sheet date. On August 1, 2011, as a result of the Company's initial public offering all of the Company's warrants for redeemable convertible preferred stock automatically converted into common stock warrants on a 1-for-3.522 basis, resulting in warrants exercisable for 561,203 shares of common stock.

        The acquisition of HCL-EMS includes a contingent consideration agreement that requires additional consideration to be paid by the Company following each of the first and second anniversaries of the HCL-EMS Closing Date, pursuant to an earn-out formula ranging from 7.5% to 15% of specified revenues from specified customers acquired. The fair value of the contingent consideration recognized was $3.4 million which was estimated by applying the income approach. The key assumptions include (a) a discount rate of 10.5% and (b) probability adjusted levels of revenue between approximately $12.6 million and $13.9 million. As of December 31, 2011, there were no changes in the recognized amounts except, for the accretion of interest, or potential outcome for the contingent consideration recognized as a result of the HCL-EMS acquisition.

        The carrying amounts of the Company's other non-cash financial instruments including accounts receivable and accounts payable approximate their fair values due to the relatively short-term nature of these instruments. The carrying amounts of the Company's line of credit, term loan, deferred Telwares purchase price and deferred InterNoded purchase price approximate fair value as the effective interest rates approximates market rates.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SUPPLEMENTAL CASH FLOW INFORMATION:

        Information about other cash flow activities during the years ended December 31, 2009, 2010 and 2011 are as follows:

(in thousands)	2009	2010	2011
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$2,031	$2,045	$1,620
Income tax payments	$74	$88	$259
State income tax credits (redeemed for cash)	$—	$(43)	$(37)
NON-CASH TRANSACTIONS:
Contingent consideration issued in connection with HCL-EMS acquisition	$—	$—	$3,390
Deferred purchase price in connection with Telwares acquisition	$—	$—	$2,155
Deferred purchase price in connection with ProfitLine acquisition	$—	$—	$8,674
Preferred stock dividends and accretion	$3,778	$3,779	$2,205
Issuance of warrants in connection with notes payable and marketing agreement	$2,745	$1,244	$2,598
Computer, furniture and equipment acquired with capital lease	$598	$758	$746
Unpaid deferred IPO costs	$—	$273	$—
Shares issued for accrued expenses	$408	$—	$—
Conversion of warrants for redeemable convertible preferred stock and preferred stock warrants	$—	$—	$64,017
Cashless exercise of warrants	$—	$58	$19

14. COMMITMENTS AND CONTINGENCIES

        During the normal course of business, the Company becomes involved in various routine legal proceedings including issues pertaining to patent infringement, customer disputes and employee matters. The Company does not believe that the outcome of these matters will have a material adverse effect on its financial condition.

        The Company has entered into non-cancellable operating leases for the rental of office space in various locations which expire between 2012 and 2016. Some of the leases provide for lower payments in the beginning of the term which gradually escalate during the term of the lease. The Company recognizes rent expense on a straight-line basis over the lease term, which gives rise to a deferred rent liability on the balance sheet. The Company also has entered into agreements with third-party hosting facilities, which expire between 2012 and 2015.

        The Company is also obligated under several leases covering computer equipment and software, which the Company has classified as capital leases. In June 2011, the Company signed a lease addendum for additional gross rental office space at its office in Parsippany, New Jersey. In September 2011, the Company signed a lease addendum for additional gross rental office space at its office in Waltham, Massachusetts. All future minimum rental payments for these addendums have been included in the schedule below. Additionally, the Company has entered into several operating leases for various office equipment items, which expire between March 2012 and July 2015.

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COMMITMENTS AND CONTINGENCIES (Continued)

        As of December 31, 2011, the Company's obligation for future minimum rental payments related to these leases is as follows:

(in thousands)	Operating Leases	Capital Leases
2012	$5,891	$928
2013	5,715	495
2014	5,428	133
2015	3,805	—
2016	1,438	—
thereafter	—	—

Total future minimum lease obligations	$22,277	$1,556

Less: amount representing interest		(113)

Present value of minimum lease obligations		$1,443

        Rent expense, included in general and administrative expense, was approximately $1.6 million, $1.7 million and $3.6 million for the years ended December 31, 2009, 2010 and 2011, respectively.

15. 401(k) SAVINGS PLANS

        Effective January 2004, the Company adopted a defined contribution 401(k) savings plan (the "Plan") for substantially all of its employees. The Company's contributions to the Plan are discretionary. The Company matched a range of 5% to 10% of employees' contributions in 2009, 2010 and 2011. The cost of contributions made by the Company to the plan was $79,000, $90,000 and $124,200 for the years ended December 31, 2009, 2010 and 2011, respectively.

16. VALUATION AND QUALIFYING ACCOUNTS

(in thousands)	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions And Write-offs	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2009	$456	53	44	$465

Year ended December 31, 2010	$465	207	427	$245

Year ended December 31, 2011	$245	23	166	$102

17. SUBSEQUENT EVENTS

        On January 10, 2012 (the "Anomalous Acquisition Date"), the Company entered into a Share Purchase Agreement (the "Anomalous Purchase Agreement") with Anomalous Networks Inc., a corporation incorporated under the laws of Canada ("Anomalous"), and the shareholders of Anomalous, under which the Company agreed to purchase all of the outstanding equity of Anomalous (the "Anomalous Share Purchase"). This acquisition reflects the Company's strategy to broaden its suite of offerings and to provide real time telecom expense management capabilities. On the same day, the Anomalous Share Purchase was

TANGOE, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SUBSEQUENT EVENTS (Continued)

effected in accordance with the terms of the Anomalous Purchase Agreement with the Company acquiring all of the outstanding equity of Anomalous for aggregate consideration of (i) approximately $3,500,000 in cash paid at the closing, (ii) approximately $1,000,000 in cash payable on the first anniversary of the closing, (iii) 165,775 unregistered shares of the Company's common stock and (iv) 132,617 unvested and unregistered shares of the Company's common stock with vesting based on achievement of revenue targets relating to sales of Anomalous products and services for periods through January 31, 2013 (the "Earn-Out Period"). With the exception of the cash paid at the closing, substantially all of the consideration paid and payable by the Company remains subject to set-off rights of the Company with respect to indemnities given by the former shareholders of Anomalous under the Anomalous Purchase Agreement. Among other things, these indemnity obligations relate to representations and warranties given by Anomalous under the Anomalous Purchase Agreement. The indemnities are subject to limitations, including a threshold, certain caps and limited survival periods. The vested shares issued by the Company at closing are subject to a one-year lock-up period, the unvested shares are also subject to a lock-up unless and until they become vested following the end of the Earn-Out Period and substantially all of the shares are subject to the set-off rights described above. Under the Anomalous Purchase Agreement, the Company is required to make an advance deposit into escrow of the $1,000,000 of deferred consideration in the event that the Company's cash and cash equivalents is below $15,000,000 at any time before payment of the $1,000,000 of deferred consideration. The allocation of the purchase price is not completed as of the date of these financial statements due to the short period of time since the Anomalous Acquisition Date and will be finalized upon completion of the Company's analysis of the fair values of Anomalous' assets and specified liabilities. The Company does not expect the pro forma results for 2011 to be material.

        On February 21, 2012 (the "ttMobiles Acquisition Date"), the Company entered into a Share Purchase Agreement (the "ttMobiles Purchase Agreement"), with the holders of all of the issued share capital of ttMobiles Limited, a private limited company incorporated in England ("ttMobiles"), under which the Company agreed to purchase all of the issued share capital of ttMobiles (the "ttMobiles Share Purchase"). On the same day, the ttMobiles Share Purchase was effected in accordance with the terms of the ttMobiles Purchase Agreement, with the Company acquiring all of the outstanding equity of ttMobiles for aggregate consideration of (i) £4,000,000 in cash paid at the closing, and (ii) £1,500,000 in cash payable on the first anniversary of the closing (the "Deferred Consideration"). The purchase price is subject to a net asset adjustment pursuant to which the purchase price will be increased or decreased to the extent that the net asset position of ttMobiles is more or less than a specified target by an amount that exceeds 5% of the target. The Deferred Consideration remains subject to set-off rights of the Company with respect to claims for breach of warranties and certain indemnities given by the former holders of the issued share capital of ttMobiles under the ttMobiles Purchase Agreement. Any breach claims and indemnities would be subject to limitations, including a threshold, certain baskets, caps and limited survival periods. The allocation of the purchase price is not completed as of the date of these financial statements due to the short period of time since the ttMobiles Acquisition Date and will be finalized upon completion of the analysis of the fair values of ttMobiles assets and specified liabilities. The Company does not expect the pro forma results for 2011 to be material.

HCL EXPENSE MANAGEMENT SERVICES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Tangoe, Inc.
Orange, Connecticut

        We have audited the accompanying balance sheets of HCL Expense Management Services, Inc. (the "Company") as of December 31, 2009 and 2010 and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the HCL Expense Management Services, Inc. as of December 31, 2009 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
New York, NY

April 29, 2011

HCL EXPENSE MANAGEMENT SERVICES, INC.

BALANCE SHEETS

	December 31,
	2009	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$328,841	$428,787
Accounts receivable, net	2,767,484	2,483,283
Other current assets	316,252	105,080

Total current assets	3,412,577	3,017,150
COMPUTER, FURNITURE AND EQUIPMENT—NET	931,139	478,440
OTHER ASSETS:
Intangible assets, net	1,866,766	989,422
Goodwill	16,470,861	4,975,922
Other non-current assets	175,751	175,751

TOTAL ASSETS	$22,857,094	$9,636,685

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$125,699	$253,275
Accrued expenses	1,497,185	1,104,058
Due to related parties, net	1,231,723	1,337,151
Deferred revenue	361,918	229,383
Other current liabilities	68,769	2,180,154

Total current liabilities	3,285,294	5,104,021

Other non-current liabilities	2,055,343	—

Total liabilities	5,340,637	5,104,021

COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDER'S EQUITY:
Common stock, $0.01 par value—1,000 shares authorized: 1 share issued and outstanding	1	1
Additional paid-in capital	22,472,873	22,472,873
Accumulated deficit	(4,956,417)	(17,940,210)

Total stockholder's equity	17,516,457	4,532,664

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$22,857,094	$9,636,685

The accompanying notes are an integral part of these financial statements.

HCL EXPENSE MANAGEMENT SERVICES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2010
NET REVENUES	$21,181,626	$18,042,372
COSTS AND EXPENSES:
Cost of revenue	14,662,533	10,981,370
General and administrative	7,793,849	7,138,506
Depreciation and amortization	1,504,486	1,411,534
Impairment of goodwill	—	11,494,939

Total costs and expenses	23,960,868	31,026,349

Loss from operations	(2,779,242)	(12,983,977)
Other income (expense)
Other (expense) income	(4,390)	184

Loss before income taxes	(2,783,632)	(12,983,793)

Income tax provision	—	—
Net loss	$(2,783,632)	$(12,983,793)

The accompanying notes are an integral part of these financial statements.

HCL EXPENSE MANAGEMENT SERVICES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

	Common Stock
	Number of Shares	Amount	Additional paid-in capital	Accumulated Deficit	Total Stockholder's Equity
Balance as of December 31, 2008	1	$1	$22,472,873	$(2,172,785)	$20,300,089
Net loss	—	—	—	(2,783,632)	(2,783,632)

Balance as of December 31, 2009	1	$1	$22,472,873	$(4,956,417)	$17,516,457
Net loss	—	—	—	(12,983,793)	(12,983,793)

Balance as of December 31, 2010	1	$1	$22,472,873	$(17,940,210)	$4,532,664

The accompanying notes are an integral part of these financial statements.

HCL EXPENSE MANAGEMENT SERVICES, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,783,632)	$(12,983,793)
Adjustments to reconcile net loss to net cash provided by in operating activities:
Depreciation and amortization	1,504,486	1,411,534
Impairment of goodwill	—	11,494,939
(Decrease) Increase in deferred rent liability	(22,362)	319,377
Bad debt expense	—	86,605
Changes in operating assets and liabilities:
Accounts receivable	1,198,028	197,596
Other current assets	(82,678)	211,171
Accounts payable	(779,647)	127,576
Accrued expenses and other current liabilities	290,983	(918,124)
Deferred revenue	(15,819)	129,128
Due to related parties, net	831,723	105,428

Net cash provided by operating activities	141,082	181,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of computers, furniture and equipment	(367,908)	(81,491)

Net cash used in investing activities	(367,908)	(81,491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	—	—

NET (DECREASE) INCREASE	(226,826)	99,946
CASH AND CASH EQUIVALENTS, BEGINNING	555,667	328,841

CASH AND CASH EQUIVALENTS, ENDING	$328,841	$428,787

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for state income tax payments	$—	$4,528

The accompanying notes are an integral part of these financial statements.

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION, DESCRIPTION OF BUSINESS

        HCL Expense Management Services, Inc. (the "Company"), formerly known as Control Point Solutions Inc., provides services related to telecommunications expense management outsourcing solutions and audit services. Effective September 15, 2008, the Company was acquired by HCL Bermuda Limited ("HCL Bermuda"), a Bermuda Corporation. HCL Bermuda is a wholly owned subsidiary of HCL Technologies Limited ("HCLT"), a Company registered in India. The Company applied push-down accounting upon acquisition. Under push-down accounting, the financial statements of a subsidiary are presented to reflect the costs incurred by the parent company in acquiring the subsidiary instead of the subsidiary's historical costs. Accordingly, the goodwill and the intangibles resulting from the acquisition based on purchase consideration and fair value of the net assets acquired have been reflected in the Company's financials.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The Company's financial statements reflect the application of certain accounting policies as described below and elsewhere in the notes to financial statements.

        A. Basis of Preparation:    The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP) to reflect the financial position and results of operations of the Company.

        B. Use of Estimates:    The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses that are reported and disclosed in the financial statements and accompanying notes. These estimates are based on management's best knowledge of current events, historical experience, actions the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. Significant estimates and assumptions are used for, but are not limited to allowance for uncollectible accounts receivable, income taxes, the useful lives of property, equipment and intangible assets, impairment of goodwill, valuation allowance for deferred tax assets, and other contingencies and commitments. Changes in estimates are reflected in the financial statements in the period in which changes are made. Major assets and liabilities that are subject to estimates include allowance for doubtful accounts, certain accrued expenses and contingent liabilities.

        C. Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

        D. Revenue Recognition:    The Company has two primary sources of revenue: Outsourcing Solutions and Audit services. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

        The Company provides an integrated Telecom Expense Management (TEM) solution; managing the entire vendor invoice validation process including inventory accounting, change management and provisioning, bill audit and payment for wire line and wireless expense. Revenue from outsourcing services is recognized in the month the service is performed. The

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fee is contractually determined and is usually a percentage of customer's telecom spend or a fixed monthly fee.

        Audit services involve a detailed scrutiny of customers' telecommunications invoices, filing of disputes on behalf of the customer with their telecom service provider's in case errors are found and obtaining refunds / credits for the disputes filed. Revenue is recognized when a telecom service provider credits a customer's invoice or cash refund is received by the customer for disputed charges. The customer is generally billed when a credit or refund is received from the telecom service provider. The fee is contractually determined and is usually a percentage of the credits, refunds or savings received by the customer.

        Revenue is recognized net of discounts and allowances, value-added and service taxes, and includes reimbursement of out-of-pocket expenses, with the corresponding out-of-pocket expenses included in cost of revenues.

        When the Company receives advance payment from customers for provision of services, such payments are reported as deferred revenue until all conditions for revenue recognition are met. Unbilled receivables represent revenue that has been earned in accordance with the revenue recognition policy but have not been billed. As of December 31, 2009 and 2010, accounts receivable included unbilled revenue of $865,169 and $588,683, respectively.

        E. Concentration of Credit Risk:    Financial instruments that potentially subject the company to concentration of credit risk consist of cash and accounts receivable.

        The company maintains cash balances in financial institutions insured by the Federal Deposit Insurance Corporation ("FDIC"). At times, such balances may exceed FDIC insurance limits. The Company has never experienced any losses related to these balances.

        Credit is extended based on an evaluation of a customer's financial condition and generally no collateral is required. Billed accounts receivable are stated at amounts due from customers net of an allowance for doubtful debts. Accounts receivable balances outstanding longer than the contractual payment terms are considered past due. The following table represents a summary of customer accounts receivable balances and customer revenues in excess of 10% as of and for the years ended December 31, 2009 and 2010:

	Accounts Receivable		Revenue
	As of December 31,		For the year ended December 31,
	2009	2010	2009	2010
Customer A	19.6%	18.5%	11.0%	15.5%
Customer B	19.3%	n/a	11.7%	13.2%
Customer C	13.7%	10.1%	n/a	n/a
Customer D	n/a	13.5%	23.4%	20.6%

        F. Accounts Receivable and Allowance for Doubtful Accounts:    Accounts receivable are reported on the balance sheet at their outstanding principal balance, net of an estimated allowance for possible losses. The allowance for possible losses is estimated based upon a review of outstanding receivables, historical collection information and existing economic

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

conditions. Accounts receivable are charged against the allowance (written-off) when substantially all collection efforts cease. Based on the information available, the Company's management believes that the allowance for doubtful accounts balances of $155,600 and $242,400 as of December 31, 2009 and 2010, respectively are adequate.

        G. Computer, Furniture and Equipment:    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation/amortization is provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of assets are as follows:

Computer equipment	3 years
Purchased software	3 years
Office furniture and equipment	4 years
Leasehold improvements	Shorter of the useful life or the term of lease

        H. Capitalized and Purchased Software Development Costs:    The Company capitalizes software development costs for internal use in accordance with the ASC 350, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalization of software development costs begins in the application development stage and ends when the asset is placed into service. Costs related to software development that has not reached application development and costs incurred in the post-implementation for training and maintenance are expensed as incurred. The Company also capitalizes software purchases that provide upgrades and enhancements that result in additional functionality to existing software. Capitalized software development costs are amortized on the straight-line method over the expected life of the product (generally 3 years). Capitalized software costs are included in Computer, Furniture and Equipment on the balance sheet.

        I. Long-Lived Assets:    In accordance with the requirements of ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, other than goodwill, are tested for impairment based on undiscounted cash flows. The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. To determine the recoverability of its long-lived assets, the Company evaluates the carrying value of its long-lived assets in relation to future undiscounted net cash flows expected to result from the use of the asset and its eventual disposition when indication of impairment are present. If the estimated future undiscounted cash flows demonstrate that recoverability is not probable, an impairment loss would be calculated based on the excess of the carrying amount of the long-lived asset over its fair value.

        J. Business Combinations, Goodwill and Intangibles:    Goodwill represents the excess of the purchase price in a business combination over the fair value of the net tangible assets acquired. Goodwill is not amortized but is reviewed for impairment annually or more frequently if indicators arise. In accordance with ASC 350, Goodwill and Other Intangible

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Assets, all assets and liabilities of the acquired business including goodwill are assigned to reporting units. The evaluation is based upon a comparison of the estimated fair value of the reporting unit to which the goodwill has been assigned to the sum of the carrying value of the assets and liabilities for that reporting unit. The fair value used in this evaluation is estimated based upon discounted future cash flow projections and other methods for the reporting unit. These cash flow projections are based upon a number of estimates and assumptions.

        Intangible assets are initially valued at fair market value using generally accepted valuation methods appropriate for the type of intangible assets. Intangible assets with definitive lives are amortized over the estimated useful lives and are reviewed for impairment, if indicators of impairment arise. The evaluation of impairment is based upon a comparison of the carrying amount of the intangible asset to the estimated future undiscounted net cash flows expected to be generated by the asset.

        If estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the intangible assets to its carrying value, with any shortfall from fair value recognized as an expense in the current period. The Company's definite lived intangible assets are amortized over the estimated life of the assets:

Customer relationships / Contracts	5.79 years
Internally developed technology	2.5 - 5 years

        K. Deferred Rent Expenses:    The Company has operating leases which contain pre-determined increases in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight line basis over the lease term. The difference between the expense charged to operations in any year and the amount payable under the lease during the year is recorded as deferred rent expense on the Company's balance sheet, which will reverse over the lease term.

        L. Advertising and Marketing Costs:    The Company expenses advertising and marketing cost as incurred. Advertising and marketing expense for the Company during the years ended December 31, 2009 and 2010 was $138,638 and $61,905, respectively.

        M. Income Taxes:    Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax asset and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

        Valuation allowances are recognized to reduce the deferred tax assets to an amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income and the effect of temporary differences.

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On January 1, 2009, the Company adopted ASC 740, Accounting for the Uncertainty in Income Taxes. ASC 740 clarified the accounting and reporting for uncertainties in income tax by presenting a minimum recognition threshold for a tax position taken or expected to be taken in a tax return that is required to be met before being recognized in the financial statements. The Company has no amount recorded for any unrecognized tax benefits as of December 31, 2010 nor did the Company record any amount for the implementation of ASC 740.Upon adoption of this guidance, the Company continued the policy to include interest and penalties as a component of its income tax provision.

        N. Fair Value of Financial Instruments:    At December 31, 2010, the Company had the following financial instruments: cash and cash equivalents, accounts receivable and accounts payable. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates their fair values based on the liquidity of the financial instruments.

3. RECENT ACCOUNTING PRONOUNCEMENTS

        In October 2009, the FASB issued Accounting Standards Update ("ASU") 2009-13, which amends ASC 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element's estimated selling price if vendor-specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011. The Company is currently evaluating both the timing and the impact of the pending adoption of ASU 2009-13 on its financial statements. However it is not expected to materially affect the Company's financial statements.

        In October 2009, the FASB issued ASU 2009-14, which amends ASC 985-605, Software Revenue Recognition, to exclude from its requirements (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product's essential functionality. ASU 2009-14 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and early adoption will be permitted. The Company is currently evaluating both the timing and the impact of the pending adoption of ASU 2009-14 on its financial statements. However it is not expected to materially affect the Company's financial statements.

        In September 2006 and February 2009, the FASB issued guidelines under ASC 820, Fair Value Measurements, related to fair value measurements that define fair value, establish a framework in GAAP for measuring fair value and expand disclosures about fair value measurements. The guidelines do not increase the use of fair value measurement and only apply when other guidelines require or permit the fair value measurement of assets and liabilities. The implementation of the guidelines for financial assets and financial liabilities did not have a material impact on the Company's financial statements.

        ASC 820 also establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs that are observable for an asset or liability, either

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

3. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

directly or indirectly, through corroboration with observable market data; and Level 3 inputs are unobservable inputs based on a reporting entity's own assumptions used to measure assets and liabilities at fair value. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than on a net basis). The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The updated guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.

4. COMPUTERS, FURNITURE AND EQUIPMENT, NET

        Computers, furniture and equipment, net consist of:

	As of December 31,
	2009	2010
Furniture and fixtures	$1,086,116	$1,086,116
Computers and software	6,249,080	6,319,450
Leasehold improvements	528,449	539,570

	7,863,645	7,945,136
Less: accumulated depreciation and amortization	(6,932,506)	(7,466,696)

Computers, furniture and equipment—net	$931,139	$478,440

        Depreciation and amortization expense associated with computers, furniture and equipment was $627,142 and $534,190 for the years ended December 31, 2009 and 2010, respectively.

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. INTANGIBLE ASSETS, NET

        Intangible assets, net consist of the following:

	2009	2010	Weighted Average Useful Life (in years)
Customer contracts	$560,000	$560,000	5.8
Less: accumulated amortization	(124,892)	(221,583)
Customer contracts, net	435,108	338,417

Customer relationships	390,000	390,000	5.8
Less: accumulated amortization	(86,978)	(154,317)
Customer relationships, net	303,022	235,683

Technology	2,050,000	2,050,000	3.2
Less: accumulated amortization	(921,364)	(1,634,678)
Technology, net	1,128,636	415,322

	$1,866,766	$989,422

        The related amortization expense for 2009 and 2010 was $877,344. The Company's estimate of future amortization expense for intangible assets less goodwill that exists at December 31, 2010 is as follows:

2011	$397,264
2012	270,616
2014	239,528
2015	82,014

$989,422

6. GOODWILL

        Goodwill relates to the acquisition of the Company by HCLBermuda a wholly owned subsidiary of HCLT on September 15, 2008. The Company applied push down accounting when recording the acquisition. The book basis of goodwill at December 31, 2010 before goodwill impairment review was $16.8 million. In December 2010, the Company entered into an Asset Purchase Agreement ("APA") with Tangoe Inc. ("Tangoe"). Tangoe is to acquire substantially all of the assets and liabilities of the Company for cash consideration totaling approximately $6.4 million. The transaction closed on January 25, 2011. Based on the financial terms of this transaction, the Company determined that the goodwill had been impaired and recorded an impairment charge of approximately $11.5 million in 2010. The Company did the assessment of fair value as a Level 3 valuation, see Note 12.

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

7. ACCRUED EXPENSES

        Accrued expenses consist of the following:

	As of December 31,
	2009	2010
Accrued payroll costs	$969,210	$685,912
Accrued professional fees	242,845	113,489
Accrued consulting costs	140,796	79,036
Accrued telecommunications	73,427	71,128
Accrued maintenance costs	34,420	38,385
Acrrued insurance costs	14,985	78,000
Accrued other	21,502	38,108

Total	$1,497,185	$1,104,058

8. COMMITMENTS AND CONTINGENCIES

        The Company has entered into non-cancellable operating leases for the rental of office space in various locations that expire from 2011 to 2015. As of December 31, 2010, the Company's obligations for future minimum rental payments related to these leases are as follows:

Operating Leases
2011	$823,329
2012	846,907
2013	876,421
2014	906,098
2015	263,288

Total future minimum lease obligations	$3,716,043

        Rent expense, included in general and administrative expenses, was $1,101,071 and $1,077,685 for the years ended December 31, 2009 and 2010, respectively.

Others

        During the year ended December 31, 2010, the Company received a formal claim filed before a New Jersey Court by former Teldata stock appreciation rights holders and other designated persons ("SARS Holders") wherein they have alleged that the Company had not paid the the merger bonus which was payable to them as per the merger agreement. SARS Holders have claimed compensatory damages together with interest, punitive damages attorney fees and cost of suit.

        The Company assumed this liability on the date of acquisition in 2008. It was estimated and recorded as a liability on September 15, 2008 for a value of $2,055,343. In 2011, the Company and the SARS Holders settled the claim for $1,779,138. The difference of the Company's original recorded liability of $2,055,343 and the actual settlement of $1,779,138 was considered a change in estimate and recorded in the statement of operations as a credit

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

to selling, general and administrative expenses. The liability accrued is included in other current liabilities at December 31, 2010 and other non-current liabilities at December 31, 2009 in the accompanying balance sheet.

9. RELATED PARTIES

        The Company has entered into transactions with the following related parties:

    a.
    Companies in which HCLT, has controlling interest or over which it exercises significant influence (group companies);

    b.
    Affiliate of the Company, and their subsidiaries (affiliates); and

    c.
    Employees of the Company

        The related party transactions are categorized as follows:

Cost of revenues and general and administrative expense

        The Company procures personnel from related parties for software development. These costs are recorded as consulting charges and included as part of cost of revenues. The Company also procures other services from related parties. These costs are recorded as direct costs and included as part of cost of revenues.

        The Company procures personnel from related parties for software development. These costs are recorded as consulting charges and included as part of costs of revenue. The Company also procures other services from related parties. These costs are recorded as direct costs and included as part of costs of revenue. Medical benefits related to the Company are paid by group companies and these costs are included in general and administrative expense. Included in costs of revenue and general and administrative expense for the years ended December 31, 2009 and 2010 were $3,558,626 and $3,242,970 of these expenses noted above.

        Due to related parties, net—Current liabilities on the balance sheets include a net balance due to related parties of $1,231,723 and $1,337,151 as of December 31, 2009 and 2010, respectively. This balance is net of due from related parties which represents short term advances from group companies as of December 31, 2009 and 2010 amounting to $2,833,217 and $2,943,259, respectively. This balance also includes due to related parties which represents short term payables to group companies as at December 31, 2009 and 2010 amounting to $4,064,940 and $4,280,410, respectively.

10. INCOME TAXES

        Due to the Company's losses incurred, there are no income tax provisions for the years ended December 31, 2009 and 2010.

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES (Continued)

        The components of the deferred tax assets and liabilities as at December 31, 2009 and 2010 are as follows:

	2009	2010
Deferred tax assets:
Business losses	$3,926,929	$3,895,080
Allowance for accounts receivable	59,070	91,945
Accrued employee costs	259,585	60,520
property and equipment	71,339	115,576
Accruals and provisions	21,847	—
Deferred rent	24,889	146,125
Other temporary differences	204,412	204,242

	4,568,071	4,513,488
Less: valuation allowance	3,859,447	4,137,903

Total deferred tax assets	708,624	375,585
Deferred tax liabilities:
Intangibles	708,624	375,585

Total deferred tax liabilities	708,624	375,585

Net deferred tax assets	—	—

        The Company has provided a valuation allowance for the full amount of its deferred tax assets at December 31, 2009 and 2010, as it is not more likely than not that any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards would be realized.

        As of December 31, 2010, the Company had federal net operating loss carryforwards of approximately $11.6 million and state net operating loss carryforwards of approximately $10.9 million. The federal net operating loss carryforwards will expire at various dates beginning in 2025 if not utilized. The state net operating loss carryforwards will expire at various dates beginning in 2012 if not utilized.

        Utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating losses before utilization.

        The Company has evaluated the provisions of ASC 740, which requires that the Company recognize the financial statement effects of a tax position when it becomes more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company's income tax returns are open to examination by federal and state tax authorities, generally for the years ended December 31, 2008 and later. The adoption of this guidance did not have a material impact on the Company's financial statements. The Company uses a ASC 450, Loss Contingencies, approach for evaluating uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

11. 401(k) SAVINGS PLAN

        The Company has established a 401(k) profit sharing plan covering employees that meet certain eligibility requirements. The Company matches a discretionary percentage of the first

HCL EXPENSE MANAGEMENT SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

11. 401(k) SAVINGS PLAN (Continued)

6% of total compensation or employees contribution whichever is lower. Discretionary contributions of $54,772 and $42,714 were made by the Company during the years ended December 31, 2009 and 2010, respectively.

12. FAIR VALUE MEASUREMENT

        The Company records certain financial assets and liabilities at fair value on a recurring basis. The Company determines fair values based on that price it would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability.

        The prescribed fair value hierarchy and related valuation methodologies are as follows:

        Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

        Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, directly or indirectly, such as a quoted price for similar assets or liabilities in active markets.

        Level 3—Inputs are unobservable and are only used to measure fair value when observable inputs are not available. The inputs reflect the entity's own assumptions and are based on the best information available. This allows for the fair value of an asset or liability to be measured when no active market for that asset or liability exists.

        The following table discloses the assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2010 and the basis for that measurement:

	Fair value	Level 1 inputs	Level 2 inputs	Level 3 inputs
Cash and cash equivalents
Year ended December 31, 2009	$328,841	328,841	—	—

Year ended December 31, 2010	$428,787	428,787

        Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—certain assets are measured at fair value on a nonrecurring basis and therefore are not included in the recurring fair value table above. The assets consist of primarily of other nonfinancial assets such as goodwill and intangible assets. Goodwill and intangible assets are measured at fair value initially and subsequently when there is an indicator of impairment and the impairment is recognized. Impairment charges of goodwill of $11.5 million were recorded for the year ended December 31, 2010 (Note 6).

13. SUBSEQUENT EVENTS

        On January 25, 2011, substantially all of the assets and certain liabilities of the Company were acquired by Tangoe, Inc., a Connecticut-based provider of communications lifecycle management solutions.

        The Company has evaluated all subsequent events through April 29, 2011 which is the date on which these financial statements were available to be issued.

******

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Tangoe, Inc.
Orange, Connecticut

        We have audited the accompanying consolidated statements of net assets acquired as of December 31, 2009 and 2010 of Telwares, Inc. and Subsidiary (the Company) as defined in Note 1, acquired on March 16, 2011 by Tangoe, Inc. and the consolidated statements of net revenues and direct expenses for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the results of operations of the net acquired assets. In our opinion, the consolidated statements of net assets acquired and the net revenues and direct expenses referred to above present fairly, in all material respects, the net assets acquired of the Company as of December 31, 2009 and 2010 and the net revenues and direct expenses of the acquired Company for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America. As discussed in Note 2, the financial statements referred to above reflect an allocation of the seller's general and administrative expenses.

/s/ BDO USA, LLP
New York, NY

April 29, 2011

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

STATEMENTS OF NET ASSETS ACQUIRED

AS OF DECEMBER 31, 2009 AND 2010

	2009	2010
ASSETS ACQUIRED
CURRENT ASSETS:
Accounts receivable, net	$1,780,294	$1,686,789
Unbilled revenue	139,000	94,000
Prepaid expenses and other current assets	97,000	71,915

Total current assets	2,016,294	1,852,704
Property and equipment, net	321,523	182,335
OTHER ASSETS:
Software development costs, net	9,378	—
Intangible assets, net	282,857	226,285
Other assets	63,000	105,085

Total assets acquired	2,693,052	2,366,409

LIABILITIES ASSUMED
CURRENT LIABILITES:
Accounts payable	623,324	319,941
Accrued expenses	1,014,743	916,100
Deferred revenue	102,432	75,364

Total liabilities assumed	1,740,499	1,311,405

COMMITMENTS AND CONTINGENCIES (Note 7)
Net Assets Acquired	$952,553	$1,055,004

See notes to consolidated financial statements

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF NET REVENUES AND DIRECT EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

	2009	2010
NET REVENUES	$11,676,849	$10,605,856
DIRECT EXPENSES:
Cost of revenues	11,872,666	9,363,652
Selling, general, and administrative expense	4,778,512	3,086,999
Depreciation expense	482,647	158,635
Amortization expense	164,571	56,572

Total direct expenses	17,298,396	12,665,858

Excess of direct expenses over revenue	$(5,621,547)	$(2,060,002)

See notes to consolidated financial statements

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION

        Telwares, Inc. and its wholly owned subsidiary Vercuity Solutions, Inc. (collectively, the "Company") is a Delaware corporation, which was initially established in January 2004. The Company provides historical telecom audit, wireless management, invoice processing technology, call accounting and cost allocation, and contract procurement and negotiation. This allows the Company to provide its clients with an integrated telecom expense management solution. The Company uses a combination of people, process, and proprietary technology that works in tandem to analyze and manage the telecommunications expenses of its customers, providing detailed management reports that facilitate telecommunications planning, decision making, and control.

        Focused on the telecom management marketplace, the Company was formed through the purchases of five companies: TSL, Digital Reliance, MSS Group, Quantum Shift, and Telwares. All of the companies were combined and all activity is reflected in the Company's consolidated financial statements since their respective dates of acquisition.

        The Company is headquartered in Greenwood Village, Colorado, with additional offices in Pueblo, Colorado and Parsippany, New Jersey.

        On March 16, 2011, Tangoe, Inc., a Delaware corporation, entered into an asset purchase agreement ("APA") with the Company to purchase certain assets and assume certain liabilities (the "Acquired Operations") representing the telecom expense management managed services/outsourced business of the Company for $7.0 million in cash subject to the adjustments set forth in the APA. The Acquired Operations are a component of the Company's historical business operations and the Company continues to operate the portion of its business not acquired by Tangoe, Inc. The assets acquired consist of accounts receivable, unbilled revenue, prepaid expenses, property and equipment, intangible assets and other non-current assets. The liabilities assumed consist of accounts payable, accrued expenses and deferred revenue. The statements of net revenues and direct expenses contain direct revenue and expenses of the acquired telecom expense management/outsourced business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Preparation:    The accompanying consolidated statements of net assets acquired and net revenues and direct expenses are presented in accordance with the APA. The financial statements are not intended to be a complete presentation of the financial position or results of operations of the acquired operations on a stand-alone basis. The statements of cash flow have not been prepared since it is not practical to present cash flow information relating to operating, investing and financing activities related to the Acquired Operations since they were not operated as a separate entity and information required to present the statement of cash flow is not determinable.

        The accompanying financial statements have been prepared from the books and records maintained by the Company in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The statements of net revenues and direct expenses include allocations of corporate overhead costs such as legal, rent and other administrative costs. These corporate overhead expenses were allocated to each business based on payroll and revenues allocations and other estimated allocable measures. The

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements of net revenues and direct expenses do not include a provision for income taxes as any tax liability and related assets were excluded from the APA. The statements of net assets acquired includes only the specific assets and liabilities related to the Acquired Operations that were identified in the APA. The financial statements are not intended to be indicative of the financial position or results of operations had the acquired operations been operated as an autonomous company or the way they will perform under Tangoe, Inc's ownership and management.

        Use of Estimates—The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses that are reported and disclosed in the consolidated financial statements and accompanying notes. These estimates are based on management's best knowledge of current events, historical experience, actions the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. Significant estimates and assumptions are used for, but are not limited to accounting for costs expected to be incurred to complete performance under software development arrangements, allowance for uncollectible accounts receivable, the useful lives of property, equipment and intangible assets and other contingencies and commitments. Changes in estimates are reflected in the consolidated financial statements in the period in which changes are made. Major assets and liabilities that are subject to estimates include allowance for doubtful accounts, certain accrued expenses and contingent liabilities.

        Concentration of Credit Risk:    Financial instruments that potentially subject the Company to concentration of credit risk consist of accounts receivable.

        Credit is extended to customers based on an evaluation of a customer's financial condition and generally no collateral is required. Billed accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts receivable balances outstanding longer than the contractual payment terms are considered past due. The Company determines its allowances by considering a number of factors, including the length of the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable to the allowance for doubtful accounts when they become uncollectible, and payments subsequently received on such receivables are credited to revenue. For the years ended December 31, 2009 and 2010, one customer's revenues represented 9.4% and 10.7%, respectively of total net revenues. As of December 31, 2009 and 2010, one customer's accounts receivable balance represented 15.5% and 13.5% of total accounts receivable, respectively. Management believes the credit risk associated with such instruments is minimal.

        Accounts Receivable and Allowance for Doubtful Accounts—Accounts receivable are reported on the statement of net assets acquired at their outstanding principal balance, net of an estimated allowance for possible losses. Based on the information available, the Company's management believes that the allowance for doubtful accounts balances of $224,000 and $146,000 as of December 31, 2009 and 2010, respectively, are adequate.

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Property and Equipment—All property and equipment are recorded at cost and are depreciated using the straight-line method over the following estimated useful lives:

Office equipment	3 years
Computer equipment	2-3 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Shorter of the useful life or the term of lease

        Intangible Assets—Costs of customer relationships from prior acquisitions are capitalized and amortized over one to ten years using a straight-line method based on expected future revenue. Trademarks are amortized using the straight-line method over five years.

        Long-Lived Assets—In accordance with the requirements of ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, other than goodwill, are tested for impairment based on undiscounted cash flows. The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. To determine the recoverability of its long-lived assets, the Company evaluates the carrying value of its long-lived assets in relation to future undiscounted net cash flows expected to result from the use of the asset and its eventual disposition when indication of impairment are present. If the estimated future undiscounted cash flows demonstrate that recoverability is not probable, an impairment loss would be calculated based on the excess of the carrying amount of the long-lived asset over its fair value.

        Software Development Costs—Software development costs consist of costs related to software development for internal use to upgrade and enhancement of computer software used internally by the Company. Under ASC 350, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes internal and third party external costs incurred during the application development stage and for upgrades and enhancements that result in additional functionality of its internal use software. Capitalized software development costs are amortized on a straight-line basis over three years when it is ready for its intended use.

        Revenue Recognition—The Company employs several different methods of revenue recognition across its various product lines. For invoice processing services, call accounting and cost allocation, and wireless management, revenues are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the service has been rendered to the customer, and when there is a reasonable assurance of collection of the sales proceeds. Revenue is recognized net of discounts and allowances, value-added and service taxes, and includes reimbursement of out-of-pocket expenses, with the corresponding out-of-pocket expenses included in cost of revenues. When the Company receives advance

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

payment from customers for provision of services, such payments are reported as deferred revenue until all conditions for revenue recognition are met. Unbilled receivables represent revenue that has been earned in accordance with the revenue recognition policy but have not been billed. Implementation and upfront revenues are recognized over the expected term of the customer contract estimated to be two years and are immaterial to total revenue.

        Fair Value of Financial Instruments:    At December 31, 2010, the Company had the following financial instruments: accounts receivable and accounts payable. The carrying value of accounts receivable and accounts payable approximates their fair values based on the liquidity of the financial instruments or based on their short-term nature.

        Deferred Rent Expenses:    The Company has operating leases which contain pre-determined increases in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight line basis over the lease term. The difference between the expense charged to operations in any year and the amount payable under the lease during the year is recorded as deferred rent expense on the Company's consolidated statement of net assets acquired in accrued expenses, will reverse over the lease term.

        Advertising and Marketing Costs:    The Company expenses advertising and marketing cost as incurred. Advertising and marketing expense for the Company during the years ended December 31, 2009 and 2010 was $78,504 and $66,504, respectively.

3. RECENT ACCOUNTING PRONOUNCEMENTS

        In October 2009, the FASB issued Accounting Standards Update ("ASU") 2009-13, which amends ASC 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element's estimated selling price if vendor-specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011. The Company is currently evaluating both the timing and the impact of the pending adoption of ASU 2009-13 on its financial statements. However, it is not expected to materially affect the Company's financial statements.

        In October 2009, the FASB issued ASU 2009-14, which amends ASC 985-605, Software Revenue Recognition, to exclude from its requirements (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product's essential functionality. ASU 2009-14 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. However, it is not expected to materially affect the Company's financial statements.

        In September 2006 and February 2009, the FASB issued guidelines under ASC 820, Fair Value Measurements, related to fair value measurements that define fair value, establish a framework in GAAP for measuring fair value and expand disclosures about fair value measurements. The guidelines do not increase the use of fair value measurement and only apply when other guidelines require or permit the fair value measurement of assets and

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

liabilities. The implementation of the guidelines for financial assets and financial liabilities did not have a material impact on the Company's consolidated financial statements.

        ASC 820 also establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs that are observable for an asset or liability, either directly or indirectly, through corroboration with observable market data; and Level 3 inputs are unobservable inputs based on a reporting entity's own assumptions used to measure assets and liabilities at fair value. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than on a net basis). The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The updated guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.

4. PROPERTY AND EQUIPMENT, NET

        Property and equipment, net as of December 31, 2009 and 2010, were as follows:

	2009	2010
Office equipment	$54,133	$54,133
Computer equipment	2,390,137	2,408,363
Furniture and fixtures	971,798	971,798
Leasehold improvements	219,377	219,377
Software purchased	2,209,566	2,209,566

	5,845,011	5,863,237
Less accumulated depreciation	(5,523,488)	(5,680,902)

Property and equipment, net	$321,523	$182,335

        Depreciation expense for the years ended December 31, 2009 and 2010, was $482,647 and $158,635, respectively.

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SOFTWARE DEVELOPMENT COSTS, NET

        Capitalized software development costs, net as of December 31, 2009 and 2010, were as follows:

	2009	2010
Software development costs	$7,974,932	$7,974,932
Less accumulated amortization	(7,965,554)	(7,974,932)

Software development costs, net	$9,378	$—

        Amortization expense related to software development for the years ended December 31, 2009 and 2010, was $1,307,995 and $9,378, respectively. Amortization expense for software development costs is included in cost of revenue in the accompanying consolidated statement of net revenues and direct expenses.

6. INTANGIBLES ASSETS, NET

        Intangible assets, net as of December 31, 2009 and 2010, were as follows:

	2009	2010	Weighted Average Useful Life (in years)
Trademarks	$540,000	$540,000	5.0
Less: accumulated amortization	(540,000)	(540,000)

Trademarks, net	—	—
Customer relationships	2,570,400	2,570,400	10.0
Less accumulated amortization	(2,287,543)	(2,344,115)

Customer relationships, net	282,857	226,285

Intangible assets, net	$282,857	$226,285

        Amortization expense for each of the years ended December 31, 2009 and 2010, was $164,571 and $56,572, respectively. The Company's estimate of future amortization expense for intangible assets that exists at December 31, 2010 is as follows:

2011	$56,571
2012	56,571
2013	56,571
2014	56,572

Total	$226,285

7. COMMITMENTS AND CONTINGENCIES

        Operating Leases—The Company leases office equipment, computer equipment, and office space under noncancelable lease agreements. Total rent expense on operating leases for the years ended December 31, 2009 and 2010, was $847,837 and $604,039, respectively.

ACQUIRED OPERATIONS OF
TELWARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. COMMITMENTS AND CONTINGENCIES (Continued)

        As of December 31, 2010, the Company's obligations for future minimum lease payments related to these leases are as follows:

2011	$439,567
2012	134,750

Total future minimum lease obligations	$574,317

        Litigation—The Company is subject to litigation relating to matters that are in the ordinary course of its business. It believes the results of such litigation will not have a material adverse effect on its consolidated financial statements.

8. EMPLOYEE 401(k) PLAN

        The Company sponsors a defined contribution 401(k) plan in which all of the Company's employees are eligible to participate once eligibility requirements are met. Contributions to the plan may be provided by the participating employees. The Company may, if approved by management, make matching or discretionary contributions to the Plan, but currently has not made any contributions.

9. SUBSEQUENT EVENTS

        On March 16, 2011, certain assets and liabilities of the Company were acquired by Tangoe, Inc., a Connecticut-based provider of communications lifecycle management solutions

        The Company has evaluated all subsequent events through April 29, 2010, which is the date these financial statements were available to be issued.

******

PROFITLINE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
ProfitLine, Inc.

        We have audited the accompanying consolidated balance sheets of ProfitLine, Inc. (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProfitLine, Inc. as of December 31, 2010 and 2009, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

San Diego, California
August 26, 2011

PROFITLINE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$952,751	$1,296,515
Accounts receivable, net of allowance for doubtful accounts of $50,876 and $36,496 in 2010 and 2009, respectively	2,597,556	2,854,272
Unbilled revenues	267,748	1,104,476
Other current assets	461,228	292,791

Total current assets	4,279,283	5,548,054
Property and equipment, net	709,568	1,095,459
Intangible assets, net	—	41,621
Goodwill	5,950,448	5,950,448
Other noncurrent assets	145,927	151,381

TOTAL ASSETS	$11,085,226	$12,786,963

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$480,900	$353,426
Accrued compensation	1,255,265	1,763,386
Other accrued liabilities	346,389	1,916,420
Deferred rent, current portion	8,186	15,230
Deferred revenue, current portion	546,963	915,829
Capital lease obligations, current portion	176,906	266,895
Note payable, current portion	393,129	333,333

Total current liabilities	3,207,738	5,564,519
Deferred rent, less current portion	107,970	111,002
Deferred revenue, less current portion	139,877	257,498
Capital lease obligations, less current portion	82,420	252,350
Note payable, less current portion	—	333,334
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Convertible preferred stock, par value: $0.0001; shares authorized in 2010 and 2009: 78,205,680; shares issued in 2010 and 2009: 70,678,944 and 56,078,461, respectively; liquidation preference in 2010 and 2009: $29,257,696 (Series C-1 of $6,046,695, Series C-2 of $23,210,997)	7,067	5,607
Common stock, par value: $0.0001; shares authorized in 2010 and 2009: 128,258,825; 29,360,665 and 29,333,421 shares issued in 2010 and 2009, respectively	2,937	2,934
Additional paid-in capital	50,873,515	48,676,610
Employee notes receivable	(15,329)	(15,329)
Other comprehensive loss	(33,507)	—
Accumulated deficit	(43,287,462)	(42,401,562)

Total stockholders' equity	7,547,221	6,268,260

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,085,226	$12,786,963

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2010	2009
Revenues
Services	$19,496,487	$20,763,993
Resale	4,970,961	6,021,938

Total revenues	24,467,448	26,785,931

Cost of revenues
Service	12,878,921	13,479,312
Resale	4,715,799	5,435,491

Total cost of revenues	17,594,720	18,914,803

Gross profit	6,872,728	7,871,128

Expenses
Sales and marketing	2,302,795	3,163,707
General and administrative	3,025,946	2,459,919
Research and development	2,322,747	2,914,077

Total operating expenses	7,651,488	8,537,703

Loss from operations	(778,760)	(666,575)
Interest income	211	1,158
Interest expense	(120,357)	(120,729)
Other income (expense), net	6,541	(51,233)

Loss before benefit for income taxes	(892,365)	(837,379)
Benefit for income taxes	6,465	5,602

Net loss	$(885,900)	$(831,777)

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock
					Additional Paid In Capital	Employee Notes Receivable	Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2008	56,078,461	$5,607	28,794,892	$2,880	$48,449,933	$—	$—	$(41,569,785)	$6,888,635
Exercise of stock options	—	—	538,529	54	15,734	(15,329)	—	—	459
Stock-based compensation	—	—	—	—	210,943	—	—	—	210,943
Net loss	—	—	—	—	—	—	—	(831,777)	(831,777)

Balance at December 31, 2009	56,078,461	5,607	29,333,421	2,934	48,676,610	(15,329)	—	(42,401,562)	6,268,260
Sale of preferred stock for cash	14,600,483	1,460	—	—	1,979,847	—	—	—	1,981,307
Exercise of stock options	—	—	27,244	3	814	—	—	—	817
Stock-based compensation	—	—	—	—	216,244	—	—	—	216,244
Other comprehensive loss	—	—	—	—	—	—	(33,507)	—	(33,507)
Net loss	—	—	—	—	—	—	—	(885,900)	(885,900)

Balance at December 31, 2010	70,678,944	$7,067	29,360,665	$2,937	$50,873,515	$(15,329)	$(33,507)	$(43,287,462)	$7,547,221

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
Operating activities
Net loss	$(885,900)	$(831,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	640,088	918,488
Provision for bad debt	9,500	58,500
Loss on disposal of property and equipment	10,827	—
Unrealized gain on foreign currency translation	(33,507)
Stock compensation expense	216,244	210,943
Changes in operating assets and liabilities:
Accounts receivable	247,216	64,215
Unbilled revenues	836,728	(958,814)
Other current assets	(108,641)	(133,483)
Other noncurrent assets	5,454	80,637
Accounts payable	127,474	114,530
Accrued compensation	(508,121)	124,013
Other accrued liabilities	(1,570,031)	521,271
Deferred revenue	(486,487)	(518,600)
Deferred rent	(10,076)	(201,692)

Net cash used in operating activities	(1,509,232)	(551,769)
Investing activities
Purchases of property and equipment	(223,403)	(482,309)

Net cash used in investing activities	(223,403)	(482,309)
Financing activities
Net proceeds from issuance of common stock	817	459
Net proceeds from issuance of preferred stock	1,981,307	—
Payments on notes payable	(333,333)	(333,333)
Principal payments on capital lease obligations	(259,920)	(241,904)

Net cash provided by (used in) financing activities	1,388,871	(574,778)

Net decrease in cash and cash equivalents	(343,764)	(1,608,856)
Cash and cash equivalents at beginning of year	1,296,515	2,905,371

Cash and cash equivalents at end of year	$952,751	$1,296,515

Supplemental disclosure of cash flow information
Cash paid for interest	$122,016	$99,279

Cash paid for income taxes	$15,230	$2,021

Supplemental disclosure of non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$215,141

Employee notes receivable for purchases of common stock	$—	$15,329

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

1. ORGANIZATION

        ProfitLine, Inc. (the "Company") is privately held and was incorporated in May 2002 in the state of Delaware. The Company provides outsourced telecom expense management and managed mobility solutions for large enterprises and government agencies. Service revenue is derived from contract negotiations, invoice processing and payment, fulfillment, audit, optimization and help desk services. Resale revenue is derived from the sale of wireless access and accessories to its service customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, FedCel, ProfitLine UK, Limited ("PL UK") and ProfitLine GmbH. PL UK was formed in June 2009 as a Limited Company under the laws of Great Britain. ProfitLine GmbH was formed in December 2009 under the laws of Germany. The accounts of the Company are presented in conformity with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Liquidity

        The Company has experienced operating losses since inception. Management has implemented plans to continue to build its revenue base, expand sales and improve operations; however, through December 31, 2010 the Company continued to operate at a negative cash flow. For the years ended December 31, 2010 and December 31, 2009, the Company incurred a net loss of $0.9 million and $0.8 million, respectively. As of December 31, 2010 and December 31, 2009, the Company had an accumulated deficit of $43.3 million and $42.4 million, respectively. To date, the Company's operations have been primarily financed through debt and equity proceeds from private placement offerings.

        The Company maintains a term loan of $1.0 million with an outstanding balance at December 31, 2010 of approximately $0.3 million. A revolving line of credit exists as well with a maximum commitment of $3.0 million of which $0.0 was outstanding as of December 31, 2010. The term loan matures on December 1, 2011 and the revolving line of credit expires on December 13, 2011. The Company has historically entered into a term loan with their bank and renewed the revolving line of credit on an annual basis and is currently in negotiations with their bank in planning for fiscal year 2012. Additionally, investors continue to support the Company based on need and the Company continues to seek out additional financing or merger/acquisition opportunities to continue to finance its growth plans.

        The Company is pursuing all strategic and financing opportunities in order to properly capitalize its operations and execute its strategic plan, including anticipated new revenue and expense reductions, if necessary. Management believes that the currently available cash and cash equivalents will be sufficient to satisfy the anticipated operating and capital requirements, through December 31, 2011. Management believes that the actions presently

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

being taken to generate operating cash flow will be sufficient for the Company to continue as a going concern. While management believes in the viability of the strategy to generate sufficient operating cash flow and in the ability to raise additional funds, there can be no assurances to that effect. The Company's ability to achieve its operational targets is dependent upon its ability to further implement the business plan and generate sufficient operating cash flow.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities that can affect certain reported amounts and disclosures. Significant estimates used in preparing the financial statements include the valuation allowance on deferred tax assets, the fair value of the stock options and the allowance on accounts receivables.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. The Company maintains cash balances at financial institutions that are secured by the Federal Deposit Insurance Corporation up to $250,000. At times the cash at these institutions may exceed federally insured limits. The Company has not experienced any losses in such accounts to date and management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

        Financial instruments consist principally of cash and cash equivalents, accounts receivable, unbilled receivables, accounts payable, accrued liabilities, accrued compensation, and notes payable. The Company considers the carrying amounts of these financial instruments to approximate fair value because of their short maturity.

Depreciation and Amortization

        Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvement.

        Intangible assets are stated at cost and are amortized using the straight-line method over the shorter of the estimated useful life or contract life. As of December 31, 2010, all intangible assets subject to amortization were fully amortized.

Long-Lived Assets

        In accordance with ASC 350, Intangibles—Goodwill and Other, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If the carrying value is higher, impairment is indicated, and the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

        As mentioned in the Liquidity section of Note 2, if the Company were unable to meet its operating and financial plans substantial adjustments to the carrying values of assets, including goodwill, may be necessary.

Revenue Recognition

        The Company recognizes revenue in accordance with ASC 605-20, Revenue Recognition—Services. The Company generates revenue from outsourced and professional services, and also from the resale of wireless access and accessories. Outsourced and professional services are reported as Service revenue, and resale of wireless access and accessories revenue is reported as Resale revenue in the Statements of Operations. In late 2009, the Company changed suppliers of phones relating to certain contracts which resulted in a temporary increase in both unbilled revenue and other accrued liabilities.

        Service revenue is earned and recognized over the service term as the service is provided, and generally includes either a fixed or variable monthly fee. Implementation revenue represents amounts received to establish the necessary work level required prior to the initiation of services to a customer and is recognized over the expected customer service period. Professional services revenue is generated primarily through the provision of contract negotiations, which is earned and recognized as the services are performed on a percentage-of-completion basis, or are recognized upon delivery of the specified deliverable based on contract terms.

        Resale revenues are generated primarily through the resale of wireless telecommunications services. The Company contracts for the telecommunications services required by the customer, and pays for the services by a separate contract with the wireless telecommunications provider. These revenues are reported gross in accordance with ASC 605-45, Revenue Recognition—Principle Agent Considerations.

        The Company's customer arrangements may contain multiple elements. The fees from these arrangements are recognized in accordance with ASC 605-25, Revenue Recognition—Multiple Element Arrangements, and are allocated to the various elements based on the fair value of the service when it is sold separately.

        The Company's outsourced service contracts in some cases provide for certain customer guarantees. From time to time, in accordance with the requirements of ASC 605-15, Revenue Recognition—Products, the Company may determine that such customer service guarantees preclude revenue recognition over the service term as the service is provided. In such cases, the Company will include customer payments in deferred revenue until such time as the service guarantee has been achieved and all remaining revenue recognition requirements are met.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

        Research and development costs are expensed in the period incurred.

Advertising Costs

        The Company expenses advertising and promotional costs as incurred. Advertising expense was $298,453 and $358,206 for the years ended December 31, 2010 and 2009, respectively.

Concentrations

        A relatively small number of customers account for a significant percentage of the Company's revenues and accounts receivable. Revenue from the top three customers accounted for 43% of total revenue for the years ended December 31, 2010 and 2009, respectively. In 2010, the three largest customers accounted for 23%, 13%, and 7% of revenue. In 2009, the three largest customers accounted for 25%, 13%, and 5% of revenue. Accounts receivable from the same top three customers accounted for 42% and 56% of total accounts receivable for the years ended December 31, 2010 and December 31, 2009, respectively. In 2010, the three largest customers accounted for 3%, 30%, and 9% of accounts receivable. In 2009, the three largest customers accounted for 40%, 9%, and 7% of accounts receivable.

Collectability of Accounts Receivable

        The Company considers invoices outstanding past the contractual due date as past due. Management evaluates the collectability of its accounts receivable based on a combination of factors, such as the customer's payment history and the results of attempts to collect payment. Management regularly analyzes its customer accounts, and, when the Company becomes aware of a specific customer's inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably estimates is collectible. The Company also records reserves for bad debt for all other customers based on historical experience. Management re-evaluates such reserves on a regular basis and adjusts the reserves as needed.

Deferred Rent

        Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and the amount paid under the lease agreement is recorded as deferred rent in the accompanying consolidated balance sheets.

Income Taxes

        The Company accounts for income taxes in accordance with ASC 740, Income Taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the financial statements or tax returns. This includes measuring and recognizing the effects of uncertain tax positions.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The determination of taxes payable for the current period includes estimates. In the event that the actual results differ materially from management's expectations, the estimated taxes payable could materially change, directly impacting the financial position or results of operations. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized.

        Pursuant to ASC 740, Income Taxes, the Company establishes a deferred tax asset or liability for the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company provides a valuation allowance against net deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years. The Company records the effects of an uncertain tax position in the financial statements when it is more likely than not that the position would be sustained upon review by a taxing authority. The Company derecognizes the effects of a tax position once it no longer meets the more likely than not threshold.

Stock-Based Compensation

        The Company follows the fair value recognition provisions of ASC 718, Compensation—Stock Compensation. Stock option awards are accounted for based on the grant-date fair value estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the service period using the straight-line method.

3. INTANGIBLE ASSETS

        Intangible assets consist of the following:

	December 31,
	2010	2009
Developed technology	$281,000	$281,000
Contracts	174,000	174,000
Trade name	34,000	34,000
Covenants not-to-compete	371,000	371,000

Intangible Assets	860,000	860,000
Less accumulated amortization	(860,000)	(818,379)

Total intangibles subject to amortization	$—	$41,621

        For intangible assets subject to amortization, the weighted average amortization period was 4.2 years. Amortization expense for the years ended December 31, 2010 and 2009 was $41,621 and $104,400, respectively.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

4. PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	December 31,
	2010	2009
Computer equipment	$4,157,724	$4,376,588
Furniture and fixtures	499,980	799,924
Leasehold improvements	598,539	708,043

	5,256,243	5,884,555
Less accumulated depreciation and amortization	(4,546,675)	(4,789,096)

	$709,568	$1,095,459

        Depreciation expense for the years ended December 31, 2010 and 2009 was $598,467 and $814,088, respectively. Depreciation expense includes amortization of assets under capital lease arrangements.

        Certain property and equipment is pledged as collateral under the Company's borrowings.

        The table below represents equipment acquired under capital leases as of the balance sheet dates.

	December 31,
	2010	2009
Computer equipment	$547,605	$774,291
Leasehold improvements	297,413	297,413

Total	845,018	1,071,704
Less accumulated depreciation and amortization	(600,132	(686,341)

	$244,886	$385,363

5. NOTES PAYABLE

Note Payable to Bank

        The Company's existing loan agreement with its bank provides for a term loan of up to $1 million and a revolving loan of up to $3 million. The term loan bears interest at the Prime Rate plus 2.25% (5.50% as of December 31, 2010 and 2009, respectively.) Each term advance is repayable in 36 equal installments of principal, plus accrued interest thereon. The term loan matures on December 1, 2011. As of December 31, 2010 and 2009, the Company had $333,333 and $666,667 million outstanding under the term loan, respectively.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

5. NOTES PAYABLE (Continued)

        The revolving loan bears interest at the Prime rate plus 1.75% (5.00% as of December 31, 2010 and 2009, respectively). Amounts outstanding under the revolving loan are limited to 80% of eligible receivables. The revolving loan limit was $1.4 million and $1.8 million as of December 31, 2010 and 2009, respectively. There was no outstanding balance as of December 31, 2010 and 2009. Interest is payable monthly. The revolving loan matures on December 13, 2011. Both loans are collateralized by the Company's tangible and intangible assets. The loan agreement requires the Company to comply with certain financial covenants. As of December 31, 2010 and 2009, the Company was in compliance with those covenants.

6. COMMITMENTS

        The Company leases its corporate headquarters in San Diego, California and a facility in Columbus, Ohio under operating lease agreements that expire through April and September 2016, respectively. Both leases have a five year renewal option and contain built-in pre-determined rent escalation clauses. The Company recognizes rent expense on a straight-line basis over the life of each lease. Rent expense related to these facilities was $1,041,719 and $945,350 for the years ended December 31, 2010 and 2009, respectively.

        In March of 2009, the Company and the landlord agreed to amend the lease for the San Diego office space. The amended lease reduced the occupied premises, lowered the monthly rental by $53,000 per month, and extended the lease term to April 30, 2016. As a result of this lease amendment, in March 2009 the Company adjusted its deferred rent balance, resulting in a one-time reduction in rent expense of $209,000.

        Certain equipment is also leased under capital lease arrangements.

        Future minimum lease payments at December 31, 2010 are as follows:

Year ending December 31,	Capital Leases	Operating Leases
2011	$195,369	$867,037
2012	80,846	960,677
2013	8,660	990,131
2014	—	1,002,544
2015	—	1,059,669
Thereafter	—	462,235

Total minimum lease payments	284,875	$5,342,293

Less: Amounts representing interest	(25,549)

Present value of minimum capital lease obligations	259,326
Less: Current portion as of December 31, 2010	(176,906)

Capital lease obligations, non-current as of December 31, 2010	$82,420

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

7. STOCKHOLDERS' EQUITY

        The Company's Board of Directors is authorized to issue 206,464,505 shares of stock at terms and conditions that they determine. As of December 31, 2010 and 2009, 128,258,825 shares are authorized for common stock and 78,205,680 are authorized for preferred stock. As of December 31, 2010 and 2009, 29,360,665 and 29,333,421 shares of common stock were outstanding, respectively, and 70,678,944 and 56,078,461 shares of preferred stock were outstanding.

        In December 2010, the Company sold 14,600,483 shares of Series C-1 preferred stock for $1,992,966 in cash, less $11,659 in financing costs.

        A summary of the preferred stock outstanding is as follows:

Outstanding at December 31, 2010

	Shares	Amount	Additional Paid in Capital	Total
Preferred Series C-1	47,467,947	$4,746	$6,020,170	$6,024,916
Preferred Series C-2	23,210,997	2,321	23,208,676	23,210,997

Total preferred stock outstanding	70,678,944	$7,067	$29,228,846	$29,235,913

Outstanding at December 31, 2009

	Shares	Amount	Additional Paid in Capital	Total
Preferred Series C-1	32,867,464	$3,286	$4,040,323	$4,043,609
Preferred Series C-2	23,210,997	2,321	23,208,676	23,210,997

Total preferred stock outstanding	56,078,461	$5,607	$27,248,999	$27,254,606

        The holders of Series C-1 and C-2 preferred stock are entitled to the following rights and privileges:

     Conversion

        Each share of Series C-1 or C-2 preferred stock is convertible, at the option of the holder, into common stock at any time after the date of issuance. The conversion price is determined by multiplying the applicable conversion rate in effect by the number of shares. As of December 31, 2010, the conversion rate for Series C-1 and C-2 was $0.1365 and $1.00, respectively. Each share of Series C-1 or C-2 preferred stock automatically converts into shares of common stock at the then effective conversion price upon the earlier of the consummation of the sale of the Company's common stock in an underwritten public offering with a per share price of at least $1.01, net proceeds to the Company of at least $35,000,000 in the aggregate, or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C-1 and C-2 preferred stock, voting together as a single class.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

7. STOCKHOLDERS' EQUITY (Continued)

     Dividend Rights

        The holders of Series C-1 and C-2 preferred stock are entitled to receive a cash dividend at a rate of 9% of the original issue price per annum. The dividends are non-cumulative and payable if and when declared by the Board of Directors. No dividends have been declared as of December 31, 2010.

     Voting Rights

        The Series C-1 and C-2 preferred shareholders shall have the right to one vote for each share of common stock into which such preferred stock could be converted.

     Liquidation Preferences

        In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, shareholders of Series C-1 and C-2 preferred stock are entitled to receive an amount equal to the Original Issue Price plus all declared and unpaid dividends. If the assets of the Company are insufficient to make payment in full to all holders of Series C-1 and C-2 preferred stock, then such assets shall be distributed ratably in proportion to the full amounts they were otherwise entitled to receive.

     Success Bonuses

        Upon any event giving rise to the liquidation preferences discussed above, certain key employees are entitled to receive a success bonus, payable in kind, determined by multiplying the bonus percentage by the value of the liquidation preference.

     Warrant

        In connection with the Company's June 2002 Series A Preferred Stock Financing, the Company issued a Common Stock Warrant to purchase up to an aggregate of 69,699 shares of Common Stock at an exercise price of $0.59 per share. The warrant expired on June 11, 2009 with no shares having been issued pursuant to the warrant.

     Stock Options

        The Company's 2001 Stock Option Plan, as amended (the "Plan"), provides for the granting of incentive stock options to employees, and non-qualified stock options to employees, directors and consultants. Under the Plan, no person shall be granted any incentive option to the extent that the aggregate fair market value of the underlying stock during any calendar year exceeds $100,000.

        The incentive stock options under the Amended Plan are granted with exercise prices not less than 100% of the estimated fair value of the underlying common stock as determined under the Amended Plan, and 110% of the estimated fair value of the underlying common stock for employees who own more than 10% of the total combined voting power of all classes of the Company's stock. Non-qualified stock options under the Plan are granted with

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

7. STOCKHOLDERS' EQUITY (Continued)

exercise prices of not less than 85% of the estimated fair value of the underlying common stock. Options granted under the Plan generally have a 10 year life and vest over a four year period.

        In May 2011, the Company's Board of Directors increased the total shares available for option grant by 2,700,000 to a total of 24,780,969 options.

        A summary of the Company's stock option activity and related information for 2010 and 2009 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding as of December 31, 2008	17,553,659	$0.06
Granted	2,438,643	0.04
Exercised	(538,529)	0.03
Cancelled	(1,501,940)	0.03

Options outstanding as of December 31, 2009	17,951,833	0.06
Granted	2,857,555	0.06
Exercised	(27,244)	0.03
Cancelled	(5,274,051)	0.11

Options outstanding as of December 31, 2010	15,508,091	0.04

        There were no options that had expired as of December 31, 2010 and 2009.

        The intrinsic value of options exercised were $0 and $16,156 for the years ended December 31, 2010 and 2009, respectively.

        There were 4,436,522 and 2,320,024 shares available for future grant at December 31, 2010 and 2009, respectively.

        The weighted average remaining life of options outstanding as of December 31, 2010 and 2009 was 5 and 7 years, respectively.

        The weighted average fair value of options granted during 2010 and 2009 was $0.03 and $0.01, respectively.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

7. STOCKHOLDERS' EQUITY (Continued)

        Changes in the Company's non-vested options for the year ended December 31, 2010 are summarized as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Unvested balance at December 31, 2009	9,608,543	$0.01
Granted	2,808,231	0.03
Vested	(4,354,129)	0.01
Exercised or cancelled	(2,430,359)	0.01

Unvested balance at December 31, 2010	5,632,286	0.02

        As of December 31, 2010 and 2009, the total remaining unrecognized compensation cost related to unvested stock compensation awards was $126,840 and $509,927, respectively. The weighted average remaining requisite service period of the unvested stock awards was 2.5 and 3.6 years, respectively.

        Additional information regarding exercisable options as of December 31, 2010 and 2009 is summarized below:

	December 31,
	2010	2009
Shares exercisable	9,875,806	8,343,290
Weighted average exercise price	$0.04	$0.08
Weighted average remaining life (in years)	5	6

     Stock Option Valuation

        The fair value of stock options is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of certain input variables, which were as follows: expected volatility of 60%, risk-free interest rate of 2.8%, expected dividend yield of 0%, and expected award life of 6.25 years. As a nonpublic company, the expected volatility is based on the historical volatility of a peer group of publicly-traded companies.

     Stock Option Compensation Expense

        The estimated fair value of stock options is recognized as a charge against income on a straight-line basis over the requisite service period. Total share-based compensation expense recognized for the years ended December 31, 2010 and 2009 was $216,244 and $210,943, respectively.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

7. STOCKHOLDERS' EQUITY (Continued)

     Shares Reserved for Future Issuance

        The following shares of common stock have been reserved for future issuance at December 31, 2010 and 2009.

	2010	2009
Conversion of Series C-1 preferred stock	47,467,947	32,816,283
Conversion of Series C-2 preferred stock	23,210,997	23,210,997
Stock options issued and outstanding	15,508,091	17,951,833
Authorized for future option grants	4,436,522	2,320,024

Total reserved for future issuance	90,623,557	76,299,137

8. EMPLOYEE BENEFIT PLAN

        The Company maintains a plan under Section 401(k) of the Internal Revenue Code under which all employees of the Company are eligible to participate. Plan participants may contribute up to the lesser of 1% to 25% of annual compensation, or $16,500, and deposit such amount in the plan fund. Matching contributions charged to operations totaled $276,634 and $236,164 for the years ended December 31, 2010 and 2009, respectively.

9. INCOME TAXES

        Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Taxes based on income were as follows:

	For the year ended December 31,
	2010	2009
Current
Federal	$(20,000)	$(11,138)
State	3,500	3,436
Foreign	10,035	2,100

	(6,465)	(5,602)

Deferred
Federal	—	—
State	—	—

	—	—

	$(6,465)	$(5,602)

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

9. INCOME TAXES (Continued)

        The effective tax rate differs from the federal statutory income tax rate applied to loss before provision for income taxes due to the following:

	2010	2009
Tax computed at the federal statutory rate	(318,369)	(288,928)
State tax, net of fed tax benefit	(34,933)	(36,047)
Valuation allowance	(288,223)	614,210
Permanent items and other	71,145	102,918
Refundable research and development credits	—	(11,138)
Foreign taxes	10,035	2,100
Adjustment to prior year deferred and state rate change	553,880	(388,717)

Provision for income taxes	(6,465)	(5,602)

Effective tax rate	0.7%	1.34%

        Significant components of the Company's deferred tax assets and liabilities from federal and state income taxes at December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Net operating losses	$13,273,027	$12,808,174
Research and development credits	909,318	900,397
Deferred revenue	272,924	856,430
Other	481,542	677,678

Gross deferred tax assets	14,936,811	15,242,679
Valuation allowance	(14,936,811)	(15,225,034)

Deferred tax assets, net	—	17,645

Deferred tax liabilities:
Intangible assets acquired	—	(17,645)

Deferred tax liabilities, net	$—	$—

        As of December 31, 2010, the Company had net operating loss carryforwards of approximately $34,899,267 and $23,815,281 for federal and state income tax purposes, respectively, which may be used to offset future taxable income and expire in varying amounts in 2022 through 2030 and 2012 through 2030, respectively.

        As of December 31, 2010, the Company has net federal and state research and development credits of approximately $556,039 and $532,971, respectively. The federal research and development credit begins to expire in 2016. The state research and development credit carries forward indefinitely.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

9. INCOME TAXES (Continued)

        Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's NOL and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period. The Company has not performed an analysis of previous changes in ownership. Ownership changes could have impacted the Company's ability to utilize NOL and credit carryforwards remaining at the date of the ownership change.

        The Company has established a full valuation allowance for its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets. The Company monitors positive and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets. As of December 31, 2010 the Company has a valuation allowance of $14,936,811 against its deferred tax assets.

        The Company has undistributed earnings from its United Kingdom and German subsidiaries of $36,000 and $14,000, respectively. In 2011, the Company began winding down business activities in these two countries and is currently evaluating its presence in both the UK and Germany. It is anticipated that once business activities cease, the German and UK subsidiaries will pay out the undistributed earnings to the Company as a dividend.

Uncertain Tax Positions

        In 2009, the Company adopted the recognition requirements for uncertain tax provisions as proscribed under ASC 740—Income Taxes with no cumulative effect adjustment required. Under ASC 740, income tax benefits are recognized for income tax positions taken or expected to be taken only when the weight of available evidence indicates it is more likely than not that the position will be sustained by the taxing authorities.

        The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. The Company has analyzed tax positions taken for filing with both the Internal Revenue Service and all state filing jurisdictions. The Company believes that income tax filing positions will be sustained upon examination, and does not anticipate any adjustments that would result in a material adverse affect on the Company's financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves or related accruals for uncertain tax position as of December 31, 2010 or 2009.

        Interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

        The Company and its subsidiaries are subject to U.S. federal, state and local income tax, as well as foreign taxes in Germany and the United Kingdom. In the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities. The Company is not currently under examination in any jurisdiction. As of December 31, 2010, the 2005–2009 tax years remain subject to examination in the U.S. federal tax and various state tax jurisdictions. The Company also has tax attributes carrying forward from 2002-2005

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

9. INCOME TAXES (Continued)

that are subject to examination. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

10. SUBSEQUENT EVENTS

        Pursuant to the Company's loan agreement, the Company is required to furnish the bank with audited financial statements by July 31, 2011. The Company did not furnish audited financial statements by July 31, 2011. The bank granted the Company a waiver and an extension of time to August 31, 2011 to provide the audited financial statements and the Company provided them accordingly.

        All subsequent events have been disclosed in these financial statements as of August 26, 2011, the date such financial statements were available to be issued.

PROFITLINE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets	F-92
Consolidated Statements of Operations	F-93
Consolidated Statements of Stockholders' Equity	F-94
Consolidated Statements of Cash Flows	F-95
Notes to Consolidated Financial Statements	F-96–F-109

PROFITLINE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	September 30, 2011
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$952,751	$711,580
Accounts receivable, net of allowance for doubtful accounts of $50,876 and $0 in as of December 31, 2010 and September 30, 2011, respectively	2,597,556	1,985,850
Unbilled revenues	267,748	154,637
Other current assets	461,228	525,334

Total current assets	4,279,283	3,377,401
Property and equipment, net	709,568	737,170
Goodwill, net	5,950,448	5,950,448
Other noncurrent assets	145,927	135,090

TOTAL ASSETS	$11,085,226	$10,200,109

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$480,900	$372,596
Accrued compensation	1,255,265	1,217,336
Other accrued liabilities	346,389	352,171
Deferred rent, current portion	8,186	46,371
Deferred revenue, current portion	546,963	431,718
Capital lease obligations, current portion	176,906	133,132
Note payable, current portion	393,129	162,523

Total current liabilities	3,207,738	2,715,847
Deferred rent, less current portion	107,970	93,258
Deferred revenue, less current portion	139,877	79,698
Capital lease obligations, less current portion	82,420	112,064
COMMITMENTS AND CONTINGENCIES—NOTE 6
STOCKHOLDERS' EQUITY:
Convertible preferred stock, par value: $0.0001; shares authorized at December 31, 2010 and September 30, 2011: 78,205,680; shares issued at December 31, 2010 and September 30, 2011: 70,678,944; liquidation preference at December 31, 2010 and September 30, 2011: $29,257,692 (Series C-1 of $6,046,695, Series C-2 of $23,210,997)	7,067	7,067
Common stock, par value: $0.0001; shares authorized at December 31, 2010 and September 30, 2011: 128,258,825; 29,360,665 shares issued at December 31, 2010 and September 30, 2011	2,937	2,937
Additional paid-in capital	50,873,515	50,911,349
Employee notes receivable	(15,329)	(15,329)
Other comprehensive loss	(33,507)	(23,430)
Accumulated deficit	(43,287,462)	(43,683,352)

Total stockholders' equity	7,547,221	7,199,242

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,085,226	$10,200,109

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine months ended September 30,
	2010	2011
Revenues:
Services	$15,068,734	$13,405,617
Resale	4,973,851	73,765

Total revenues	20,042,585	13,479,382

Cost of revenues:
Service	9,947,050	8,423,209
Resale	4,702,287	55,712

Total cost of revenues	14,649,337	8,478,921

Gross profit	5,393,248	5,000,461

Expenses:
Sales and marketing	1,922,717	1,551,826
General and administrative	2,276,604	1,960,795
Research and development	1,883,377	1,797,198

Total operating expenses	6,082,698	5,309,819

Loss from operations	(689,450)	(309,358)
Interest expense	(83,711)	(51,979)
Other expense, net	(86,215)	(31,349)

Loss before provision for income taxes	(859,376)	(392,686)
Provision for income taxes	(20,493)	(3,205)

Net loss	$(879,869)	$(395,891)

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

(unaudited)

	Preferred Stock		Common Stock
					Additional Paid In Capital	Employee Notes Receivable	Accumulated Deficit	Other Comprehensive Loss	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2010	70,678,944	$7,067	29,360,665	$2,937	$50,873,515	$(15,329)	$(43,287,462)	$(33,507)	$7,547,221
Stock-based compensation	—	—	—	—	37,834	—	—	—	37,834
Other comprehensive loss	—	—	—	—	—	—	—	10,077	10,077
Net loss	—	—	—	—	—	—	(395,890)	—	(395,890)

Balance at Septemer 30, 2011	70,678,944	$7,067	29,360,665	$2,937	$50,911,349	$(15,329)	$(43,683,352)	$(23,430)	$7,199,242

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended September 30,
	2010	2011
Operating activities
Net loss	$(879,869)	$(395,890)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	500,834	383,862
Provision for bad debt	42,500	30,497
Loss on disposal of property and equipment	—	—
Decrease in deferred rent liability	(5,026)	23,473
Unrealized gain on foreign currency translation	34,766	10,077
Stock compensation expense	180,700	37,834
Changes in operating assets and liabilities:
Accounts receivable	(84,485)	581,209
Unbilled revenues	772,089	113,111
Other current assets	(197,425)	(44,712)
Other noncurrent assets	12,056	10,837
Accounts payable	2,991	(108,304)
Accrued compensation	(284,408)	(37,929)
Other accrued liabilities	(848,374)	5,782
Deferred revenue	(646,425)	(175,425)

Net cash (used in) provided by operating activities	(1,400,076)	434,422
Investing activities
Purchases of property and equipment	(211,368)	(253,649)

Net cash used in investing activities	(211,368)	(253,649)
Financing activities
Net proceeds from issuance of common stock	71	—
Payments on notes payable	(132,305)	(250,000)
Borrowings on notes payable	700,000	—
Principal payments on capital lease obligations	(199,215)	(171,944)

Net cash provided by (used in) financing activities	368,551	(421,944)

Net decrease in cash and cash equivalents	(1,242,893)	(241,171)
Cash and cash equivalents at beginning of year	1,296,515	952,751

Cash and cash equivalents at end of year	$53,622	$711,580

Supplemental disclosure of cash flow information
Cash paid for interest	$84,123	$53,339

Cash paid for income taxes	$3,893	$16,840

Supplemental disclosure of non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$157,815

The accompanying notes are an integral part of these consolidated financial statements.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011

1. ORGANIZATION

        ProfitLine, Inc. (the "Company") is privately held and was incorporated in May 2002 in the state of Delaware. The Company provides outsourced telecom expense management and managed mobility solutions for large enterprises and government agencies. Service revenue is derived from contract negotiations, invoice processing and payment, fulfillment, audit, optimization and help desk services. Resale revenue is derived from the sale of previously bought wireless access and accessories to its service customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, FedCel Corporation, ProfitLine, UK Ltd ("PL UK") and ProfitLine GmbH. PL UK was formed in June 2009 as a Limited Company under the laws of England and Wales. ProfitLine GmbH was formed in December 2009 under the laws of Germany. The accounts of the Company are presented in conformity with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Liquidity

        The Company has experienced operating losses since inception, and through September 30, 2011 it continued to operate at a negative cash flow. For the nine months ended September 30, 2010 and 2011the Company incurred a net loss of $0.7 million and $0.4 million, respectively. As of December 31, 2010 and September 30, 2011, the Company had an accumulated deficit of $43.3 million and $43.6 million, respectively. To date, the Company's operations have been primarily financed through debt and equity proceeds from private placement offerings. The Company also has access to financing through its bank. See Note 5.

        In June 2011, the Company retained a consultant to seek out additional financing or merger/acquisition opportunities to allow the Company to continue its growth plans. In December of 2011 the Company entered into a merger agreement with Tangoe, Inc., a competitor and an acquisition subsidiary of Tangoe, Inc, whereby Tangoe, Inc. purchased all of the outstanding capital stock of ProfitLine by way of merger of the acquisition subsidiary into ProfitLine for $23.5 million in cash. See Note 10.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities that can affect certain reported amounts and disclosures. Significant estimates used in preparing the financial statements include the valuation allowance on deferred tax assets, the fair value of the stock options and the allowance on accounts receivables.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. The Company maintains cash balances at financial institutions that are secured by the Federal Deposit Insurance Corporation up to $250,000. At times the cash at these institutions may exceed federally insured limits. The Company has not experienced any losses in such accounts to date and management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

        Financial instruments consist principally of cash and cash equivalents, accounts receivable, unbilled receivables, accounts payable, accrued liabilities, accrued compensation, and notes payable. The Company considers the carrying amounts of these financial instruments to approximate fair value because of their short maturity.

Depreciation and Amortization

        Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvement.

        Intangible assets are stated at cost and are amortized using the straight-line method over the shorter of the estimated useful life or contract life. As of September 30, 2011, all intangible assets subject to amortization were fully amortized.

Long-Lived Assets

        In accordance with ASC 350, Intangibles—Goodwill and Other, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If the carrying value is higher, impairment is indicated, and the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Revenue Recognition

        The Company recognizes revenue in accordance with ASC 605-20, Revenue Recognition—Services. The Company generates revenue from outsourced and professional services, and also from the resale of wireless access and accessories. Outsourced and professional services are reported as Service revenue, and resale of wireless access and accessories revenue is reported as Resale revenue in the Consolidated Statements of Operations.

        Service revenue is earned and recognized over the service term as the service is provided, and generally includes either a fixed or variable monthly fee. Implementation revenue

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

represents amounts received to establish the necessary work level required prior to the initiation of services to a customer and is recognized over the expected customer service period. Professional services revenue is generated primarily through the provision of contract negotiations, which is earned and recognized as the services are performed on a percentage-of-completion basis, or are recognized upon delivery of the specified deliverable based on contract terms.

        Resale revenues are generated primarily through the resale of wireless telecommunications services. The Company contracts for the telecommunications services required by the customer, and pays for the services by a separate contract with the wireless telecommunications provider. These revenues are reported gross in accordance with ASC 605-45, Revenue Recognition—Principle Agent Considerations.

        The Company's customer arrangements may contain multiple elements. The fees from these arrangements are recognized in accordance with ASC 605-25, Revenue Recognition—Multiple Element Arrangements, and are allocated to the various elements based on the fair value of the service when it is sold separately.

        The Company's outsourced service contracts in some cases provide for certain customer guarantees. From time to time, in accordance with the requirements of ASC 605-15, Revenue Recognition—Products, the Company may determine that such customer service guarantees preclude revenue recognition over the service term as the service is provided. In such cases, the Company will include customer payments in deferred revenue until such time as the service guarantee has been achieved and all remaining revenue recognition requirements are met.

Research and Development

        Research and development costs are expensed in the period incurred.

Advertising Costs

        The Company expenses advertising and promotional costs as incurred. Advertising expense was $236,899 and $354,240 for the nine months ended September 30, 2010 and 2011, respectively.

Concentrations

        A relatively small number of customers account for a significant percentage of the Company's revenues and accounts receivable. Revenue from the top three customers accounted for 46% and 31% of total revenue for the nine months ended September 30, 2010 and 2011, respectively. For the nine months ended September 30, 2010, the three largest customers accounted for 28%, 12% and 6% of revenue. For the nine months ended September 30, 2011, the three largest customers accounted for 17%, 9%, and 5% of revenue. Accounts receivable from the same top three customers accounted for 42% and 39% of total accounts receivable as of December 31, 2010 and September 30, 2011, respectively. As of December 31, 2010, the three largest customers accounted for 3%, 30%, and 9% of accounts

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

receivable. As of September 30, 2011, the three largest customers accounted for 25%, 13%, and 1% of accounts receivable.

Collectability of Accounts Receivable

        The Company considers invoices outstanding past the contractual due date as past due. Management evaluates the collectability of its accounts receivable based on a combination of factors, such as the customer's payment history and the results of attempts to collect payment. Management regularly analyzes its customer accounts, and, when the Company becomes aware of a specific customer's inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably estimates is collectible. The Company also records reserves for bad debt for all other customers based on historical experience. Management re-evaluates such reserves on a regular basis and adjusts the reserves as needed.

Deferred Rent

        Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and the amount paid under the lease agreement is recorded as deferred rent in the accompanying consolidated balance sheets.

Income Taxes

        The company accounts for income taxes in accordance with ASC 740, Income Taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the financial statements or tax returns. This includes measuring and recognizing the effects of uncertain tax positions.

        The determination of taxes payable for the current period includes estimates. In the event that the actual results differ materially from management's expectations, the estimated taxes payable could materially change, directly impacting the financial position or results of operations. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized.

        Pursuant to ASC 740, Income Taxes, the Company establishes a deferred tax asset or liability for the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company provides a valuation allowance against net deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years. The Company records the effects of an uncertain tax position in the financial statements when it is more likely than not that the position would be sustained upon review by a taxing authority. The Company derecognizes the effects of a tax position once it no longer meets the more likely than not threshold.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

        The Company follows the fair value recognition provisions of ASC 718, Compensation—Stock Compensation. Stock option awards are accounted for based on the grant-date fair value estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the service period using the straight line method.

3. INTANGIBLE ASSETS

        Intangible assets consist of the following as of December 31, 2010 and September 30, 2011:

Developed technology	$281,000
Contracts	174,000
Trade name	34,000
Covenants not-to-compete	371,000

Intangible Assets	860,000
Less accumulated amortization	(860,000)

Total intangibles subject to amortization	$—

4. PROPERTY AND EQUIPMENT, NET

        Property and equipment consists of the following:

	December 31, 2010	September 30, 2011
Computer equipment	$4,157,724	$4,569,263
Furniture and fixtures	499,980	499,980
Leasehold improvements	598,539	598,539

	5,256,243	5,667,782
Less accumulated depreciation and amortization	(4,546,675)	(4,930,612)

Property and equipment, net	$709,568	$737,170

        Depreciation expense for the nine months ended September 30, 2010 and 2011 was $459,213 and $383,862, respectively. Depreciation expense includes amortization of assets under capital lease arrangements.

        Certain property and equipment is pledged as collateral under the Company's borrowings (See Note 5).

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

4. PROPERTY AND EQUIPMENT, NET (Continued)

        The table below represents equipment acquired under capital leases as of the balance sheet dates.

	December 31, 2010	September 30, 2011
Computer equipment	$547,605	$454,180
Leasehold improvements	297,413	—

Total	845,018	454,180
Less accumulated depreciation and amortization	(600,132)	(359,260)

	$244,886	$94,920

5. NOTES PAYABLE

        The Company's loan agreement with its bank provides for a term loan of up to $1 million and a revolving loan of up to $3 million. The term loan bears interest at the Prime Rate plus 2.25% (5.50% as of December 31, 2010 and September 30, 2011, respectively.) Each term advance is repayable in 36 equal installments of principal, plus accrued interest thereon. The term loan matures on December 1, 2011. As of December 31, 2010 and September 30, 2011, the Company had $333,333 and $83,333 outstanding under the term loan, respectively.

        The revolving loan bears interest at the Prime rate plus 1.75% (5.00% as of December 31, 2010 and September 30, 2011, respectively.) Amounts outstanding under the revolving loan are limited to 80% of eligible receivables. The revolving loan limit was $1.4 million and $11.2 million as of December 31, 2010 and September 30, 2011, respectively. There was no outstanding balance as of December 31, 2010 and September 30, 2011. Interest is payable monthly. The revolving loan matures on December 13, 2011. Both loans are collateralized by the Company's tangible and intangible assets. The loan agreement requires the Company to comply with certain financial covenants. Pursuant to the Company's loan agreement, the Company is required to furnish the bank with audited financial statements by July 31, 2011. The Company did not furnish audited financial statements by July 31, 2011. The bank granted the Company a waiver and an extension of time to August 31, 2011 to provide the audited financial statements and the Company provided them accordingly. As of December 31, 2010 and September 30, 2011, the Company was in compliance with its loan covenants.

        In November 2011, the Company and its bank amended the loan agreement to provide for, among other things, (i) a new term loan of $1 million maturing on December 13, 2013, (ii) a revolving credit facility of up to $2 million, maturing on December 13, 2013 and (iii) new financial covenants. Upon consummation of the merger with Tangoe, Inc., the outstanding loan balance was repaid in full.

6. COMMITMENTS

        The Company leases its corporate headquarters in San Diego, California and a facility in Columbus, Ohio under operating lease agreements that expire in April and September 2016, respectively. Both leases have a five year renewal option and contain built-in pre-determined

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

6. COMMITMENTS (Continued)

rent escalation clauses. The Company recognizes rent expense on a straight line basis over the life of each lease. Rent expense related to these facilities was $773,004 and $717,480 for the nine months ended September 30, 2010 and 2011, respectively.

        Certain equipment is also leased under capital lease arrangements (See Note 4).

        Future minimum lease payments at December 31, 2010 are as follows:

Year ending December 31,	Capital Leases	Operating Leases
2011	$195,369	$867,037
2012	80,846	960,677
2013	8,660	990,131
2014	—	1,002,544
2015	—	1,059,669
Thereafter	—	462,235

Total minimum lease payments	284,875	$5,342,293

Less: Amounts representing interest	(25,549)

Present value of minimum capital lease obligations	259,326
Less: Current portion as of December 31, 2010	(176,906)

Capital lease obligations, non-current as of December 31, 2010	$82,420

7. STOCKHOLDERS' EQUITY

        The Company's Board of Directors is authorized to issue 206,464,505 shares of stock at terms and conditions that they determine. As of December 31, 2010 and September 30, 2011, 128,258,825 shares are authorized for common stock and 78,205,680 are authorized for preferred stock. As of December 31, 2010 and September 30, 2011, 29,360,665 shares of common stock were outstanding and 70,678,944 shares of preferred stock were outstanding.

        In December 2010, the Company sold 14,600,483 shares of Series C-1 preferred stock for $1,992,966 in cash, less $11,659 in financing costs.

        A summary of the preferred stock outstanding as of December 31, 2010 and September 30, 2011 is as follows:

	Shares	Amount	Additional Paid in Capital	Total
Preferred Series C-1	47,467,947	$4,746	$6,020,170	$6,024,916
Preferred Series C-2	23,210,997	2,321	23,208,676	23,210,997

Total preferred stock outstanding	70,678,944	$7,067	$29,228,846	$29,235,913

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011

7. STOCKHOLDERS' EQUITY (Continued)

        The holders of Series C-1 and C-2 preferred stock are entitled to the following rights and privileges:

     Conversion

        Each share of Series C-1 or C-2 preferred stock is convertible, at the option of the holder, into common stock at any time after the date of issuance. The conversion price is determined by multiplying the applicable conversion rate in effect by the number of shares. As of December 31, 2010, the conversion rate for Series C-1 and C-2 was $0.1365 and $1, respectively. Each share of Series C-1 or C-2 preferred stock automatically converts into shares of common stock at the then effective conversion price upon the earlier of the consummation of the sale of the Company's common stock in an underwritten public offering with a per share price of at least $1.01, net proceeds to the Company of at least $35,000,000 in the aggregate, or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C-1 and C-2 preferred stock, voting together as a single class.

     Dividend Rights

        The holders of Series C-1 and C-2 preferred stock are entitled to receive a cash dividend at a rate of 9% of the original issue price per annum. The dividends are non-cumulative and payable if and when declared by the Board of Directors. No dividends have been declared as of December 31, 2010.

     Voting Rights

        The Series C-1 and C-2 preferred shareholders shall have the right to one vote for each share of common stock into which such preferred stock could be converted.

     Liquidation Preferences

        In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, shareholders of Series C-1 and C-2 preferred stock are entitled to receive an amount equal to the Original Issue Price plus all declared and unpaid dividends. If the assets of the Company are insufficient to make payment in full to all holders of Series C-1 and C-2 preferred stock, then such assets shall be distributed ratably in proportion to the full amounts they were otherwise entitled to receive.

     Success Bonuses

        Upon any event giving rise to the liquidation preferences discussed above, certain key employees and board directors are entitled to receive a success bonus, payable in kind, determined by multiplying the bonus percentage by the value of the liquidation preference. The consummation of the merger with Tangoe, Inc. triggered $2.6 million in success bonus payments, $1.5 million which were paid on the closing date and $1.1 which are deferred as set forth in the merger agreement.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

7. STOCKHOLDERS' EQUITY (Continued)

     Stock Options

        The Company's 2001 Stock Option Plan, as amended (the "Plan"), provides for the granting of incentive stock options to employees, and non-qualified stock options to employees, directors and consultants. Under the Plan, no person shall be granted any incentive option to the extent that the aggregate fair market value of the underlying stock during any calendar year exceeds $100,000.

        The incentive stock options under the Amended Plan are granted with exercise prices not less than 100% of the estimated fair value of the underlying common stock as determined under the Amended Plan, and 110% of the estimated fair value of the underlying common stock for employees who own more than 10% of the total combined voting power of all classes of the Company's stock. Non-qualified stock options under the Plan are granted with exercise prices of not less than 85% of the estimated fair value of the underlying common stock. Options granted under the Plan generally have a 10 year life and vest over a four year period.

        In May 2011, the Company's Board of Directors increased the total shares available for option grant by 2,700,000 to a total of 24,780,969 options.

        In connection with the December 2011 merger with Tangoe, Inc. the preferred shareholders were entitled to receive $.0926 per C-1 share and $0.6786 per C-2 share, and all common and stock option shares were cancelled without consideration. See note 10.

        A summary of the Company's stock option activity and related information for the nine months ended September 30, 2011 is as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding as of December 31, 2010	15,508,091	$0.04
Granted	8,182,464	0.01
Cancelled	(2,616,585)	0.02

Options outstanding as of September 30, 2011	21,073,970	0.03

        There were no options that had expired as of December 31, 2010 and September 30, 2011.

        There were 4,436,522 and 1,570,643 shares available for future grant at December 31, 2010 and September 30, 2011, respectively.

        The weighted average remaining life of options outstanding as of December 31, 2010 and September 30, 2011 was 5 and 7 years, respectively.

        The weighted average fair value of options granted during 2010 and the nine months ended September 30, 2011 was $0.03 and $0.01, respectively.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

7. STOCKHOLDERS' EQUITY (Continued)

        Changes in the Company's non-vested options for the nine months ended September 30, 2011 are summarized as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Unvested balance at December 31, 2010	5,632,286	$0.02
Granted	8,182,464	0.01
Vested	(2,771,038)	0.04
Exercised or cancelled	(2,289,442)	0.02

Unvested balance at September 30, 2011	8,754,270	0.02

        As of December 31, 2010 and September 30, 2011, the total remaining unrecognized compensation cost related to unvested stock compensation awards was $126,840 and $62,617. The weighted average remaining requisite service period of the unvested stock awards was 2.5 and 2.2 years, respectively.

        Additional information regarding exercisable options as of December 31, 2010 and September 30, 2011 is summarized below:

	December 31, 2010	September 30, 2011
Shares exercisable	9,875,806	8,754,270
Weighted average exercise price	$0.04	$0.04
Weighted average remaining life (in years)	5	5

     Stock Option Valuation

        The fair value of stock options is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of certain input variables, which were as follows: expected volatility of 60%, risk-free interest rate of 2.8%, expected dividend yield of 0%, and expected award life of 6.25 years. As a non-public company, the expected volatility is based on the historical volatility of a peer group of publicly-traded companies.

     Stock Option Compensation Expense

        The estimated fair value of stock options is recognized as a charge against income on a straight-line basis over the requisite service period. Total share-based compensation expense recognized for the the nine months ended September 30, 2010 and 2011 was $180,700 and $37,834, respectively.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

7. STOCKHOLDERS' EQUITY (Continued)

     Shares Reserved for Future Issuance

        The following shares of common stock have been reserved for future issuance at December 31, 2010 and September 30, 2011.

	December 31, 2010	September 30, 2011
Conversion of Series C-1 preferred stock	47,467,947	47,467,947
Conversion of Series C-2 preferred stock	23,210,997	23,210,997
Stock options issued and outstanding	15,508,091	21,073,970
Authorized for future option grants	4,436,522	1,570,643

Total reserved for future issuance	90,623,557	93,323,557

8. EMPLOYEE BENEFIT PLAN

        The Company maintains a plan under Section 401(k) of the Internal Revenue Code under which all employees of the Company are eligible to participate. Plan participants may elect to contribute up to 80% of annual compensation, subject to the contribution limits proscribed by the Internal Revenue Code ($16,500 for 2011), to the plan. Matching contributions charged to operations totaled $215,457 and $134,026 for the nine months ended September 30, 2010 and 2011, respectively. In connection with the Tangoe, Inc. merger, the Company's 401(k) plan was terminated on December 19, 2011, the merger date.

9. INCOME TAXES

        Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Taxes based on income were as follows:

	Year ended December 31, 2010	Nine months ended September 30, 2011
Current
Federal	$20,000	$—
State	(3,500)	(3,205)
Foreign	(10,035)	—

	6,465	3,205

Deferred
Federal	—	—
State	—	—

	—	—

Benefit (provision) for income taxes	$6,465	$3,205

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

9. INCOME TAXES (Continued)

        The effective tax rate differs from the federal statutory income tax rate applied to loss before provision for income taxes due to the following:

Year ended December 31, 2010
Tax computed at the federal statutory rate	(318,369)
State tax, net of fed tax benefit	(34,933)
Valuation allowance	(288,223)
Permanent items and other	71,145
Refundable research and development credits	—
Foreign taxes	10,035
Adjustment to prior year deferred and state rate change	553,880

Benefit for income taxes	(6,465)

Effective tax rate	0.7%

        Significant components of the Company's deferred tax assets and liabilities from federal and state income taxes at December 31, 2010 are as follows:

December 31, 2010
Deferred tax assets:
Net operating losses	$13,273,027
Research and development credits	909,318
Deferred revenue	272,924
Other	481,542

Gross deferred tax assets	14,936,811
Valuation allowance	(14,936,811)

Deferred tax assets, net	—

Deferred tax liabilities:
Intangible assets acquired	—

Deferred tax liabilities, net	$—

        As of December 31, 2010, the Company had net operating loss carryforwards of approximately $34,899,267 and $23,815,281 for federal and state income tax purposes, respectively, which may be used to offset future taxable income and expire in varying amounts in 2022 through 2030 and 2012 through 2020, respectively.

        As of December 31, 2010, the Company has net federal and state research and development credits of approximately $556,039 and $532,971, respectively. The federal research and development credit begins to expire in 2016. The state research and development credit carries forward indefinitely.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

9. INCOME TAXES (Continued)

        Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's NOL and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period. The Company has not performed an analysis of previous changes in ownership. Ownership changes could have impacted the Company's ability to utilize NOL and credit carryforwards remaining at the date of the ownership change.

        The Company has established a full valuation allowance for its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets. The Company monitors positive and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets. At the year ended December 31, 2010 the Company has a valuation allowance of $14,457,459 against its deferred tax assets.

        The Company has undistributed earnings from its United Kingdom and German subsidiaries of $36,000 and $14,000, respectively. In 2011, the Company began winding down business activities in these two countries and is currently evaluating its presence in both the UK and Germany. It is anticipated that once business activities cease, the German and UK subsidiaries will pay out the undistributed earnings to the Company as a dividend.

     Uncertain Tax Positions

        In 2009, the Company adopted the recognition requirements for uncertain tax provisions as proscribed under ASC 740—Income Taxes with no cumulative effect adjustment required. Under ASC 740, income tax benefits are recognized for income tax positions taken or expected to be taken only when the weight of available evidence indicates it is more likely than not that the position will be sustained by the taxing authorities.

        The Company considers many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments. The Company has analyzed tax positions taken for filing with both the Internal Revenue Service and all state filing jurisdictions. The Company believes that income tax filing positions will be sustained upon examination, and does not anticipate any adjustments that would result in a material adverse affect on the Company's financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves or related accruals for uncertain tax position as of December 31, 2010 or September 30, 2011.

        Interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

        The Company and its subsidiaries are subject to U.S. federal, state and local income tax, as well as foreign taxes in Germany and the United Kingdom. In the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities. The Company is not currently under examination in any jurisdiction. As of December 31, 2010, the 2005–2009 tax years remain subject to examination in the U.S. federal tax and various state tax jurisdictions.

PROFITLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2011

9. INCOME TAXES (Continued)

        The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

10. SUBSEQUENT EVENTS

        On December 19, 2011, the Company entered into a merger agreement with Tangoe, Inc., a competitor, and an acquisition subsidiary of Tangoe, Inc., whereby Tangoe, Inc. purchased all of the Company's capital stock by way of merger of the acquisition subsidiary into ProfitLine, in exchange for $23.5 million in cash, $14.5 million of which was payable on the closing date and the remainder of which is payable in equal installments on the 12-month and 18 month anniversary of the closing date. The proceeds were applied towards transaction expenses, including the success bonuses discussed in Note 7 (each as defined in the merger agreement), and the balance was paid to the preferred shareholders pro-rata with their interest. All of the common shares and outstanding stock options were cancelled without consideration.

        Also in connection with the merger, the Company terminated the employment of its Chief Executive Officer, Chief Technology Officer and Chief Operating Officer.

        All subsequent events have been disclosed in these financial statements as of February X, 2012, the date such financial statements were available to be issued.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT

        On December 19, 2011, Tangoe, Inc. (the "Company") and Snow Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Acquisition Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with ProfitLine, Inc., a Delaware corporation ("ProfitLine"), and Doug Carlisle, solely in his capacity as Stockholder Representative under the Merger Agreement, under which the parties agreed to the merger of the Acquisition Sub with and into ProfitLine (the "Merger") with ProfitLine surviving the Merger as a wholly owned subsidiary of the Company. Pursuant to the terms of the agreement, the Company paid $14.5 million in cash at closing. In addition, an additional $9.0 million is payable in cash in installments of $4.5 million on each of December 19, 2012 and June 19, 2013, subject to set-off rights of the Company and the surviving corporation with respect to indemnities given by the former stockholders of ProfitLine under the Merger Agreement. Among other things, these indemnity obligations relate to representations and warranties given by ProfitLine under the Merger Agreement. Certain of the indemnities are subject to limitations, including a threshold, certain caps and a limited survival period.

        In December 2010, the Company entered into an Asset Purchase Agreement (the "HCL APA") to acquire substantially all of the assets and certain liabilities of HCL Expense Management Services, Inc. ("HCL-EMS"). Pursuant to the terms of the HCL APA, the Company paid $3.0 million in cash at closing, which took place on January 25, 2011 ("HCL-EMS Closing Date"). In addition, the Company is obligated to pay deferred cash consideration following each of the first and second anniversaries of the HCL-EMS Closing Date, pursuant to an earn-out formula based upon specified revenues from specified customers acquired from HCL-EMS. The fair value of this deferred cash consideration recognized was $3.4 million.

        On March 16, 2011, the Company entered into an Asset Purchase Agreement (the "Telwares APA") with Telwares, Inc. to purchase certain assets and certain liabilities of Telwares, Inc. and its subsidiary Vercuity, Inc. (collectively, "Telwares") as defined in the Telwares APA. Pursuant to the terms of the Telwares APA, the Company will pay $7.7 million in cash as follows: $5.2 million at closing, which includes a working capital adjustment of $666,000, which took place on March 16, 2011, $1,250,000 on March 16, 2012, and $1,250,000 on March 16, 2013 subject to certain revenue performance criteria.

        In the first quarter of 2011, the Company borrowed $20,000,000 pursuant to a New Term Loan with its existing bank in connection with the acquisitions of HCL and Telwares. A previous term loan with the same bank with an outstanding principal balance of $11,002,000 was repaid from the proceeds of the New Term Loan. The interest rate on the New Term Loan is base rate plus 6.25% payable monthly with an interest rate floor of 9.75%. The Company also issued a warrant to purchase 625,000 shares of Series F to the bank at an exercise price of $1.1776 per share.

        The unaudited pro forma statement of operations for the fiscal year ended December 31, 2011 is presented as if the acquisitions were completed as of January 1, 2011.

        The unaudited pro forma combined financial information for the Company, HCL-EMS, Telwares and ProfitLine is based on estimates and assumptions which have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from these recently completed acquisitions are derived from the purchase consideration and preliminary purchase price allocations.

        The operating results in 2011 for HCL-EMS, Telwares and ProfitLine have been derived from the records of each company from January 1, 2011 through the dates of acquisition by the Company.

        The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the operating or financial position that would have occurred if these transactions had been consummated as of January 1, 2011, nor is the data necessarily indicative of future operating results or financial position.

TANGOE, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(IN $000's)

	Historical Tangoe, Inc. Twelve Months Ended December 31, 2011	Historical HCL Expense Management Services, Inc. from January 1, 2011 to January 25, 2011	Pro Forma Adjustments		Historical Telwares, Inc. from January 1, 2011 to March 16, 2011	Pro Forma Adjustments		Debt Refinancing		Subtotal Tangoe, Inc. Pro Forma Combined	Historical ProfitLine, Inc. from January 1, 2011 to December 19, 2011	Pro Forma Adjustments		Pro Forma Combined
Statement of operations data:
Revenue:
Recurring technology and services	$93,671	$975	$—		$2,248	$—				$96,894	$16,836	$—		$113,730
Strategic consulting, software licenses and other	11,270	4	—		—	—				11,274	83	—		11,357

Total revenue	104,941	979	—		2,248	—		—		108,168	16,919	—		125,087

Cost of revenue:
Recurring technology and services	44,814	586			1,866					47,266	10,477	—		57,743
Strategic consulting, software licenses and other	5,165	3			—					5,168	67	—		5,235

Total cost of revenue	49,979	589	—		1,866	—		—		52,434	10,544	—		62,978

Gross profit	54,962	390	—		382	—		—		55,734	6,375	—		62,109

Operating expense:
Sales and marketing	16,648	—								16,648	2,164			18,812
General and administrative	17,777	387	(44	)(1A)	654	(106	)(2A)			18,668	5,431	—		24,099
Research and development	11,860	—								11,860	2,256			14,116
Depreciation and amortization	4,551	77	29	(1B)	45	83	(2B)	3	(3A)	4,788	—	1,419	(4A)	6,207
Restructuring charge	1,549	—	—		—	—		—		1,549	—	—		1,549

(Loss) income from operations	2,577	(74)	15		(317)	23		(3)		2,221	(3,476)	(1,419)		(2,674)

Other income (expense), net
Interest expense	(3,047)	—	(26	)(1C)		(23	)(2C)	(128	)(3B)	(3,236)	(95)	(260	)(4B)	(3,591)
								(12	)(3C)
Interest income	45	—	—		—	—		—		45	—	—		45
Increase in fair value of warrants for redeemable convertible preferred stock	(1,996)	—	—		—	—		—		(1,996)	—	—		(1,996)
Other income, net	—	—	—		—	—		—		—	(60)	—		(60)

Loss before income tax provision	(2,421)	(74)	(11)		(317)	—		(143)		(2,966)	(3,631)	(1,679)		(8,276)

Income tax provision	534	—	—		—	—		—		534	12	—		546

Net loss	(2,955)	(74)	(11)		(317)	—		(143)		(3,500)	(3,643)	(1,679)		(8,822)

Preferred dividends	(2,168)	—	—		—	—		—		(2,168)	—	—		(2,168)
Accretion of redeemable convertible preferred stock	(37)	—	—		—	—		—		(37)	—	—		(37)

Loss applicable to common stockholders	$(5,160)	$(74)	$(11)		$(317)	$—		$(143)		$(5,705)	$(3,643)	$(1,679)		$(11,027)

Basic and diluted loss per common share	$(0.31)													$(0.67)

Basic and diluted weighted average common shares outstanding	16,412													16,412

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT

Overview

        The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if each transaction had been consummated as of January 1, 2011. Pro forma adjustments reflect only those adjustments which are factually determined and do not include the impact of contingencies which will not be known until the resolution of the contingency. For each acquisition, the purchase consideration and preliminary purchase price allocation is subject to change.

1.     HCL Expense Management Services, Inc.

        The amounts assigned to HCL-EMS identifiable intangible assets acquired are based on their respective estimated fair values determined as of acquisition date of January 25, 2011. The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to $2,243,000. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment as required by ASC 350.

        Current assets acquired from HCL-EMS primarily relate to accounts receivable and prepaid and other current assets. Other assets relate to security deposits on facility leases. The Company assigned the $2,700,000 of value ascribed to identifiable intangible assets to customer relationships and technology to be amortized over their useful lives ranging from four to nine years.

(1A)
Adjustment to reverse HCL-EMS acquisition related costs of $44,000.

(1B)
Adjustment to record amortization expense for the identifiable intangible assets of $2,700,000 for the period of January 1 through January 25, 2011 the acquisition date, as if the acquisition had occurred on January 1, 2011. The weighted average useful life of the acquired identifiable intangible assets is approximately 7.4 years. The identifiable intangible assets is amortized to depreciation and amortization using the straight line method.

(1C)
Adjustment to record the imputed interest of $26,000 related to the $3,390,000 of contingent cash consideration related to the HCL-EMS purchase consideration.

2.     Telwares, Inc. and Vercuity, Inc.

        The amounts assigned to Telwares identifiable intangible assets acquired are based on their respective fair values determined as of acquisition date of March 16, 2011. The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to $3,014,000. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment as required by ASC 350.

        Current assets acquired from Telwares primarily relate to accounts receivable and prepaid and other current assets. Other assets relate to security deposits on facility leases. The Company will assign the $2,428,000 of value ascribed to identifiable intangible assets to customer relationships, technology and non-competition agreements to be amortized over their useful lives ranging from two to eight years.

(2A)
Adjustment to reverse Telwares acquisition related costs of $106,000.

(2B)
Adjustment to record amortization expense for the identifiable intangible assets of $2,428,000 for the period of January 1, 2011 through March 16, 2011, the acquisition date, as if the acquisition had occurred on January 1, 2010. The weighted average useful life of the acquired identifiable intangible assets is approximately 7.1 years. The identifiable intangible assets is amortized to amortization and depreciation using the straight line method.

(2C)
Adjustment to record the imputed interest of $23,000 related to the $2,155,000 of deferred cash consideration related to the Telwares purchase consideration.

3.     Debt Refinancing

(3A)
Adjustment to record amortization of new term loan deferred financing cost of $170,000 for the period of January 1, 2011 to the date of refinancing for the term of the debt of 48 months.

(3B)
Adjustment to record interest expense on the new term loan of $20,000,000 at an interest rate of 9.75% for the period of January 1, 2011 to the date of refinancing.

(3C)
Adjustment to record amortization of the debt discount of $12,000 as interest related to the 625,000 warrants issued in connection with the new term loan at a fair value of $736,000 for the period of January 1, 2011 to the date of refinancing.

4.     ProfitLine, Inc.

        The amounts assigned to ProfitLine identifiable intangible assets acquired are based on their respective fair values determined as of the acquisition date of December 19, 2011. The excess of the purchase price over the tangible and identifiable intangible assets will be recorded as goodwill and amounts to $21,925,000. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment as required by ASC 350.

        A summary of the preliminary purchase price allocation is as follows (in thousands):

Purchase consideration:
Cash	$14,500
Deferred cash consideration	8,674

$23,174

Allocation of Purchase Consideration:
Current assets	$3,378
Property and equipment	737
Other assets	135
Identifiable intangible assets	8,717
Goodwill	13,208

Total assets acquired	26,175
Accounts payable and accrued expenses	(2,489)
Deferred revenue	(512)

$23,174

        Current assets acquired from ProfitLine primarily relate to accounts receivable and prepaid and other current assets. Other assets relate to security deposits on facility leases. The Company will assign the $8,717,000 of value ascribed to identifiable intangible assets to customer relationships, technology and non-competition agreements to be amortized over there useful lives ranging from two to eight years.

(4A)
Adjustment to record amortization expense for the identifiable intangible assets of $8,717,000 for the period of January 1, 2011 though December 19, 2011, the acquisition date , as if the acquisition had occurred on January1, 2011. The allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed is preliminary pending the finalization of the purchase price allocation in accordance with ASC 805. The Company's preliminary assessment is that the weighted average useful life of the acquired identifiable intangible assets will be approximately 7.6 years. The identifiable intangible assets will amortized to amortization and depreciation using the straight line method.

(4B)
Adjustment to record the imputed interest of $260,000 related to the $8,674,000 of deferred cash consideration related to the ProfitLine purchase consideration.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Tangoe, Inc.

8,000,000 Shares

Common Stock

Deutsche Bank Securities	Barclays Capital	Stifel Nicolaus Weisel

Lazard Capital Markets	Raymond James

Prospectus

                      , 2012

Part II
Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

        The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission ("SEC") registration fee and the Financial Industry Regulatory Authority ("FINRA") filing fee.

Amount
SEC registration fee	$18,751
FINRA filing fee	16,862
Accountants' fees and expenses	85,000
Legal fees and expenses	350,000
Printing and engraving expenses	80,000
Miscellaneous	4,387

Total Expenses	$555,000

Item 14.   Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Tangoe, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. Expenses must be advanced to these indemnitees under certain circumstances.

        We have also entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers.

        We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding our issuances of capital stock and our grants of warrants and options to purchase shares of capital stock since March 12, 2009. Also included is the consideration, if any, received by us for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. No underwriters were involved in any such issuances.

        (a)    Issuances of Capital Stock

        On June 1, 2009, we issued an aggregate of 31,232 shares of common stock to a former employee in connection with the settlement of employment-related litigation. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

        (b)    Warrant Grants and Exercises

          (1)   On June 30, 2009, we issued warrants to purchase up to an aggregate of 5,111 shares of common stock at an exercise price of $2.606 per share to three holders of promissory notes in connection with the extension of the maturity dates of such promissory notes.

          (2)   On October 9, 2009, we issued a warrant to IBM in connection with entering into a strategic relationship agreement. We amended that warrant in June 2011 to change the number of shares that are subject to vesting. The warrant is currently exercisable for up to 1,515,032 shares of common stock at an exercise price of $4.1475 per share and may become exercisable for up to an additional 651,626 shares of common stock at the same exercise price per share based on the achievement of specified billing thresholds.

          (3)   On February 26, 2010, we issued 5,928 shares of series 1 preferred stock (equivalent to 1,683 shares of common stock on a post-split, as-converted basis) to Comerica Ventures Incorporated pursuant to the cashless exercise provision of a warrant.

          (4)   On March 28, 2010, we issued 37,444 shares of series B preferred stock (equivalent to 10,631 shares of common stock on a post-split, as-converted basis) to Comerica Ventures Incorporated pursuant to the cashless exercise provision of a warrant.

          (5)   On January 21, 2011, we issued a warrant to purchase up to 625,000 shares of series F preferred stock at an exercise price of $1.1776 per share (equivalent to 177,456 shares of common stock at an exercise price of $4.1475 per share on a post-split, as-converted basis) to ORIX Finance Equity Investors, LP in connection with a debt financing.

          (6)   On March 22, 2011, we issued a warrant to Dell Products L.P., or Dell, in connection with entering into a strategic partnership. The warrant is not currently exercisable. The warrant may become exercisable for up to 1,282,789 shares of common stock at an exercise price of $5.9874 per share based on the amount of annual recurring revenue that we earn from Dell's sale of our solution during the thirteen-month period ending December 31, 2011 and during the years ending December 31, 2012, 2013 and 2014.

          (7)   On March 30, 2011, we issued 12,043 shares of series C preferred stock (equivalent to 3,419 shares of common stock on a post-split, as-converted basis) to Comerica Ventures Incorporated pursuant to the cashless exercise provision of a warrant.

          (8)   On August 30, 2011, we issued 930,511 shares of common stock to IBM pursuant to the cashless exercise feature of its warrant described above.

        The securities described in this paragraph (b) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and, in certain cases, in reliance on Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

        (c)    Option Grants and Exercises

        Between March 12, 2009 and October 19, 2011, we granted options to purchase an aggregate of 3,914,907 shares of common stock, with exercise prices ranging from $1.66 to $10.00 per share, to employees, directors and consultants pursuant to our 2005 Stock Incentive Plan. Between March 12, 2009 and October 19, 2011, we issued an aggregate of 446,938 shares of common stock upon the exercise of options for aggregate consideration of $614,143.49.

        The securities described in this paragraph (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

        All of the securities described in paragraphs (a), (b) and (c) of this Item 15 are deemed restricted securities for purposes of the Securities Act. All of the certificates representing such securities included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits

        The exhibits to this registration statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orange, state of Connecticut, on the 12th day of March, 2012.

TANGOE, INC.
By:	/s/ ALBERT R. SUBBLOIE, JR. Albert R. Subbloie, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert R. Subbloie, Jr. and Gary R. Martino, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALBERT R. SUBBLOIE, JR. Albert R. Subbloie, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	March 12, 2012
/s/ GARY R. MARTINO Gary R. Martino	Chief Financial Officer (Principal Financial and Accounting Officer)	March 12, 2012
/s/ DAVID M. COIT David M. Coit	Director	March 12, 2012
/s/ GARY P. GOLDING Gary P. Golding	Director	March 12, 2012

Signature	Title	Date

/s/ RONALD W. KAISER Ronald W. Kaiser	Director	March 12, 2012
/s/ JACKIE R. KIMZEY Jackie R. Kimzey	Director	March 12, 2012
/s/ GERALD G. KOKOS Gerald G. Kokos	Director	March 12, 2012
/s/ RICHARD S. PONTIN Richard S. Pontin	Director	March 12, 2012
/s/ NOAH J. WALLEY Noah J. Walley	Director	March 12, 2012

 EXHIBIT INDEX

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement

2.1		Agreement and Plan of Merger, dated as of March 1, 2007, by and among the Registrant, Traq Wireless, Inc. and Orange Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

2.2		Asset Purchase Agreement, dated as of July 2, 2008, by and among the Registrant, Information Strategies Group, Inc., BillingIT.com, Brian Leigh and George Germano, as amended (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

2.3		Asset Purchase Agreement, dated as of December 23, 2008, by and among the Registrant, InterNoded, Inc., Julie Palen and the Julie L. Palen Irrevocable Trust dated August 26, 2008, as amended (incorporated by reference to Exhibit 2.3 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 21, 2011)

2.4		Asset Purchase Agreement, dated as of December 21, 2010, by and between the Registrant and HCL Expense Management Services Inc. (incorporated by reference to Exhibit 2.4 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 2, 2011)

2.5		Asset Purchase Agreement, dated as of March 16, 2011, by and among the Registrant, Telwares, Inc. and Vercuity Solutions, Inc. (incorporated by reference to Exhibit 2.5 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 1, 2011)

2.6		Agreement and Plan of Merger, dated as of December 19, 2011, by and among Tangoe, Inc., Snow Acquisition Sub, Inc., ProfitLine, Inc. and Doug Carlisle, solely in his capacity as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-35247) filed by the registrant on December 19, 2011)

2.7		Share Purchase Agreement, dated as of January 10, 2012, by and among Tangoe, Inc., Anomalous Networks Inc. and the shareholders of Anomalous Networks Inc. named therein (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-35247) filed by the registrant on January 10, 2012)

3.1		Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35247) filed by the registrant on August 4, 2011)

3.2		Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35247) filed by the registrant on August 4, 2011)

4.1		Specimen certificate evidencing shares of the Registrant's common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 21, 2011)

5.1	**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

Exhibit Number	Description
10.1	Amended and Restated 1999 Stock Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.2	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended and Restated 1999 Stock Plan, as amended (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.3	Amended and Restated Employee Stock Option/Stock Issuance Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.4	Form of Stock Award Option Agreement under the Amended and Restated Employee Stock Option/Stock Issuance Plan, as amended (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.5	Amended and Restated Executive Stock Option/Stock Issuance Plan, as amended (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.6	Form of Stock Option Award Agreement under the Amended and Restated Executive Stock Option/Stock Issuance Plan, as amended (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.7	2005 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 27, 2010)

10.8	Form of Stock Option Award Agreement under the 2005 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.9	2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on July 20, 2011)

10.10	Form of Incentive Stock Option Agreement under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 21, 2011)

10.11	Form of Nonstatutory Stock Option Agreement under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 21, 2011)

10.12	Eighth Amended and Restated Investor Rights Agreement, dated as of July 28, 2008, by and among the Registrant and the parties named therein, as amended (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 27, 2010)

10.13	Warrant to Purchase Stock, issued March 30, 2004 to Comerica Bank (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

Exhibit Number		Description
10.14		Warrant to Purchase Stock, issued March 28, 2005 to Comerica Bank (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.15		Warrant to Purchase Shares of Preferred Stock of Traq Wireless, Inc., issued July 28, 2005 to Venture Lending & Leasing IV, LLC (assumed by the Registrant) (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.16		Warrant to Purchase Stock, issued November 17, 2005 to The Bank of Southern Connecticut (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.17		Warrant to Purchase Stock, issued November 17, 2005 to Albert R. Subbloie, Jr. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.18		Form of Warrant to Purchase Stock, issued May 23, 2006 to Bard Profit Sharing Plan, Thomas Beaumonte, Rae Ko Fairfield, Walter Fiederowicz, Christopher T. Fraser, Leonard J. Goldberg, Gary Martino, Denise S. Nesi, Scott D. Porter and PowerBridge, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.19		Warrant to Purchase Shares of Preferred Stock of Traq Wireless, Inc., issued June 7, 2006 to Venture Lending & Leasing IV, LLC (assumed by the Registrant) (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.20		Warrant to Purchase Stock, issued March 9, 2007 to ORIX Venture Finance LLC (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.21		Warrant to Purchase Stock, issued March 12, 2008 to Clifton Myers Enterprises, Inc. (assigned to Daniel Riscalla) (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.22		Warrant to Purchase Stock, issued July 28, 2008 to ORIX Venture Finance LLC (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.23		Form of Warrant to Purchase Stock, issued June 30, 2009 to Walter Fiederowicz, Christopher T. Fraser and Denise Nesi (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.24	+	Stock Purchase Warrant, issued October 9, 2009 to International Business Machines Corporation, as amended (incorporated by reference to Exhibit 10.24 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 21, 2011)

10.25		Lease of Improved Property, dated May 15, 2005, by and between the Registrant and Baker Properties Limited Partnership (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

Exhibit Number		Description
10.26		Lease Agreement, dated January 12, 2009, by and between the Registrant and Met 10A-98, Ltd., as amended (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.27		Lease, dated July 14, 2004, by and between Information Strategies Group, Inc. and PW/MW OP SUB I, LLC, predecessors in interest to the Registrant and 20 Waterview SPE LLC, respectively, as amended (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.28		Lease, dated September 21, 2009, by and between the Registrant and 205-215 Lexington Avenue Associates, LLC (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.29		Assignment and Assumption of Lease Agreement, dated as of December 23, 2008, by and among the Registrant, InterNoded, Inc. and 1440 Main Street LLC (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.30		Agreement of Lease, dated October 17, 2008, by and between the Registrant and 70 Hudson Street Realty L.L.C. (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.31		Loan and Security Agreement, dated March 9, 2007, by and between the Registrant, Traq Wireless, Inc. and ORIX Venture Finance LLC, as amended (incorporated by reference to Exhibit 10.31 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 2, 2011)

10.32		Form of Indemnification Agreement between the Registrant and each of David M. Coit, Gary P. Golding, Jackie R. Kimzey, Gerald G. Kokos and Noah J. Walley (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.33		Form of Indemnification Agreement between the Registrant and each of Ronald W. Kaiser, Richard S. Pontin and Albert R. Subbloie, Jr. (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on April 16, 2010)

10.34		Warrant to Purchase Stock, issued January 21, 2011 to ORIX Finance Equity Investors, LP (incorporated by reference to Exhibit 10.34 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 2, 2011)

10.35	+	Warrant to Purchase Common Stock, issued March 22, 2011 to Dell Products L.P. (incorporated by reference to Exhibit 10.35 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 2, 2011)

10.36		Advised Line of Credit Note, issued February 14, 2011 to JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.36 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on May 2, 2011)

Exhibit Number		Description
10.37		Form of Indemnification Agreement between the Registrant and each of Charles D. Gamble, Gary R. Martino, Albert M. Rossini and Scott E. Snyder (incorporated by reference to Exhibit 10.37 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on June 10, 2011)

10.38		Executive Retention Agreement, dated July 8, 2011, by and between the Registrant and Albert R. Subbloie, Jr. (incorporated by reference to Exhibit 10.38 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on July 14, 2011)

10.39		Executive Retention Agreement, dated July 8, 2011, by and between the Registrant and Gary R. Martino (incorporated by reference to Exhibit 10.39 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on July 14, 2011)

10.40		Executive Retention Agreement, dated July 8, 2011, by and between the Registrant and Albert M. Rossini (incorporated by reference to Exhibit 10.40 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on July 14, 2011)

10.41		Executive Retention Agreement, dated July 8, 2011, by and between the Registrant and Charles D. Gamble (incorporated by reference to Exhibit 10.41 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on July 14, 2011)

10.42		Executive Retention Agreement, dated July 8, 2011, by and between the Registrant and Scott E. Snyder (incorporated by reference to Exhibit 10.42 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-166123) filed by the registrant on July 14, 2011)

21.1	*	Subsidiaries of the Registrant

23.1	*	Consent of BDO USA, LLP

23.2	*	Consent of BDO USA, LLP

23.3	*	Consent of BDO USA, LLP

23.4	*	Consent of Grant Thornton LLP

23.5	**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.6	*	Consent of Shasta Partners, LLC

24.1	*	Powers of Attorney (included on signature page)

101.INS	*	XBRL Instance Document

101.SCH	*†	XBRL Taxonomy Extension Schema Document

101.CAL	*†	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*†	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*†	XBRL Taxonomy Extension Presentation Linkbase Document

*
Filed herewith.

**
To be filed by amendment.

+
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

†
XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these sections.